EXHIBIT 2.1

ARRANGEMENT AGREEMENT

Dated as of January 19, 2011

BY AND AMONG

MAGNUM HUNTER RESOURCES CORPORATION,

MHR EXCHANGECO CORPORATION

AND

NULOCH RESOURCES INC.

		Page

9.8	Assignment	82
9.9	Submission to Jurisdiction	82
9.10	Enforcement	83
9.11	WAIVER OF JURY TRIAL	83

EXHIBITS

Exhibit A -      Form of Support Agreement

Exhibit B -       Form of Plan of Arrangement

Exhibit C -       Form of Exchangeable Share Support Agreement

Exhibit D -       Form of Exchangeable Share Voting and Exchange Trust Agreement

Exhibit E -        Form of Company U.S. Oil and Gas Interest Schedule

THIS ARRANGEMENT AGREEMENT dated as of January 19, 2011 (this “Agreement”) by and among Magnum Hunter Resources Corporation, a corporation existing under the laws of Delaware (“Acquiror”), MHR ExchangeCo Corporation, a corporation existing under the laws of the Province of Alberta and an indirect wholly owned subsidiary of Acquiror (“ExchangeCo”), and NuLoch Resources Inc., a company existing under the laws of the Province of Alberta (the “Company” and together with Acquiror and ExchangeCo, the “Parties”).

W I T N E S S E T H:

WHEREAS, each of the respective Boards of Directors of Acquiror and the Company has approved, and deemed it advisable and in the best interests of its shareholders to implement the acquisition by Acquiror through ExchangeCo of all of the issued and outstanding Company Shares, upon the terms and subject to the conditions set forth herein;

WHEREAS, the Parties intend to carry out the transactions contemplated herein by way of a plan of arrangement under the provisions of the ABCA;

WHEREAS, as an inducement and condition to Acquiror entering into this Agreement, certain shareholders of the Company are entering into support agreements with Acquiror, substantially in the form attached hereto as Exhibit A (the “Support Agreements”), simultaneously with the execution of this Agreement, whereby, among other things, such shareholders have agreed, upon the terms and subject to the conditions set forth therein, (i) to vote all voting securities of the Company beneficially owned by them in favor of the approval and adoption of this Agreement and the Arrangement and the transactions contemplated by this Agreement and (ii) to support actions necessary to consummate the Arrangement;

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Arrangement and also to prescribe certain conditions precedent; and

WHEREAS, the Parties have entered into this Agreement to provide for the matters referred to in the foregoing recitals and for other matters relating to such Arrangement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Parties hereto, the Parties hereto hereby covenant and agree as follows:

ARTICLE 1

DEFINITIONS

1.1  Certain Defined Terms.  As used in this Agreement, the following terms have the following meanings:

“ABCA” means the Business Corporations Act (Alberta), as amended, and the rules, regulations and policies made thereunder.

“Acquiror” shall have the meaning set forth in the Preamble.

“Acquiror Balance Sheets” shall mean the consolidated balance sheet of Acquiror and its Subsidiaries included in its Form 10-Q Quarterly Report for the fiscal quarter ended September 30, 2010, and each consolidated balance sheet of Acquiror and its Subsidiaries filed subsequent thereto under applicable U.S. Securities Laws.

“Acquiror Board” shall mean the board of directors of the Acquiror.

 “Acquiror Capitalization Date” shall have the meaning set forth in Section 3.2(a).

“Acquiror Common Stock” means common stock, par value U.S. $0.01 per share, of Acquiror.

“Acquiror Credit Facility” means the Amended and Restated Credit Agreement dated February 12, 2010, as amended and as may be further amended from time to time (and related documents), among Acquiror, the guarantors party thereto, the lenders party thereto, Bank of Montreal, as Administrative Agent, and Capital One, N.A., as Syndication Agent.

“Acquiror Disclosure Schedule” shall have the meaning set forth in Article 4.

“Acquiror Environmental Permits” shall have the meaning set forth in Section 4.12.

“Acquiror Financial Statements” means the unaudited interim consolidated financial statements and related notes of Acquiror for the period ended September 30, 2010 filed with the SEC.

“Acquiror Material Adverse Effect” means any change, event, violation, development, circumstance, effect or other matters that, individually or in the aggregate, have, or could reasonably be expected to have, a material adverse effect on (a) the business, condition (financial or otherwise), capitalization, assets, liabilities, operations or financial performance of Acquiror and its Subsidiaries, taken as a whole, excluding any such change, event, violation, development, circumstance, effect or other matter resulting from or arising out of (i) any adverse effect (including any loss of or adverse change in the relationship of Acquiror and its Subsidiaries with their respective employees, customers, distributors, licensors, partners, suppliers or similar relationship) arising out of or related to the announcement, pendency or consummation of the Arrangement, (ii) changes in the financial or securities markets or general economic or political conditions in the world (so long as Acquiror and its Subsidiaries are not materially and disproportionately affected thereby), (iii) general conditions in the industry in which Acquiror and its Subsidiaries operate (so long as Acquiror and its Subsidiaries are not materially and disproportionately affected thereby), (iv) any changes (after the date hereof) in GAAP or any Laws, (v) the commencement, occurrence or continuation of any war, armed hostility or act of terrorism, (vi) any failure of Acquiror to take any action as a result of restrictions or other prohibitions pursuant to this Agreement, (vii) any failure of Acquiror to meet internal or analysts’ expectations or projections (provided that the underlying cause of any such failure may be considered in determining whether there has been an Acquiror Material Adverse Effect), (viii) any changes in the price of oil or natural gas, (ix) any Proceeding made or brought by any third party other than a Governmental Entity arising out of or related to this Agreement or any of the transactions contemplated hereby, (x) the taking of any action, or failure to take action, to which the Company has consented or approved in writing, (xi) the closing of the NGAS Transaction, or any delay or adverse development in, failure to close, renegotiations relating to, litigation arising from or other unfavorable development in any manner relating to the NGAS Transaction, or (xii) the business, condition (financial or otherwise), capitalization, assets, liabilities, operations or financial performance of NGAS Resources, Inc. and its subsidiaries or affiliates, or (b) the ability of Acquiror to consummate the Arrangement or any of the other transactions contemplated by this Agreement.

“Acquiror Meeting” means the special meeting of Acquiror Stockholders to be held for purposes of seeking the Acquiror Stockholder Approval and any related matters, and any adjournment or postponement thereof.

“Acquiror Mineral Leases” means the Mineral Leases of Acquiror or any Subsidiary of Acquiror.

“Acquiror Options” shall have the meaning set forth in Section 4.2(a).

“Acquiror Permits” shall have the meaning set forth in Section 4.5(b).

“Acquiror Permitted Liens” means (A) statutory Liens securing payments not yet due or payments which are being properly contested by Acquiror or one of its Subsidiaries in good faith and by proper legal Proceedings and for which adequate reserves related thereto are maintained on the Acquiror Financial Statements, (B) such imperfections, defects or irregularities of title, and easements as do not affect the use of the properties or assets subject thereto or affected thereby or otherwise impair business operations at such properties, and (C) Liens expressly referred to in the Acquiror Financial Statements (except such Liens which have been satisfied or otherwise discharged in the ordinary course of business since the date of the Acquiror Financial Statements).

“Acquiror Preferred Stock” shall have the meaning set forth in Section 4.2(a).

“Acquiror Properties” means the properties and assets owned by Acquiror or one of its Subsidiaries.

“Acquiror Reserve Reports” means (A) the reserve reports evaluating certain proved reserves of Acquiror and its Subsidiaries dated (i) March 9, 2010 with an effective date of December 31, 2009 and prepared by Cawley, Gillespie & Associates, Inc., (ii) March 5, 2010 with an effective date of December 31, 2009 and prepared by Cawley, Gillespie & Associates, Inc., (iii) March 2, 2010 with an effective date of December 31, 2009 and prepared by Cawley, Gillespie & Associates, Inc., and (iv) March 28, 2010 with an effective date of December 31, 2009 and prepared by DeGolyer and MacNaughton, and (B) the Updated Acquiror Reserve Report, each as provided to the Company by Acquiror.

“Acquiror SEC Documents” shall have the meaning set forth in Section 4.4.

“Acquiror Stockholder Approval” means the approval of the issuance of the shares of Acquiror Common Stock as contemplated by this Agreement by at least a majority of the holders of record of shares of Acquiror Common Stock voting thereon, provided that the total number of votes cast on such proposal represents a majority of the shares of Acquiror Common Stock entitled to vote on such proposal, in accordance with the rules of the Exchange.

“Acquiror Stockholders” means the holders of Acquiror Common Stock from time to time.

“Acquiror Warrants” shall have the meaning set forth in Section 4.2(a).

“Acquirors” means Acquiror and ExchangeCo.

 “Acquirors Information” means the information to be included in the Company’s Proxy Circular describing Acquirors and their business, operations and affairs.

 “Acquisition Proposal” shall have the meaning set forth in Section 6.9(i).

“Agreement” shall have the meaning set forth in the Preamble.

“AJM Reserve Reports” means the U.S. and Canadian reserve report evaluating certain proved and probable reserves of the Company and its Subsidiaries dated November 26, 2010 with an effective date of September 30, 2010 prepared by AJM Petroleum Consultants, and the Updated Company Reserve Report, each as provided to Acquiror by the Company.

“Applicable Canadian Securities Laws,” in the context that refers to one or more Persons, means, collectively, and as the context may require, the securities legislation of each of the provinces and territories of Canada including the rules, regulations and policies of any applicable stock exchange, and the rules, regulations and policies published and/or promulgated thereunder, as such may be amended from time to time prior to the Effective Date that apply to such Person or Persons or its or their business, undertaking, property or securities and emanate from a Person having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities.

“Applicable Laws,” in the context that refers to one or more Persons, means the Laws that apply to and are binding on such Person or Persons or its or their business, undertaking, property or securities and emanate from a Person having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities.

“Arrangement” means the arrangement under the provisions of section 193 of the ABCA on the terms and conditions set forth in the Plan of Arrangement, subject to any amendment or supplement thereto made in accordance therewith or in accordance with Section 2.1 of this Agreement or made at the direction of the Court in the Final Order.

“Arrangement Resolution” means the special resolution in respect of the Arrangement to be considered at the Company Meeting.

“Articles of Arrangement” means the articles of arrangement in respect of the Arrangement required by the ABCA to be filed by the Registrar after the Final Order is made.

“Audit” means any audit, assessment, or other examination relating to Taxes by any Tax Authority or any judicial or administrative proceedings relating to Taxes.

“Business Day” means any day other than a day on which banks in the Province of Alberta or the State of Texas are required or authorized by Applicable Law to be closed.

“Canadian GAAP” means Canadian generally accepted accounting principles (and for greater certainty shall include International Financial Reporting Standards from and after January 1, 2011).

“Canadian Securities Regulators” means the securities commission or similar regulatory authority in each province or territory in Canada in which the Company is a reporting issuer or has similar status.

“Change in Company Board Recommendation” shall have the meaning set forth in Section 6.1(k).

“Closing” shall have the meaning set forth in Section 2.4.

“Closing Date” shall have the meaning set forth in Section 2.4.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company” shall have the meaning set forth in the Preamble.

“Company Acquisition Schedules” means (i) exhibits C-1 and C-2 to that certain Participation Agreement, dated January 12, 2010, between Samson Resources Company and NuLoch America Corp., (ii) exhibits C-1, C-2, C-3 and C-4 to that certain Participation Agreement, dated October 19, 2009, between Samson Resources Company, NuLoch Resources Inc. and NuLoch America Corp., (iii) Schedule G to the Company Disclosure Schedule, and (iv) the Updated Company U.S. Oil and Gas Interest Schedule as approved by Acquiror in accordance with Section 6.19.

“Company Balance Sheets” means the consolidated balance sheet of the Company and its Subsidiaries included in its 2010 Q3 Interim Report for the fiscal quarter ended September 30, 2010, and each consolidated balance sheet of the Company and its Subsidiaries filed subsequent thereto under Applicable Canadian Securities Laws.

“Company Benefit Plan” shall have the meaning set forth in Section 3.11(a).

“Company Board” shall mean the board of directors of the Company.

“Company Board Recommendation” shall have the meaning set forth in Section 3.14.

“Company Broker Warrants” shall have the meaning set forth in Section 3.2(a).

“Company Canadian Properties” means the properties and assets owned by the Company or one of its Subsidiaries, which are located in Canada.

“Company Class B Common Stock” shall have the meaning set forth in Section 3.2(a).

“Company Credit Agreement” shall mean that certain letter agreement, dated June 25, 2010, with respect to a demand revolving operating credit facility, by and among the Company, as borrower, Bank of Montreal, as lender, and any and all subsidiaries of the Company, as guarantors.

“Company Disclosure Schedule” shall have the meaning set forth in Article 3.

“Company Drilling Commitments” shall have the meaning set forth in Section 3.23.

“Company Environmental Permits” shall have the meaning set forth in Section 3.17(a).

“Company Financial Advisor” shall have the meaning set forth in Section 3.36.

“Company Financial Statements” means the unaudited interim consolidated financial statements and related notes of the Company for the period ended September 30, 2010 filed with the various provincial securities commissions or similar authorities in Canada.

“Company Governing Documents” means the certificates, articles and bylaws of the Company.

“Company Information” means the information to be included in Acquiror’s Proxy Circular describing the Company and its business, operations and affairs.

“Company Material Adverse Effect” means any change, event, violation, development, circumstance, effect or other matters that, individually or in the aggregate, have, or could reasonably be expected to have, a material adverse effect on (a) the business, condition (financial or otherwise), capitalization, assets, liabilities, operations or financial performance of the Company and its Subsidiaries, taken as a whole, excluding any such change, event, violation, development, circumstance, effect or other matter resulting from or arising out of (i) any adverse effect (including any loss of or adverse change in the relationship of the Company and its Subsidiaries with their respective employees, customers, distributors, licensors, partners, suppliers or similar relationship) arising out of or related to the announcement, pendency or consummation of the Arrangement, (ii) changes in the financial or securities markets or general economic or political conditions in the world (so long as the Company and its Subsidiaries are not materially and disproportionately affected thereby), (iii) general conditions in the industry in which the Company and its Subsidiaries operate (so long as the Company and its Subsidiaries are not materially and disproportionately affected thereby), (iv) any changes (after the date hereof) in Canadian GAAP or any Laws, (v) the commencement, occurrence or continuation of any war, armed hostility or act of terrorism, (vi) any failure of the Company and its Subsidiaries to take any action as a result of restrictions or other prohibitions pursuant to this Agreement, (vii) any failure of the Company to meet internal or analysts’ expectations or projections (provided that the underlying cause of any such failure may be considered in determining whether there has been a Company Material Adverse Effect), (viii)  any change in the price of oil or natural gas, (ix) any Proceeding made or brought by a Company Securityholder (including on such holder’s own behalf or on behalf of the Company) arising out of or related to this Agreement or any of the transactions contemplated hereby, or (x) the taking of any action, or failure to take action, to which Acquiror has consented or approved in writing, (b) the ability of the Company or its Subsidiaries to consummate the Arrangement or any of the other transactions contemplated by this Agreement, or (c) Acquiror’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the capital stock of the Company following the Effective Time.

“Company Meeting” means the special meeting of Company Securityholders to be held to consider the Arrangement Resolution and any related matters, and any adjournment or postponement thereof.

“Company Optionholders” means the registered holders of Company Options from time to time.

“Company Options” shall have the meaning set forth in Section 3.2(a).

“Company Permits” shall have the meaning set forth in Section 3.7(b).

“Company Permitted Liens” means (A) statutory Liens securing payments not yet due or payments which are being properly contested by the Company or one of its Subsidiaries in good faith and by proper legal Proceedings and for which adequate reserves related thereto are maintained on the Company Financial Statements, (B) such imperfections, defects or irregularities of title, and easements as do not affect the use of the properties or assets subject thereto or affected thereby or otherwise impair business operations at such properties, and (C) Liens expressly referred to in the Company Financial Statements (except such Liens which have been satisfied or otherwise discharged in the ordinary course of business since the date of the Company Financial Statements).

“Company Preferred Stock” shall have the meaning set forth in Section 3.2(a).

“Company Regulatory Agreement” shall have the meaning set forth in Section 3.4(b).

“Company Securities Documents” shall have the meaning set forth in Section 3.4(c).

“Company Securityholders” means, collectively, the Company Shareholders and the Company Optionholders.

“Company Shares” means all of the Class A shares of the Company, as constituted on the date hereof.

“Company Shareholders” means the registered holders of Company Shares from time to time.

“Company U.S. Mineral Leases” means the Mineral Leases of the Company or any Subsidiary of the Company related to properties located in the United States.

“Company U.S. Properties” means the properties and assets owned by the Company or one of its Subsidiaries, which are located in the United States.

“Confidentiality Agreement” shall have the meaning set forth in Section 6.7(b).

“Continuing Employees” shall have the meaning set forth in Section 6.13(a).

“Contract” means a note, bond, mortgage, indenture, deed of trust, license, lease, franchise, Permit, agreement, arrangement, commitment, understanding, bylaw, contract or other instrument or obligation.

“Court” means the Court of Queen’s Bench of Alberta.

“Damages Fee” shall have the meaning set forth in Section 8.2(b).

“Derivative Agreement” shall have the meaning set forth in Section 5.1(a).

“Disclosed Personal Information” shall have the meaning set forth in Section 2.7(b).

“Effective Date” means the date set by Acquiror and the Company as being the effective date in respect of the Arrangement, which shall be the Closing Date, which date shall occur after the date on which the Articles of Arrangement have been filed with the Registrar.

“Effective Time” means the time on the Effective Date at which the Articles of Arrangement are filed with the Registrar.

“Environmental Claim” shall have the meaning set forth in Section 3.17(a).

“Environmental Laws” shall have the meaning set forth in Section 3.17(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange” means the New York Stock Exchange or any other national exchange on which the Acquiror Common Stock is listed.

“Exchange Act” shall have the meaning set forth in Section 4.3(c).

“Exchangeable Share Support Agreement” means the Support Agreement to be entered into on the Closing Date by and among Acquiror, MHR CallCo Corporation and ExchangeCo substantially in the form of Exhibit C hereto.

“Exchangeable Shares” means the exchangeable shares of ExchangeCo, which shares shall have the attributes substantially as set forth in Schedule A to the Plan of Arrangement.

“ExchangeCo” shall have the meaning set forth in the Preamble.

“Expenses” means all out-of-pocket fees, costs and expenses (including, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby (including the Arrangement), including the preparation, printing, filing and mailing, as the case may be, of any proxy statements or circulars, and the solicitation of the Required Company Vote and the Acquiror Stockholder Approval and all other matters related to the transactions contemplated hereby.

“Final Order” means the order of the Court approving the Arrangement pursuant to subsection 193(9)(a) of the ABCA, as such order may be affirmed, amended or modified by any court of competent jurisdiction.

“Flow-through Expenditures” means expenses which, at the date they are incurred, are Canadian exploration expenses described in paragraph (a) or (d) of the definition of “Canadian exploration expense” in subsection 66.1(6) of the Tax Act or that would be described in paragraph (h) of such definition if the reference therein to “paragraphs (a) to (d) and (f) to (g.1)” were a reference to “paragraphs (a) and (d)”, excluding amounts which are prescribed to constitute “Canadian exploration and development overhead expense” under the Tax Act, the amount of any assistance described in paragraph 66(12.6)(a) of the Tax Act and any expense described in paragraph 66(12.6)(b.1) of the Tax Act.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Entity” shall have the meaning set forth in Section 3.3(c).

“Hydrocarbon” means any oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbon.

“Indemnified Party” shall have the meaning set forth in Section 6.11(a).

“Injunction” shall have the meaning set forth in Section 7.1(g).

“Insurance Amount” shall have the meaning set forth in Section 6.11(c).

“Intellectual Property” means all Canadian, U.S. and foreign (a) patents, and patentable inventions; (b) copyrights; (c) trademarks, service marks, trade names, trade dress and the goodwill of the business associated therewith; (d) trade secrets, proprietary know-how and confidential information; and (e) applications and registrations for any of the foregoing, and rights to obtain renewals, extensions, continuations, continuations-in-part, divisions or similar proceedings.

“Interim Order” means the interim order of the Court under subsection 193(4) of the ABCA containing declarations and directions with respect to the Arrangement, as such order may be affirmed, amended or modified by any court of competent jurisdiction.

“Intervening Event” shall have the meaning set forth in Section 6.9(f).

“Knowledge” means, with respect to a Party, the (i) actual knowledge of the Party’s chief executive officer, president or chief financial officer and (ii) the knowledge a prudent individual in such a position could be expected to discover or otherwise become aware of in the course of conducting a reasonably comprehensive investigation regarding the accuracy of the Party’s representations and warranties or would otherwise become aware in the ordinary course of his or her duties.

“Laws” means all laws, statutes, regulations, by-laws, statutory rules, Orders, ordinances, protocols, codes, guidelines, notices, directions (including all Applicable Canadian Securities Laws and U.S. Securities Laws), and terms and conditions of any grant of approval, permission, authority or license of any court, Governmental Entity, statutory body or self-regulatory authority (including the TSXV and the Exchange, as applicable).

“Lease Burdens” means the royalties, overriding royalties, production payments, net profit interests, and all similar interests burdening the Mineral Leases or production therefrom, that are legally binding and enforceable at law or in equity.

“Lien” means any mortgage, pledge, security interest, deed of trust, encumbrance, covenant, condition, restriction, option, lien or charge of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement, any lease in the nature thereof or the filing of or agreement to give any financing statement under the Uniform Commercial Code or any comparable statute of any other applicable jurisdiction, including, but not limited to, the Personal Property Security Act (Alberta).

“Matching Agreement” shall have the meaning set forth in Section 6.9(g).

“Material Contract” shall have the meaning set forth in Section 3.10(a).

“Mineral Leases” means all oil and gas leases including any leaseholds, record title and operating rights, royalty interests or overriding royalty interests owned by a Party or any Subsidiary of a Party in such leases and all farmout, participation, and other joint venture agreements providing for the assignment of Oil and Gas Interests to such Party or any Subsidiary of the Party by a counterparty to such an agreement.

“Modified Superior Proposal” shall have the meaning set forth in Section 6.9(g).

“Net Revenue Interest” means the decimal ownership of the lessee, farmee or other assignee in production from a Mineral Lease or Well, after deducting all applicable Lease Burdens.

“NGAS Transaction” means Acquiror’s pending acquisition of NGAS Resources, Inc. pursuant to the Arrangement Agreement dated December 23, 2010 and related documents.

“NI 51-102” shall have the meaning set forth in Section 3.4(c).

“NI 52-109” shall have the meaning set forth in Section 3.4(c).

“Notice of Superior Proposal” shall have the meaning set forth in Section 6.9(g).

“Oil and Gas Interest(s)” means: (a) direct and indirect interests in and rights with respect to oil, gas, mineral and related properties, Wells and assets of any kind and nature, direct or indirect, including working, leasehold, royalty and overriding royalty interests, production payments, operating rights, net profits interests, other non-working interests and non-operating interests; (b) interests in and rights with respect to Hydrocarbons and other minerals or revenues therefrom and Contracts in connection therewith and claims and rights thereto (including oil and gas leases, operating agreements, unitization and pooling agreements and Orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing Contracts and, in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations and concessions; (c) easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and (d) interests in equipment and machinery (including well equipment and machinery), oil and gas production, gathering, transmission, compression, treating, processing and storage facilities (including tanks, tank batteries, pipelines and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing.

“Order” means any judgment, order, stipulation, arbitration, decision, award, injunction, decree or regulatory restriction of any court or Governmental Entity, federal, foreign, provincial, state or local.

“Ownership Interests” means the ownership interests of the Company and its Subsidiaries in their proved and probable reserves.

“Parties” shall have the meaning set forth in the Preamble.

“Permit” means any and all permits, licenses, authorizations, certificates, franchises, registrations or other approvals granted by any Governmental Entity.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Entity.

“Plan of Arrangement” means the plan of arrangement under the ABCA substantially in the form and content of Exhibit B attached hereto pursuant to which Acquiror will, directly or indirectly, acquire all of the issued and outstanding Company Shares on the terms and conditions described herein, as such plan of arrangement may be amended or supplemented from time to time in accordance with the terms hereof and thereof.

“Proceeding” means any suit, claim, litigation, arbitration, action, proceeding (including any civil, criminal, governmental, enforcement, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

“Proxy Circular” means the information circular and proxy statement to be prepared and sent to (i) the Company Securityholders as is required pursuant to the Interim Order and Applicable Laws in connection with the Company Meeting or (ii) the Acquiror Stockholders as is required pursuant to Applicable Laws and Exchange rules and regulations in connection with the Acquiror Meeting, as the context requires.

“Registrar” means the registrar appointed pursuant to section 263 of the ABCA.

“Required Company Vote” shall have the meaning set forth in Section 2.2(d).

“Requisite Regulatory Approvals” shall have the meaning set forth in Section 7.1(f).

“S-3 Registration Statement” shall have the meaning set forth in Section 6.8(a).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” shall have the meaning set forth in Section 3.2(d).

“SOX” means the Sarbanes-Oxley Act of 2002, and the regulations promulgated thereunder.

“Subsequent Comment Letters” shall have the meaning set forth in Section 4.5(d).

“Subsidiary,” when used with respect to any Party, means any corporation or other organization, whether incorporated or unincorporated, (x) of which such Party or any direct or indirect Subsidiary of such Party is a general partner, (y) at least a majority of the securities or other interests of which, that have by their terms power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or (z) over which such Party exercises control, is directly or indirectly owned or controlled by such Party or by any one or more of its direct or indirect Subsidiaries, or by such Party and one or more of its direct or indirect Subsidiaries.

“Superior Proposal” shall have the meaning set forth in Section 6.9(j).

“Support Agreements” shall have the meaning set forth in the recitals.

“Takeover Statute” means the restrictions on “business combinations” contained in the ABCA (if any) or any other “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder,” “affiliate transaction” or other antitakeover Laws under Applicable Law.

“Tax” (including, with correlative meaning, the term “Taxes”) means (i) all Canadian and U.S. federal, state, provincial, local, territorial and foreign income, profits, franchise, capital, gross receipts, payroll, sales, employment, use, value added, transfer, fuel, property, production, withholding, environmental, excise, occupancy, business and other taxes, duties or assessments of any nature whatsoever, including any applicable Canadian pension plan and provincial pension plan contributions, unemployment insurance premiums and workers’ compensation premiums, together with any installments with respect thereto and all interest, penalties and additions imposed with respect to such amounts, (ii) liability for the payment of any amounts of the type described in clause (i) as a result of being or having been a member of an affiliated, consolidated, combined or unitary group, and (iii) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (i) or (ii) and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto, imposed by any Tax Authority.

“Tax Act” means the Income Tax Act (Canada) R.S.C. 1985 c.1 (5th Supp.), as amended, and the regulations thereto.

“Tax Authority” (including, with correlative meaning, the term “Taxing Authorities”) means the Canada Revenue Agency, the United States Internal Revenue Service and any other domestic or foreign Governmental Entity responsible for the administration of any Taxes.

“Tax Return” means any return, report, notice, filing, form, or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, election form, claim for refund, amended return or declaration of estimated Tax prepared, filed or required to be made, prepared or filed by Applicable Laws.

“Third Party” means any Person or group other than the Company, Acquiror, ExchangeCo or any respective affiliate thereof.

“Third Party Beneficiaries” shall have the meaning set forth in Section 6.11(b).

“Transaction Consideration” means either (i) .3304 shares of Acquiror Common Stock per Company Share or (ii) .3304 Exchangeable Shares per Company Share, in each case subject to adjustment and the terms and conditions as provided in the Plan of Arrangement.

“Treasury Regulations” means the regulations promulgated by the United States Treasury Department under Title 26 of the United States Code of Federal Regulations.

“TSXV” means the TSX Venture Exchange.

“Updated Acquiror Reserve Report” shall have the meaning set forth in Section 6.20.

“Updated Company Reserve Report” shall have the meaning set forth in Section 6.18.

“Updated Company U.S. Oil and Gas Interest Schedule” shall have the meaning set forth in Section 6.19.

“U.S. Securities Laws” means the federal and state securities legislation of the United States and all rules, regulations and Orders promulgated thereunder, as amended from time to time.

“Violation” shall have the meaning set forth in Section 3.3(b).

“Voting and Exchange Trust Agreement” means the Voting and Exchange Trust Agreement to be entered into on the Closing Date by and among Acquiror, ExchangeCo and a trust company mutually acceptable to both Acquiror and the Company, acting reasonably, substantially in the form of Exhibit D hereto.

“Voting Debt” means bonds, debentures, notes or other indebtedness or debt securities of the Company or Acquiror, as applicable, that have the right to vote (or that are convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company or Acquiror, as applicable, may vote.

“Wells” means all of the oil, gas, disposal and injector wells in which a Party or any of its Subsidiaries has a Working Interest, royalty interest, overriding royalty interest or any other interest entitling the Party or any of its Subsidiaries to a share of production from such wells.

“Working Interest” means that interest that bears a share of all costs and expenses proportionate to the interest owned, associated with the exploration, development and operation of a Mineral Lease and the Wells associated therewith, that the lessee, farmee or assignee under a Mineral Lease is required to bear and pay by reason thereof, expressed as a decimal.

ARTICLE 2

THE ARRANGEMENT

2.1   Plan of Arrangement.

(a)   The Parties agree to carry out the Arrangement in accordance with the Plan of Arrangement, substantially in the form and content of Exhibit B attached hereto, pursuant to which (among other things) Acquiror through ExchangeCo will acquire all of the Company Shares and the Company Shareholders shall receive, for each Company Share held, the Transaction Consideration.  The Parties hereby covenant and agree, if and as required, to amend the Plan of Arrangement, as may be necessary or desirable in order to implement the transactions contemplated in this Agreement in accordance with the terms set forth in this Agreement.

(b)   As soon as is reasonably practicable after the date of execution of this Agreement, the Company will file, proceed with and diligently prosecute, and Acquiror shall assist with, an application for an Interim Order on terms and conditions acceptable to Acquiror, acting reasonably, providing for, among other things, the calling and holding of the Company Meeting for the purpose of considering and approving the Arrangement Resolution at the Company Meeting.  The Company shall provide Acquiror with reasonable opportunity to review and comment upon drafts of all material to be filed by the Company with the Court, the Registrar, or any securities regulatory authority in connection with the Arrangement (including the Company’s Proxy Circular) prior to the service (if applicable) and/or filing of that material and give reasonable consideration to such comments.  The Company shall name Acquiror as a respondent to the application and the motion for the Interim Order and shall also provide to Acquiror on a timely basis copies of any court documents served on the Company or its counsel in respect of the application for the Final Order or any appeal therefrom and of any notice, whether written or oral, received by the Company indicating any intention to appeal the Final Order.

(c)   Subject to obtaining the approvals as contemplated by the Interim Order and as may be directed by the Court in the Interim Order, the Company shall, with the cooperation and assistance of Acquiror and subject to the terms of this Agreement, take all steps necessary or desirable to submit the Arrangement to the Court and to apply for the Final Order.

(d)   Upon issuance of the Final Order and subject to the conditions precedent in Article 7, each of the Parties shall (and shall cause their respective Subsidiaries to) execute and deliver such closing documents and instruments and forthwith proceed on the Effective Date to file the Final Order and such other documents as may be required to give effect to the Arrangement with the Registrar pursuant to subsection 193(10) of the ABCA, whereupon the transactions comprising the Arrangement shall occur and shall be deemed to have occurred in the order set out therein without any further act or formality.

2.2   Interim Order and Company Meeting.  The originating application and related materials for the application referred to in this section shall be in a form satisfactory to Acquiror, acting reasonably.  The application to the Court for the Interim Order, shall request that the Interim Order provide, among other things:

(a)   for the Persons to whom notice is to be provided in respect of the Arrangement for the Company Meeting and for the manner in which such notice is to be provided;

(b)   that the only securities of the Company for which holders shall be entitled to vote on the Arrangement Resolution at the Company Meeting shall be the Company Shares and the Company Options;

(c)   that the Company Shareholders and Company Optionholders shall be entitled to vote on the Arrangement Resolution with each Company Shareholder being entitled to one vote for each Company Share held by such holder and each Company Optionholder being entitled to one vote for each Company Option held by such holder;

(d)   that the requisite approval of the Company Securityholders for the Arrangement Resolution shall be (i) at least two-thirds of the votes cast thereon by the Company Shareholders and Company Optionholders voting together as a single class present in person or represented by proxy at the Company Meeting; and (ii) if required, a simple majority of the votes cast thereon by the Company Shareholders present in person or by proxy at the Company Meeting excluding Company Shares required to be excluded by Multilateral Instrument 61-101 Protection of Minority Security Holders in Special Transactions (the “Required Company Vote”);

(e)   for the grant of dissent rights to Company Shareholders and Company Optionholders; and

(f)   for the notice requirements with respect to the application to the Court for the Final Order.

2.3   Effective Date.  The Arrangement shall become effective at the Effective Time on the Effective Date. The Parties shall use their reasonable commercial efforts to cause the Effective Date to occur on or prior to May 31, 2011 or as soon thereafter as reasonably practicable.

2.4   Closing.  Unless this Agreement is terminated pursuant to the provisions hereof, closing of the transactions contemplated by this Agreement (the “Closing”) shall occur at the offices of Borden Ladner Gervais LLP, 1900, 520 – 3rd Avenue SW, Calgary, Alberta T2P 0R3 at 9:00 a.m. (Calgary, Alberta time), as soon as practicable, and in any event not later than the third Business Day following the date on which the conditions to the Closing set forth in Article 7 (excluding conditions that, by their terms, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) have been satisfied or waived or at such other place, time and date as the Parties may agree in writing (the “Closing Date”).  Each of the Parties shall deliver to the other Party:

(a)   the documents required or contemplated to be delivered by it hereunder to complete the Arrangement and the other transactions contemplated hereby, provided that each such document required to be dated the Effective Date shall be dated as of, or become effective on, the Effective Date and shall be held in escrow to be released upon the Arrangement becoming effective; and

(b)   written confirmation as to the satisfaction or waiver of all of the conditions in its favor contained in this Agreement.

2.5   Final Order.  Subject to the rights of termination contained in Article 8 hereof, upon the Company Securityholders approving the Arrangement in accordance with the Interim Order, the Parties obtaining the Final Order and the other conditions contained in Article 7 hereof being complied with or waived, the Company shall on the Closing Date file the Final Order with the Registrar together with such other documents as may be required in order to effect the Arrangement.

2.6   Management and Board of Directors.  Concurrently with the completion of the Arrangement (i) all of the directors of the Company at or prior to the Effective Time shall resign as directors of the Company effective as of the Effective Time and nominees of Acquiror, determined by Acquiror in its sole discretion, shall become the directors of the Company, and (ii) the officers of the Company prior to the Effective Time shall resign as officers of the Company effective as of the Effective Time and nominees of Acquiror, determined by Acquiror in its sole discretion, shall become the officers of the Company.

2.7   Privacy Issues.

(a)   For the purposes of this Section 2.7 only, the following definitions apply:

(i) “applicable law” means, in relation to any Person, transaction or event, all applicable provisions of laws, statutes, rules, regulations, official directives and orders of and the terms of all judgments, orders and decrees issued by any authorized authority by which such person is bound or having application to the transaction or any event in question, including applicable privacy laws;

(ii) “applicable privacy laws” means any and all applicable laws relating to privacy and the collection, use and disclosure of Personal Information in all applicable jurisdictions, including but not limited to the Personal Information Protection and Electronic Document Act (Canada) and any comparable provincial law including the Personal Information Protection Act (Alberta);

(iii) “authorized authority” means, in relation to any Person, transaction or event, any (A) federal, provincial, municipal or local governmental body (whether administrative, legislative, executive or otherwise), both domestic and foreign, (B) agency, authority, commission, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, (C) court, arbitrator, commission or body exercising judicial, quasi-judicial, administrative or similar functions, and (D) other body or entity created under the authority of or otherwise subject to the jurisdiction of any of the foregoing, including any stock or other securities exchange, in each case having jurisdiction over such person, transaction or event; and

(iv) “Personal Information” means information about an individual transferred by Acquirors to the Company or by the Company to Acquirors (or by representatives of any of the foregoing) in accordance with this Agreement or as a condition of the Arrangement.

(b)   Each of the Parties acknowledges that it is responsible for compliance at all times with applicable privacy laws which govern the collection, use and disclosure of Personal Information acquired by or disclosed to it pursuant to or in connection with this Agreement (the “Disclosed Personal Information”).

(c)   None of the Parties shall use the Disclosed Personal Information for any purposes other than those related to the performance of this Agreement and the completion of the Arrangement.

(d)   Each of the Parties acknowledges and confirms that the disclosure of Personal Information is necessary for the purposes of determining if the Parties will proceed with the Arrangement, and that the disclosure of Personal Information relates solely to the carrying on of the business and the completion of the Arrangement.

(e)   Each of the Parties acknowledges and confirms that it has and shall continue to employ appropriate technology and procedures in accordance with applicable law to prevent accidental loss or corruption of the Disclosed Personal Information, unauthorized input or access to the Disclosed Personal Information, or unauthorized or unlawful collection, storage, disclosure, recording, copying, alteration, removal, deletion, use or other processing of such Disclosed Personal Information.

(f)   Each of the Parties shall at all times keep strictly confidential all Disclosed Personal Information provided to it, and shall instruct those employees or advisors responsible for processing such Disclosed Personal Information to protect the confidentiality of such information in a manner consistent with the Parties’ obligations hereunder.  Each of the Parties shall ensure that access to the Disclosed Personal Information is restricted to its employees or advisors who have a bona fide need to access to such information in order to complete the Arrangement.

(g)   Each of the Parties shall promptly notify each other of all inquiries, complaints, requests for access, and claims of which it is made aware in connection with the Disclosed Personal Information.  the Parties shall fully co-operate with one another, with the other persons to whom the Personal Information relates, and any authorized authority charged with enforcement of applicable privacy laws, in responding to such inquiries, complaints, requests for access, and claims.

(h)   Upon the expiry or termination of this Agreement and prior thereto, upon the reasonable request of another party to this Agreement, each Party shall forthwith cease all use of the Personal Information acquired by it in connection with this Agreement and shall return to the applicable other Party and cause its advisors to return to the applicable Party or, at the applicable Party’s request, destroy in a secure manner, the Disclosed Personal Information (and any copies).

(i)   This Section 2.7 is not intended to confer upon any Person other than the Parties hereto any rights or remedies hereunder.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except with respect to any subsection of this Article 3, as disclosed in the identified subsection of the disclosure schedule delivered by the Company to Acquirors concurrently herewith (the “Company Disclosure Schedule”) (it being understood by the Parties that the information disclosed in one subsection of the Company Disclosure Schedule shall be deemed to be included in each other subsection of the Company Disclosure Schedule in which the relevance of such information thereto would be reasonably apparent on the face thereof), the Company hereby makes the representations and warranties set forth in this Article 3 to and in favor of Acquirors and acknowledges that Acquirors are relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

3.1   Organization, Standing and Power; Subsidiaries.

(a)   The Company is a corporation duly organized and validly existing under the laws of Alberta, Canada, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly registered, licensed or otherwise qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires it to be so registered, licensed or otherwise qualified, other than in such other jurisdictions where the failure to be so registered, licensed or otherwise qualified and to be in such standing would not, either individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  The Company Governing Documents, copies of which were previously provided to Acquirors by the Company, are true, complete and correct copies of such documents as in effect on the date of this Agreement.

(b)   Section 3.1(b) of the Company Disclosure Schedule sets forth a complete and correct list of each direct and indirect Subsidiary of the Company with its (i) place of organization, (ii) the type of entity, and (iii) the nature and percentage of outstanding interests held by the Company, or any Subsidiary of the Company, in such entity.  Each Subsidiary of the Company is a corporation, limited liability company or partnership duly organized, validly existing and (where applicable) in good standing under the laws of its jurisdiction of formation, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly registered, licensed or otherwise qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires it to be so registered, licensed or otherwise qualified, other than in such jurisdictions where the failure to be so registered, licensed or otherwise qualified would not, either individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

3.2   Capitalization.

(a)   The authorized capital stock of the Company consists of an unlimited number of Company Shares, an unlimited number of shares of Class B common stock, no par value (the “Company Class B Common Stock”), and an unlimited number of shares of Class C preferred stock, no par value (the “Company Preferred Stock”).  As of the date hereof, (i) 122,332,907 Company Shares were issued and outstanding, all of which are duly authorized, validly issued, fully-paid and non-assessable and free from preemptive rights, (ii) no Company Shares, shares of Company Class B Common Stock or shares of Company Preferred Stock were held in the treasury of the Company, (iii) no shares of Company Class B Common Stock were issued and outstanding, and (iv) no shares of Company Preferred Stock were issued and outstanding.  As of the date hereof, no Company Shares, shares of Company Class B Common Stock or shares of Company Preferred Stock are reserved for issuance, other than (1) 11,815,500 Company Shares reserved for issuance pursuant to options having the exercise prices and expiration dates set forth in Section 3.2(a) of the Company Disclosure Schedule and issued pursuant to the NuLoch Resources Inc. Directors’, Management, Employees’ and Consultants’ Stock Option Plan (the “Company Options”), and (2) 648,300 Company Shares reserved for issuance pursuant to broker warrants having the exercise prices and expiration dates set forth in Section 3.2(a) of the Company Disclosure Schedule (the “Company Broker Warrants”).

(b)   There is no Voting Debt of the Company outstanding.  Except as set forth above, no shares of capital stock or other voting securities of the Company are issued or outstanding.  Section 3.2(b) of the Company Disclosure Schedule sets forth a true, complete and correct list of all rights or obligations to purchase or redeem any Voting Debt, issued or unissued capital stock of the Company and its Subsidiaries, or obligating the Company or any of its Subsidiaries to issue, grant or sell any Voting Debt, shares of capital stock of, or other equity interests in, or securities convertible into or exchangeable for equity interests in, the Company or any of its Subsidiaries.  Other than the Company Options and Company Broker Warrants, no other options or warrants to purchase Company Shares or any other equity based awards are outstanding.

(c)   All Company Shares subject to issuance as described above shall, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid and nonassessable and free from preemptive rights.

(d)   Except as set forth on Section 3.2(b) of the Company Disclosure Schedule, there are no obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Voting Debt, Company Shares or any capital stock of any of the Subsidiaries of the Company or any securities representing the right to purchase or otherwise receive any Voting Debt, Company Shares or any capital stock of any of the Subsidiaries of the Company, make any investment (in the form of a loan, capital contribution or otherwise) in any of the Subsidiaries of the Company or any other Person, or pursuant to which the Company or any of its Subsidiaries is or could be required to file a prospectus regarding or register Company Shares, Voting Debt or other securities under Applicable Canadian Securities Laws or the Securities Act of 1933, as amended (the “Securities Act”).  There are no voting trusts, proxies or other agreements, commitments or understandings of any character to which the Company or any Company Subsidiary is a party or by which any of them is bound with respect to the holding, voting or disposition of any shares of capital stock of the Company or any of its Subsidiaries.

(e)   All of the outstanding shares of capital stock and voting securities of each Company Subsidiary are owned, directly or indirectly, by the Company and are duly authorized, validly issued, fully paid and nonassessable and free from preemptive rights, and those shares of capital stock and voting securities of each of the Subsidiaries of the Company owned by the Company, directly or indirectly, are free and clear of all Liens, other than Liens in favor of the lenders under the Company Credit Facility, and all other limitations or restrictions (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests).  Except as otherwise set forth in this Section 3.2 or in Section 3.2(a) and Section 3.2(b) of the Company Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any Company Subsidiary, or otherwise obligating the Company or any Company Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

(f)   Except as set forth in Section 3.2(f) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns, or has any contractual or other obligation to acquire, any equity securities or other securities of any Person (other than Company Subsidiaries) or any direct or indirect equity or ownership interest in any other business.

(g)   The Company has not adopted (or taken any affirmative steps towards adopting or preparing) a shareholder rights plan or similar arrangement relating to accumulations of beneficial ownership of common shares or a change in control of the Company.  No action is required to be taken by the Company or the Company Board in order to exempt this Agreement, the Arrangement and the transactions contemplated hereby and thereby from being a “takeover bid” under the applicable requirements of any Takeover Statutes and from any takeover related provisions set forth in the Company Governing Documents.

(h)   Neither the Company nor any of its Subsidiaries beneficially owns any shares of Acquiror Common Stock.

3.3   Authority.

(a)   The Company has all requisite corporate power and authority to enter into this Agreement and, subject in the case of the consummation of the Arrangement to the adoption of this Agreement by the Required Company Vote, approval of the Court and the delisting of the Company Shares from the TSXV, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, but not limited to, the Arrangement, have been duly authorized by all necessary corporate action on the part of the Company, subject in the case of the consummation of the Arrangement to the Required Company Vote, approval of the Court and the delisting of the Company Shares from the TSXV.  This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by Acquiror and ExchangeCo, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(b)   The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, (A) conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, consent, cancellation, modification or acceleration of any obligation or the loss of a material benefit under, or the creation of a Lien on any assets (any such conflict, violation, default, right of termination, consent, cancellation, modification or acceleration, loss or creation, a “Violation”) pursuant to any provision of the Company Governing Documents or any governing documents of any Subsidiary of the Company, or (B) subject to obtaining or making the consents, approvals, Orders, authorizations, registrations, declarations and filings referred to in Section 3.3(c) below, and except as set forth on Section 3.3(b) of the Company Disclosure Schedule result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, any Company Benefit Plan or other agreement, obligation, instrument, permit, judgment, or Law applicable to the Company or any Subsidiary of the Company or their respective properties or assets.

(c)   No consent, approval, Order or authorization of, or registration, declaration or filing with, any (i) Canadian, U.S., multinational, federal, provincial, state, regional, municipal, local or other government or any governmental or public department, court, tribunal, arbitral body, commission, board, bureau or agency; (ii) any subdivision, agent, commission, board or authority of any of the foregoing; or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or Taxing Authority under or for the account of any of the foregoing (each of the entities referenced in clauses (i), (ii) and (iii) above, a “Governmental Entity”), is required by or with respect to the Company or any Subsidiary of the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (A) the granting of the Interim Order and the Final Order by the Court, (B) the filing with the Canadian Securities Regulators of the Company’s Proxy Circular related to the Company Meeting to be prepared in accordance with Applicable Canadian Securities Laws, and (C) such filings with the TSXV as may be required.

3.4   Regulatory Matters; Reports.

(a)   The Company has filed all reports, schedules, forms, registrations, statements and certifications, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2008 with (i) the TSXV, and (ii) the Canadian Securities Regulators and paid all fees and assessments due and payable in connection therewith.  To the Knowledge of the Company, no Governmental Entity has initiated since December 31, 2008 or has pending any Proceeding into the business, disclosures or operations of Company or any of its Subsidiaries.  Since December 31, 2008, no Governmental Entity has resolved any Proceeding into the business, disclosures or operations of Company or any of its Subsidiaries.  To the Knowledge of the Company, there is no unresolved or threatened criticism, comment, exception or stop order by any Governmental Entity with respect to any report or statement relating to any examinations or inspections of Company or any of its Subsidiaries.  Since December 31, 2008, there have been no material formal or informal inquiries by, or disagreements or disputes with, any Governmental Entity with respect to the business, operations, policies or procedures of Company or any of its Subsidiaries.

(b)   Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other Order or formal or informal enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any directive by, or has been ordered to pay any civil money penalty by, or has adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Entity that currently restricts or affects in any material respect the conduct of its business (or that, upon consummation of the Arrangement and the other transactions contemplated by this Agreement, would restrict in any material respect the conduct of the business of Acquiror or any of its Subsidiaries), or that in any material manner relates to its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated companies or their Subsidiaries (each item in this sentence, a “Company Regulatory Agreement”), nor has the Company or any of its Subsidiaries been advised since December 31, 2008 by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Company Regulatory Agreement.

(c)   All information or documents sent by or on behalf of the Company to Company Shareholders or otherwise filed with Canadian Securities Regulators (together with the exhibits and other information incorporated therein, the “Company Securities Documents”) do not, as of their respective dates, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and no material change has occurred in relation to the Company which is not disclosed in the Company Securities Documents.  All Company Securities Documents complied as to form in all material respects with the rules and regulations of the Canadian Securities Regulators with respect thereto.  The Company has not filed any confidential material change reports which continue to be confidential.  The Company is in compliance with the filing and certification requirements of each of National Instrument 51-102 - Continuous Disclosure Obligations (“NI 51-102”) and National Instrument 52-109 - Certification of Disclosure in Issuers’ Annual and Interim Filings (“NI 52-109”) in all material respects.

(d)   The Company has provided to Acquiror copies of all comment letters received by the Company from the Canadian Securities Regulators or the TSXV since December 31, 2008 relating to the Company Securities Documents, together with all written responses of the Company thereto.  There are no outstanding or unresolved comments in any such comment letters received by the Company from the Canadian Securities Regulators or the TSXV.  To the Knowledge of the Company, none of the Company Securities Documents is the subject of any ongoing review by the Canadian Securities Regulators or the TSXV.

(e)   The Company has made available to AJM Petroleum Consultants, an independent petroleum engineering firm, prior to the issuance of the AJM Reserve Reports all information requested by AJM Petroleum Consultants material to an adequate determination of oil and gas reserves, none of which information contained a material misrepresentation (other than as may be affected by the disposition of petroleum and natural gas assets by the Company and its Subsidiaries in the ordinary course of their respective businesses) and the Company has no Knowledge of any material adverse change to the oil and gas reserves of the Company and its Subsidiaries since the effective dates of such reports, excluding the impact of changes in the price of oil or natural gas. To the Company’s Knowledge, the AJM Reserve Report dated November 26, 2010 was (and at the time of its issuance the Updated Company Reserve Report will be) accurate in all material respects as of the date of such report, and remains (or will remain, with respect to the Updated Company Reserve Report) accurate in all material respects (other than as may be affected by the disposition of petroleum and natural gas assets by the Company and its Subsidiaries in the ordinary course of their respective businesses), excluding the impact of changes in the price of oil or natural gas.

(f)   To the Company’s Knowledge, the Updated Company Reserve Report will not be materially adversely different from the AJM Reserve Report dated November 26, 2010.

3.5   Financial Statements.

(a)   Each of the consolidated financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company Securities Documents (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of the Company and its consolidated Subsidiaries in all material respects, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of the Company and its consolidated Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied as to form, as of their respective dates of filing with the Canadian Securities Regulators, in all material respects with applicable accounting requirements and with the published rules and regulations of the Canadian Securities Regulators with respect thereto, (iv) have been prepared in accordance with Canadian GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto, and (v) with respect to consolidated financial statements for periods ending December 31 only, have been audited by KPMG LLP.  The books and records of the Company and its Subsidiaries have been maintained in all material respects in accordance with Canadian GAAP through December 31, 2010, and have been, and are being, maintained in accordance with International Financial Reporting Standards since January 1, 2011, and any other applicable legal and accounting requirements.  KPMG LLP has not resigned or been dismissed as independent auditors of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)   The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Company Material Adverse Effect.  There is no reason to believe that the Company’s chief executive officer and chief financial officer would not be able to give the certifications required pursuant to NI 52-109 when next due.

(c)   Except as set forth in Section 3.5(c) of the Company Disclosure Schedule, since December 31, 2008, neither the principal executive officer nor the principal financial officer of the Company has become aware of any fact, circumstance or change that is reasonably likely to result in a “significant deficiency” or a “material weakness” in the Company’s internal controls over financial reporting.

(d)   Since December 31, 2008, (i) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer the Company.

3.6   Undisclosed Liabilities.  Neither the Company nor any of its Subsidiaries has any liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of the Company included in its 2010 Q3 Interim Report for the fiscal quarter ended September 30, 2010 (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2010, or (iii) liabilities in connection with this Agreement and the transactions contemplated hereby.  Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of the Subsidiaries of the Company, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any off-balance sheet arrangement).

3.7   Compliance with Applicable Law; Permits.

(a)   The Company and the Company Subsidiaries have complied in all material respects with all Applicable Laws, and are not in material default or violation of, and have not received any notices of any material violation with respect to, any Laws in connection with the conduct of their respective businesses or the ownership or operation of their respective businesses, assets and properties.

(b)   The Company and its Subsidiaries hold all Permits, exemptions, Orders and approvals of all Governmental Entities that (1) are necessary to own, lease, hold, use or operate their properties, rights and other assets and to carry on their businesses as they are now being conducted, and (2) are necessary for the lawful conduct of their respective businesses (collectively, the “Company Permits”), and the Company and its Subsidiaries are and have been in compliance with the terms of the Company Permits and all Applicable Laws and regulations and their own privacy policies, except where the failure so to hold or comply, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.  Such Company Permits are in full force and effect and there are no Proceedings pending or, to the Knowledge of the Company, threatened that seek the revocation, cancellation, suspension or adverse modification thereof.  The consummation of the Arrangement or any of the transactions contemplated herein would not cause any revocation, modification or cancellation of any such Company Permit.

3.8   Legal Proceedings.  There is no Proceeding in existence or pending or, to the Knowledge of the Company, threatened, against or affecting the Company or any Subsidiary of the Company or to which any of their assets are subject that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, nor is there any injunction, rule, award, settlement or Order of or subject to any Governmental Entity or arbitrator or otherwise outstanding against the Company or any Subsidiary of the Company having, or which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  No investigation by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or to the Knowledge of the Company, threatened, other than, in each case, those the outcome of which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

3.9   Taxes.

(a)   The Company and its Subsidiaries have (i) timely filed (or there have been filed on their behalf) with the appropriate Tax Authorities all material Tax Returns required to be filed by them (giving effect to all extensions) on or prior to the date hereof, and such Tax Returns are true, correct and complete in all material respects, and (ii) timely paid in full or made provision in accordance with Canadian GAAP (or there has been paid or provision has been made on their behalf) for the payment of all material Taxes (whether or not reflected on a Tax Return) for all periods ending through the date hereof.

(b)   There are no Liens for Taxes upon any property or assets of the Company or any Subsidiary thereof, except for Liens for Taxes not yet due and for which adequate reserves have been established in accordance with Canadian GAAP.

(c)   Neither the Company nor any of its Subsidiaries has made any change in accounting methods, received a ruling from any Tax Authority or signed an agreement with regard to Taxes likely to have a Company Material Adverse Effect.

(d)   No federal, state, local, or foreign Audits or other proceedings are presently pending with regard to any material Taxes or Tax Returns of the Company or its Subsidiaries and none of the Company or its Subsidiaries have received any written notice of any material proposed claim, audit or proceeding with respect to Taxes.

(e)   No Canadian or U.S. federal income Tax Returns of the Company or any of its Subsidiaries have been Audited by the applicable Taxing Authorities.  The liability for Taxes of the Company under the Tax Act has been assessed by the relevant Governmental Entity for all tax years up to and including December 31, 2009.

(f)   There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or the filing of any Tax Returns, designations or similar filings related to Taxes of the Company or any of its Subsidiaries, and no power of attorney granted by either the Company or any of its Subsidiaries with respect to any Taxes is currently in force.

(g)   Neither the Company nor any of its Subsidiaries, is a party to any agreement providing for the allocation, indemnification, or sharing of Taxes that will remain in effect after the Closing Date (other than any such agreement between or among the Company and any of its Subsidiaries).

(h)   The Company and each Company Subsidiary has complied in all material respects with all Applicable Laws relating to the payment or withholding of Taxes and has, within the time and in the manner prescribed by applicable Law, withheld from and paid over to the relevant Tax Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, stockholder, creditor, non-resident or any Third Party.

(i)   During the three-year period ending on the date hereof, neither the Company nor any of the Company Subsidiaries was a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code.

(j)   Neither the Company nor any of the Company Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or Section 301.6111-2(b)(2) or any corresponding provision of state, Canadian, provincial, local or foreign Laws.

(k)   Neither the Company nor any of the Company Subsidiaries is or has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or any group that has filed a combined, consolidated or unitary Tax Return (other than the group of which the Company or a Subsidiary is or was the common parent); and (ii) neither the Company nor any of the Company Subsidiaries has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of provincial, state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(l)   The Company Financial Statements reflect an adequate reserve, in accordance with Canadian GAAP, for all Taxes payable by the Company and its Subsidiaries accrued through the date of such financial statements and neither the Company nor any of its Subsidiaries has incurred any material Taxes since the date of such statements other than in the ordinary course of business.

(m)   No claim has ever been made in writing by a Tax Authority in a jurisdiction where the Company or its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(n)   Except with respect to agreements with respect to the renunciation of flow-through expenditures, neither the Company nor any of its Subsidiaries is now a party to or bound by any contract, agreement or other arrangement (whether or not written) that (a) requires the Company or any of its Subsidiaries to make any material Tax payment to or for the account of any other Person, (b) affords any other Person the benefit of any net operating loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction or any other credit or Tax attribute which could reduce Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes) of the Company or any of its Subsidiaries, or (c) requires or permits the transfer or assignment of income, revenues, receipts or gains to the Company or any of its Subsidiaries from any other Person, other than payments made to the Company and its Subsidiaries in the ordinary course of business.

(o)   The aggregate tax pools of the Company and its Subsidiaries are not less than CAD $91,500,000. For the purposes of this provision, “aggregate tax pools” means, in respect of the Company and its Subsidiaries, the total of the following balances for the taxation year ended December 31, 2010: undepreciated capital cost of all classes of depreciable property, cumulative Canadian exploration expense balance, cumulative Canadian development expense balance, cumulative Canadian oil and gas property expense balance, previously undeducted noncapital loss carry-forward balances for each year, cumulative eligible capital balance and previously undeducted financing expense balance for the purpose of paragraph 20(1)(e) of the Tax Act, as all such terms are defined for the purpose of the Tax Act.

(p)   The Company and its Subsidiaries have duly and timely collected or caused to be collected all amounts on account of sales or transfer Taxes, including goods and services, harmonized sales and provincial or territorial sales Taxes, required by Applicable Law to be collected by it and has duly and timely remitted to the applicable Governmental Entity any such amounts required by Law to be remitted by it.

(q)   Neither the Company nor any of its Subsidiaries has agreed to make or is required to make any material adjustments for any taxable year after the Closing Date under Section 481 of the Code.

(r)   None of Sections 78, 80, 80.01, 80.02, 80.03 or 80.04 of the Tax Act or any equivalent provision of the Tax legislation of any province, territory, state or any other jurisdiction, have applied or will apply to the Company or any of its Subsidiaries.

(s)   None of the Company or its Subsidiaries has or will claim any reserves under the Tax Act or any equivalent federal, provincial, state or territorial statute.

(t)   None of the Company or its Subsidiaries has acquired property from a non-arm’s length Person, within the meaning of the Tax Act, for consideration the value of which is less than fair market value acquired in circumstances which would subject any of them to liability under Section 160 of the Tax Act.

(u)   For all transactions between any of the Company or its Subsidiaries and any Person not resident in Canada with whom the Company was not dealing at arm’s length during a taxation year, the Company has made or obtained records or documents that meet the requirements of Section 247(4)(a) to (c) of the Tax Act.

(v)   Other than in connection with subscription agreements entered into by the Company and certain subscribers with respect to the issuance of flow-through shares in October 2010 for which Flow-through Expenditures of approximately CAD $8,100,000 must be incurred by the Company in 2010 or 2011, and renounced by the Company to the subscribers effective December 31, 2010, the Company does not any have outstanding obligations to incur or renounce Flow-through Expenditures to any Persons.

3.10  Certain Agreements.

(a)   Except as set forth in Section 3.10(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to, bound by or subject to any Contract (whether written or oral) pursuant to which there remains any continuing rights, duties or obligations (i) that is a “material contract” (within the meaning of NI 51-102), (ii) that contains a non-compete or client or customer non-solicit requirement or other provision that restricts in any material respect the conduct of, or the manner of conducting, any line of business by the Company or any of its Subsidiaries or restricts the ability of the Company or any of its Subsidiaries from competing with any Person or in any geographic area, or upon consummation of the Arrangement and the other transactions contemplated by this Agreement could restrict in any material respect the ability of Acquirors, the Company or any of their respective Subsidiaries to engage in any line of business or from competing with any Person or in any geographic area, (iii) that obligates the Company or any of its Subsidiaries to conduct business on an exclusive or preferential basis with any Third Party or containing “most favored nation” rights or upon consummation of the Arrangement and the other transactions contemplated by this Agreement will obligate Acquirors, the Company or any of their respective Subsidiaries to conduct business with any Third Party on an exclusive or preferential basis or pursuant to “most favored nation” rights, (iv) with or to a labor union or guild (including any collective bargaining agreement), (v) that creates a partnership, joint venture, strategic alliance or similar arrangement with respect to any material business of the Company, (vi) that is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other Contract providing for or guaranteeing indebtedness in excess of U.S. $200,000, (vii) that, individually or together with related Contracts, provides for the acquisition, disposition, license, use, distribution or outsourcing, after the date of this Agreement, of assets, services, rights or properties with a value or requiring annual fees in excess of U.S. $200,000, (viii) that involves aggregate payments by or to the Company or any of its Subsidiaries in excess of U.S. $200,000 in any 12-month period or more than U.S. $200,000 through the remaining term of the Contract, except for any Contract that may be cancelled without penalty by the Company or any of its Subsidiaries upon notice of 60 days or less, (ix) that includes an indemnification obligation of the Company or any of its Subsidiaries with a maximum potential liability in excess of U.S. $200,000, (x) concerning Intellectual Property (other than generally commercially available, non-custom, off-the-shelf software licenses having a retail acquisition price of less than U.S. $200,000), (xi) which would prevent, delay or impede the consummation, or otherwise reduce in any material respect the contemplated benefits, of any of the transactions contemplated by this Agreement, including any poison pill or shareholder rights plan, (xii) with respect to the service of any directors, officers, employees, or independent contractors or consultants that are natural persons, involving the payment of U.S. $200,000 or more in any 12-month period, (xiii) with respect to the service of any directors, officers, employees, or independent contractors or consultants that are natural persons, involving any retention, severance or change of control payment, (xiv) constituting Derivative Agreements, (xv) constituting oil and gas operating agreements, (xvi) constituting gas purchase agreements, (xvii) constituting gas balancing agreements; oil, gas, and condensate purchase and sale agreements; joint venture agreements; exploration agreements; area of mutual interest agreements; gathering agreements; third party contractor or supplier agreements; marketing agreements; seismic licenses and agreements; non-competition agreements and other contracts principally related to real property or oil and gas interests, in each case with respect to the agreements specified in this clause (xvii) as are material to the Company and its Subsidiaries, taken as a whole, (xviii) that contains a change of control provision which would be triggered by the Arrangement, or (xix) the loss of which would reasonably be expected to have a Company Material Adverse Effect.  Each Contract of the type described in this Section 3.10(a) is referred to herein as a “Material Contract.”

(b)   (i) Each Material Contract is valid and binding on the Company or any of the Company Subsidiaries, as applicable, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equitable principles, and is in full force and effect, (ii) the Company or any of the Company Subsidiaries, as applicable, and, to the Knowledge of the Company, each other party thereto has duly performed all obligations required to be performed by it under each Material Contract, and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a breach, violation or default on the part of the Company or any of the Company Subsidiaries or, to the Knowledge of the Company, any other party thereto, under any such Material Contract, except to the extent the failure of such representation in clause (i), (ii) or (iii) above, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.  There are no disputes pending or to the Knowledge of the Company, threatened with respect to any Material Contract.

(c)   Except as set forth on Section 3.10(c) of the Company Disclosure Schedule, there are no on-going renegotiations of, or attempts to renegotiate, any amounts paid or payable to the Company under any of the Material Contracts and no party has made written demand for such renegotiations.  Except as set forth on Schedule 3.10(c), there are no commissions due (or to become due) to any broker or other party as a result of the purchase or sale of Hydrocarbons under any of the Material Contracts.  Except as set forth on Section 3.10(c) of the Company Disclosure Schedule, the Company has not, with respect to the Material Contracts: (i) become overproduced as to any Oil and Gas Interest so as to have a balancing obligation relative thereto, nor has it otherwise received any quantity of natural gas or liquids, condensate or crude oil to be paid for thereafter other than in the normal cycle of billing; or (ii) received prepayments, advance payments or loans which will require the performance of services or provision of natural gas or liquids, condensate or crude oil under such Material Contracts on or after the Closing Date without being currently paid therefor other than in the normal cycle of billing.  Except as set forth on Section 3.10(c) of the Company Disclosure Schedule, the Company is not obligated, by virtue of prepayment arrangement, make up right under production sales contract containing a “take or pay” or similar provision, gas balancing agreement, production payment or any other arrangement to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to the Mineral Leases at some future time without then or thereafter receiving the full contract price therefor.  Except as set forth on Section 3.10(c) of the Company Disclosure Schedule or in any Material Contract, there is no call upon, option to purchase or similar right to obtain Hydrocarbons from the Mineral Leases in favor of any Person other than pursuant to renewal rights or automatic renewal provisions contained in existing contracts for the sale of Hydrocarbons.

3.11  Benefit Plans.

(a)   Except as disclosed in Section 3.11(a) of the Company Disclosure Schedule, there are not now nor have there been any employee benefit plans or arrangements of any type (including plans described in Section 3(3) of ERISA) under which the Company has or in the future could have directly, or indirectly through any trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” within the meaning of ERISA section 4001(b), any liability with respect to the Company’s current or former employees.  Each plan or arrangement disclosed in Section 3.11(a) of the Company Disclosure Schedule is referred to in this Agreement as a “Company Benefit Plan.”  No Company Benefit Plan is a “registered pension plan” as that term is defined in subsection 248(1) of the Income Tax Act.

(b)   With respect to each Company Benefit Plan, the Company has made available to Acquiror a current, correct and complete copy thereof, and (where applicable): (i) the related trust agreement or other funding instrument; (ii) any written communications (or a description of any material oral communications) by the Company or its Subsidiaries to the participants and/or beneficiaries concerning the benefits provided thereunder; (iii) the insurance policies, certificates of coverage, and related documents; (iv) for the four years preceding the date of this Agreement (1) actuarial valuation reports and (2) all correspondence with Governmental Entities to the Company or any of its Subsidiaries; (vi) all contracts with Third Party administrators, actuaries, investment managers, consultants, and other independent contractors, (vii) all data necessary to administer each of the Company Benefit Plans, (viii) all professional opinions (whether or not internally prepared), and (ix) all material internal memoranda concerning the Company Benefit Plans.

(c)   With respect to the Company Benefit Plans (i) no event has occurred and, to the Knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries could be subject to any liability under Applicable Law, except where such liabilities, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; (ii) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or to the Knowledge of the Company, threatened, except where such claims, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; and (iii) no administrative investigation, audit or other administrative proceeding by any Governmental Entity is pending or to the Knowledge of the Company, threatened.

(d)   Except as set forth in Section 3.11(d) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement or any other document contemplated hereby, nor the consummation of the Arrangement or any other transaction contemplated hereby (either alone or upon the occurrence of any additional or subsequent events), will result in the acceleration or creation of any rights of any Person to benefits under any Company Benefit Plan (including, but not limited to, the acceleration of the vesting or exercisability of any stock options or similar equity-based compensation, the acceleration of the vesting of any restricted stock or similar equity-based compensation, the acceleration of the accrual or vesting of any benefits under any pension plan, the forgiveness of indebtedness, or the acceleration or creation of any rights under any employment, severance, parachute or change in control agreement).

(e)   Neither the Company nor any of its Subsidiaries has incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits, except as required to avoid an excise Tax under Code Section 4980B or similar Applicable Law.  None of the Company Benefit Plans provides post-retirement benefits to or in respect of the Canadian employees or any former Canadian employees or to or in respect of the beneficiaries of such Canadian employees and former Canadian employees.

(f)   The Company has no formal plan or commitment, whether legally binding or not, to create any additional Company Benefit Plan or modify or change any existing Company Benefit Plan that would affect any employee of the Company, or any spouse, dependent or beneficiary thereof.

(g)   The Company and each of its Subsidiaries have performed all of their obligations under all Company Benefit Plans and have made appropriate entries in their financial records and statements for all obligations and liabilities under the Company Benefit Plans that have accrued as of the date of this Agreement.  Each Company Benefit Plan is, in form and operation, in full compliance with Applicable Laws.  No changes have occurred to the Company Benefit Plans or are expected to occur that would affect the actuarial reports or any of the Company Financial Statements.  All liabilities of the Company (whether accrued, absolute, contingent or otherwise) related to all Company Benefit Plans have been fully and accurately disclosed in accordance with Canadian GAAP in the Company Financial Statements.

(h)   All contributions or premiums required to be made by the Company under the terms of each Company Benefit Plan or by Applicable Law have been made in a timely fashion in accordance with Applicable Law and the terms of the Company Benefit Plans, and the Company does not have, and as of the Closing Date will not have, any actual or potential unfunded liabilities (other than liabilities accruing after the Closing Date) with respect to any of the Company Benefit Plans.  No insurance policy or other contract or agreement affecting any Company Benefit Plan requires or permits a retroactive increase in premiums or payments due thereunder.  The level of insurance reserves in respect of each insured Company Benefit Plan is reasonable and sufficient to provide for all incurred but unreported claims.  There exists no liability in connection with any former Company Benefit Plan that has terminated, and all procedures for termination of each such plans have been properly followed in accordance with the terms of such plans and Applicable Law.

(i)   All contributions and payments made or accrued with respect to all Employee Benefit Plans are deductible under Code Section 162 or 404.  No amount, or any asset of any Company Benefit Plan is subject to Tax as unrelated business taxable income.  All obligations regarding the Company Benefit Plans have been satisfied and there are no outstanding defaults or violations by any party thereto and no Taxes, penalties or fees are owing or exigible under any of the Company Benefit Plans.

(j)   No payment that is owed or may become due to any director, officer, employee, or agent of the Company will be non-deductible by the Company or any of its Subsidiaries under Code Section 280G or 4999; nor will the Company or any of its Subsidiaries be required to “gross up” or otherwise compensate any such Person because of the imposition of any excise Tax on a payment to such Person.

(k)   Each Company Benefit Plan that provides for nonqualified deferred compensation within the meaning of Code Section 409A complies in form and operation with the requirements of Code Section 409A.

3.12  Severance and Change of Control Agreements.  Section 3.12 of the Company Disclosure Schedule sets forth a true and complete list of (i) all severance agreements, change of control agreements, employment agreements, retention agreements, bonus or incentive plans or other similar plans or arrangements, together with all amendments thereto, between the Company or any of its Subsidiaries and any director, officer, employee or independent contractor of the Company or its Subsidiaries, and (ii) the amount payable under such agreement, plan or arrangement (including the name of the Person to whom such obligation  is owed, the amount of the obligation and the date or event on which such payment obligation may become due) in connection with (A) the consummation of the Arrangement and the transactions contemplated by this Agreement, (B) the termination of any such Person’s relationship with the Company or its Subsidiaries, or (C) the retention or continued employment of any such Person.

3.13  Absence of Certain Changes or Events.  Since September 30, 2010, (i) the Company and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices and (ii) there has not been any change, circumstance or event (including any event involving a prospective change) which, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

3.14  Board and Shareholder Approval.

(a)   The Company’s Board of Directors, by resolutions duly adopted on or prior to the date hereof (which resolutions remain in effect), following receipt of an oral fairness opinion in this regard (with the expectation of receiving a written fairness opinion dated the date of the Company Proxy Circular setting out such oral opinion), has (i) determined that this Agreement and the Arrangement are in the best interests of the Company and its shareholders; (ii) adopted a resolution approving this Agreement and declaring its advisability; (iii) recommended that the Company Securityholders approve this Agreement and vote in favor of the Arrangement Resolution (the “Company Board Recommendation”) and directed that such matter be submitted to the Company Securityholders for consideration at the Company Meeting.

(b)   The Required Company Vote is the only vote of the holders of any class or series of securities of the Company required to authorize and approve the transactions contemplated by this Agreement and consummate the transactions contemplated hereby (including the Arrangement).

3.15  Intellectual Property.

(a)   Section 3.15(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all Intellectual Property registrations and applications owned or licensed (other than under commercially available “off the shelf” licenses) by the Company and its Subsidiaries.  The Company and its Subsidiaries own or possess sufficient and legally enforceable licenses or other rights to use, any and all Intellectual Property necessary for the conduct of the business and operations of the Company and its Subsidiaries as currently conducted, and the Intellectual Property registrations and applications owned or licensed by the Company and its Subsidiaries are subsisting and unexpired and there are no claims challenging the validity or enforceability of the Intellectual Property owned by the Company or its Subsidiaries.

(b)   Except as set forth on Section 3.15(b) of the Company Disclosure Schedule, (i) the conduct of the business of the Company and its Subsidiaries does not infringe, conflict with or otherwise violate any Intellectual Property of any Person, and none of the Company or any of its Subsidiaries has received written notice (including cease and desist letters or invitations to take a patent or other Intellectual Property license) or has Knowledge of any such infringement, conflict or other violation and (ii) to the Company’s Knowledge no Person is infringing, conflicting or otherwise violating the Intellectual Property owned by the Company and its Subsidiaries.

(c)   Except as set forth on Section 3.15(c) of the Company Disclosure Schedule, the Company and its Subsidiaries have taken all reasonable commercial efforts to protect and maintain (i) their confidential information and trade secrets, (ii) their sole ownership of, or other rights in or to (as the case may be), material proprietary Intellectual Property and (iii) the security and integrity of their material systems and software.

3.16  [Not Used].

3.17  Environmental Matters.

(a)   (i) The Company and its Subsidiaries hold, and are currently, and at all prior times have been, in continuous material compliance with all Permits, licenses, registrations and other governmental authorizations required under all applicable Canadian and U.S., foreign, federal, provincial, state and local Laws relating to contamination, pollution or protection of human health, natural resources or the environment (“Environmental Laws”) for the Company to conduct its operations (“Company Environmental Permits”) (which Company Environmental Permits are listed on Section 3.17(a) of the Company Disclosure Schedule), and are currently, and at all prior times have been, otherwise in continuous material compliance with all applicable Environmental Laws and, to the Knowledge of the Company, there is no condition that would reasonably be expected to prevent or interfere with compliance in all material respects with all applicable Environmental Laws and all applicable Company Environmental Permits in the future, (ii) the Company and its Subsidiaries have not received any written notice, claim, demand, action, suit, complaint, proceeding or other communication by any Person alleging any material violation of, or any actual or potential liability under, any Environmental Laws (an “Environmental Claim”), and the Company has no Knowledge of any pending or threatened material Environmental Claim, (iii) no hazardous, dangerous or toxic substance, including without limitation, petroleum (including without limitation crude oil or any fraction thereof), asbestos and asbestos-containing materials, polychlorinated biphenyls, radon, fungus, mold, urea-formaldehyde insulation or any other material that is regulated pursuant to any Environmental Laws or that could result in material liability under any Environmental Laws has been generated, transported, treated, stored, installed, disposed of, arranged to be disposed of, released or threatened to be released at, on, from or under any of the properties or facilities currently or formerly owned, leased or otherwise used by the Company or its Subsidiaries (excluding, in the case of properties leased or otherwise used by the Company or its Subsidiaries, any properties or facilities not operated by the Company or its Subsidiaries), in violation of, or in a manner or to a location that could give rise to material liability to the Company or its Subsidiaries under Environmental Laws, (iv) no hazardous, dangerous or toxic substance, including without limitation, petroleum (including without limitation crude oil or any fraction thereof), asbestos and asbestos-containing materials, polychlorinated biphenyls, radon, fungus, mold, urea-formaldehyde insulation or any other material that is regulated pursuant to any Environmental Laws or that could result in material liability under any Environmental Laws has been generated, transported, treated, stored, installed, disposed of, arranged to be disposed of, released or threatened to be released by the Company or any of its Subsidiaries, and to the actual knowledge of the Company, by any other Person at, on, from or under any of the properties or facilities currently or formerly leased or otherwise used by the Company or its Subsidiaries (excluding, in the case of properties leased or otherwise used by the Company or its Subsidiaries, any properties or facilities operated by the Company or its Subsidiaries), in violation of, or in a manner or to a location that could give rise to material liability to the Company or its Subsidiaries under Environmental Laws, (v) the Company and its Subsidiaries have not assumed, contractually, any liabilities or obligations under or relating to any Environmental Laws, other than such assumptions as are customary in connection with the acquisition of properties, which acquisitions have been disclosed to Acquiror, and (vi) the Company and its Subsidiaries have operated their respective businesses at all times and have generated, received, handled, used, stored, treated, shipped, recycled and disposed of all waste and contaminants in compliance with Environmental Laws in all material respects.

(b)   There are no legal proceedings in progress, pending or, to the Knowledge of the Company, threatened in which it is alleged that the Company or any of its Subsidiaries, any predecessor of the Company or any of its Subsidiaries, any employee or any director or officer or former employee or former director or officer of the Company or any of its Subsidiaries, or any agent or any other person for whom the Company or any of its Subsidiaries is responsible is liable for a domestic or foreign federal, provincial, state, municipal or local clean-up or remediation of lands contaminated with hazardous substances or for any other remedial or corrective action under Environmental Laws nor is there any factual or legal basis on which any such legal proceedings might be commenced.

(c)   The Company, its Subsidiaries, and the predecessors to the Company and its Subsidiaries have each maintained all environmental and operating documents and records in the manner and for the time periods required by any Environmental Law.  Section 3.17(c) of the Company Disclosure Schedule lists every environmental audit of the  business of the Company or any of its Subsidiaries or any of property or assets of the Company or any of its Subsidiaries.  For purposes of this paragraph (c), an environmental audit includes any evaluation, assessment, review or study performed at the request of or on behalf of the Company or any of its Subsidiaries, a prospective purchaser of the business of the Company or any of its Subsidiaries or the property or assets of the Company or any of its Subsidiaries or Governmental Entity, whether formally requisitioned or otherwise prepared.

(d)   The Company has not received notice of any proposed environmental or royalty policies or Laws which could have a material adverse effect on any oil and gas exploration, development or production operations of the Company or any of its Subsidiaries, other than those that apply to the oil and gas industry generally.

3.18  Labor and Employment Matters.

(a)   Except as set forth in Sections 3.12 or 3.18(a) of the Company Disclosure Schedule, neither the Company nor its Subsidiaries (i) are a party to any policy, agreement, obligation, understanding or undertaking providing for severance, bonus, change of control or termination payments to any former or current director, officer, employee, independent contractor or consultant, as a result of the transactions contemplated by this Agreement or otherwise, (ii) is a party to or bound by any other policy, agreement, understanding or undertaking or requirements of Applicable Laws in respect of any employee, former employee, independent contractor or consultant, including any contract for the employment or statutorily required re-employment of any employee, (iii) is, or at any time has been, a party to or bound by, either directly or by operation of Applicable Law, any collective bargaining agreement, labor contract, letter of understanding, letter of intent, voluntary recognition agreement, or legally binding commitment to any labor union, trade union or employee organization in respect of or affecting employees or independent contractors nor is the Company or any Subsidiary subject to any union organization effort or (iv) is a party to any application, complaint or other Proceeding under any Applicable Law relating to employees or former employees nor is the Company or any of its Subsidiaries aware of any factual or legal basis on which such a Proceeding may be commenced. The Company and its Subsidiaries are in compliance with all Applicable Laws and requirements respecting employment and employment practices, terms and conditions of employment, collective bargaining, disability, immigration, layoffs, health and safety, wages, hours and benefits, including classification of employees and independent contractors and classification of employees for overtime eligibility, non-discrimination in employment, workers’ compensation and the collection and payment of withholding and/or payroll Taxes and similar Taxes, except, where the failure to so comply, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b)   Except as set out in Section 3.18(b) of the Company Disclosure Schedule, no employee of the Company or any of its Subsidiaries is on long-term disability leave or extended absence.  The Company and its Subsidiaries have not engaged in any unfair labour practice nor is the Company aware of any pending or threatened complaint regarding any alleged unfair labour practice or other legal proceeding relating to employees or former employees.  There is no strike, labour dispute, work slow down or stoppage pending or threatened against the Company or any of its Subsidiaries nor has there been any such strike, labour dispute, work slow down or stoppage within the last three years.  All current assessments under applicable workers’ compensation and similar Laws that relate to the Company and its Subsidiaries have been paid or accrued, and the Company and its Subsidiaries have not been subject to any specialty or penalty assessment under such laws which have not been paid.

(c)   There are no outstanding inspection orders made under any occupational health and safety Laws relating to the Company.  The Company is operating in compliance with all occupational health and safety Laws.  There are no pending or threatened charges against the Company under occupational health and safety Laws.  There have been no fatal or critical accidents which have occurred in the course of the Company’s operations which might lead to charges under occupational health and safety Laws.  The Company has complied in all respects with any orders issued under occupational health and safety Laws.

3.19  Insurance.  Section 3.19 of the Company Disclosure Schedule describes the insurance policies of the Company and its Subsidiaries in effect on the date of the Agreement.  All such insurance policies of the Company and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the management of the Company reasonably has determined to be prudent in accordance with industry practices or as is required by Law and having regard to the size of the Company and its operations.  Neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute a material breach or default, or permit termination or modification, of any material insurance policies.

3.20  Property; Title to Oil and Gas Interests.

(a)   The Company or one of its Subsidiaries has (or will have upon acquisition, with respect to after-acquired properties) good and marketable title to all Company U.S. Properties and all Company Canadian Properties reflected on the Company Balance Sheets, and/or in the related public filings, and/or acquired after the respective dates thereof (excluding in each case properties that constitute Oil and Gas Interests, which properties are addressed elsewhere in this Section 3.20) (except properties sold or otherwise disposed of since the respective dates thereof in the ordinary course of business), free and clear of all Liens of any nature whatsoever, except Company Permitted Liens.

(b)   The Company or one of its Subsidiaries (i) has (or will have upon acquisition, with respect to after-acquired properties) good and marketable title to not less than 90% of the total acreage of all Company U.S. Properties that constitute Oil and Gas Interests reflected on the Company Balance Sheets, and/or in the related public filings, and/or reflected on the Company Acquisition Schedules, and/or acquired after the respective dates thereof (except properties sold or otherwise disposed of since the respective dates thereof in the ordinary course of business), free and clear of all Liens of any nature whatsoever, except Company Permitted Liens, and (ii) is the lessee, farmee or assignee (or will be the lessee, farmee or assignee at the time of lease, with respect to after-acquired properties) under not less than 90% of the total acreage of all the Company U.S. Mineral Leases reflected on the Company Balance Sheets, and/or in the related public filings, and/or reflected on the Company Acquisition Schedules, and/or acquired after the respective dates thereof (except for Mineral Leases that have expired by their terms since the respective dates thereof), and is in possession of the properties leased, farmed out or assigned thereunder, and each such Company U.S. Mineral Lease is valid without default thereunder by the lessee, farmee or assignee or, to the Company’s Knowledge, the lessor, farmor or assignor.  With respect to the up to 10% of the total acreage of all Company U.S. Properties (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) and of the total acreage of all the Company U.S. Mineral Leases (except for Mineral Leases that have expired by their terms since the date thereof) not addressed by the previous sentence, to the actual knowledge of the Company there are no material imperfections, defects or irregularities in the title of the Company or the applicable Subsidiary to such properties and leases.

(c)   The Oil and Gas Interests of the Company and its Subsidiaries listed on the Company Acquisition Schedules constitute all of the Oil and Gas Interests of the Company within the United States (except properties sold or otherwise disposed of since the dates of their acquisition by the Company or one of its Subsidiaries in the ordinary course of business), and, as to Net Revenue Interests and Working Interests relating thereto, (i) the Company, or one of its Subsidiaries, is entitled to receive throughout the duration of the productive life of each Mineral Lease, Well or other Oil and Gas Interest, a Net Revenue Interest of not less than the Net Revenue Interest set forth on such schedules for such Mineral Lease, Well and other Oil and Gas Interest, and (ii) the Company, or one of its Subsidiaries, is entitled to receive throughout the duration of the productive life of each such Mineral Lease, Well and other Oil and Gas Interest, a Working Interest of not greater than the Working Interest set forth on such schedules for such Mineral Lease, Well and other Oil and Gas Interest.

(d)   The Oil and Gas Interests of the Company and its Subsidiaries located in Canada are included or reflected in the Ownership Interests set forth on Section 3.20(d) of the Company Disclosure Schedule and are free and clear of any material adverse claims created by, through or under the Company or its Subsidiaries, and the Company holds its Oil and Gas Interests under valid and subsisting licenses, leases, permits, concessions, concession agreements, contracts, subleases, reservations or other agreements, except where the failure to hold such Oil and Gas Interests would not reasonably be expected to be materially adverse to the Company.  The Company has made available to Acquiror all documents of title and other documents and agreements in its possession affecting the title of the Company or its Subsidiaries to their Oil and Gas Interests of the Company and its Subsidiaries located in Canada.

(e)   The Oil and Gas Interests of the Company and its Subsidiaries set forth on Section 3.20(d) of the Company Disclosure Schedule constitute all of the Oil and Gas Interests of the Company located in Canada, and, as to Net Revenue Interests and Working Interests, (i) the Company, or one of its Subsidiaries, is entitled to receive throughout the duration of the productive life of each Mineral Lease, Well or other Oil and Gas Interest, a Net Revenue Interest of not less than the Net Revenue Interest set forth on Section 3.20(d) of the Company Disclosure Schedule for such Mineral Lease, Well or other Oil and Gas Interest, and (ii) the Company, or one of its Subsidiaries, is entitled to receive throughout the duration of the productive life of each Mineral Lease, Well or other Oil and Gas Interest, a Working Interest of not greater than the Working Interest set forth on Section 3.20(d) of the Company Disclosure Schedule for such Mineral Lease, Well or other Oil and Gas Interest.

(f)   The Company or one of the Company’s Subsidiaries own all rights of way and surface damage agreements associated therewith that are currently used with and which are reasonably sufficient for the operation of the Company’s or its Subsidiary’s Oil and Gas Interests or the production, treatment, storage, sale or disposal of Hydrocarbons, water or other minerals or substances produced from the Mineral Leases, and all of same are assignable.

3.21  Oil and Gas Operations.  All Wells operated by the Company or its Subsidiaries and that are included in the Oil and Gas Interests of the Company and its Subsidiaries and, to the Knowledge of the Company, all Wells not operated by the Company or its Subsidiaries and that are included in the Oil and Gas Interests of the Company and its Subsidiaries, have been drilled and (if completed) completed, operated and produced (and if plugged and abandoned) plugged and abandoned, each and all in accordance with generally accepted oil and gas field practices and in compliance in all material respects with applicable oil and gas joint operating agreements, leases and other contractual obligations, and Applicable Laws, rules and regulations.

3.22  Production Allowables and Production Penalties.  Except as would not have a Company Material Adverse Effect:

(a)   None of the Company’s or any of its Subsidiaries’ Wells has been produced in excess of applicable production allowables imposed by any Laws or Governmental Entity and the Company has no Knowledge of any impending change in production allowables imposed by any Laws or Governmental Entity that may be applicable to any of the Wells in which it, or its Subsidiaries, holds an interest, other than changes of general application in the jurisdiction in which such Wells are situated.

(b)   Neither the Company nor its Subsidiaries have received notice of any production penalty or similar production restriction of any nature imposed or to be imposed by any Governmental Entity, including gas-oil ratio, off-target and overproduction penalties imposed by any Governmental Entity that may be applicable, and, to the Company’s Knowledge, none of the Company’s or any of its Subsidiaries’ Wells is subject to any such penalty or restriction.

3.23  Lease Provisions.  Section 3.23 of the Company Disclosure Schedule indicates those Mineral Leases referenced in Section 3.20(c) and (d) that require the satisfaction of drilling commitments to maintain and perpetuate the Oil and Gas Interests of the Company or one of its Subsidiaries in the undeveloped acreage and or depths covered thereby (“Company Drilling Commitments”).  All of the Company’s Mineral Leases are valid, in force and effect and are maintained by their terms, whether within or beyond each such Mineral Lease’s term, subject to satisfaction of the Company Drilling Commitments for the current measuring period thereunder.  Section 3.23(a) of the Company Disclosure Schedule sets forth a true, correct and complete identification of the drilling units on the Mineral Leases referenced in Section 3.20(c) and (d) and a list of the Wells located on the lands associated with and subject to such Mineral Leases (other than Wells having a present value of discounted future net revenues below U.S. $5,000).  Except as set forth in Section 3.23 of the Company Disclosure Schedule, none of the Mineral Leases referenced in Section 3.20(c) and (d) provide for payment of delay rentals or shut-in royalty payments for Company Canadian Properties, or of material delay rentals or shut-in royalty payments for Company U.S. Properties, in each case in order to maintain the same in force and effect.  Except as set forth on Section 3.23 of the Company Disclosure Schedule, all rentals, royalties, overriding royalty interests and other payments due under each of such Mineral Leases have been timely and accurately paid, except amounts that are being held in suspense as a result of title issues in circumstances that do not provide any Third Party a right to terminate any such Mineral Lease.  Section 3.23 of the Company Disclosure Schedule lists the accrued suspense funds as of December 31, 2010.

3.24  Sale Contracts.  Except as set forth on Section 3.24 of the Company Disclosure Schedule and for (a) contracts governing the sale of oil or gas in the ordinary course which are terminable by the Company (or a Subsidiary of the Company) without penalty on 60 or fewer days’ notice, or (b) the disposition in the ordinary course of equipment no longer suitable for or used in oil and gas field operations, there are no contracts, agreements or options to which the Company or any of its Subsidiaries is a party outstanding for the sale, exchange or transfer of any of the Company’s or its Subsidiaries’ interest in the Oil and Gas Interests or any portion thereof.

3.25  Consents; Preferential Rights.

(a)   Except as set forth on Section 3.25(a) of the Company Disclosure Schedule, there are no preferential rights to purchase with respect to any of the Oil and Gas Interests owned by Company or one of its Subsidiaries.

(b)   Except as set forth on Section 3.25(b) of the Company Disclosure Schedule, there are no consents, approvals or authorizations of any Person with respect to the transfer of any of the Oil and Gas Interests owned by the Company or one of its Subsidiaries.

3.26  AFEs.  Except as set forth on Section 3.26 of the Company Disclosure Schedule, there are no outstanding calls or payments under authorities for expenditures for payments or other capital commitments relating to the Company’s or one of its Subsidiary’s Oil and Gas Interests which exceed U.S. $200,000 (net to Company’s or one of its Subsidiaries’ interest) and which are due or which the Company has committed to make which have not been made.

3.27  Imbalances.  Except as set forth on Section 3.27 of the Company Disclosure Schedule, there are no wellhead imbalances or other imbalances attributable to the Company’s or one of its Subsidiaries’ Oil and Gas Interests for which Acquiror would be responsible following the Effective Time.

3.28  Plugging and Abandonment.  Except as set forth on Section 3.28 of the Company Disclosure Schedule, there are no Wells located on the Mineral Leases of the Company or any Subsidiary that:

(a)   the Company or one of its Subsidiaries has received an order from any Governmental Entity requiring that such Well be plugged and abandoned;

(b)   were producing as of the date of this Agreement but between the date hereof and the Effective Time, will be shut-in and have been for more than five days, or temporarily abandoned; provided, that the Company or one of its Subsidiaries may shut-in a Well for more than five days following the tendering notice to Acquiror and if the Company or one of its Subsidiaries deems such shutting-in necessary and advisable as a reasonable and prudent operator, or as otherwise permitted under Section 5.1(a); or

(c)   have been plugged and abandoned but have not, in the case of Wells operated by the Company, or to the Knowledge of the Company have not, in the case of Wells not operated by the Company, been plugged in accordance with all applicable requirements of each Governmental Entity having jurisdiction over the Oil and Gas Interests.

3.29  No Expenses Owed and Delinquent.  No material expenses (including bills for labor, materials, supplies used or furnished for use in connection with the Company’s or one of its Subsidiaries’ Oil and Gas Interests) are owed and delinquent in payment by Company or one of its Subsidiaries.

3.30  Payout Balances.  There are no material outstanding “payout” balances (net to the Company’s or one of its Subsidiaries’ interest) for any Mineral Lease or Well of the Company or any Subsidiary that is subject to a reversion or other adjustment at some level of cost recovery or payout.

3.31  Operating Limitations.  Except as set forth in Section 3.31 of the Company Disclosure Schedule, there is no non-competition, exclusivity or other similar agreement, commitment or understanding in place to which the Company or its Subsidiaries is a party or by which it is otherwise bound that would now or hereafter in any way limit its business or operations in a particular manner or to a particular locality or geographic region or for a specified period of time and the execution, delivery and performance of this Agreement does not and will not result in any restriction of the Company from engaging in its business or from competing with any person or in any geographic area, transferring or moving any of its assets or operations, in each case, where such covenant would have a Company Material Adverse Effect.

3.32  No Net Profits or Other Interests.  No officer, director, employee or any other Person not dealing at arm’s length with the Company or any of its Subsidiaries or any associate or affiliate of any such Person, owns, has or is entitled to any royalty, net profits interest, carried interest or any other encumbrances or claims of any nature whatsoever which are based on production from the properties or assets of the Company or any of its Subsidiaries or any revenue or rights attributed thereto.

3.33  Condition of Personalty.  Except as set forth on Section 3.33 of the Company Disclosure Schedule, all material fixtures, facilities and equipment that are reasonably necessary to conduct normal operations on the Company’s or one of its Subsidiaries’ Oil and Gas Interests operated by the Company or one of its Subsidiaries, and to the Knowledge of the Company, all material fixtures, facilities and equipment that are reasonably necessary to conduct normal operations on the Company’s or one of its Subsidiaries’ Oil and Gas Interests not operated by the Company or one of its Subsidiaries, have been maintained in accordance with standard industry practice and in a manner consistent with the past practices of Company, normal wear and tear excepted.

3.34  Revenues.  The Company or one of the Company’s Subsidiaries is receiving all revenues attributable to sales of production from Oil and Gas Interests owned by the Company or one of the Company’s Subsidiaries in the ordinary course of business without suspense.

3.35  Non-Arm’s Length Transactions.  Neither the Company nor its Subsidiaries has entered into any transactions (including any acquisition or disposition of assets or the receipt or provision of any services) with a Person with whom it did not deal at arm’s length for purposes of Applicable Laws with respect to Taxes where such transactions were not for fair market value consideration and on arm’s length terms and conditions.

3.36  Opinion of Financial Advisor; Brokers.  The Company has received the oral opinion of Canaccord Genuity Corp. (the “Company Financial Advisor”) to the effect that, as of January 18, 2011, and based upon and subject to the factors and assumptions set forth therein, the Transaction Consideration is fair, from a financial point of view, to the Company Securityholders.  As of the date hereof, such opinion has not been amended or rescinded and the Company expects to receive a written opinion of the Company Financial Advisor, dated the date of the Company Proxy Circular, setting out such oral opinion.  The Company has furnished to Acquiror copies of all Contracts to which the Company or any Company Subsidiary and the Company Financial Advisor is a party pursuant to which the Company Financial Advisor would be entitled to any payment relating to the transactions contemplated by this Agreement.  Other than the Company Financial Advisor, no broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

3.37  Full Disclosure.  The representations and warranties of the Company contained in this Agreement (including the Company Disclosure Schedule) do not, and the certificate referred to in Section 7.2(a) will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

3.38  Taxable Transaction.  The Company acknowledges that the Arrangement and the transactions contemplated by this Agreement may result in the Transaction Consideration payable to the Company Shareholders and the consideration payable to the Company Optionholders upon consummation of the Arrangement being taxable to such shareholders and optionholders, and that withholding of Taxes applicable to consideration payable to the Company Securityholders may apply.

3.39  No Additional Representations.  Except for representations and warranties made by the Company in this Article 3 and as set forth in the certificate delivered by the Company to Acquiror pursuant to Section 7.2(a), neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the transactions contemplated hereby, and the Company hereby disclaims any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Acquiror or any of its affiliates or representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or their respective businesses, or (b) any oral or, except for the representations and warranties made by the Company in this Article 3 and as set forth in the certificate delivered by the Company to Acquiror pursuant to Section 7.2(a), written information presented to Acquiror or any of its affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of the Agreement or in the course of the transactions contemplated hereby.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND EXCHANGECO

Except with respect to any subsection of this Article 4, as set forth in the correspondingly identified subsection of the disclosure schedule delivered by Acquirors to the Company concurrently herewith (the “Acquiror Disclosure Schedule”), Acquirors hereby make the representations and warranties set forth in this Article 4 to and in favor of the Company and acknowledge that the Company is relying upon such representations and warranties in connection with the matters contemplated by this Agreement; provided, however, if the NGAS Transaction closes prior to or on the Effective Date, the representations and warranties of Acquiror in this Article 4 shall not be deemed to include any matters relating to NGAS Resources, Inc., its directly or indirectly owned subsidiaries, its affiliates, or their respective assets, businesses, operations, liabilities, litigation, legal or regulatory compliance or other attributes.

4.1   Organization, Standing and Power; Subsidiaries.

(a)   Acquiror is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  ExchangeCo is a corporation duly organized and validly existing under the Laws of the Province of Alberta.  Each of Acquiror and ExchangeCo has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such other jurisdictions where the failure so to qualify and be in such standing would not, either individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.  The Certificate of Incorporation and Bylaws of Acquiror, copies of which were previously provided to the Company by Acquiror, are true, complete and correct copies of such documents as in effect on the date of this Agreement.  The Articles of Incorporation and Bylaws (in each case as may be amended from time to time) of ExchangeCo, copies of which have been provided to the Company by Acquiror, are true, complete and correct copies of such documents as in effect on the date of this Agreement; provided, that such documents may be amended prior to the Effective Time in order to provide for the Exchangeable Shares and as otherwise may be necessary to consummate the transactions contemplated by this Agreement.

(b)   Section 4.1(b) of the Acquiror Disclosure Schedule sets forth a complete and correct list of each direct and indirect Subsidiary of Acquiror with its (i) place of organization, (ii) the type of entity, and (iii) the nature and percentage of outstanding interests held by Acquiror, or any Subsidiary of Acquiror, in such entity.  Each Subsidiary of Acquiror is a corporation, limited liability company or partnership duly organized, validly existing and (where applicable) in good standing under the laws of its jurisdiction of formation, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly registered, licensed or otherwise qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires it to be so registered, licensed or otherwise qualified, other than in such jurisdictions where the failure to be so registered, licensed or otherwise qualified would not, either individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

(c)   All of the shares of capital stock or other equity interests of each of the Subsidiaries held by Acquiror or any of its Subsidiaries are fully paid and nonassessable and are owned by Acquiror or a Subsidiary of Acquiror, except as disclosed in Section 4.1(b) of the Acquiror Disclosure Schedule, free and clear of any Lien, other than Liens under the Acquiror Credit Facility.

4.2   Capital Structure.

(a)   As of January 18, 2011 (the “Acquiror Capitalization Date”), the authorized capital stock of Acquiror consisted of (i) 10,000,000 shares of preferred stock, par value U.S. $0.01 per share (the “Acquiror Preferred Stock”) and (ii) 150,000,000 shares of Acquiror Common Stock.  As of the Acquiror Capitalization Date, there were (i) 4,000,000 shares of Acquiror Preferred Stock issued and outstanding and no shares held in treasury; (ii) 74,915,747 shares of Acquiror Common Stock issued and outstanding and 914,952 shares of Acquiror Common Stock held in treasury; (iii) options, stock appreciation rights and restricted stock rights that could be exercisable or issuable for an aggregate of 13,115,106 shares of Acquiror Common Stock (the “Acquiror Options”); (iv) warrants exercisable for an aggregate of 963,034 shares of Acquiror Common Stock (the “Acquiror Warrants”); and (v) shares of Acquiror Common Stock are reserved for issuance upon exchange of Exchangeable Shares.  As at the date hereof, the authorized capital stock of ExchangeCo consists of an unlimited number of common shares and an unlimited number of preferred shares, of which there is one (1) common share issued and outstanding.  Except as set forth in Section 4.2 of the Acquiror Disclosure Schedule, as of the Acquiror Capitalization Date, no shares of Acquiror Common Stock or Acquiror Preferred Stock are reserved for issuance.  Except as set forth in Section 4.2(a) of the Acquiror Disclosure Schedule, between the Acquiror Capitalization Date and the date hereof, no shares of Acquiror Common Stock or Acquiror Preferred Stock have been issued by Acquiror.

(b)   All outstanding shares of the Acquiror Common Stock or the Acquiror Preferred Stock have been duly authorized and validly issued and are fully paid and non-assessable and are free from preemptive rights.

(c)   All of the outstanding capital stock of ExchangeCo is owned indirectly by Acquiror (other than, after giving effect to the Plan of Arrangement, Exchangeable Shares that will be issued to former Company Securityholders).

(d)   Other than with respect to employee stock or benefit plans of Acquiror or its Subsidiaries, there are no obligations of Acquiror or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Voting Debt of Acquiror, Acquiror Common Stock or any capital stock of the Subsidiaries of Acquiror, or any securities representing the right to purchase or otherwise receive any Voting Debt of Acquiror, Acquiror Common Stock, or any capital stock of any of the Subsidiaries of Acquiror.

(e)   As of the date hereof, (i) neither Acquiror nor ExchangeCo has any Voting Debt outstanding, (ii) except as set forth above, no shares of capital stock or other voting securities of Acquiror or ExchangeCo are issued or outstanding, and (iii)  other than the Acquiror Options, the Acquiror Warrants, restricted stock rights, and as set forth in Section 4.2, no other options or warrants to purchase Acquiror Common Stock, the capital stock of ExchangeCo or any other equity based awards of Acquiror or ExchangeCo are outstanding.

(f)   Neither Acquiror nor any of its Subsidiaries beneficially owns any Company Shares.

4.3   Authority.

(a)   Each of Acquiror and ExchangeCo has all requisite corporate power and authority to enter into this Agreement and, subject to the Acquiror Stockholder Approval, to consummate the transactions contemplated hereby, including the issuance of shares of Acquiror Common Stock and Exchangeable Shares (following their creation as contemplated in Section 6.8(a)(ii)) in the Arrangement.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Acquiror and ExchangeCo, subject to receipt of the Acquiror Stockholder Approval.  This Agreement has been duly executed and delivered by Acquiror and ExchangeCo and, assuming due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of Acquiror and ExchangeCo, enforceable against Acquiror and ExchangeCo in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(b)   The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, (A) result in any Violation pursuant to any provision of the certificate or articles of incorporation or bylaws of Acquiror, ExchangeCo or any Subsidiary of Acquiror, or (B)  subject the receipt of the Acquiror Stockholder Approval and obtaining or making the other consents, approvals, Orders, authorizations, registrations, declarations and filings referred to in Section 4.3(c), result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, Benefit Plan of Acquiror or other agreement, obligation, instrument, Permit, judgment or Law applicable to Acquiror, ExchangeCo or any Subsidiary of Acquiror or their respective properties or assets.

(c)   No consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Acquiror, ExchangeCo or any Subsidiary of Acquiror in connection with the execution and delivery of this Agreement by Acquiror or ExchangeCo or the consummation by Acquiror or ExchangeCo of the transactions contemplated hereby, except for (A) the filing with the SEC of any filings required under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as may be required in connection with this Agreement and the transactions contemplated hereby, (B) such filings and approvals as are required to be made or obtained under the securities or blue sky Laws of various states in connection with the transactions contemplated by this Agreement, (C) the filing of an additional shares listing application or similar documents covering the Transaction Consideration with the Exchange, and (D) if required, oil and gas related filings and consents that are customarily filed or obtained post-Closing.

4.4   SEC Documents.  Acquiror has filed all required reports, schedules, registration statements, financial statements and other documents with the SEC since December 31, 2008 (the “Acquiror SEC Documents”).  As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the Acquiror SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Acquiror SEC Documents, and none of the Acquiror SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements of Acquiror included in the Acquiror SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position of Acquiror and its consolidated Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown.

4.5   Compliance with Applicable Laws and Reporting Requirements; Permits.

(a)   Acquiror and its Subsidiaries have complied in all material respects with all Applicable Laws, and are not in material default or violation of, and have not received any notices of any material violation with respect to, any Laws in connection with the conduct of their respective businesses or the ownership or operation of their respective businesses, assets and properties.

(b)   Acquiror and its Subsidiaries hold all Permits, exemptions, Orders and approvals of all Governmental Entities that (1) are necessary to own, lease, hold, use or operate their properties, rights and other assets and to carry on their businesses as they are now being conducted, and (2) are necessary for the lawful conduct of their respective businesses (the “Acquiror Permits”), and Acquiror and its Subsidiaries are and have been in compliance with the terms of the Acquiror Permits and all Applicable Laws and regulations and their own privacy policies, except where the failure so to hold or comply, individually or in the aggregate, would not reasonably be expected to have an Acquiror Material Adverse Effect.  Such Acquiror Permits are in full force and effect and there are no Proceedings pending or, to the Knowledge of Acquiror, threatened that seek the revocation, cancellation, suspension or adverse modification thereof.  The consummation of the Arrangement or any of the transactions contemplated herein would not cause any revocation, modification or cancellation of any such Acquiror Permit.

(c)   The businesses of Acquiror and its Subsidiaries are not being and have not been conducted in violation of any Law (including SOX), except for possible violations which, individually or in the aggregate, do not have, and would not reasonably be expected to have, an Acquiror Material Adverse Effect.

(d)   Acquiror has provided to the Company copies of all comment letters received to date by Acquiror from the SEC or the NYSE since December 31, 2008 relating to the Acquiror SEC Documents, together with all written responses of Acquiror thereto (and Acquiror will disclose to the Company in writing any comment letters received by Acquiror after the date hereof and any written responses thereto (collectively, “Subsequent Comment Letters”)).  To Acquiror’s Knowledge, except as otherwise disclosed in writing to the Company in connection with any Subsequent Comment Letters, there are no outstanding or unresolved comments in any such comment letters received by Acquiror from the SEC or the NYSE.  To the Knowledge of Acquiror, except as otherwise disclosed in writing to the Company in connection with any Subsequent Comment Letters, none of the Acquiror SEC Documents is the subject of any ongoing review by the SEC or the NYSE.

(e)   Acquiror has made available to the preparers of the Acquiror Reserve Reports, prior to the issuance of each of the Acquiror Reserve Reports all information requested by the applicable preparer material to an adequate determination of oil and gas reserves, none of which information contained a material misrepresentation (other than as may be affected by the disposition of petroleum and natural gas assets by Acquiror and its Subsidiaries in the ordinary course of their respective businesses), and Acquiror has no Knowledge of any material adverse change to the oil and gas reserves of Acquiror since the effective dates of such reports, excluding dispositions of petroleum and natural gas assets by Acquiror and its Subsidiaries and the impact of changes in the price of oil or natural gas.  To Acquiror’s Knowledge, the Acquiror Reserve Reports issued prior to the date of this Agreement were (and at the time of its issuance the Updated Acquiror Reserve Report will be) accurate in all material respects as of the respective dates of such reports, and remain (or will remain, in the case of the Updated Acquiror Reserve Report) accurate in all material respects (other than as may be affected by the disposition of petroleum and natural gas assets by Acquiror and its Subsidiaries in the ordinary course of their respective businesses or other dispositions not material to Acquiror and its Subsidiaries taken as a whole), excluding the impact of changes in the price of oil or natural gas.

4.6   Financial Statements.

(a)   Each of the consolidated financial statements of Acquiror and its Subsidiaries included (or incorporated by reference) in the Acquiror SEC Documents (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Acquiror and its consolidated Subsidiaries in all material respects, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Acquiror and its consolidated Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto, and (v) with respect to consolidated financial statements for periods ending December 31 only, have been audited by Hein & Associates LLP or such other independent public accounting firm engaged by Acquiror from time to time for such purposes.  The books and records of Acquiror and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.  Hein & Associates LLP has not resigned or been dismissed as independent auditors of Acquiror as a result of or in connection with any disagreements with Acquiror on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)   Since September 30, 2010, neither Acquiror nor any of its Subsidiaries has incurred any material liability or obligation other than (i) liabilities and obligations incurred in the ordinary course of business, (ii) liabilities and obligations disclosed in Acquiror’s public filings made under U.S. securities laws, (iii) liabilities and obligations arising from or relating to the activities of the Company and its Subsidiaries consistent with the activities permitted pursuant to Section 5.2(a) of this Agreement, and (iv) liabilities and obligations associated with the transactions contemplated by this Agreement.

(c)   As of the date hereof, neither Acquiror nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any Contract or arrangement between or among Acquiror and any of the Subsidiaries of Acquiror, on the one hand, and any unconsolidated affiliate of Acquiror or any of its Subsidiaries or any Third Party, on the other hand, which constitutes an off-balance sheet arrangement.

(d)   The records, systems, controls, data and information of Acquiror and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Acquiror or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have an Acquiror Material Adverse Effect.  There is no reason to believe that the Acquiror’s chief executive officer and chief financial officer would not be able to give the certifications required pursuant to the rules and regulations adopted pursuant to Section 404 of SOX, without qualification, when next due.

(e)   Since May 30, 2009, neither the principal executive officer nor the principal financial officer of Acquiror has become aware of any fact, circumstance or change that is reasonably likely to result in a “significant deficiency” or a “material weakness” in Acquiror’s internal controls over financial reporting.

(f)   Acquiror has adopted a code of ethics and has promptly disclosed any change in or waiver of Acquiror’s code of ethics with respect to any Persons as required by Applicable Laws.  To the Knowledge of Acquiror, there have been no violations of provisions of Acquiror’s code of ethics since May 30, 2009.

(g)   Since December 31, 2009, neither Acquiror nor any of its Subsidiaries nor, to the Knowledge of Acquiror, any director, officer, employee, accountant or auditor of Acquiror or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Acquiror or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Acquiror or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

4.7   Legal Proceedings.  Except as disclosed in Section 4.7 of the Acquiror Disclosure Schedule, there is no Proceeding in existence or pending or, to the Knowledge of Acquiror, threatened, against or affecting Acquiror or any Subsidiary of Acquiror or to which any of their assets are subject that would reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, nor is there any injunction, rule, award, settlement or Order of or subject to any Governmental Entity or arbitrator or otherwise outstanding against Acquiror or any Subsidiary of Acquiror having, or which would reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.  Except as disclosed in Section 4.7 of the Acquiror Disclosure Schedule, no investigation by any Governmental Entity with respect to Acquiror or any of its Subsidiaries is pending or to the Knowledge of Acquiror, threatened, other than, in each case, those the outcome of which, individually or in the aggregate, would not reasonably be expected to have an Acquiror Material Adverse Effect.

4.8   Taxes.

(a)   Acquiror and its Subsidiaries have (i) timely filed (or there have been filed on their behalf) with the appropriate Tax Authorities all material Tax Returns required to be filed by them (giving effect to all extensions) on or prior to the date hereof, and such Tax Returns are true, correct and complete in all material respects, and (ii) timely paid in full or made provision in accordance with GAAP (or there has been paid or provision has been made on their behalf) for the payment of all material Taxes (whether or not reflected on a Tax Return) for all periods ending through the date hereof.

(b)   There are no Liens for Taxes upon any property or assets of Acquiror or any Subsidiary thereof, except for Liens for Taxes not yet due and for which adequate reserves have been established in accordance with GAAP.

(c)   To the Acquiror’s Knowledge, no federal, state, local, or foreign Audits or other proceedings are presently pending with regard to any material Taxes or Tax Returns of Acquiror or its Subsidiaries and none of Acquiror or its Subsidiaries have received any written notice of any material proposed claim, audit or proceeding with respect to Taxes.

(d)   There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or the filing of any material Tax Returns, designations or similar filings related to Taxes of Acquiror or any of its Subsidiaries, and no power of attorney granted by either Acquiror or any of its Subsidiaries with respect to any material Taxes is currently in force.

(e)   The Acquiror Financial Statements reflect an adequate reserve, in accordance with GAAP, for all Taxes payable by Acquiror and its Subsidiaries accrued through the date of such financial statements and neither Acquiror nor any of its Subsidiaries has incurred any material Taxes since the date of such statements other than in the ordinary course of business.

4.9   Non-Contravention.  Except as set forth in Section 4.9 of the Acquiror Disclosure Schedule, neither Acquiror nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding which would prevent, delay or impede the consummation, or otherwise reduce in any material respect the contemplated benefits, of any of the transactions contemplated by this Agreement.

4.10     Absence of Certain Changes or Events.  Except as disclosed in Section 4.10 of the Acquiror Disclosure Schedule, since September 30, 2010, there has not been any change, circumstance or event (including any event involving a prospective change) which, individually or in the aggregate, has had, or would reasonably be expected to have, an Acquiror Material Adverse Effect.

4.11     Properties.

(a)   Acquiror or one of its Subsidiaries has (or will have upon acquisition, with respect to after-acquired properties) good and marketable title to all Acquiror Properties reflected on the Acquiror Balance Sheets, and/or in the related public filings, and/or acquired after the respective dates thereof (excluding in each case properties that constitute Oil and Gas Interests, which properties are addressed elsewhere in this Section 4.11) (except properties sold or otherwise disposed of since the respective dates thereof in the ordinary course of business), free and clear of all Liens of any nature whatsoever, except Acquiror Permitted Liens.

(b)   Acquiror or one of its Subsidiaries (i) has (or will have upon acquisition, with respect to after-acquired properties) good and marketable title to not less than 90% of the total acreage of all Company Properties that constitute Oil and Gas Interests reflected on the Acquiror Balance Sheets, and/or in the related public filings, and/or acquired after the respective dates thereof (except properties sold or otherwise disposed of since the respective dates thereof in the ordinary course of business), free and clear of all Liens of any nature whatsoever, except Acquiror Permitted Liens, and (ii) is the lessee, farmee or assignee (or will be the lessee, farmee or assignee at the time of lease, with respect to after-acquired properties) under not less than 90% of the total acreage of all the Acquiror Mineral Leases reflected on the Acquiror Balance Sheets, and/or in the related public filings, and/or acquired after the respective dates thereof (except for Mineral Leases that have expired by their terms since the respective dates thereof), and is in possession of the properties leased, farmed out or assigned thereunder, and each such Acquiror Mineral Lease is valid without default thereunder by the lessee, farmee or assignee or, to Acquiror’s Knowledge, the lessor, farmor or assignor.  With respect to the up to 10% of the total acreage of all Acquiror Properties (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) and of the total acreage of all the Acquiror Mineral Leases (except for Mineral Leases that have expired by their terms since the date thereof) not addressed by the previous sentence, to the actual knowledge of Acquiror there are no material imperfections, defects or irregularities in the title of Acquiror or the applicable Subsidiary to such properties and leases.

4.12     Environmental.  (a)  Acquiror and its Subsidiaries hold, and are currently, and at all prior times have been, in continuous material compliance with all Permits, licenses, registrations and other governmental authorizations required under all Environmental Laws for Acquiror to conduct its operations (“Acquiror Environmental Permits”), and are currently, and at all prior times have been, otherwise in continuous material compliance with all applicable Environmental Laws and, to the Knowledge of Acquiror, there is no condition that would reasonably be expected to prevent or interfere with compliance in all material respects with all applicable Environmental Laws and all applicable Acquiror Environmental Permits in the future, (b) Acquiror and its Subsidiaries have not received any material Environmental Claim, and Acquiror has no Knowledge of any pending or threatened material Environmental Claim, and (c) Acquiror and its Subsidiaries have operated their respective businesses at all times and have generated, received, handled, used, stored, treated, shipped, recycled and disposed of all waste and contaminants in material compliance with Environmental Laws in all material respects.

4.13     Oil and Gas Operations.  All Wells operated by Acquiror or its Subsidiaries and that are included in the Oil and Gas Interests of Acquiror and its Subsidiaries and, to the Knowledge of the Acquiror, all Wells not operated by Acquiror or its Subsidiaries and that are included in the Oil and Gas Interests of Acquiror and its Subsidiaries, have been drilled and (if completed) completed, operated and produced (and if plugged and abandoned) plugged and abandoned, each and all in accordance with generally accepted oil and gas field practices and in compliance in all material respects with applicable oil and gas joint operating agreements, leases and other contractual obligations, and Applicable Laws, rules and regulations.

4.14     Lease and Royalty Obligations.  Acquiror and its Subsidiaries have paid all lease and royalty obligations due in respect of its properties and are not in default in any respect of their obligations under any lease or other document evidencing title to any of their properties, except where the failure to make such payments or any such default would not be reasonably expected to have an Acquiror Material Adverse Effect.

4.15     Operating Limitations.  Except as set forth in Section 4.15 of the Acquiror Disclosure Schedule, there is no non-competition, exclusivity or other similar agreement, commitment or understanding in place to which Acquiror or its Subsidiaries is a party or by which it is otherwise bound that would now or hereafter in any way limit its business or operations in a particular manner or to a particular locality or geographic region or for a specified period of time and the execution, delivery and performance of this Agreement does not and will not result in any restriction of Acquiror from engaging in its business or from competing with any person or in any geographic area, transferring or moving any of its assets or operations, in each case, where such covenant would have an Acquiror Material Adverse Effect.

4.16     Production Allowables and Production Penalties.  To the Knowledge of Acquiror, (a) there has been no production at any of Acquiror’s or any of its Subsidiaries’ Well in excess of applicable production allowables imposed by any Laws or Governmental Entity, and (b) none of such Wells is subject to any production penalty or similar production restriction of any nature imposed or to be imposed by any Governmental Entity, in each case as would have an Acquiror Material Adverse Effect.

4.17     No Net Profits or Other Interests.  No officer, director, employee or any other Person not dealing at arm’s length with Acquiror or any of its Subsidiaries or any associate or affiliate of any such Person, owns, has or is entitled to any royalty, net profits interest, carried interest or any other encumbrances or claims of any nature whatsoever which are based on production from the properties or assets of Acquiror or any revenue or rights attributed thereto.

4.18     No Expenses Owed and Delinquent.  No material payables (including bills for labor, materials, supplies used or furnished for use in connection with Acquiror’s or one of its Subsidiaries Oil and Gas Interests) have been owed and delinquent in payment by Acquiror or one of its Subsidiaries for a period of more than 60 days prior to the date hereof.

4.19     Revenues.  Except as set forth on Section 4.19 of the Acquiror Disclosure Schedule, the Acquiror or one of its Subsidiaries is receiving all revenues attributable to sales of production from Oil and Gas Interests owned by Acquiror or one of its Subsidiaries in the ordinary course of business without suspense.

4.20     Stockholder Vote Required.  The Acquiror Stockholder Approval is the only vote of the holders of any class or series of Acquiror capital stock required to authorize and approve the transactions contemplated by this Agreement and consummate the transactions contemplated thereby including the Arrangement.

4.21     Brokers or Finders.  No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement except BMO Capital Markets, the fees of which are the responsibility of Acquiror.

4.22     Acquiror Common Stock.  The shares of Acquiror Common Stock, the Exchangeable Shares and the shares of Acquiror Common Stock to be issued upon the exchange of the Exchangeable Shares to be issued under the Arrangement will be freely tradable without requirement for further registration under Applicable Canadian Securities Laws in Canada and the Securities Act in the United States, subject to the approval of the Court and, with respect only to the shares of Acquiror Common Stock to be issued upon exchange of the Exchangeable Shares, the effectiveness of the S-3 Registration Statement; provided, that former Company Securityholders who become affiliates of Acquiror shall be subject to restrictions with respect to such shares in accordance with the rules and regulations promulgated under Applicable Law.

4.23     Board Approval.  Acquiror’s Board of Directors, by resolutions duly adopted on or prior to the date hereof, has (i) adopted a resolution approving this Agreement, and (ii) recommended that the Acquiror Stockholders approve the issuance of the shares of Acquiror Common Stock and Exchangeable Shares to be issued pursuant to the Arrangement and directed that such matter be submitted to the Acquiror Stockholders for consideration at the Acquiror Meeting.

4.24     Financing.  Acquiror has received a commitment letter from the Bank of Montreal for financing and has furnished a copy of such commitment letter to the Company.

4.25     NGAS Resources.  Acquiror has no Knowledge of any event, fact or circumstance concerning the assets, liabilities or operations of NGAS Resources, Inc. which, upon consummation of the acquisition of NGAS Resources, Inc. by Acquiror, would reasonably be expected to materially and adversely affect Acquiror and its Subsidiaries taken as a whole.

4.26     Transaction Consideration.  The Acquiror Common Stock and Exchangeable Shares issued pursuant to the Plan of Arrangement will be as at the Effective Date, duly authorized and validly issued as fully paid and non-assessable shares free from pre-emptive rights.  The Acquiror Common Stock issuable upon the exchange of the Exchangeable Shares will be duly authorized and validly issued as fully paid and non-assessable shares free from pre-emptive rights.

4.27     Full Disclosure.  The representations and warranties of Acquiror contained in this Agreement (including the Acquiror Disclosure Schedule) do not, and the certificate referred to in Section 7.3(a) will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

ARTICLE 5

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1   Covenants of the Company.  During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to itself and its Subsidiaries that, except as expressly contemplated or permitted by this Agreement or to the extent that Acquiror shall otherwise consent in writing:

(a)   Ordinary Course.  The Company and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course consistent with past practice and use all reasonable commercial efforts to preserve intact their present business organizations, maintain their rights, franchises, licenses and other authorizations issued by Governmental Entities and preserve their relationships with employees, customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time.  The Company shall not, nor shall it permit any of its Subsidiaries to, (i) enter into (including via any acquisition) any new line of business, (ii) make any material change to its or its Subsidiaries’ businesses, except as required by applicable legal requirements, (iii) enter into, terminate or fail to renew any material lease, contract, license or agreement, or make any change to any existing material leases, contracts, licenses or agreements other than in the ordinary course of business and consistent with past practice, (iv) make any capital expenditures, other than capital expenditures made in accordance with and not in excess of the amounts set forth in Section 5.1(a)(iv)(2) of the Company Disclosure Schedule, (v) except as may be set forth in the Plan of Arrangement, pay any bonus, fee, distribution, remuneration or other compensation to any Person (other than salaries, wages or bonuses paid or payable to employees in the ordinary course of business in accordance with current compensation levels and practices, and in accordance with the bonuses set forth in Section 5.1(a) of Company Disclosure Schedule) for any reason, including as a result of the transactions contemplated by this Agreement, or (vi) enter into, or materially modify or terminate, any “swap agreement” (as defined in 11 U.S.C. § 101, as in effect from time to time, or any successor statute), including, without limitation, any rate swap agreement, forward rate agreement, hedging agreement, commodity swap, commodity option, interest rate option, forward foreign exchange agreement, spot foreign exchange agreement, rate cap agreement, rate floor agreement, rate collar agreement, currency swap agreement, cross-currency rate swap agreement, currency option and any other similar agreement (each a “Derivative Agreement”).

(b)   Dividends; Changes in Stock.  The Company shall not, nor shall it permit any of its Subsidiaries to, or propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for dividends by a wholly-owned Subsidiary of the Company, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire, or permit any Subsidiary to redeem, purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

(c)   Issuance of Securities.  The Company shall not, nor shall it permit any of its Subsidiaries to, issue, deliver, grant or sell, or authorize or propose the issuance, delivery, grant or sale of, or purchase or propose the purchase of, any shares of its capital stock of any class, any Voting Debt, stock appreciation rights, or any securities convertible into or exercisable or exchangeable for, or any subscriptions, rights, warrants or options to acquire, any such shares, securities or Voting Debt, or enter into any agreement or commitment of any character with respect to any of the foregoing, other than the issuance of the Company Shares required to be issued upon the exercise of (1) the Company Options outstanding on the date hereof and in accordance with the respective terms thereof and (2) the Company Broker Warrants outstanding on the date hereof and in accordance with the respective terms thereof.

(d)   Governing Documents, Etc.  The Company shall not (i) amend or propose to amend the Company Governing Documents or, except as expressly permitted by this Agreement, enter into, or permit any Subsidiary to enter into, a plan of consolidation, merger, amalgamation or reorganization with any Person other than a wholly-owned Subsidiary of the Company, or (ii) waive any provisions of any confidentiality or standstill agreements in place with any Third Parties unless in compliance with Section 6.9.

(e)   No Acquisitions.  The Company shall not, and shall not permit its Subsidiaries to, acquire or agree to acquire, by merging or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, by forming a partnership or joint venture with, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, rights or properties.

(f)   No Dispositions.  Other than (i) sales of Hydrocarbon production of the Company and its Subsidiaries in the ordinary course of business or (ii) pursuant to the Contracts listed on Section 5.1(f) of the Company Disclosure Schedule, the Company shall not, and shall not permit its Subsidiaries to, sell, lease, assign, encumber or otherwise dispose of, or agree to sell, lease, assign, encumber or otherwise dispose of, any of its or their assets, rights or properties (including capital stock of its Subsidiaries, indebtedness of others held by the Company and its Subsidiaries or any rights held by the Company or its Subsidiaries to operate assets or properties).

(g)   Indebtedness.  Except as set forth in Section 5.1(a)(iv)(2) of the Company Disclosure Schedule and only to the extent consistent with the terms and conditions set forth therein, the Company shall not, and shall not permit any of its Subsidiaries to, incur, create or assume any long term indebtedness for borrowed money (or modify any of the material terms of any such outstanding long-term indebtedness), guarantee any such long term indebtedness or issue or sell any long term debt securities or warrants or rights to acquire any long term debt securities of the Company or any of its Subsidiaries or guarantee any long term debt securities of others, other than (i) indebtedness of the Company’s Subsidiary to the Company or (ii) indebtedness in connection with any costs or expenditures permitted under this Agreement.

(h)   Press Releases.  The Company shall consult with Acquiror before issuing any press release or otherwise making any public statement regarding the Company or any of its Subsidiaries, or its or their business, properties or assets.

(i)   Other Actions.  The Company shall not, and shall not permit any of its Subsidiaries to, intentionally take any action that would, or reasonably might be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions precedent set forth in Article 7 not being satisfied or in a violation of any provision of this Agreement.

(j)   Accounting Methods; Tax Matters.  The Company shall not change its methods of accounting in effect as of the date hereof, except as required by International Financial Reporting Standards and concurred to by the Company’s independent auditors.  The Company shall not (i) change its annual Tax accounting period, (ii) make any Tax election that, individually or in the aggregate, would reasonably be likely to have a Company Material Adverse Effect or to have a material adverse effect on Acquiror or its Subsidiaries after the Effective Time, or (iii) take any action or agree to any settlement with a Governmental Entity which pertains to Taxes which would reasonably be likely have a Company Material Adverse Effect.

(k)   Compensation and Benefit Plans.  During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to itself and its Subsidiaries that, except as required by Applicable Law or as expressly contemplated by this Agreement or the Plan of Arrangement, it will not: (i) enter into, adopt, amend, or terminate any Company Benefit Plan, (ii) increase in any manner the compensation or fringe benefits of any director, officer or employee, or pay any benefit not required by any Company Benefit Plan as in effect as of the date hereof or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, (iii) increase in any manner the rate of compensation or amount of fringe benefits of any independent contractor or consultant or pay any benefit not required by any Company Benefit Plan as in effect as of the date hereof or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, (iv) enter into or renew any contract, agreement, commitment or arrangement (other than a renewal occurring in accordance with the terms of an the applicable Company Benefit Plan) providing for the payment to any director, officer, employee, independent contractor or consultant of compensation or benefits contingent, or the terms of which are materially altered, upon (A) the occurrence of any of the transactions contemplated by this Agreement, (B) any change of control of the Company, (C) the termination or severance of such individual’s relationship with the Company, or (D) the retention or continued employment of any such individual or (v) except as provided in the Plan of Arrangement, provide for the accelerated vesting or any other modification to any stock option, restricted stock, restricted stock unit, long-term incentive award or other performance-based or equity-based award upon the occurrence of any of the transactions contemplated by this Agreement.

(l)   No Liquidation.  Except pursuant to an internal reorganization, the Company shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization.

(m)   Litigation.  The Company shall not, and shall not permit any of its Subsidiaries to, settle or compromise any litigation other than settlements or compromises of litigation where the amount paid does not exceed U.S. $200,000.

(n)   No Amendment to Material Contracts or Restrictions on Business.  The Company shall not, and shall not permit any of its Subsidiaries to, (i) enter into, amend or otherwise modify or violate in any material respect the material terms of, or terminate, cancel or fail to renew, any Contract that is a Material Contract or would be a Material Contract if existing on the date of this Agreement, or waive, release, cancel, convey, encumber or otherwise assign any material rights or claim thereunder, or (ii) create, renew or amend any Contract containing (A) any material restriction on the ability of the Company to conduct its business as it is presently being conducted or (B) any material restriction on the ability of the Company to engage in any type of activity or business.

(o)   Notice of Company Meeting.  The Company shall provide notice to Acquiror of the Company Meeting and allow Acquiror’s representatives to attend such meeting.

(p)   Postponement of Company Meeting.  In the event that the Company provides a Notice of Superior Proposal on a date which is less than three Business Days prior to the Company Meeting, Acquiror shall be entitled to require the Company to adjourn or postpone the Company Meeting to a date that is not more than five Business Days after the date of such notice.

(q)   Proxy Circular.  Subject to compliance by Acquiror with Section 6.1(a), the Company will ensure that the Company’s Proxy Circular complies, in all respects, with Applicable Canadian Securities Laws and any other Applicable Laws and shall include or incorporate by reference, without limitation the unanimous determination of the Company’s Board of Directors that the Arrangement is fair to Company Securityholders and is in the best interests of the Company and the Company Securityholders, and the unanimous recommendation of the Company’s Board of Directors that the Company Securityholders vote in favor of the Arrangement Resolution; provided that, notwithstanding the covenants of Company in this subsection, prior to the completion of the Arrangement, the Company’s Board of Directors may withdraw, modify or change the recommendation regarding the Arrangement as permitted by Section 6.9(f), provided the Company’s Board of Directors shall have complied with the provisions of Section 6.9.  Subject to the proviso in the immediately preceding sentence, the Company’s Board of Directors shall not take any action or make any statement that is inconsistent with the Company Board Recommendation.

(r)   Other Agreements.  The Company shall not, and shall not permit any of its Subsidiaries to, agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 5.1.

(s)   Income Tax Election.  If required for Company Optionholders to be entitled to a deduction under paragraph 110(1)(d) of the Tax Act in connection with the exchange and cancellation of NuLoch Options pursuant to Section 3.1(c) of the Plan of Arrangement, NuLoch shall elect that neither it, nor any person with whom it does not deal at arm’s length, will deduct any amount in respect of the Acquired Share Settlement Amount, all as contemplated in proposed subsection 110(1.1) of the Tax Act.

5.2   Acquiror Covenants.  During the period from the date of this Agreement and continuing until the Effective Time, Acquiror agrees as to itself and its Subsidiaries that, except as expressly contemplated or permitted by this Agreement or to the extent that the Company shall otherwise consent in writing:

(a)   Acquiror and its Subsidiaries shall carry on their respective businesses in the ordinary and usual course; provided, that nothing herein shall limit or restrict the ability of Acquiror and its Subsidiaries to conduct acquisitions or dispositions of businesses or assets, to enter into joint venture or partnership arrangements, to construct and operate pipelines and processing plants, or to conduct similar activities, in each case within the industry in which Acquiror and its Subsidiaries currently operate.

(b)   Dividends.  Except with respect to shares of Acquiror Preferred Stock, Acquiror shall not, nor shall it permit any of its Subsidiaries to, or propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock (other than dividends or other distributions by direct or indirect Subsidiaries), or (ii) repurchase, redeem or otherwise acquire, or permit any Subsidiary to redeem, purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than with respect to employee stock or benefit plans of Acquiror or its Subsidiaries.

5.3   Acquiror Meeting.  Acquiror shall provide notice to the Company of the Acquiror Meeting and allow the Company’s representatives to attend such meeting.

5.4   Control of Each Party’s Businesses.  Nothing contained in this Agreement shall give a Party, directly or indirectly, the right to control or direct the operations of the other Party prior to the Effective Time.  Prior to the Effective Time, each Party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

5.5   Advice of Changes; Government Filings.  The Company and Acquiror shall confer on a regular and frequent basis and promptly advise each other orally and in writing of any change or event of which the Company or Acquiror has Knowledge having, or which would reasonably be expected to have a Company Material Adverse Effect or an Acquiror Material Adverse Effect (as applicable), or which would cause or constitute a material breach of any of the representations, warranties or covenants of the Company of Acquiror (as applicable) contained herein.  The Company shall promptly advise Acquiror orally and in writing of any material deficiencies in the internal controls over financial reporting (as defined in NI 52-109) of the Company identified by the Company or its auditors.  Each of the Company and Acquiror shall have the right to review in advance, and to the extent practicable, each will consult with the other, in each case subject to Applicable Laws relating to the exchange of information, with respect to all the information relating to the other Party, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any Third Party or any Governmental Entity in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the Parties hereto agrees to act reasonably and as promptly as practicable.  Each Party hereto agrees that to the extent practicable it will consult with the other Party hereto with respect to the obtaining of all permits, consents, approvals and authorizations of all Third Parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement, and each Party will keep the other Party reasonably apprised of the status of matters relating to completion of the transactions contemplated hereby.

ARTICLE 6

ADDITIONAL AGREEMENTS

6.1   Company Proxy Circular and Company Meeting.  As promptly as practicable following the execution of this Agreement and in compliance with the Interim Order and Applicable Laws:

(a)   As soon as is reasonably practicable after the date of execution of this Agreement, the Company will file, proceed with and diligently prosecute, and Acquiror shall assist with, an application for an Interim Order in accordance with Section 2.1 and Section 2.2;

(b)   The Company shall carry out such terms of the Interim Order as are required under the terms thereof to be carried out by the Company;

(c)   Acquirors shall prepare the Acquirors Information, in accordance with Applicable Canadian Securities Laws, for inclusion in the Company’s Proxy Circular, including any pro forma financial statements prepared in accordance with U.S. or Canadian  GAAP, as applicable, and Applicable Laws, as is reasonably requested by the Company or required by the Interim Order or Applicable Laws for inclusion in the Company’s Proxy Circular and provide the Acquirors Information to the Company in a reasonably timely and expeditious manner.  Acquiror shall also use all reasonable commercial efforts to obtain any necessary consents from any of its auditors and any other advisors to the use of any financial, technical or other expert information required to be included in the Company’s Proxy Circular;

(d)   As soon as practicable after the date hereof (but in no event later than 20 Business Days after the date of this Agreement) and subject to Acquirors’ compliance with Section 6.1(c), the Company shall prepare, in consultation with Acquirors, the Company’s Proxy Circular (which shall be in a form and substance satisfactory to Acquirors, acting reasonably), together with any other documents required by Applicable Laws in connection with the Company Meeting, in the form and containing the information required by all Applicable Laws, including all applicable corporate and securities legislation and requirements, and a copy of the written opinion of the Company Financial Advisor that states that, as of the date hereof, and based upon and subject to the factors and assumptions set forth therein, the Transaction Consideration is fair, from a financial point of view, to the Company Securityholders;

(e)   As soon as practicable after obtaining the Interim Order, the Company shall mail to the Company Securityholders and such other securityholders of the Company or other Third Parties as may be required pursuant to the Interim Order and Applicable Laws and file with the Canadian Securities Regulators, the Company’s Proxy Circular and all other proxy materials for the Company Meeting, and if necessary in order to comply with applicable securities laws, after the Company’s Proxy Circular shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, re-solicit proxies.  The Company shall cause the Company’s Proxy Circular to be mailed in all jurisdictions where the same is required to be mailed;

(f)   Prior to the filing of the Company’s Proxy Circular (or any amendment or supplement thereto) with the Canadian Securities Regulators, and during the course of its preparation, the Company shall provide Acquirors and their legal and other advisors with reasonable opportunity to review and comment on it and the Company shall include in such document any comments reasonably proposed by Acquirors and their counsel;

(g)   Without limiting the generality of the foregoing, the Company shall ensure that the Company’s Proxy Circular does not contain any misrepresentations of a material fact or any untrue statements of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than with respect to the Acquirors Information);

(h)   Acquirors shall ensure that the Acquirors Information does not contain any misrepresentations of a material fact or any untrue statements of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made;

(i)   The Company and Acquirors shall each promptly notify each other if at any time before the Effective Date either becomes aware that the Company’s Proxy Circular contains a misrepresentation, or that otherwise requires an amendment or supplement to the Company’s Proxy Circular and the Parties shall cooperate in the preparation of any amendment or supplement to the Company’s Proxy Circular as required or appropriate, and the Company shall promptly mail or otherwise publicly disseminate any amendment or supplement to the Company’s Proxy Circular to Company Securityholders and, if required by the Court or Applicable Laws, file the same with any Governmental Entity and as otherwise required;

(j)   The Company shall (i) convene and hold the Company Meeting as soon as practicable, and shall use all reasonable commercial efforts to do so by May 1, 2011 or such later date that may be mutually agreed upon with Acquirors, as provided in the Interim Order, (ii) solicit proxies to be voted at the Company Meeting in favour of the Arrangement, and (iii) not adjourn, postpone or cancel (or propose to adjourn, postpone or cancel) the Company Meeting without the prior written consent of Acquirors, except as required for quorum purposes (in which case the Company Meeting shall be adjourned and not cancelled) or by Applicable Law or by a Governmental Entity;

(k)   The Company’s Board of Directors shall include the Company Board Recommendation in the Company’s Proxy Circular and, shall not (i) withdraw or modify in any manner adverse to Acquirors, the Company Board Recommendation or (ii) publicly propose to, or publicly announce that the Company’s Board of Directors has resolved to, take any such action (any of the foregoing, a “Change in Company Board Recommendation”), except as and to the extent expressly permitted by Sections 5.1(q) and 6.9.  Notwithstanding any Change in Company Board Recommendation, unless earlier terminated in accordance with Section 8.1, the Arrangement Resolution shall be submitted to the Company Securityholders at the Company Meeting for consideration and nothing contained herein shall be deemed to relieve the Company of such obligation;

(l)   The Company shall provide notice to Acquirors of the Company Meeting and allow representatives of Acquirors to attend the Company Meeting;

(m)   The Company shall conduct the Company Meeting in accordance with the Interim Order, the ABCA, the Company Governing Documents and as otherwise required by Applicable Laws; and

(n)   The Company shall take all such actions as may be required under the ABCA in connection with the transactions contemplated by this Agreement and the Plan of Arrangement.

6.2   Acquiror Proxy Circular and Acquiror Meeting.  As promptly as practicable following the execution of this Agreement and in compliance with Applicable Laws:

(a)   The Company shall prepare the Company Information, in accordance with Applicable Laws, for inclusion in the Acquiror’s Proxy Circular as is reasonably requested by Acquiror or required by Applicable Laws for inclusion in Acquiror’s Proxy Circular and provide the Company Information to Acquiror in a reasonably timely and expeditious manner.  The Company shall also use all reasonable commercial efforts to obtain any necessary consents from any of its auditors and any other advisors to the use of any financial, technical or other expert information required to be included in Acquiror’s Proxy Circular;

(b)   As soon as practicable after the date hereof (but in no event later than 20 Business Days after the date of this Agreement) and subject to the Company’s compliance with Section 6.2(a) Acquiror shall prepare, in consultation with the Company, and file the preliminary Acquiror’s Proxy Circular (which shall be in a form and substance satisfactory to the Company, acting reasonably), together with any other documents required by Applicable Laws in connection with the Acquiror Meeting, with the SEC and in all jurisdictions where Acquiror’s Proxy Circular is required to be filed and in the form and containing the information required by all Applicable Laws, including all applicable corporate and securities legislation and requirements;

(c)   The Company shall ensure that the Company Information does not contain any misrepresentations of a material fact or any untrue statements of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made;

(d)   The Company and Acquiror shall each promptly notify each other if at any time before the Effective Date either becomes aware that Acquiror’s Proxy Circular contains a misrepresentation, or that otherwise requires an amendment or supplement to Acquiror’s Proxy Circular and the Parties shall cooperate in the preparation of any amendment or supplement to Acquiror’s Proxy Circular as required or appropriate, and Acquiror shall promptly mail or otherwise publicly disseminate any amendment or supplement to Acquiror’s Proxy Circular to Acquiror Stockholders and, if required by Applicable Laws, file the same with any Governmental Entity and as otherwise required;

(e)   Prior to the filing of the Acquiror’s Proxy Circular (or any amendment or supplement thereto) with the SEC, and during the course of its preparation, the Acquiror shall provide Company and its legal and other advisors with reasonable opportunity to review and comment on the Company Information included therein and the Acquiror shall include in such document any comments reasonably proposed by Company and its counsel with respect to such Company Information;

(f)   Acquiror shall take all such actions as may be required under the Delaware General Corporation Law in connection with the transactions contemplated by this Agreement and the Plan of Arrangement; and

(g)   Acquiror shall use all reasonable commercial efforts to cause the shares of Acquiror Common Stock to be issued pursuant to the Arrangement to be approved for listing (subject to official notice of issuance) on the Exchange prior to the Effective Time.

6.3   Amendments.  In a timely and expeditious manner, each of the Company and Acquiror shall prepare (in consultation with the other) and file any mutually agreed (or as otherwise required by Applicable Laws) amendments or supplements to their respective Proxy Circulars (which amendments or supplements shall be in a form satisfactory to each Party, acting reasonably) with respect to the Company Meeting and the Acquiror Meeting (as the case may be) and mail such amendments or supplements, as required by the Interim Order and in accordance with all Applicable Laws, in and to all jurisdictions where such amendments or supplements are required to be mailed, complying in all material respects with all Applicable Laws on the date of the mailing thereof.

6.4   Final Order.  Subject to the approval of the Arrangement at the Company Meeting in accordance with the provisions of the Interim Order, the Company shall file, proceed with and diligently prosecute an application for the Final Order, which application shall be in a form and substance satisfactory to the Parties, acting reasonably.

6.5   Filing to Effect Arrangement.  The Company shall carry out the terms of the Interim Order and the Final Order and, following the issue of the Final Order and the satisfaction, fulfillment or waiver of the conditions in favor of the Company and Acquirors set forth herein, at a time and on a date to be agreed by Acquirors and the Company, file the Final Order and other documents with the Registrar in order for the Arrangement to become effective.

6.6   Copy of Documents.  Except for proxies and other non-substantive communications, each of the Company and Acquiror shall furnish promptly to the other a copy of each notice, report, schedule or other document delivered, filed or received by it in connection with this Agreement, the Arrangement, the Interim Order, the Company Meeting, the Acquiror Meeting or any other meeting at which all the Company Securityholders or Acquiror Stockholders are entitled to attend, to, with or from any Governmental Entity or stock exchange in connection with, or in any way affecting, the transactions contemplated by this Agreement.

6.7   Access to Information; Confidentiality.

(a)   Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to the duly authorized representatives of Acquirors, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, records and officers and, during such period, the Company shall (and shall cause each of its Subsidiaries to) make available to Acquirors such information concerning its business, properties and personnel as Acquirors may reasonably request.

(b)   Upon reasonable notice, the Acquiror shall (and shall cause each of its Subsidiaries to) afford to the duly authorized representatives of Company, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, records and officers and, during such period, the Acquiror shall (and shall cause each of its Subsidiaries to) make available to Company such information concerning its business, properties and personnel as Company may reasonably request; provided, Acquiror shall have no obligation in response to a reasonable request by the Company to provide access to or otherwise disclose to the Company any information or documents, subject to the attorney-client privilege, or concerning any potential or proposed acquisition or disposition of any Person, business operation or material assets by Acquiror or any of its Subsidiaries (or other proposed material transactions) until such time as Acquiror or one of its Subsidiaries enters into a letter of intent with respect thereto.

(c)   The Parties will hold any information that is nonpublic in confidence to the extent required by, and in accordance with, the provisions of the Mutual Confidentiality Agreement between Acquiror and the Company, dated November 3, 2010 (the “Confidentiality Agreement”), which Confidentiality Agreement will remain in full force and effect.

(d)   No such investigation by Acquirors shall affect the representations and warranties of the Company.

(e)   No such investigation by the Company shall affect the representations and warranties of the Acquirors.

6.8   Reasonable Efforts.

(a)   Subject to the terms and conditions of this Agreement, each Party will use all reasonable commercial efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and Applicable Laws to consummate the Arrangement and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, filings and other documents and to obtain as promptly as practicable all Requisite Regulatory Approvals and all other consents, waivers, Orders, approvals, Permits, rulings, authorizations and clearances necessary or advisable to be obtained from any Third Party or any Governmental Entity in order to consummate the Arrangement or any of the other transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, Acquiror agrees to use all reasonable best efforts to, and shall use all reasonable best efforts to cause its Subsidiaries to: (i) in respect of holders of Company Shares who are eligible to, and do, receive Exchangeable Shares under the Arrangement that desire to make the election, to cause ExchangeCo to enter into elections with any such holders who make elections under Section 85 of the Tax Act and any equivalents thereof under provincial laws as set forth in the Plan of Arrangement; (ii) prior to the Effective Time, cause the governing documents of ExchangeCo to be amended to create and/or provide for the Exchangeable Shares and otherwise as required to effect the transactions contemplated hereby; (iii) to reserve or have available a sufficient number of shares of Acquiror Common Stock for issuance upon the exchange from time to time of Exchangeable Shares; (iv) to promptly prepare and file the Acquiror Proxy Circular, convene and hold the Acquiror Meeting, and solicit proxies to be vote at the Acquiror Meeting to approve the issuance of the Acquiror Common Stock as contemplated by this Agreement; and (v) file a registration statement on Form S-3 (or other applicable form) (the “S-3 Registration Statement”) with the SEC in order to register under the Securities Act the Acquiror Shares issuable from time to time after the Effective Time upon exchange of the Exchangeable Shares and shall use all reasonable best efforts to cause the S-3 Registration Statement to become effective and to maintain the effectiveness of such registration so long as any Exchangeable Shares remain outstanding (other than those Exchangeable Shares held by Acquiror or any of its affiliates) or until such earlier time as Acquiror determines that the securities covered by such Registration Statement have been sold, or may be sold without volume restrictions pursuant to Rule 144, as determined by Acquiror, acting reasonably.  Without limiting the generality of the foregoing, the Company agrees to use all reasonable commercial efforts to determine whether the Company qualifies for an exemption available under Applicable Law such that the vote contemplated in Section 2.2(d)(ii) would not be required and if it does so qualify, to avail itself of such exemption.

(b)   Each of Acquirors and the Company shall, in connection with the efforts referenced in Section 6.8(a), use all reasonable commercial efforts to (i) cooperate in all respects with each other in connection with any filing or submission, including filings or submissions with the SEC and the Canadian Securities Regulators with respect to any of the transactions contemplated by this Agreement, which cooperation shall include allowing the other Parties and their legal and other advisors the reasonable opportunity to review and comment on drafts of such filings and submissions and including in such document any comments reasonably proposed by the other Parties and their counsel, (ii) cooperate in all respects with each other in connection with any investigation or other inquiry, including any Proceeding initiated by a private party challenging the Arrangement, (iii) promptly inform the other Party of the status of any of the matters contemplated hereby, including providing the other Party with a copy of any written communication (or summary of oral communications) received by such Party from, or given by such Party to, any Governmental Entity and of any written communication (or summary of oral communications) received or given in connection with any Proceeding by a private party challenging the Arrangement, in each case regarding any of the transactions contemplated hereby, and (iv) to the extent practicable, consult with each other in advance of any meeting or conference with any such Governmental Entity or, in connection with any Proceeding by a private party challenging the Arrangement, with any such other Person, and to the extent permitted by any such Governmental Entity or other Person, give the other Party the opportunity to attend and participate in such meetings and conferences.

(c)   In furtherance and not in limitation of the covenants of the Parties contained in this Section 6.8, if (i) any objections are asserted with respect to the transactions contemplated hereby under any Law, (ii) any administrative or judicial action or Proceeding is instituted (or threatened to be instituted) by any Governmental Entity or private party challenging the Arrangement or the other transactions contemplated hereby as violative of any Law or which would otherwise prevent, delay or impede the consummation, or otherwise materially reduce the contemplated benefits, of the Arrangement or the other transactions contemplated hereby, or (iii) any Law is enacted, entered, promulgated or enforced by a Governmental Entity which would make the Arrangement or the other transactions contemplated hereby illegal or would otherwise prevent, delay or impede the consummation, or otherwise materially reduce the contemplated benefits, of the Arrangement or the other transactions contemplated hereby, then each of the Company and Acquiror shall use all reasonable commercial efforts to resolve any such objections, actions or Proceedings so as to permit the consummation of the transactions contemplated by this Agreement.

(d)   In furtherance and not in limitation of the covenants of the Parties contained in this Section 6.8, but subject to first complying with the obligations of Section 6.8(c), if any of the events specified in Section 6.8(c)(ii) or (iii) occurs, then each of Acquiror and the Company shall cooperate in all respects with each other and use all reasonable commercial efforts to contest and resist any such administrative or judicial action or Proceeding and to have vacated, lifted, reversed or overturned any judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prevents, materially delays or materially impedes the consummation, or otherwise materially reduces the contemplated benefits, of the Arrangement or the other transactions contemplated by this Agreement so as to permit consummation of the transactions contemplated by this Agreement, and each of Acquirors and the Company shall use its or their reasonable commercial efforts to defend, at its own cost and expense, any such administrative or judicial actions or Proceedings.

(e)   Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.8 shall limit a Party’s right to terminate this Agreement pursuant to Sections 8.1(b) or 8.1(c) so long as such Party has otherwise complied with its obligations under this Section 6.8 prior to such termination.

6.9   No Solicitation; Third-Party Proposals.

(a)   The Company shall not, directly or indirectly, through any of its officers or directors or any employee, representative or agent of the Company or any of its Subsidiaries (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) acting, directly or indirectly, at the direction of any officer or director of the Company, (i) initiate, solicit, or knowingly encourage inquiries or proposals with respect to an Acquisition Proposal other than from Acquirors, (ii) engage in any discussions or negotiations concerning, or provide any confidential information or data to any Third Party in connection with an Acquisition Proposal (except to notify such Person as to the existence of the provisions of this Section 6.9), or knowingly take any other action with the purpose or intention of facilitating any other inquiries or the making of any proposal that constitutes, or that reasonably may be expected to lead to, any Acquisition Proposal, or (iii) except as permitted by Section 6.9(g) below, enter into any agreement (other than a confidentiality agreement permitted by Section 6.9(b) below) with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal.

(b)   Notwithstanding the foregoing, prior to the Effective Date, the Company may, in response to an unsolicited Acquisition Proposal received by the Company which did not result from a breach of this Section 6.9, furnish information to, or enter into discussions or negotiations with, or waive any standstill with, any Person that has made an unsolicited bona fide written Acquisition Proposal if, and only to the extent that (A) such Acquisition Proposal, if consummated, would constitute a Superior Proposal or the Company’s Board of Directors, after consulting with the Company’s outside legal advisors, determines in good faith that such Acquisition Proposal, after furnishing such information and entering into such discussions or negotiations, could reasonably be expected to result in a Superior Proposal, (B) the Company and its Subsidiaries are otherwise in compliance with this Section 6.9 (including, prior to furnishing such information to, or entering into discussions or negotiations with, such Person, by providing written notice to Acquiror to the effect that it is furnishing information to, or entering into discussions or negotiations with, such Person), (C) prior to furnishing such information, the Company receives from such Person an executed confidentiality agreement with terms substantially similar to and no less favorable to the Company than those contained in the Confidentiality Agreement (it being understood and hereby agreed that such confidentiality agreement must contain a “standstill” or similar provision that prohibits such Person from making an Acquisition Proposal, acquiring the Company or taking any other related action except and to the limited extent permitted by the Confidentiality Agreement); provided, however, that the Company may enter into discussions or negotiations solely with respect to entering into such confidentiality agreement without breaching this Section 6.9, and (D) the Company keeps Acquirors informed, on a reasonably current basis, of the status of any such discussions or negotiations as provided above.  In the event that the Company provides any information to such Person that the Company has not previously provided to Acquiror, the Company shall promptly provide such information to Acquiror.  The Company shall notify Acquirors within 24 hours after the receipt of any unsolicited Acquisition Proposal.

(c)   The Company shall promptly (and, in any event, within one Business Day) (i) notify Acquirors of the existence of any proposal, discussion, negotiation or inquiry received by the Company with respect to any Acquisition Proposal, the material terms and conditions of any proposal, discussion, negotiation or inquiry that it may receive and the identity of the Person making such proposal or inquiry, and any modification thereof or amendment thereto and (ii) provide Acquirors a copy of any such proposal or inquiry and any modification thereof or amendment thereto.  The Company will keep Acquirors reasonably apprised of any related developments, discussions, and negotiations.

(d)   Except as provided herein, the Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Acquirors) conducted heretofore with respect to any Acquisition Proposal.

(e)   Nothing contained in this Section 6.9 shall prohibit the Company or the Company’s Board of Directors (i) from making any disclosure to the Company’s shareholders if, in the good faith judgment of the Company’s Board of Directors, after consultation with outside counsel, failure to make such disclosure would be inconsistent with Applicable Law and (ii) complying with Multilateral Instrument 62-104 – Take-Over Bids and Issuer Bids and similar provisions under Applicable Laws relating to the provision of directors’ circulars and making appropriate disclosure with respect thereto to Company Securityholders.

(f)   Except as set forth in this Section 6.9(f), neither the Company’s Board of Directors nor any committee thereof shall (i) approve or recommend, or propose to approve or recommend, any Acquisition Proposal (other than from Acquiror), (ii) cause or permit the Company to enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement with respect to any Acquisition Proposal (other than from Acquiror) or (iii) in connection with an Acquisition Proposal withdraw or modify in a manner adverse to Acquirors, or publicly propose to withdraw or modify in a manner adverse to Acquirors, the Company Board Recommendation.  Notwithstanding the foregoing provisions of this Section 6.9(f), the Company’s Board of Directors may, at any time, make a Change in Company Board Recommendation (i) if the Company Board receives a Superior Proposal, and has concluded in good faith, after consultation with the Company’s outside legal advisors, that in light of the Superior Proposal the failure of the Company’s Board of Directors to effect a Change in Company Board Recommendation would be inconsistent with the directors’ exercise of their fiduciary obligations under Applicable Law; or (ii) in response to any material event, development, circumstance, occurrence or change in circumstances or facts not related to an Acquisition Proposal that was not known to the Board of Directors or senior management of the Company on the date hereof, that would have a material highly favorable impact on the business, condition (financial or otherwise), capitalization, assets, liabilities, operations or financial performance of the Company and its Subsidiaries taken as a whole (an “Intervening Event”), and the Company’s Board of Directors has concluded in good faith, after consultation with the Company’s outside legal advisors, that in light of the Intervening Event, the failure of the Company’s Board of Directors to effect a Change in Company Board Recommendation would be inconsistent with the directors’ exercise of their fiduciary obligations under Applicable Law; provided, however, that the following shall not constitute an Intervening Event: changes in the financial or securities markets or general economic or political conditions in the world, general conditions in the industry in which the Company and its Subsidiaries operate, any change in the price of oil or natural gas, discovery of successful wells, or any oil and gas discovery.

(g)   At any time prior to the Effective Date, the Company may, in response to a Superior Proposal that did not result from a breach of this Section 6.9, terminate this Agreement by written notice to Acquirors and concurrently with such termination enter into a definitive agreement providing for the transactions contemplated by such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to this Section 6.9(g), and any purported termination pursuant to Section 6.9(g) shall be void and of no force or effect, unless, the Company shall have complied with all the provisions of this Section 6.9, including the notification provisions in this Section 6.9(g), and with all applicable requirements of Section 8.2(b) (including the payment of the Damages Fee in accordance therewith) in connection with such Superior Proposal; and provided further, however, that the Company shall not exercise its right to terminate this Agreement pursuant hereto: (1) until after the third Business Day following actual receipt by Acquirors of written notice from the Company advising Acquirors that the Company has received a Superior Proposal, specifying the material terms and conditions of the Superior Proposal and attaching the most current versions of the proposed definitive agreement, all exhibits and other attachments thereto and agreements (such as shareholder agreements) ancillary thereto to effect such Superior Proposal, and identifying the Person making such Superior Proposal (a “Notice of Superior Proposal”) and stating that the Company’s Board of Directors intends to cause the Company to exercise its right to terminate this Agreement pursuant hereto (it being understood and agreed that, prior to any termination pursuant to this Section 6.9(g) taking effect, any amendment to the price or any other material term of a Superior Proposal (such amended Superior Proposal, a “Modified Superior Proposal”) shall require a new Notice of Superior Proposal and a new three Business Day period with respect to such Modified Superior Proposal) and (2) unless either (A) on or before the expiration of the three Business Day period following the actual receipt by Acquiror of any Notice of Superior Proposal, Acquiror does not make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal (a “Matching Agreement”) in response to such Superior Proposal or (B) following receipt of a Matching Agreement within the three Business Day period, the Company’s Board of Directors concludes in good faith, after consultation with the Company’s outside legal advisors and after taking into consideration the Matching Agreement, that the Superior Proposal to which the Notice of Superior Proposal relates continues to be a Superior Proposal.

(h)   Nothing contained in this Agreement shall prevent the Company or the Company’s Board of Directors from (1) complying with Applicable Canadian Securities Laws analogous to Rule 14d-9 and Rule 14e-2(a) or Item 1012(a) of Regulation M-A under the 1934 Act, (2) disclosing factual information regarding the business, financial condition or results of operations of Acquirors or the Company or the fact that an Acquisition Proposal has been made, the identity of the party making such proposal or the material terms of such proposal in the Company’s Proxy Circular or otherwise, to the extent that Company or the Company’s Board of Directors in good faith determines that such information, facts, identity or terms is required to be disclosed under Applicable Law or that failure to make such disclosure would be inconsistent with its fiduciary duties under Applicable Law or (3) from making any required disclosure to the Company’s Shareholders if the Company’s Board of Directors determines in good faith, after consultation with outside counsel, that such action is necessary for the Company’s Board of Directors to comply with its fiduciary duties under Applicable Law; provided, however, that any statement or disclosure made by or on behalf of the Company’s Board of Directors (other than a “stop, look and listen communication” of the type contemplated by Rule 14d-9(f) under the Exchange Act, and within the time period contemplated by Rule 14d-9(f)(3)) shall be deemed to be a Change in Company Board Recommendation unless it is accompanied by a statement of the Company’s Board of Directors expressly reaffirming the Company Board Recommendation in connection with such statement or disclosure.

(i)   “Acquisition Proposal” means any inquiry, proposal or offer whether in writing or otherwise, with respect to (a) any purchase of an equity interest (including by means of a tender or exchange offer) representing more than 20% of the voting power in the Company or any of its Subsidiaries, (b) a merger, plan of arrangement, takeover bid, amalgamation, consolidation, other business combination, reorganization, recapitalization, dissolution, liquidation or similar transaction involving the Company or any of its Subsidiaries or (c) any purchase of assets, businesses, securities or ownership interests (including the securities of any Subsidiary of the Company) representing more than 20% of the consolidated assets of the Company and its Subsidiaries.

(j)   For purposes of this Agreement, “Superior Proposal” means an unsolicited, bona fide written Acquisition Proposal made by a Third Party which the Company’s Board of Directors concludes in good faith, after receipt of advice from an independent financial advisor, and after consultation with the Company’s outside legal counsel, taking into account the legal, financial, regulatory, timing and other aspects of the proposal and the Person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation): (i) is more favorable to the shareholders of the Company from a financial point of view, than the transactions contemplated by this Agreement (after giving effect to any adjustments to the terms and provisions of this Agreement committed to in writing by Acquirors in response to such Acquisition Proposal) and (ii) is fully financed or the Company’s Board of Directors has received a commitment letter that such Acquisition Proposal will be fully financed, reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed; provided that, for purposes of this definition of “Superior Proposal,” the term Acquisition Proposal shall have the meaning assigned to such term in Section 6.9(i), except that (i) the reference to “more than 20%” in clause (a) of the definition of “Acquisition Proposal” shall be deemed to be a reference to “all,” (ii) the reference to “more than 20%” in clause (c) of the definition of “Acquisition Proposal” shall be deemed to be a reference to “substantially all,” and (iii) “Acquisition Proposal” shall only be deemed to refer to a transaction involving the Company.

6.10     Fees and Expenses.  Whether or not the Arrangement is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such Expense, except as otherwise provided in Section 8.2.

6.11     Indemnification.

(a)   From and after the Effective Time, Acquiror shall, to the fullest extent permitted by Applicable Law, indemnify, defend and hold harmless, and provide advancement of expenses to, each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director or employee of the Company or any of its Subsidiaries (each an “Indemnified Party”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any Proceeding based in whole or in part on or arising in whole or in part out of the fact that such Person is or was a director, officer or employee of the Company or any Subsidiary of the Company, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) to the same extent such Persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company pursuant to the Company Governing Documents.

(b)   The provisions of this Section 6.11 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs, executors, administrators and other representatives (collectively, “Third Party Beneficiaries”) and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.  Acquiror shall hold the rights and benefits of this Section 6.11 in trust for and on behalf of the Third Party Beneficiaries and Acquiror hereby accepts such trust and agrees to hold the benefit of and enforce performance of such covenants on behalf of the Third Party Beneficiaries.

(c)   Prior to the Effective Time and conditioned on the occurrence of the Closing, Acquiror shall purchase a director and officer “tail” policy in respect of acts or omissions occurring prior to the Effective Time covering each Indemnified Party currently covered by the Company’s officers’ and directors’ liability insurance policy for a period of 6 years after the Effective Time on terms with respect to coverage and amount generally comparable to those of such policy in effect on the date hereof; provided, however, that Acquiror shall not be required to expend an amount in excess of U.S. $100,000 in aggregate premiums over such six-year period pursuant to such “tail” policy (the “Insurance Amount”); provided, further, that if such “tail” coverage can only be obtained at an aggregate premium amount in excess of the Insurance Amount, Acquiror will obtain the maximum amount of “tail” coverage obtainable for an aggregate premium equal to the Insurance Amount; and provided, further, that Acquiror shall have the right to select the insurance broker for, and make all arrangements relating to, such coverage, acting reasonably.

6.12     Public Announcements.  Except in respect of any announcement required by Applicable Law or by obligations pursuant to any listing agreement with or rules of the Exchange or the TSXV in which it is impracticable to consult with each other, Acquirors and the Company shall consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.  In addition to the foregoing, except to the extent disclosed in or consistent with the Proxy Circulars in accordance with the provisions of Section 6.1 and Section 6.2 or as otherwise permitted under Section 5.2 or required by Applicable Law, no Party shall issue any press release or otherwise make any public statement or disclosure concerning another Party or such other Party’s business, financial condition or results of operations without the consent of such other Party, which consent shall not be unreasonably withheld or delayed.

6.13     Employee Benefits.

(a)   For a period of one year following the Effective Time, Acquiror agrees that, subject to any transition period of not more than 90 days (during which time the existing Company Benefit Plans, other than equity plans, will be maintained), and subject to any applicable plan provisions, contractual requirements or Applicable Law, all employees of the Company who continue employment with Acquiror after the Effective Time (“Continuing Employees”) shall be eligible to participate in Acquiror’s benefit plans, to substantially the same extent as, and not more favorably than, similarly situated employees of Acquiror.

(b)   Acquiror shall, to the extent permitted by Acquiror benefits plans, (i) waive, or shall cause to be waived, any applicable pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements in any replacement or successor welfare benefit plan in which any Continuing Employee is eligible to participate following the Closing to the extent such exclusions or waiting periods were inapplicable to, or had been satisfied by, such Continuing Employee immediately prior to the Closing under the analogous Company Benefit Plan in which such Continuing Employee participated, (ii) provide, or cause to be provided, each Continuing Employee with credit for any co-payments and deductibles paid prior to the Closing (to the same extent such credit was given under the analogous Company Benefit Plan prior to the Closing) in satisfying any applicable deductible or out-of-pocket requirements and (iii) recognize service prior to the Closing with the Company and any of its Subsidiaries for purposes of eligibility to participate and vesting (and, in respect of vacation benefits, determination of level of benefits) to the same extent such service was recognized by the Company or any of its Subsidiaries under the analogous Company Benefit Plan in which such Continuing Employee participated immediately prior to the Closing; provided that the foregoing shall not apply to the extent it would result in any duplication of benefits for the same period of service, provided further, that the foregoing shall not apply to the extent (i) the consent of any third party is required, if Acquiror has used all reasonable commercial efforts to obtain the consent of such third party and such third party has denied their consent or (ii) providing such benefits would cause Acquiror to incur significant additional costs.

6.14     Opinion of Financial Advisor; Brokers.  The Company shall provide to Acquiror a copy of the written opinion of the Company Financial Advisor that states that, as of the date thereof, which date shall be no later than the date of the Company’s Proxy Circular, and based upon and subject to the factors and assumptions set forth therein, the Transaction Consideration is fair, from a financial point of view, to the Company Securityholders, as soon as practicable after the opinion becomes available to the Company.

6.15     Preferential Rights.  To the extent the transactions contemplated hereby trigger any preferential rights to purchase, consents, approvals or authorizations with respect to any of the Oil and Gas Interests owned by the Company or one of its Subsidiaries, the Company or one of its applicable Subsidiaries shall use reasonable commercial efforts to secure waivers of such preferential rights or to obtain any such consents, approvals or authorizations.

6.16     Governance Matters.  Acquiror will, promptly following the Closing, cause R. Glenn Dawson, the President and CEO of the Company, to be elected or appointed to the Acquiror Board, subject to satisfaction of all legal and governance requirements regarding service as a director of Acquiror, including requisite action by the Nominating Committee of the Acquiror Board.

6.17     Additional Agreements.  In case at any time on or prior to the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each Party shall take all such necessary action.  Without limiting the generality of the foregoing,

(a)   Acquiror and ExchangeCo shall (and Acquiror shall cause its subsidiary MHR Callco Corporation to) execute and deliver a Support Agreement containing substantially the same terms and conditions set forth in Exhibit C, together with such other terms and conditions as may be agreed to by the Parties, acting reasonably; and

(b)   Acquiror, ExchangeCo and a Canadian trust company to be mutually agreeable to Acquiror and the Company, each acting reasonably, shall execute and deliver a Voting and Exchange Trust Agreement containing substantially the same terms and conditions set forth in Exhibit D, together with such other terms and conditions as may be agreed to by the Parties, acting reasonably.

6.18     Updated Company Reserve Report.  The Company will provide Acquiror a true and correct copy of the U.S. and Canadian reserve report evaluating the proved and probable reserves of the Company and its Subsidiaries with an effective date of December 31, 2010 and prepared by AJM Petroleum Consultants (the “Updated Company Reserve Report”) promptly following its receipt by the Company and in any event prior to February 15, 2011.

6.19     Company U.S. Oil and Gas Interest Schedule.  The Company will provide to Acquiror within 14 calendar days of the date of this Agreement an updated schedule of the Oil and Gas Interests of the Company and its Subsidiaries within the United States (which shall also include the information specified in Sections 3.20(c) and 3.23) in the form attached hereto as Exhibit E, with respect to Company U.S. Mineral Leases, and Schedule G to the Company Disclosure Schedule, with respect to Wells located in the United States (collectively, the “Updated Company U.S. Oil and Gas Interest Schedule”) as of the most recent practicable date.

6.20     Updated Acquiror Reserve Report.  Acquiror will provide to the Company a true and correct copy of Acquiror’s updated reserve report effective December 31, 2010 and prepared by Cawley, Gillespie & Associates, Inc. (the “Updated Acquiror Reserve Report”) promptly after receipt of same, but in no event later than March 15, 2011.

6.21     Company Broker Warrants.  Within 14 calendar days following the date of this Agreement, the Company shall deliver to Acquiror a written agreement from each holder of a Company Broker Warrant (or a person authorized to sign on behalf of the holder) stating that the holder will exercise its Company Broker Warrant prior to the Effective Time and that any outstanding Company Broker Warrants that are not exercised as of the Effective Time (and that are to remain outstanding after the Effective Time), will be converted upon consummation of the transactions contemplated by this Agreement into warrants that entitle the holder thereof to acquire shares of Acquiror Common Stock (instead of shares of equity capital of the Company), such conversion to be on the same basis as the exchange of Company Shares for Acquiror Common Stock as set forth in the Plan of Arrangement.

6.22     Mutual Release.  Acquiror, on behalf of itself and the Company, will enter into a mutual release with each director and/or officer of the Company and Subsidiary of the Company at Closing in a form mutually acceptable to Acquiror and such director and/or officer, each acting reasonably; provided, that for the avoidance of doubt, the Parties hereto acknowledge and agree that if a director and/or officer fails to enter into such a mutual release, then Acquiror shall not be deemed to have breached this Section 6.22 with respect to such director and/or officer, and such failure shall not give rise to the failure of any condition to the obligation of the Company to effect the Arrangement to be satisfied or otherwise fulfilled.

ARTICLE 7

CONDITIONS PRECEDENT

7.1   Conditions to Each Party’s Obligation to Effect the Arrangement.  The respective obligation of each of the Parties to effect the Arrangement shall be subject to the satisfaction of the following conditions on or prior to the Effective Date or such other date specified:

(a)   Interim Order.  The Interim Order shall have been granted in form and substance satisfactory to each of Acquirors and the Company, acting reasonably, and such order shall not have been set aside or modified in a manner unacceptable to Acquirors and the Company, acting reasonably, on appeal or otherwise.

(b)   Shareholder Approvals.  (i) The Arrangement Resolution shall have been approved by the Company Securityholders in accordance with the Interim Order, the ABCA and the requirements of any applicable regulatory authority, and in form and substance satisfactory to Acquiror and the Company acting reasonably and (ii) Acquiror shall have obtained the Acquiror Stockholder Approval.

(c)   Final Order.  The Final Order shall have been granted in form and substance satisfactory to Acquiror and the Company, acting reasonably.

(d)   Effective Date.  The Effective Date shall be on or before May 31, 2011.

(e)   Exchange Listing.  The shares of Acquiror Common Stock to be issued under the Arrangement, including the shares of Acquiror Common Stock to be issued upon exchange of the Exchangeable Shares, shall have been authorized for listing on the Exchange and will be freely tradeable without requirement for further registration under Applicable Canadian Securities Laws in Canada and the Securities Act in the United States and with respect only to the shares of Acquiror Common Stock issuable upon exchange of the Exchangeable Shares, subject to official notice of issuance and the effectiveness of the S-3 Registration Statement; provided, that former Company Securityholders who become affiliates of Acquiror shall be subject to restrictions with respect to such shares in accordance with the rules and regulations promulgated under Applicable Law.

(f)   Requisite Regulatory Approvals.  The authorizations, consents, Orders or approvals of, or declarations or filings with, and the expirations of waiting periods required from a Governmental Entity set forth in Section 7.1(f) of the Acquiror Disclosure Schedule shall have been filed, have occurred or been obtained (all such authorizations, Orders, declarations, approvals, filings and consents and the lapse of all such waiting periods being referred to as the “Requisite Regulatory Approvals”), and all such Requisite Regulatory Approvals shall be in full force and effect.

(g)   No Injunctions or Restraints; Illegality.  No temporary restraining Order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Arrangement shall be in effect.

(h)   Burdensome Condition.  There shall not be (i) any action taken, or any Law enacted, entered, enforced or deemed applicable to the Arrangement or the transactions contemplated by this Agreement by any Governmental Entity of competent jurisdiction, or (ii) any circumstance arising, or transaction, agreement, arrangement or instrument entered into, or which would be necessary to be entered into, in connection with the Arrangement or the transactions contemplated by this Agreement, which, in either case:

(i) makes illegal or otherwise directly or indirectly restrains, enjoins or prohibits the Arrangement or any other transactions contemplated herein; or

(ii) results in a judgment or assessment of material damages directly or indirectly relating to the transactions contemplated herein.

The foregoing conditions are for the mutual benefit of the Company and Acquirors and may be asserted or waived by the Company and Acquirors (with respect to such Party) in their sole discretion, in whole or in part, at any time and from time to time without prejudice to any other rights which the Company and Acquirors may have.

7.2   Conditions to Obligations of Acquirors.  The obligation of Acquirors to effect the Arrangement is subject to the satisfaction of the following conditions on or prior to the Effective Date or such other date specified:

(a)   Representations and Warranties.  Each of the representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date hereof and as of the Effective Date as though made on and as of the Effective Date (except for such representations and warranties made only as of a specified date, which shall be true and correct as of the specified date), except for such failures of representations and warranties to be so true and correct (for this purpose disregarding any qualification or limitation as to materiality or Company Material Adverse Effect) that do not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and Acquirors shall have received a certificate signed on behalf of the Company by an authorized executive officer of the Company to such effect.

(b)   Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Effective Time, and Acquirors shall have received a certificate signed on behalf of the Company by an authorized executive officer of the Company to such effect.

(c)   Company Proxy Circular.  The Company shall have mailed the Company’s Proxy Circular and other documentation required in connection with the Company Meeting to the Company Securityholders no later than three Business Days following the issuance of the Interim Order.

(d)   Dissent Rights.  Holders of not greater than 5% of the outstanding Company Shares and Company Options, in the aggregate, shall have validly exercised rights of dissent in respect of the Arrangement that have not been withdrawn as of the Effective Time.

(e)   Mutual Releases and Resignations.  Executed mutual releases and resignations in a form acceptable to Acquiror acting reasonably shall have been received by Acquiror on or prior to the Effective Time from i) each director of the Company and each director of each Subsidiary of the Company, and (ii) each officer of the Company and of each Subsidiary of the Company (unless otherwise designated by Acquiror).

(f)   No Convertible Securities.  The Company shall have complied with its obligations pursuant to Section 6.21, and Acquirors shall be satisfied, acting reasonably, that there will be no options, warrants or other rights (including any Company Options) , requiring the issuance of any securities of the Company or its Subsidiaries or any securities convertible into, or exchangeable for, or otherwise evidencing a right to acquire any securities of the Company or its Subsidiaries after giving effect to the Arrangement.

(g)   Resolutions.  The Company shall have furnished Acquirors with:

(i) certified copies of the resolutions duly passed by the Company’s Board of Directors approving this Agreement and the consummation of the transactions contemplated hereby; and

(ii) certified copies of the resolutions of the Company Securityholders duly passed at the Company Meeting, approving the Arrangement Resolution.

(h)   No Litigation.  No Proceeding shall be pending or threatened: (i) challenging or seeking to restrain or prohibit the consummation of the Arrangement or the other transactions contemplated by this Agreement; (ii) seeking to prohibit or limit in any material respect Acquiror’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Company; (iii) which would materially and adversely affect the right of the Company to own the assets or operate the business of the Company; or (iv) seeking to compel Acquirors or the Company or any of their respective Subsidiaries to dispose of or hold separate any material assets as a result of the Arrangement or the other transactions contemplated by this Agreement; provided, however, the condition to the obligation of Acquirers set forth in this Section 7.2(h) shall not apply to a Proceeding brought by a Company Securityholder (excluding, for purposes of this provision, any Company Securityholder who is a party to the Support Agreement), whether on such holder’s own behalf or on behalf of the Company, of the nature described in clause (i) of this Section 7.2(h).

(i)   Burdensome Condition with Respect to Acquirors.  There shall not be (i) any action taken, or any Law enacted, entered, enforced or deemed applicable to the Arrangement or the transactions contemplated by this Agreement by any Governmental Entity of competent jurisdiction, or (ii) any circumstance arising, or transaction, agreement, arrangement or instrument entered into, or which would be necessary to be entered into, in connection with the Arrangement or the transactions contemplated by this Agreement, which, in either case, imposes any term, condition, obligation or restriction upon Acquirors or their Subsidiaries which, individually or the aggregate, would reasonably be expected to have an Acquiror Material Adverse Effect after the Effective Time.

(j)   Opinion of Financial Advisor.  Acquiror shall have received a copy of the written opinion of the Company Financial Advisor referenced in Section 6.14 and such written opinion shall not have been amended or rescinded.

(k)   Updated Company Reserve Report.  The Updated Company Reserve Report shall have been delivered to Acquirors as contemplated by Section 6.18, and such report shall not materially and adversely differ from the AJM Reserve Report dated November 26, 2010, as determined by Acquiror acting reasonably.

(l)   Lease Schedule.  The Company shall have provided Acquiror with the Updated Company U.S. Oil and Gas Interest Schedule as contemplated by Section 6.19, and the contents of such schedule shall not differ materially and adversely from the Company Acquisition Schedules referenced in clauses (i) and (ii) of the definition of “Company Acquisition Schedules”, as determined by Acquiror, acting reasonably; provided, that unless Acquiror notifies the Company in writing that such Updated Company U.S. Oil and Gas Interest Schedule differs materially and adversely from the Company Acquisition Schedules referenced in clauses (i) and (ii) of the definition of “Company Acquisition Schedules” within 14 calendar days after Acquiror’s receipt of same within the time period specified in Section 6.19, then this condition shall be deemed to have been satisfied.

(m)   Material Adverse Change.  From and after the date hereof and prior to the Effective Time, no event, circumstance, fact or change shall have occurred that, individually or in the aggregate, has had, or is reasonably expected to have, a Company Material Adverse Effect.

The conditions in this Section 7.2 are for the exclusive benefit of Acquirors and may be asserted or waived by Acquirors in their sole discretion, in whole or in part, at any time and from time to time without prejudice to any other rights which Acquirors may have.

7.3   Conditions to Obligations of the Company.  The obligation of the Company to effect the Arrangement is subject to the satisfaction of the following conditions on or prior to the Effective Date or such other date specified:

(a)   Representations and Warranties.  Each of the representations and warranties of Acquirors set forth in this Agreement shall be true and correct as of the date hereof and as of the Effective Date as though made on and as of the Effective Date (except for such representations and warranties made only as of a specified date, which shall be true and correct as of the specified date), except for such failures of representations and warranties to be so true and correct (for this purpose disregarding any qualification or limitation as to materiality or Acquiror Material Adverse Effect) that do not have, and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, and the Company shall have received a certificate signed on behalf of Acquirors by authorized executive officers of Acquirors to such effect.

(b)   Performance of Obligations of Acquirors.  Acquirors shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Acquirors by authorized executive officers of Acquirors to such effect.

(c)   Resolutions.  Acquirors shall have furnished the Company with (i) certified copies of the resolutions duly passed by the respective Boards of Directors of Acquiror and ExchangeCo approving this Agreement and the consummation of the transactions contemplated hereby and (ii) certified copies of the resolutions of the Acquiror Stockholders duly passed at the Acquiror Meeting evidencing the Acquiror Stockholder Approval.

(d)   Officer’s Certificate.  If Acquiror consummates the acquisition of NGAS Resources, Inc. prior to Closing, Acquiror shall have furnished to the Company a certificate signed on behalf of Acquiror by an authorized executive officer of Acquiror certifying that to the Knowledge of such officer, there has been no adverse change in the assets, liabilities or operations of NGAS Resources, Inc. or its Subsidiaries that would have a material adverse affect on NGAS Resources, Inc. and its Subsidiaries taken as a whole, since the consummation of the acquisition of NGAS Resources, Inc. by Acquiror.

(e)   Material Adverse Change.  From and after the date hereof and prior to the Effective Time, no event, circumstance, fact or change shall have occurred that, individually or in the aggregate, has had, or is reasonably expected to have, an Acquiror Material Adverse Effect.

The conditions in this Section 7.3 are for the exclusive benefit of the Company and may be asserted or waived by the Company  in its sole discretion, in whole or in part, at any time and from time to time without prejudice to any other rights which the Company  may have.

ARTICLE 8

TERMINATION AND AMENDMENT

8.1   Termination.  This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating Party or Parties, whether before or after the Court grants an Interim Order or Final Order or the Required Company Vote or the Acquiror Stockholder Approval has been obtained:

(a)   by mutual consent of Acquirors and the Company in a written instrument;

(b)   by either Acquirors or the Company, upon written notice to the other Party, if a Governmental Entity of competent jurisdiction that must grant a Requisite Regulatory Approval has denied granting of such Requisite Regulatory Approval and such denial has become final and non-appealable; or any Governmental Entity of competent jurisdiction shall have issued an Order or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Arrangement, and such injunction, Order or ruling or other action has become final and non-appealable; provided, however, that (i) the Party seeking to terminate this Agreement shall have used all reasonable commercial efforts to remove or lift such injunction, Order or ruling and (ii) the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose failure to comply with Section 6.8 or any other provision of this Agreement has been the cause of, or resulted in, the denial of the Requisite Regulatory Approval or such Order, ruling or other action;

(c)   by either Acquirors or the Company, upon written notice to the other Party, if the Arrangement shall not have been consummated on or before May 31, 2011; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(d)   by either Acquirors or the Company, if (i) the Required Company Vote has not been obtained by reason of the failure to obtain the required vote upon a final vote taken at the Company Meeting; provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.1(d)(i) if any director, officer or employee of the Company or any Subsidiary of the Company who is a party to a Support Agreement shall not have voted its Company Shares, Company Options or Company Broker Warrants in accordance with the Support Agreement or shall have breached any of its other material obligations thereunder, or (ii) the Acquiror Stockholder Approval has not been obtained by reason of the failure to obtain the required vote upon a final vote taken at the Acquiror Meeting; provided, however, that in the case of either clause (i) or (ii) of this Section 8.1(d), no Party shall be entitled to terminate this Agreement pursuant to this Section 8.1(d) if such Party’s failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure to obtain the required vote upon a final vote taken at the Company Meeting or the Acquiror Meeting, as applicable;

(e)   by Acquirors, upon written notice to the Company, if:

(i) (A) the Company Board fails to make or has withdrawn or changed the Company Board Recommendation in any manner adverse to Acquiror, (B) the Company shall have entered into any agreement with respect to any Acquisition Proposal, or (C) the Company Board shall have resolved to do any of the foregoing or publicly announced its intention to do any of the foregoing;

(ii) a bona fide Acquisition Proposal is publicly announced, proposed, offered or made to the Company Shareholders or to the Company and not publicly withdrawn and the Company Securityholders do not approve the Arrangement as required in the Interim Order or the Arrangement is not submitted for their approval;

(iii) the Company accepts, recommends, approves or enters into an agreement to implement a Superior Proposal, or publicly announces its intention to do any of the foregoing; or

(iv) the Company has breached any of the covenants and agreements set forth in Section 6.9;

(f)   by the Company in accordance with the terms and conditions of Section 6.9(g); and

(g)   if any of the conditions precedent set forth in Sections 7.1, 7.2 or 7.3 hereof shall have not been satisfied or waived by the Party or Parties for whose benefit such condition is provided on or before the date required for the performance thereof, by the Party for whose benefit the condition precedent is provided upon written notice to the other Party.  Such notice shall specify in reasonable detail all breaches of covenants, representations and warranties or other matters which the Party delivering such notice is asserting as the basis for the non-fulfillment of the applicable condition precedent.

8.2   Effect of Termination.

(a)   In the event of termination of this Agreement by either the Company or Acquirors as provided in Section 8.1, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of Acquirors or the Company, except with respect to Section 6.7 (Access to Information; Confidentiality), Section 6.10 (Fees and Expenses), this Section 8.2 (Effect of Termination), and Article 9 (General Provisions), which shall survive such termination and except that no Party shall be relieved or released from any liabilities or damages arising out of its willful breach of this Agreement.

(b)   If at any time after the execution of this Agreement and prior to its termination:

(i) the Company Board fails to make or has withdrawn or changed the Company Board Recommendation referred to in Section 3.14 in a manner adverse to Acquirors or shall have resolved to do so or publicly announced its intention to do so prior to the Effective Date;

(ii) prior to the termination of this Agreement, a bona fide Acquisition Proposal is publicly announced, proposed, offered or made to the Company Shareholders or to the Company and not publicly withdrawn and the Company Securityholders do not approve the Arrangement as required in the Interim Order or the Arrangement is not submitted for their approval, and (whether prior to or following the termination of this Agreement) such Acquisition Proposal or an amended version thereof, or any other Acquisition Proposal that is publicly announced, proposed, offered or made to the Company Shareholders or to the Company prior to the termination of this Agreement, is consummated within 12 months of the date the first Acquisition Proposal is publicly announced, proposed, offered or made, or any other Acquisition Proposal that is publicly announced, proposed, offered or made to the Company Shareholders or to the Company after termination of this Agreement is consummated by September 30, 2011 (provided that for purposes of this Section 8.2(b)(ii), each reference to “20%” in the definition of Acquisition Proposal shall be deemed to reference “50%” for an arrangement, amalgamation, merger or stock acquisition and “50%” for an assets acquisition);

(iii) the Company accepts, recommends, approves or enters into an agreement to implement a Superior Proposal, or publicly announces its intention to do any of the foregoing; or

(iv) the Company is in breach of its covenants in Section 6.9, and the Company fails to cure such breach within three Business Days after receipt of written notice thereof from Acquiror (except that no cure period shall be provided for a breach which by its nature cannot be cured and, in no event, shall any cure period extend beyond May 31, 2011), then in the event of the termination of this Agreement pursuant to Section 8.1, the Company shall pay to Acquiror in immediately available funds to an account designated by Acquiror on the later of the date of termination of this Agreement or within ten Business Days after the first to occur of the events described above, and after such event but prior to payment of such amount, the Company shall be deemed to hold such funds in trust for Acquiror, U.S. $10,000,000 (the “Damages Fee”).

(c)   If at any time after the execution of this Agreement and prior to its termination, (i) the Required Company Vote has not been obtained by reason of the failure to obtain the required vote upon a final vote taken at the Company Meeting, and (ii) none of the circumstances in Section 8.2(b) exist, then in the event of the termination of this Agreement pursuant to Section 8.1, the Company shall pay to Acquiror the amount of Acquiror’s reasonable, properly documented Expenses in immediately available funds to an account designated by Acquiror within ten Business Days after the occurrence of the event described above, and after such event but prior to payment of such amount, the Company shall be deemed to hold the amount of Acquiror’s Expenses in trust for the Acquiror; provided, however, that Acquiror’s Expenses shall not exceed the amount of the U.S $3,000,000.

(d)   If at any time after the execution of this Agreement and prior to its termination, (i) the Acquiror Stockholder Vote has not been obtained by reason of the failure to obtain the required vote upon a final vote taken at the Acquiror Meeting, and (ii) none of the circumstances in Section 8.2(b) exist, then in the event of the termination of this Agreement pursuant to Section 8.1, Acquiror shall pay to the Company the amount of the Company’s reasonable, properly documented Expenses in immediately available funds to an account designated by the Company within ten Business Days after the occurrence of the event described above, and after such event but prior to payment of such amount, Acquiror shall be deemed to hold the amount of the Company’s Expenses in trust for the Company; provided, however, that the Company’s Expenses shall not exceed the amount of the U.S $3,000,000.

(e)   Each of the Parties acknowledges and agrees that the payment amounts set out in Section 8.2(b), Section 8.2(c) and Section 8.2(d) include a payment of liquidated damages which is a genuine pre-estimate of the damages that Acquirors and the Company, as the case may be, will suffer or incur as a result of the event giving rise to such damages and resultant termination of this Agreement and is not a penalty.  Each of Acquirors and the Company, as applicable, irrevocably waives any right it may have to raise as a defense that any such liquidated damages are excessive or punitive.  For greater certainty, each of the Parties agrees that the payment of the applicable amounts pursuant to Section 8.2(b), Section 8.2(c) and Section 8.2(d), as applicable, is the sole monetary remedy of Acquirors and the Company, as the case may be, for the occurrence of events or circumstances covered by Section 8.2(b), Section 8.2(c) or Section 8.2(d); provided however, that this limitation shall not apply in the event of fraud or willful breach of this Agreement by the Company or Acquirors, as applicable.  Furthermore, nothing herein shall preclude a Party from seeking injunctive relief to restrain any breach or threatened breach of the covenants or agreements set forth in this Agreement or the Confidentiality Agreement or otherwise to obtain specific performance of any of such acts, covenants or agreements, without the necessity of posting bond or security in connection therewith or to pursue other judicial remedies for breaches of the provisions of this Agreement other than those covered by Section 8.2(b), Section 8.2(c), or Section 8.2(d).

8.3   Amendment.  This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with this Agreement by the shareholders of the Company of Acquiror, but, after any such approval, no amendment shall be made which by Law requires further approval by such shareholders without such further approval.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto.

8.4   Amendment to the Plan of Arrangement.  The Parties may agree to amend the Plan of Arrangement as set forth in Article 6 of the Plan of Arrangement.

8.5   Extension; Waiver.  At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective Board of Directors, may, to the extent permitted by Applicable Law, (i) extend the time for the performance of any of the obligations or other acts of the other Party, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party.  The failure of a Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.  No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.

ARTICLE 9

GENERAL PROVISIONS

9.1   Non-Survival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for Section 6.11 and those covenants and agreements that by their terms apply or are to be performed in whole or in part after the Effective Time.

9.2   Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next day courier service, or (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice.

(a)   if to Acquiror or ExchangeCo, to

Magnum Hunter Resources Corporation
777 Post Oak Blvd, Suite 650
Houston, Texas 77056
Attention: Facsimile No.:	Paul M. Johnston, Senior Vice President and General Counsel (832) 369-6992
Email Address:     pjohnston@magnumhunterresources.com

with copies (which shall not constitute notice) to

Fulbright & Jaworski L.L.P.
2200 Ross Avenue, Suite 2800
Dallas, Texas 75201-2784
Facsimile No.: Attention:	(214) 855-8200 David E. Morrison Robert B. Hale

(b) if to the Company, to

NuLoch Resources Inc.
2200, 444 – 5th Avenue S.W.
Calgary, Alberta T2P 2T8
Attention:             Glenn Dawson
Facsimile No.:       (403) 920-0457
Email Address:     glenn.dawson@nuloch.ca

with a copy (which shall not constitute notice) to

Borden Ladner Gervais LLP
1900, 520 – 3rd Avenue SW
Calgary, Alberta T2P 0R3
Attention:              Bruce Lawrence
Facsimile No:         (403) 266-1395

9.3   Interpretation.  When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The phrase “made available” in this Agreement shall mean that the information referred to has been made available by the Party to whom such information is to be made available.  The phrases “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement.  The word “or” shall be inclusive and not exclusive.  Any pronoun shall include the corresponding masculine, feminine and neuter forms.  An “affiliate” of, or a Person “affiliated” with, a specified Person, is a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

9.4   Counterparts.  This Agreement may be executed in counterparts, each of which shall be considered one and the same agreement and this Agreement shall become effective when such counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that the Parties need not sign the same counterpart.

9.5   Entire Agreement; No Third-Party Beneficiaries.  This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement and (b) except as provided in Section 6.11 (which is intended for the benefit of only the Persons specified therein), is not intended to confer upon any Person other than the Parties hereto any rights or remedies hereunder.  Neither this Agreement nor any other document delivered in connection with this Agreement shall create or be deemed to create or permit any personal liability or obligation on the part of any officer or director of any Party or any of its Subsidiaries, absent any act of fraud.

9.6   Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, except with respect to the administrative and ministerial provisions regarding the consummation of the Arrangement, which shall be governed by the laws of the Province of Alberta.

9.7   Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the Parties from realizing the major portion of the economic benefits of the Arrangement that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.8   Assignment.  Neither this Agreement nor any of the rights, interests or obligations of the Parties hereunder shall be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

9.9   Submission to Jurisdiction.

(a)   Except as expressly provided by Section 9.9(b), (i) each Party hereto irrevocably submits to the jurisdiction of the courts located in Texas, for the purposes of any suit, action or other Proceeding arising out of this Agreement or any transaction contemplated hereby; (ii) each Party hereto agrees to commence any Proceeding relating hereto only in the courts in Texas; (iii) each Party hereto irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of this Agreement or the transactions contemplated hereby in any court in Texas, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum; and (iv) each Party hereto further irrevocably consents to the service of process out of any of the aforementioned courts in any such suit, action or other Proceeding by the mailing of copies thereof by mail to such Party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail; provided that nothing in this Section 9.9(a) shall affect the right of any Party to serve legal process in any other manner permitted by law.  The consent to jurisdiction set forth in this Section 9.9(a) shall not constitute a general consent to service of process in Texas and shall have no effect for any purpose except as provided in this Section.  The Parties hereto agree that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)   With respect to the administrative and ministerial provisions regarding the consummation of the Arrangement only: (i) each Party hereto irrevocably submits to the jurisdiction of the courts located in Alberta, for the purposes of any suit, action or other Proceeding arising out of this Agreement or any transaction contemplated hereby; (ii) each Party hereto agrees to commence any Proceeding relating hereto only in the courts in Alberta; (iii) each Party hereto irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of this Agreement or the transactions contemplated hereby in any court in Alberta, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum; and (iv) each Party irrevocably consents to the service of process out of any of the aforementioned courts in any such suit, action or other Proceeding by the mailing of copies thereof by mail to such Party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail; provided that nothing in this Section 9.9(b) shall affect the right of any Party to serve legal process in any other manner permitted by law.  The consent to jurisdiction set forth in this Section 9.9(b) shall not constitute a general consent to service of process in Alberta and shall have no effect for any purpose except as provided in this Section.  The Parties hereto agree that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

9.10     Enforcement.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in the Section 9.9 above, this being in addition to any other remedy to which they are entitled at law or in equity.

9.11     WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

ACQUIROR:

MAGNUM HUNTER RESOURCES CORPORATION

By: /s/ Gary C. Evans
Name: Gary C. Evans
Title: Chief Executive Officer

EXCHANGECO:

MHR EXCHANGECO CORPORATION

By: /s/ Gary C. Evans
Name: Gary C. Evans
Title: President

COMPANY:

NULOCH RESOURCES INC.

By: /s/ R. Glenn Dawson
Name: R. Glenn Dawson
Title: President and Chief Executive Officer

[Signature Page to Arrangement Agreement]

EXHIBIT A

Form of Support Agreement

See attached

NULOCH SUPPORT AGREEMENT

________________, 2011

Dear Securityholder:

Re:           Acquisition of NuLoch Resources Inc. (“NuLoch”)

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the undersigned securityholder (the “Securityholder”) and in consideration of the entering into by Magnum Hunter Resources Corporation (“Magnum Hunter”), MHR Exchangeco Corporation (“Exchangeco”) and NuLoch of an arrangement agreement (the “Arrangement Agreement”) relating to the acquisition of all of the securities of NuLoch by Magnum Hunter by way of a plan of arrangement on the basis of ● shares of common stock of Magnum Hunter (or exchangeable shares of Exchangeco exchangeable into such shares) for each common share of NuLoch (the “Proposed Transaction”), the Securityholder agrees as follows:

1.	Ownership of Shares, Options and Warrants

Magnum Hunter understands that the Securityholder is the beneficial owner, directly or indirectly, of the number of:  (a) common shares of NuLoch (the “NuLoch Shares”); (b) options to acquire NuLoch Shares (the “Options”); and (c) warrants to acquire NuLoch Shares (the “Warrants”) set forth in the Securityholder’s acceptance (collectively, the “Subject Securities”) at the end of this letter agreement (“Agreement”).

In addition to the foregoing, the term “Subject Securities” is deemed to also include any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock of NuLoch or affecting the Securityholder’s shares on or after the date of this Agreement and includes shares issued upon exercise of Options or Warrants and shares otherwise acquired after the date of this Agreement.

2.	Revocation of Previous Proxies

The Securityholder hereby revokes any and all previous proxies with respect to the Subject Securities.

3.	Covenants of the Securityholder

The Securityholder covenants and agrees that, until the Release Date (as defined below), the Securityholder shall:

(a)
attend (either in person or by proxy) any meeting of the securityholders of NuLoch convened for the purposes of considering the Proposed Transaction (including any adjournments and postponements thereof), and at such meeting, vote all of the Subject Securities which are entitled to vote in connection therewith in favour of the Proposed Transaction and all matters related thereto;

(b)
vote (in person or by proxy) against or not tender to, as applicable: (i) any corporate transaction, such as a merger, rights offering, reorganization, recapitalization, share exchange, or liquidation involving NuLoch or any of its subsidiaries other than the Proposed Transaction and any transaction related thereto; (ii) a sale or transfer of a material amount of assets (including the stock of any of its subsidiaries) of NuLoch (other than as contemplated in the Arrangement Agreement) or any of its subsidiaries, or the issuance of any securities of NuLoch (other than pursuant to the exercise of Options or Warrants) or any of its subsidiaries; or (iii) any action that is reasonably likely to impede, interfere with, hinder, delay, postpone, prevent, adversely affect, or challenge the Proposed Transaction including, without limitation, any Acquisition Proposal (as defined below);

(c)
not, without the prior written consent of Magnum Hunter, sell, transfer, assign, pledge, or otherwise dispose of, or enter into any agreement or understanding relating to the sale, transfer, assignment or other disposition of the Subject Securities (other than as contemplated herein or in the Arrangement Agreement) except for transfers to other persons bound by agreements with Magnum Hunter substantially similar to this Agreement (in which event Securityholder agrees to give prompt written notice to Magnum Hunter of any such transfer);

(d)
not exercise any rights of dissent or appraisal in respect of any resolution approving the Proposed Transaction or any aspect thereof or matter related thereto, and not to exercise any other securityholder rights or remedies available at common law or pursuant to the Business Corporations Act (Alberta) or other legislation or in any manner impede, interfere with, delay, postpone, prevent, adversely affect, or challenge the Proposed Transaction;

(e)	not, subject to Section 7 hereof or except as may be expressly permitted by Magnum Hunter in writing, directly or indirectly:

(i)	solicit, facilitate, initiate or encourage any Acquisition Proposal by any person (other than Magnum Hunter or one of its subsidiaries);

(ii)
enter into or participate in any discussions or negotiations regarding an Acquisition Proposal (other than an Acquisition Proposal from Magnum Hunter or one of its subsidiaries), or furnish to any other person any information with respect to the business of NuLoch or its properties, operations, prospects or conditions (financial or otherwise) in connection with an Acquisition Proposal or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt of any other person to do or seek to do any of the foregoing;

(iii)
waive, or otherwise forbear in the enforcement of, or enter into or participate in any discussions, negotiations or agreements to waive or otherwise forbear in respect of, any rights or other benefits under confidential information agreements, including, without limitation, any “standstill provisions” thereunder that relate to an Acquisition Proposal; or

(iv)	accept, recommend, encourage, facilitate, approve or enter into an agreement to implement an Acquisition Proposal; and

(f)
promptly notify Magnum Hunter in writing upon any of undersigned’s representations or warranties contained in this Agreement becoming untrue or incorrect in any material respect prior to the Release Date, and for the purposes of this provision, each representation and warranty is deemed to be given at and as of all times during such period (irrespective of any language which suggests that it is only being given as at the date hereof).

4.	Definitions

For the purposes of this Agreement:

“Release Date” means the earliest of: i) the time of completion on the date of completion of the Proposed Transaction (the “Effective Date”); or ii) the date this Agreement is terminated in accordance with Section 8(a) or 8(b) hereof;

“Acquisition Proposal” means any inquiry, proposal or offer whether in writing or otherwise, with respect to (a) any purchase of an equity interest (including by means of a tender or exchange offer) representing more than 20% of the voting power in NuLoch or any of its subsidiaries, (b) a merger, plan of arrangement, takeover bid, amalgamation, consolidation, other business combination, reorganization, recapitalization, dissolution, liquidation or similar transaction involving NuLoch or any of its subsidiaries or (c) any purchase of assets, businesses, securities or ownership interests (including the securities of any subsidiary of NuLoch) representing more than 20% of the consolidated assets of NuLoch and its subsidiaries.

2

5.	Representations and Warranties of the Securityholder

The Securityholder hereby represents and warrants to Magnum Hunter, as of the date of this Agreement and on the Effective Date, that:

(a)
the Securityholder is the legal and beneficial owner of or exercises sole and exclusive control or direction over the Subject Securities with valid and marketable title thereto, free and clear of all claims, liens, charges, encumbrances and security interests other than those arising by operation of statute, except for any Subject Securities that such Securityholder sells pursuant to Section 3(c) hereof, in which case the representation is only as of the date of this Agreement and except for any restrictions on resale of the shares as provided for in the subscription agreement and the corporate documents pursuant to which it acquired the Subject Securities; and

(b)
the Securityholder is duly authorized to execute and deliver this Agreement and this Agreement is a valid and binding agreement, enforceable against the Securityholder in accordance with its terms, and the consummation by the Securityholder of the transaction contemplated hereby will not constitute a violation or breach of or default under, or conflict with, any contract, commitment, agreement, understanding or arrangement of any kind to which the Securityholder will be a party and by which the Securityholder will be bound at the time of such consummation.

6.	Representations and Warranties of Magnum Hunter

Magnum Hunter hereby represents and warrants to the Securityholder, as of the date of this Agreement and on the Effective Date, that Magnum Hunter is duly authorized to execute and deliver this Agreement and this Agreement is a valid and binding agreement, enforceable against Magnum Hunter in accordance with its terms, and the consummation by Magnum Hunter of the transaction contemplated hereby will not constitute a violation or breach of or default under, or conflict with, any contract, commitment, agreement, understanding or arrangement of any kind to which Magnum Hunter will be a party and by which Magnum Hunter will be bound at the time of such consummation.

7.	No Limit on Fiduciary Duty

Section 3(e) of this Agreement does not: (a) prohibit the Securityholder from exercising his/her fiduciary duties, if any, to NuLoch under applicable law; or (b) with respect to a Securityholder who is a director or officer of or counsel to NuLoch, require such Securityholder to take any action in contravention of, or to omit to take any action pursuant to, or otherwise to take or refrain from taking any action, in each case for and on behalf of NuLoch solely in his/her capacity as a director or officer of or counsel to NuLoch, which are not in compliance with instructions or directions of the NuLoch Board of Directors given by the NuLoch Board of Directors to such director, officer or counsel (in his/her capacity as such) in the discharge by the NuLoch Board of Directors of its fiduciary duties.

8.	Termination

(a)	The obligations hereunder of the Securityholder terminate at the option of the Securityholder upon written notice given by the Securityholder to Magnum Hunter:

(i)	if the Proposed Transaction is amended in a manner which would reduce or change the form of the consideration to be received thereunder by the Securityholder; or

(ii)	if the Arrangement Agreement is terminated in accordance with its terms, other than as a result of any act or omission on the part of the Securityholder.

(b)	The obligations hereunder of Magnum Hunter terminate at the option of Magnum Hunter upon written notice given by Magnum Hunter to the Securityholder:

3

(i)
if the Securityholder has breached or failed to perform and satisfy any of its covenants or agreements contained herein in a material respect or any of the representations and warranties of the Securityholder contained herein are not true and correct in a material respect; or

(ii)	if the Arrangement Agreement is terminated in accordance with its terms.

(c)
In the event of the termination of this Agreement as provided in Sections 8(a) and 8(b) above, this Agreement shall forthwith become void and of no further force or effect and there shall be no liability on the part of any party hereto, provided that the foregoing shall not relieve any party from any liability for any breach of this Agreement arising prior to such termination.

9.	Amendment

Except as expressly set forth herein, this Agreement constitutes the entire agreement between the parties and shall not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by each of the parties hereto.

10.	Assignment

Neither party to this Agreement shall assign any of its rights or obligations under this Agreement without the prior written consent of the other party.

11.	Public Disclosure

Prior to the first public disclosure of the existence and terms and conditions of this Agreement, neither of the parties hereto shall disclose the existence of this Agreement or any details hereof, or any terms or conditions or other information concerning the Proposed Transaction to any person other than (a) the Securityholder’s advisors; (b) to the directors and officers of Magnum Hunter; or (c) the directors and officers of NuLoch, without the prior written consent of the other party hereto, except to the extent required by law or stock exchange policy.  The existence and terms and conditions of this Agreement may be disclosed by Magnum Hunter and NuLoch in a press release issued in connection with the execution of the Arrangement Agreement, and other public disclosure documents in accordance with applicable securities legislation provided the name of the undersigned may not be included without prior  review and consent by the Securityholder.

12.	Further Assurances

The Securityholder shall, from time to time and at all times hereafter at the request of Magnum Hunter but without further consideration, do and perform all such further acts, matters and things and execute and deliver all such further documents, deeds, assignments, agreements, notices and writings and give such further assurances as shall be reasonably required for the purpose of giving effect to this Agreement.

13.	Successors

This Agreement is binding upon, enure to the benefit of and be enforceable by Magnum Hunter and the Securityholder and their respective executors, administrators, successors and permitted assigns.

14.	Time of the Essence

Time is of the essence of this Agreement.

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15.	Unenforceable Terms

If any provision of this Agreement or the application thereof to any party or circumstance is invalid or unenforceable to any extent then the remainder of this Agreement or application of such provision to a party or circumstance (other than those to which it is held invalid or unenforceable) is not affected thereby and each remaining provision of this Agreement is valid and is enforceable to the fullest extent permitted by law.

16.	Applicable Law

This Agreement is to be governed and construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein without regard to any conflicts of law provisions and each of the parties hereto irrevocably attorns to the jurisdiction of the courts of the Province of Alberta.

17.	Notice

Any notice or other communication required or permitted to be given hereunder shall be sufficiently given if delivered:

(a)	in the case of the Securityholder, to the address appearing on the acceptance page of this Agreement; and

(b)
in the case of Magnum Hunter, to 777 Post Oak Blvd, Suite 650, Houston, Texas  77056, Attention: Paul M. Johnson, Senior Vice President and General Counsel, fax no.: (832) 369-6992, email: pjohnston@magnumhunterresources.com or to such other address as the party to which such notice or other communication is to be given has last notified the party giving the same in the manner provided in this paragraph.  Any notice or other communication given or made is deemed to have been duly given or made as at the date delivered or sent if delivered personally or sent by fax or electronic transmission at the address for service provided herein.

18.	Enforcement

The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that each of the parties is entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the Province of Alberta having jurisdiction, this being in addition to any other remedy to which such party is entitled at law or in equity.

19.	Expenses

The parties hereto agree to pay their own respective expenses incurred in connection with this Agreement.  This section shall survive the termination of this Agreement pursuant to Section 8.

20.	Counterpart Execution

This letter may be signed by fax or electronic transmission and in counterparts, which, together, are deemed to constitute one valid and binding agreement and delivery of such counterparts may be effected by means of fax or electronic transmission.

(signature page(s) follow)

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Magnum Hunter Resources Corporation

By:________________________________
      Authorized Signatory

Acceptance by the Securityholder

The foregoing is hereby accepted as of and with effect from the ____ day of __________________, 2011 and the undersigned hereby confirms that the undersigned beneficially owns, directly or indirectly, or exercises control or direction over the Subject Securities indicated below and no other securities of NuLoch:

NuLoch Shares

Options

Warrants

Witness	Signature of Securityholder or, if a corporation, authorized signing officer

Name of Witness (Please Print)	Name of Securityholder (Please Print)

Address

Address

Fax

Email

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EXHIBIT B

Form of Plan of Arrangement

See attached

PLAN OF ARRANGEMENT

under Section 193 of the
Business Corporations Act (Alberta)

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following terms have the following meanings:

(a)	"ABCA" means the Business Corporations Act (Alberta), R.S.A. 2000, c. B-9, as amended, including the regulations promulgated thereunder.

(b)	"Acquiror" means Magnum Hunter Resources Corporation, a corporation existing under the laws of the State of Delaware.

(c)	"Acquiror Control Transaction" has the meaning provided in the Exchangeable Share Provisions.

(d)	"Acquiror Shares" means the shares in the common stock, par value U.S.$0.01 per share, of Acquiror, as constituted on the date hereof.

(e)	"Affiliate" has the meaning ascribed thereto in the Securities Act (Alberta).

(f)
"Arrangement", "Plan of Arrangement", "herein", "hereof", "hereto", "hereunder" and similar expressions mean and refer to this plan of arrangement under section 193 of the ABCA as supplemented, modified or amended, and not to any particular article, section or other portion hereof.

(g)	"Arrangement Agreement" means the arrangement agreement dated as of January 19, 2011 among Acquiror, ExchangeCo and NuLoch with respect to this Arrangement and all amendments thereto.

(h)
"Articles of Arrangement" means the articles of arrangement in respect of this Arrangement required under subsection 193(10) of the ABCA to be filed with the Registrar after the Final Order has been granted, giving effect to this Arrangement.

(i)	"Average Exercise Price Differential" means, in respect of a particular NuLoch Option, the amount by which the Weighted Average Trading Price exceeds the exercise price of such NuLoch Option.

(j)	"Business Day" means any day other than a Saturday, Sunday or statutory holiday, when banks are generally open in Calgary, Alberta and Dallas, Texas for the transaction of banking business.

(k)	"CallCo" means MHR Callco Corporation, a corporation existing under the laws of the Province of Alberta.

(l)
"Certificate" means the certificate which may be issued by the Registrar pursuant to subsection 193(11) of the ABCA or, if no certificate is to be issued, the proof of filing in respect of this Arrangement.

(m)
"Change of Law" means any amendment to the Tax Act and other applicable provincial income tax laws that permits holders of Exchangeable Shares who are resident in Canada who hold the Exchangeable Shares as capital property and deal at arm's length with Acquiror and ExchangeCo (all for the purposes of the Tax Act and other applicable provincial income tax laws) to exchange their Exchangeable Shares for Acquiror Shares on a basis that will not require such holders to recognize any gain or loss or any actual or deemed dividend in respect of such exchange for the purposes of the Tax Act or applicable provincial income tax laws.

(n)	"Change of Law Call Date" has the meaning provided in Subsection 8.1(b).

(o)	"Change of Law Call Purchase Price" has the meaning provided in Subsection 8.1(a).

(p)	"Change of Law Call Right" has the meaning provided in Subsection 8.1(a).

(q)	"Code" means the United States Internal Revenue Code of 1986, as amended, and the rules and regulation promulgated thereunder.

(r)	"Court" means the Court of Queen's Bench of Alberta.

(s)	"Depositary" means Valiant Trust Company, or such other Person as may be designated by Acquiror and NuLoch.

(t)
"Dissenting Optionholders" means registered holders of NuLoch Options who validly exercise the rights of dissent with respect to this Arrangement provided to them under the Interim Order and whose dissent rights remain valid immediately before the Effective Time.

(u)	"Dissenting Securityholders" means, collectively, the Dissenting Shareholders and Dissenting Optionholders.

(v)
"Dissenting Shareholders" means registered holders of NuLoch Shares who validly exercise the rights of dissent with respect to this Arrangement provided to them under the Interim Order and whose dissent rights remain valid immediately before the Effective Time.

(w)	"Effective Date" means the date this Arrangement is effective under the ABCA.

(x)	"Effective Time" means the time at which the Articles of Arrangement are filed with the Registrar under the ABCA.

(y)	"Election Deadline" means 5:00 p.m. (local time) at the place of deposit on the date that is two Business Days prior to the Effective Date.

(z)
"Eligible Shareholder" means a NuLoch Shareholder who: (i) is a person resident in Canada for purposes of the Tax Act or a partnership that is a Canadian partnership for the purposes of the Tax Act; and (ii) is not exempt from tax under Part I of the Tax Act.

(aa)	"Exchange Ratio" means 0.3304 of an Acquiror Share or Exchangeable Share, as applicable, in exchange for each NuLoch Share.

(bb)	"Exchangeable Share Consideration" has the meaning provided in the Exchangeable Share Provisions.

(cc)	"Exchangeable Share Price" has the meaning provided in the Exchangeable Share Provisions.

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(dd)
"Exchangeable Share Provisions" means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares, which rights, privileges, restrictions and conditions shall be substantially as set forth in Schedule "A" hereto.

(ee)	"Exchangeable Shares" means the exchangeable shares in the capital of ExchangeCo as constituted on the date hereof.

(ff)	"ExchangeCo" means MHR Exchangeco Corporation, a corporation existing under the laws of the Province of Alberta.

(gg)
"Final Order" means the final order of the Court approving this Arrangement pursuant to subsection 193(9) of the ABCA to be applied for following the NuLoch Meeting, as such order may be affirmed, amended or modified by any court of competent jurisdiction.

(hh)
"Governmental Entity" means: (i) any multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, whether domestic or foreign; (ii) any subdivision, agent, commission, board, regulatory authority, administrative agency or other authority of any of the foregoing; (iii) any self-regulatory authority, including the TSXV and the NYSE; or (iv) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing.

(ii)	"Ineligible Shareholder" means a NuLoch Shareholder who is not an Eligible Shareholder.

(jj)
"Interim Order" means the interim order of the Court under subsection 193(4) of the ABCA containing declarations and directions with respect to the NuLoch Meeting and this Arrangement, as such order may be affirmed, amended or modified by the Court.

(kk)
"Letter of Transmittal and Election Form" means the letter of transmittal and election form to be sent to the registered holders of NuLoch Shares pursuant to which registered holders of NuLoch Shares are required to deliver certificates representing their NuLoch Shares to receive the Acquiror Shares or Exchangeable Shares (or a combination thereof), as applicable, issuable or payable to them pursuant to this Arrangement and pursuant to which an Eligible Shareholder may elect (or cause the registered holder of such Eligible Shareholder's NuLoch Shares to elect on their behalf) to receive either Acquiror Shares or Exchangeable Shares (or a combination thereof) pursuant to the Arrangement.

(ll)	"Liquidation Amount" has the meaning provided in the Exchangeable Share Provisions.

(mm)	"Liquidation Call Purchase Price" has the meaning provided in Subsection 8.2(a).

(nn)	"Liquidation Call Right" has the meaning provided in Subsection 8.2(a).

(oo)	"Liquidation Date" has the meaning provided in the Exchangeable Share Provisions.

(pp)	"NuLoch" means NuLoch Resources Inc., a corporation existing under the laws of the Province of Alberta.

(qq)	"NuLoch Meeting" means the special meeting of NuLoch Securityholders to be held to consider, among other things, this Arrangement and related matters, and any adjournment thereof.

(rr)	"NuLoch Option Plan" means the stock option plan of NuLoch.

(ss)	"NuLoch Optionholders" means the holders from time to time of the NuLoch Options.

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(tt)	"NuLoch Options" means the options to purchase NuLoch Shares granted pursuant to the NuLoch Option Plan.

(uu)	"NuLoch Securities" means, collectively, the NuLoch Shares and the NuLoch Options.

(vv)	"NuLoch Securityholders" means, collectively, the NuLoch Shareholders and the NuLoch Optionholders.

(ww)	"NuLoch Share Settlement Amount" means a number of NuLoch Shares in respect of each NuLoch Option equal to "A/B x C", where:

"A" means the Average Exercise Price Differential;

"B" means the Weighted Average Trading Price; and

"C" means the number of NuLoch Shares the NuLoch Optionholder would have been entitled to on the exercise of such NuLoch Option immediately prior to the Effective Time (for greater certainty, being one (1) NuLoch Share per one (1) NuLoch Option);

(xx)	"NuLoch Shareholders" means the registered or beneficial holders of NuLoch Shares, including NuLoch Shares acquired upon the exercise of NuLoch Options.

(yy)	"NuLoch Shares" means the Class A shares of NuLoch, as constituted on the date hereof.

(zz)	"NYSE" means the New York Stock Exchange, Inc.

(aaa)
"Person" includes any individual, sole proprietorship, partnership, firm, joint venture, limited partnership, limited liability company, unlimited liability company, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body, corporation, or Governmental Entity, and, where the context requires, any of the foregoing when they are acting as trustee, executor, administrator or other legal representatives of any other entity, whether or not having legal status.

(bbb)	"Redemption Call Purchase Price" has the meaning provided in Subsection 8.3(a).

(ccc)	"Redemption Call Right" has the meaning provided in Subsection 8.3(a).

(ddd)	"Redemption Date" has the meaning provided in the Exchangeable Share Provisions.

(eee)	"Redemption Price" has the meaning provided in the Exchangeable Share Provisions.

(fff)	"Registrar" means the Registrar duly appointed under section 263 of the ABCA.

(ggg)	"S-3 Registration Statement" has the meaning provided in the Arrangement Agreement.

(hhh)	"SEC" has the meaning provided in the Arrangement Agreement.

(iii)	"Support Agreement" means the support agreement among Acquiror, ExchangeCo and CallCo to be dated as of the Effective Date and provided for in the Arrangement Agreement.

(jjj)	"Tax Act" means the Income Tax Act (Canada), R.S.C. 1985, c. C-1 (5th Supp.), as amended, including the regulations promulgated thereunder, as amended from time to time.

(kkk)	"Transfer Agent" means Valiant Trust Company or such other Person as may from time to time be appointed by ExchangeCo as the registrar and transfer agent for the Exchangeable Shares.

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(lll)	"TSXV" means the TSX Venture Exchange.

(mmm)
"Voting and Exchange Trust Agreement" means the voting and exchange trust agreement among Acquiror, ExchangeCo and the Trustee named therein to be dated as of the Effective Date and provided for in the Arrangement Agreement.

(nnn)
"Weighted Average Trading Price" means the volume weighted average trading price of the NuLoch Shares on the TSXV during the five (5) consecutive trading days ending on the day that is the seventh Business Day prior to the Effective Date, which for greater certainty shall be calculated by dividing (i) the aggregate dollar trading value of all NuLoch Shares sold on the TSXV during the five (5) consecutive trading days ending on the trading day that is the seventh Business Day prior to the Effective Date, by (ii) the total number of NuLoch Shares sold on the TSXV during such period.

1.2	Sections and Headings

The division of this Plan of Arrangement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement.

1.3	References

Unless reference is specifically made to some other document or instrument, all references herein to articles and sections are to articles and sections of this Plan of Arrangement.

1.4	Number and Gender

Unless the context otherwise requires, words importing the singular number shall include the plural and vice versa; and words importing any gender shall include all genders.

1.5	Date for Any Action

In the event that the date on which any action is required to be taken hereunder by any of the parties is not a Business Day in the place where the action is required to be taken, such action shall be required to be taken on the next succeeding day which is a Business Day in such place.

1.6	Statutory References

References in this Plan of Arrangement to any statute or sections thereof shall include such statute as amended or substituted and any regulations promulgated thereunder from time to time in effect.

1.7	Currency

All dollar amounts referred to in this Plan of Arrangement are in Canadian funds, unless otherwise indicated herein, except that all amounts referred to or payments required under Article 8 of this Plan of Arrangment are and shall be made in United States funds.

ARTICLE 2
ARRANGEMENT AGREEMENT

2.1	Arrangement Agreement

This Plan of Arrangement is made pursuant to the Arrangement Agreement.

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2.2	Binding Effect

This Plan of Arrangement, upon the filing of the Articles of Arrangement and the issue of the Certificate, if any, shall become effective on, and be binding on and after, the Effective Time on: (i) the NuLoch Securityholders; (ii) NuLoch; (iii) ExchangeCo; (iv) CallCo; (v) Acquiror; and (vi) all other Persons.

2.3	Filing and Effectiveness

The Articles of Arrangement and Certificate shall be filed and issued, respectively, with respect to this Arrangement in its entirety.  The Certificate shall be conclusive evidence that this Arrangement has become effective and that each of the provisions of Article 3 has become effective in the sequence set out therein.  If no Certificate is required to be issued by the Registrar pursuant to subsection 193(11) of the ABCA, this Arrangement shall become effective on the date the Articles of Arrangement are filed with the Registrar pursuant to subsection 193(10) of the ABCA.

ARTICLE 3
ARRANGEMENT

3.1	Arrangement

Commencing at the Effective Time, each of the events set out below shall occur and shall be deemed to occur in the following order without any further act or formality except as otherwise provided herein:

Dissenting Securityholders

(a)
the NuLoch Securities held by Dissenting Securityholders shall be deemed to have been transferred to NuLoch (free and clear of all liens, claims and encumbrances) and cancelled and such Dissenting Securityholders shall cease to have any rights as NuLoch Securityholders other than the right to be paid the fair value of their NuLoch Securities in accordance with Article 4;

Exchange and Cancellation of NuLoch Options

(b)
notwithstanding the terms of the NuLoch Option Plan and any agreements in respect of options granted thereunder or any contingent vesting provisions to which it might otherwise have been subject, each NuLoch Option (other than those previously held by Dissenting Securityholders) outstanding immediately prior to the Effective Time, shall be deemed to be fully vested;

(c)
notwithstanding the terms of the NuLoch Option Plan and any agreements in respect of options granted thereunder, each NuLoch Option held by a NuLoch Optionholder (other than those previously held by Dissenting Securityholders) shall, at the election of the NuLoch Optionholder in accordance with Section 3.2(d), either:

(i)
be exercised by the NuLoch Optionholder for a NuLoch Share in accordance with its terms, including payment to NuLoch as set forth in Section 3.2(d) of the exercise price therefor and in respect of any withholding taxes required to be remitted in respect thereof, and any NuLoch Option that is not so exercised by such NuLoch Optionholder shall be deemed to be surrendered and transferred to NuLoch for no additional consideration; or

(ii)	be treated as follows:

(A)
each NuLoch Option with an exercise price less than or equal to the Weighted Average Trading Price shall be surrendered and transferred to NuLoch for a number of NuLoch Shares equal to the NuLoch Share Settlement Amount (which shall be subject to the rounding provisions of this Plan of Arrangement and which is subject to the withholding provisions in Article 7); and

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(B)	each NuLoch Option with an exercise price that is greater than the Weighted Average Trading Price shall be deemed to be surrendered and transferred to NuLoch for no additional consideration, and in each case the NuLoch Options so surrendered and transferred shall be deemed to be cancelled (without any further action on the part of the NuLoch Optionholder, NuLoch or Acquiror) with effect immediately prior to the Effective Time and any agreement or certificate evidencing the right of the NuLoch Optionholder to any such NuLoch Options shall be void and of no effect as of such time and NuLoch and Acquiror and their respective Affiliates shall cease to have any liability in respect thereof;

Exchange of NuLoch Shares by NuLoch Shareholders who are Eligible Shareholders

(d)
the NuLoch Shares held by NuLoch Shareholders who are Eligible Shareholders (other than (i) those previously held by Dissenting Securityholders, and (ii) those held by Acquiror or any Affiliate thereof (which NuLoch Shares shall not be exchanged under the Arrangement and shall remain outstanding as NuLoch Shares held by Acquiror or any Affiliate thereof)), together with those NuLoch Shares issued under Section 3.1(c) to former NuLoch Optionholders who are Eligible Shareholders, shall be sold, assigned and transferred to ExchangeCo (free and clear of all liens, claims and encumbrances) in exchange for, at the holder’s election (or deemed election) as provided in Section 3.2(a): (x) such number of Exchangeable Shares (and certain ancillary rights as further described in Section 3.2(b)) as is equal to the number of NuLoch Shares so exchanged, multiplied by the Exchange Ratio, or (y) such number of Acquiror Shares as is equal to the number of NuLoch Shares so exchanged, multiplied by the Exchange Ratio, or (z) a combination of Exchangeable Shares and Acquiror Shares as described in clauses (x) and (y); and

Exchange of NuLoch Shares by NuLoch Shareholders who are Ineligible Shareholders

(e)
the NuLoch Shares held by NuLoch Shareholders who are Ineligible Shareholders (other than (i) those previously held by Dissenting Securityholders, and (ii) those held by Acquiror or any Affiliate thereof (which NuLoch Shares shall not be exchanged under the Arrangement and shall remain outstanding as NuLoch Shares held by Acquiror or any Affiliate thereof)), together with the NuLoch Shares issued under Section 3.1(c) to former NuLoch Optionholders who are Ineligible Shareholders, shall be sold, assigned and transferred to ExchangeCo (free and clear of all liens, claims and encumbrances) in exchange for such number of Acquiror Shares as is equal to the number of NuLoch Shares so exchanged, multiplied by the Exchange Ratio.

3.2	Elections

(a)
Each Eligible Shareholder who, at or prior to the Election Deadline, is a holder of NuLoch Shares will be entitled, with respect to all or a portion of their shares, to make an election at or prior to the Election Deadline to receive (i) Exchangeable Shares (and the ancillary rights associated therewith), or (ii) Acquiror Shares, or (iii) a combination thereof, in exchange for such holder's NuLoch Shares on the basis set forth herein and in the Letter of Transmittal and Election Form (provided that an Eligible Shareholder who was issued NuLoch Shares upon the exercise or surrender of NuLoch Options pursuant to Section 3.13.1(c) may make the foregoing election by delivering written notice of such election, in a form satisfactory to Acquiror, NuLoch and the Depositary, each acting reasonably, at or prior to the Election Deadline).  For greater certainty, if a valid election has not been made by or on behalf of an Eligible Shareholder at or prior to the Election Deadline, such Eligible Shareholder shall be deemed to have elected to receive only Acquiror Shares pursuant to the Arrangement.  In addition, if the S-3 Registration Statement has not been declared effective by the SEC at the Effective Time, then all Eligible Shareholders shall be deemed to have elected to receive only Acquiror Shares pursuant to the Arrangement.

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(b)
An Eligible Shareholder who has validly elected to transfer and has transferred NuLoch Shares to ExchangeCo for Exchangeable Shares as contemplated under Subsection 3.1(d) shall be considered to have received any of the ancillary rights and benefits associated with the Exchangeable Shares (including an interest as a beneficiary of the trust created under the Voting and Exchange Trust Agreement) in consideration for the grant by the Eligible Shareholder to Acquiror, ExchangeCo and CallCo of certain rights and benefits as against the Eligible Shareholder in respect of the Exchangeable Shares.  To the extent that the value of the ancillary rights and benefits received by the Eligible Shareholder together with such Exchangeable Shares exceeds the value of the rights and benefits given up by the Eligible Shareholder to Acquiror, ExchangeCo and CallCo, the Eligible Shareholder shall be considered to have disposed of a portion of its NuLoch Shares in consideration for such excess ancillary rights and benefits, and to have disposed of the remaining portion (the "share portion") of its NuLoch Shares solely in consideration for Exchangeable Shares.  The share portion (expressed as a number) shall be equal to the number of NuLoch Shares obtained when the total number of NuLoch Shares transferred by the Eligible Shareholder to ExchangeCo is multiplied by the aggregate fair market value of the Exchangeable Shares received by the Eligible Shareholder divided by the sum of such aggregate fair market value and the amount, if any, by which the aggregate fair market value of the ancillary rights and benefits received by the Eligible Shareholder exceeds the aggregate fair market value of the rights and benefits granted by the Eligible Shareholder to ExchangeCo and CallCo in respect of the Exchangeable Shares.

(c)
Holders of NuLoch Shares who are Eligible Shareholders and who have validly elected to receive Exchangeable Shares (and the ancillary rights) or a combination of Acquiror Shares and Exchangeable Shares (and the ancillary rights) at or prior to the Election Deadline shall be entitled to make an income tax election pursuant to subsection 85(1) of the Tax Act or, if the holder is a partnership, subsection 85(2) of the Tax Act (and in each case, where applicable, the analogous provisions of provincial income tax law) with respect to the transfer of all or any portion of their NuLoch Shares to ExchangeCo by providing two signed copies of the necessary prescribed election forms to ExchangeCo within 90 days following the Effective Date, duly completed with the details of the number of NuLoch Shares transferred and the applicable agreed amounts for the purposes of such elections.  Thereafter, the forms will be signed by ExchangeCo and returned to such holders within 30 days after the receipt thereof by ExchangeCo for filing with the Canada Revenue Agency (or the applicable provincial taxing authority).  None of Acquiror, ExchangeCo or NuLoch will be responsible for the proper completion of any election form and, except in respect of ExchangeCo’s obligation to return duly completed election forms which are received by ExchangeCo within 90 days following the Effective Date within 30 days after the receipt thereof by ExchangeCo, none of Acquiror, ExchangeCo or NuLoch will be responsible for any taxes, interest, penalties or any other costs or damages resulting from the failure by a holder of NuLoch Shares to properly complete or file the election forms in the form and manner and within the time prescribed by the Tax Act (or any applicable provincial income tax law).  In its sole discretion, ExchangeCo may choose to sign and return an election form received more than 90 days following the Effective Date, but ExchangeCo will have no obligation to do so.

(d)
Holders of NuLoch Options may elect to have their NuLoch Options treated in the manner set forth in Section 3.1(c)(i) or Section 3.1(c)(ii) by delivering to the Chief Financial Officer of NuLoch at NuLoch's head office, on or before the seventh Business Day prior to the Effective Date, notice in writing to such effect.  An election to exercise NuLoch Options in accordance with Section 3.1(c)(i) shall be accompanied by a certified cheque or bank draft made payable to NuLoch in the amount of the aggregate exercise price of all NuLoch Options being exercised in accordance with such provision plus the amount of all withholding taxes that is required to be remitted under the Tax Act, the Code or other applicable laws in respect of the exercise of such NuLoch Options.  Failure to make an election as set forth in this Section 3.2(d) shall be deemed to be an irrevocable election by the NuLoch Optionholder to have their NuLoch Options treated in the manner set forth in Section 3.1(c)(ii).  A NuLoch Optionholder who makes such election must make such election in respect of all NuLoch Options held by such NuLoch Optionholder.

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3.3	Exchange of Securities

With respect to each holder of NuLoch Securities (other than Dissenting Securityholders), as the case may be, at the Effective Time:

(a)
upon the cancellation of NuLoch Options pursuant to Subsection 3.1(c), each former NuLoch Optionholder shall cease to be the holder of the NuLoch Options so cancelled and the name of each such NuLoch Optionholder shall be removed from the register of holders of NuLoch Options;

(b)	upon an exchange of NuLoch Shares for Exchangeable Shares pursuant to Subsection 3.1(d):

(i)
each former NuLoch Shareholder shall cease to be the holder of the NuLoch Shares so exchanged and the name of each such NuLoch Shareholder shall be removed from the register of holders of NuLoch Shares;

(ii)	ExchangeCo shall become the holder of the NuLoch Shares so exchanged and shall be added to the register of holders of NuLoch Shares in respect thereof; and

(iii)
each such former NuLoch Shareholder shall become a holder of the Exchangeable Shares so exchanged, which Exchangeable Shares will be issued as fully paid and non-assessable shares of ExchangeCo and held in an agency relationship by ExchangeCo for the benefit of such former NuLoch Shareholder and released from such agency relationship to such former NuLoch Shareholder upon the delivery to the Transfer Agent of a duly completed Letter of Transmittal and Election Form, together with the certificates representing such NuLoch Shares, and such former NuLoch Shareholder shall be added to the register of holders of Exchangeable Shares upon such date; and

(c)	upon the exchange of NuLoch Shares for Acquiror Shares pursuant to Subsection 3.1(d) or 3.1(e):

(i)
each former NuLoch Shareholder shall cease to be the holder of the NuLoch Shares so exchanged and the name of each such NuLoch Shareholder shall be removed from the register of holders of NuLoch Shares;

(ii)	ExchangeCo shall become the holder of the NuLoch Shares so exchanged and shall be added to the register of holders of NuLoch Shares in respect thereof; and

(iii)
each such former NuLoch Shareholder shall become a holder of the Acquiror Shares so exchanged, which Acquiror Shares will be issued and held as fully paid and non-assessable shares of Acquiror in an agency relationship by ExchangeCo for the benefit of such former NuLoch Shareholder and released from such agency relationship to such former NuLoch Shareholder upon the delivery to the Transfer Agent of a duly completed Letter of Transmittal and Election Form, together with the certificates representing such NuLoch Shares, and such former NuLoch Shareholder shall be added to the register of holders of Acquiror Shares upon the date that such former NuLoch Shareholder delivers to the Transfer Agent a duly completed Letter of Transmittal and Election Form, together with the certificates representing such NuLoch Shares.

3.4	Adjustments to Exchange Ratio

The Exchange Ratio shall be proportionately and appropriately adjusted to reflect fully the effect of (a) any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Acquiror Shares or NuLoch Shares), reorganization, recapitalization or other like change with respect to Acquiror Shares or NuLoch Shares, and (b) any extraordinary dividend or distribution with respect to Acquiror Shares (other than a dividend or distribution referenced in clause (a)); provided that the foregoing adjustments shall not be made if the record date for the stock split, reverse split, stock dividend, reorganization, recapitalization, other like change or extraordinary dividend or distribution referred to in clauses (a) and (b) above does not occur after the date of the Arrangement Agreement and prior to the Effective Time.  In any case where the Exchange Ratio is adjusted in accordance with the foregoing, a corresponding adjustment shall be made to the number of Exchangeable Shares that are acquired by Eligible Shareholders who have validly elected to receive a combination of Acquiror Shares and Exchangeable Shares.

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ARTICLE 4
DISSENTING SECURITYHOLDERS

4.1	Rights of Dissent

Each registered holder of NuLoch Securities shall have the right to dissent with respect to this Arrangement in accordance with the Interim Order.  A Dissenting Securityholder shall, at the Effective Time, cease to have any rights as a holder of NuLoch Securities and shall only be entitled to be paid the fair value of the holder's NuLoch Securities by NuLoch.  A Dissenting Securityholder who is paid the fair value of the holder's NuLoch Securities shall be deemed to have transferred the holder's NuLoch Securities to NuLoch, notwithstanding the provisions of Section 191 of the ABCA.  A Dissenting Securityholder who for any reason is not entitled to be paid the fair value of the holder's NuLoch Securities shall be treated as if the holder had participated in this Arrangement on the same basis as a non-dissenting holder of NuLoch Securities, notwithstanding the provisions of Section 191 of the ABCA.  The fair value of the NuLoch Securities shall be determined as of the close of business on the last Business Day before the day on which this Arrangement is approved by the NuLoch Securityholders at the NuLoch Meeting; but in no event shall Acquiror or NuLoch be required to recognize such Dissenting Securityholder as a securityholder of Acquiror, NuLoch or ExchangeCo after the Effective Time and the name of such holder shall be removed from the applicable register as at the Effective Time.  For greater certainty, in addition to any other restrictions in section 191 of the ABCA, no Person who has voted in favour of this Arrangement shall be entitled to dissent with respect to this Arrangement. In addition, a NuLoch Securityholder may only exercise dissent rights in respect of all, and not less than all, of its NuLoch Securities.

ARTICLE 5
OUTSTANDING CERTIFICATES AND FRACTIONAL SECURITIES

5.1	Rights to Consideration

From and after the Effective Time, certificates and/or agreements formerly representing NuLoch Securities that were exchanged under Section 3.1 shall represent only the right to receive the consideration to which the holders are entitled under this Arrangement, or as to those held by Dissenting Securityholders, other than those Dissenting Securityholders deemed to have participated in this Arrangement pursuant to Section 4.1, to receive the fair value of the NuLoch Securities represented by such certificates and/or agreements, as applicable.

5.2	Issuance of Certificates

Subject to the provisions of the Letter of Transmittal and Election Form, Acquiror and ExchangeCo shall, as soon as practicable following the later of the Effective Date and the date of deposit by a former NuLoch Shareholder of a duly completed Letter of Transmittal and Election Form and the certificates representing such NuLoch Shares, either:

(a)	forward or cause to be forwarded by first class mail (postage prepaid) to such former holder at the address specified in the Letter of Transmittal and Election Form; or

(b)	if requested by such holder in the Letter of Transmittal and Election Form, make available or cause to be made available at the Depositary for pickup by such holder,

certificates representing the number of Exchangeable Shares and/or Acquiror Shares issued to such holder under this Arrangement.

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5.3	Lost Certificates

If any certificate which immediately prior to the Effective Time represented an interest in outstanding NuLoch Shares that were exchanged pursuant to Section 3.1 has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to have been lost, stolen or destroyed, the Depositary will issue and deliver in exchange for such lost stolen or destroyed certificate the consideration to which the holder is entitled pursuant to this Arrangement (and any dividends or distributions with respect thereto) as determined in accordance with this Arrangement.  The Person who is entitled to receive such consideration shall, as a condition precedent to the receipt thereof, give a bond to each of NuLoch and Acquiror and their respective transfer agents, which bond is in form and substance satisfactory to each of NuLoch and Acquiror and their respective transfer agents, or shall, to the extent agreed by Acquiror and NuLoch, otherwise indemnify NuLoch and Acquiror and their respective transfer agents against any claim that may be made against any of them with respect to the certificate alleged to have been lost, stolen or destroyed.

5.4	Dividends With Respect to Unsurrendered Certificates

All dividends or other distributions, if any, made with respect to any Acquiror Shares or Exchangeable Shares allotted and issued pursuant to this Arrangement but for which a certificate has not been issued shall be paid or delivered to the Depositary to be held by the Depositary, in trust, for the registered holder thereof.  Subject to Section 5.5, the Depositary shall pay and deliver to any such registered holder, as soon as reasonably practicable after application therefor is made by the registered holder to the Depositary in such form as the Depositary may reasonably require, such dividends and distributions to which such holder is entitled, net of applicable withholding and other taxes.

5.5	Extinguishment of Rights

Any certificate formerly representing NuLoch Shares that is not deposited with all other documents as required by this Plan of Arrangement before the fifth anniversary of the Effective Date shall cease to represent a right or claim of any kind or nature including the right of the holder of such shares to receive Exchangeable Shares (and any dividend and distributions thereon) and/or Acquiror Shares (and any dividend and distributions thereon), as applicable.  In such case, any dividend and distributions on the Exchangeable Shares and Acquiror Shares will be delivered to Acquiror and such Exchangeable Shares and Acquiror Shares shall be cancelled.

5.6	No Fractional Shares

No certificates representing fractional Exchangeable Shares or Acquiror Shares shall be issued under this Arrangement.  In lieu of any fractional shares, each registered holder of NuLoch Securities otherwise entitled to a fractional interest in an Exchangeable Share or Acquiror Share will receive the nearest whole number of Exchangeable Shares or Acquiror Shares, respectively (with fractions equal to or greater than 0.5 being rounded up).

ARTICLE 6
AMENDMENTS

6.1	Amendments Prior to Effective Time

Acquiror or NuLoch may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification or supplement must be: (i) set out in writing; (ii) approved by the other party; (iii) filed with the Court and, if made following the NuLoch Meeting, approved by the Court; and (iv) communicated to holders of NuLoch Securities, if and as required by the Court.

6.2	Amendments Prior to Meeting

Other than as may be required under the Interim Order, any amendment to this Plan of Arrangement may be proposed by Acquiror or NuLoch at any time prior to or at the NuLoch Meeting (provided that the other party shall have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the NuLoch Securityholders voting at the NuLoch Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

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6.3	Amendments Following Meeting

Acquiror and NuLoch may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time after the NuLoch Meeting and prior to the Effective Time with the approval of the Court.

6.4	Administrative Amendments

Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Time by Acquiror and NuLoch provided that it concerns a matter which, in the reasonable opinion of Acquiror and NuLoch, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of any former holder of NuLoch Securities.

ARTICLE 7
WITHHOLDING RIGHTS

7.1	Withholding Rights

Acquiror, NuLoch, CallCo, ExchangeCo and the Depositary shall be entitled to deduct and withhold from any consideration otherwise payable to any NuLoch Securityholder or holder of Exchangeable Shares such amounts as Acquiror, NuLoch, CallCo, ExchangeCo or the Depositary determines, acting reasonably, are required pursuant to the Tax Act, the Code, or any provision of federal, provincial, territorial, state, local or foreign tax law, in each case, as amended. For greater certainty, any consideration otherwise payable to a NuLoch Optionholder pursuant to Section 3.1(c) hereof shall have deducted therefrom, in a manner acceptable to Acquiror, acting reasonably, any amount required to satisfy applicable withholding requirements pursuant to the Tax Act or the Code.  In connection with any amount required to be withheld pursuant to this Plan of Arrangement, Acquiror or ExchangeCo may direct the Depositary to withhold such number of NuLoch Shares and/or Acquiror Shares that may otherwise be paid to such NuLoch Securityholder under this Plan of Arrangement and to sell such shares on the TSXV or NYSE, respectively, or otherwise for cash proceeds to be used for such withholdings.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the NuLoch Securityholder in respect of which such deduction and withholding was made; provided that, such withheld amounts are actually remitted to the appropriate taxing authority.

ARTICLE 8
CERTAIN RIGHTS OF ACQUIROR TO ACQUIRE EXCHANGEABLE SHARES

8.1	Change of Law Call Right

(a)
Acquiror shall have the overriding right (the "Change of Law Call Right"), in the event of a Change of Law, to purchase (or to cause CallCo to purchase) from all but not less than all of the holders of Exchangeable Shares (other than any holder of Exchangeable Shares which is an affiliate of Acquiror) all but not less than all of the Exchangeable Shares held by each such holder upon payment by Acquiror or CallCo, as the case may be, of an amount per share (the "Change of Law Call Purchase Price") equal to the Exchangeable Share Price applicable on the last Business Day prior to the Change of Law Call Date, in accordance with Subsection 8.1(c).  In the event of the exercise of the Change of Law Call Right by Acquiror or CallCo, as the case may be, each holder of Exchangeable Shares shall be obligated to sell all the Exchangeable Shares held by such holder to Acquiror or CallCo, as the case may be, on the Change of Law Call Date upon payment by Acquiror or CallCo to such holder of the Change of Law Call Purchase Price for each such Exchangeable Share.

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(b)
To exercise the Change of Law Call Right, Acquiror or CallCo must notify the Transfer Agent of its intention to exercise such right at least 45 days before the date on which Acquiror or CallCo intends to acquire the Exchangeable Shares (the "Change of Law Call Date").  If Acquiror or CallCo exercises the Change of Law Call Right, then, on the Change of Law Call Date, Acquiror or CallCo, as the case may be, will purchase and the holders of Exchangeable Shares will sell all of the Exchangeable Shares then outstanding for a price per share equal to the Change of Law Call Purchase Price.

(c)
For the purposes of completing the purchase of the Exchangeable Shares pursuant to the exercise of the Change of Law Call Right, Acquiror or CallCo, as the case may be, shall deposit or cause to be deposited with the Transfer Agent, on or before the Change of Law Call Date, the Exchangeable Share Consideration representing the total Change of Law Call Purchase Price.  Provided that such Exchangeable Share Consideration has been so deposited with the Transfer Agent, on and after the Change of Law Call Date the holders of the Exchangeable Shares shall cease to be holders of the Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof (including any rights under the Voting and Exchange Trust Agreement), other than the right to receive their proportionate part of the total Change of Law Purchase Price payable by Acquiror or CallCo, as the case may be, without interest, upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Change of Law Call Date be considered and deemed for all purposes to be the holder of Acquiror Shares to which such holder is entitled.  Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the ABCA and the by-laws of ExchangeCo and such additional documents and instruments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of Acquiror or CallCo, as the case may be, shall deliver to such holder, the Exchangeable Share Consideration to which such holder is entitled.

8.2	CallCo Liquidation Call Right

(a)
CallCo shall have the overriding right (the "Liquidation Call Right"), in the event of and notwithstanding the proposed liquidation, dissolution or winding-up of ExchangeCo or any other distribution of the assets of ExchangeCo among its shareholders for the purpose of winding-up its affairs, pursuant to Article 5 of the Exchangeable Share Provisions, to purchase from all but not less than all of the holders of Exchangeable Shares (other than any holder of Exchangeable Shares which is an affiliate of Acquiror) on the Liquidation Date all but not less than all of the Exchangeable Shares held by each such holder upon payment by CallCo to each such holder of the Exchangeable Share Price applicable on the last Business Day prior to the Liquidation Date (the "Liquidation Call Purchase Price") in accordance with Subsection 8.2(c).  In the event of the exercise of the Liquidation Call Right by CallCo, each holder shall be obligated to sell all the Exchangeable Shares held by such holder to CallCo on the Liquidation Date upon payment by CallCo to such holder of the Liquidation Call Purchase Price for each such Exchangeable Share, whereupon ExchangeCo shall have no obligation to pay any Liquidation Amount to the holders of such shares so purchased by CallCo.

(b)
To exercise the Liquidation Call Right, CallCo must notify ExchangeCo and the Transfer Agent of CallCo's intention to exercise such right at least 45 days before the Liquidation Date, in the case of a voluntary liquidation, dissolution or winding-up of ExchangeCo or any other voluntary distribution of the assets of ExchangeCo among its shareholders for the purpose of winding-up its affairs and at least five Business Days before the Liquidation Date, in the case of an involuntary liquidation, dissolution or winding-up of ExchangeCo or any other involuntary distribution of the assets of ExchangeCo among its shareholders for the purpose of winding up its affairs.  The Transfer Agent will notify the holders of Exchangeable Shares as to whether CallCo has exercised the Liquidation Call Right forthwith after the expiry of the period during which the same may be exercised by CallCo.  If CallCo exercises the Liquidation Call Right, then on the Liquidation Date, CallCo will purchase and the holders of Exchangeable Shares will sell all of the Exchangeable Shares then outstanding for a price per share equal to the Liquidation Call Purchase Price.

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(c)
For the purposes of completing the purchase of the Exchangeable Shares pursuant to the Liquidation Call Right, CallCo shall deposit or cause to be deposited with the Transfer Agent, on or before the Liquidation Date, the Exchangeable Share Consideration representing the total Liquidation Call Purchase Price.  Provided that such Exchangeable Share Consideration has been so deposited with the Transfer Agent, on and after the Liquidation Date, the holders of the Exchangeable Shares shall cease to be holders of the Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof (including any rights under the Voting and Exchange Trust Agreement ), other than the right to receive their proportionate part of the total Liquidation Call Purchase Price payable by CallCo, without interest, upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Liquidation Date be considered and deemed for all purposes to be the holder of Acquiror Shares to which such holder is entitled.  Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the ABCA and the by-laws of ExchangeCo and such additional documents and instruments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of CallCo shall deliver to such holder, the Exchangeable Share Consideration to which such holder is entitled.  If CallCo does not exercise the Liquidation Call Right in the manner described above, on the Liquidation Date the holders of the Exchangeable Shares will be entitled to receive in exchange therefor the Liquidation Amount otherwise payable by ExchangeCo in connection with the liquidation, dissolution or winding-up of ExchangeCo pursuant to Article 5 of the Exchangeable Share Provisions.

8.3	CallCo Redemption Call Right

In addition to CallCo's rights contained in the Exchangeable Share Provisions, including the Retraction Call Right (as defined in the Exchangeable Share Provisions), CallCo shall have the following rights in respect of the Exchangeable Shares:

(a)
CallCo shall have the overriding right (the "Redemption Call Right"), in the event of and notwithstanding the proposed redemption of the Exchangeable Shares by ExchangeCo pursuant to Article 7 of the Exchangeable Share Provisions, to purchase from all but not less than all of the holders of Exchangeable Shares (other than any holder of Exchangeable Shares which is an affiliate of Acquiror) on the Redemption Date all but not less than all of the Exchangeable Shares held by each such holder upon payment by CallCo to each such holder of the Exchangeable Share Price applicable on the last Business Day prior to the Redemption Date (the "Redemption Call Purchase Price") in accordance with Subsection 8.3(c).  In the event of the exercise of the Redemption Call Right by CallCo, each holder of Exchangeable Shares shall be obligated to sell all the Exchangeable Shares held by such holder to CallCo on the Redemption Date upon payment by CallCo to such holder of the Redemption Call Purchase Price for each such Exchangeable Share, whereupon ExchangeCo shall have no obligation to redeem, or to pay the Redemption Price in respect of, such shares so purchased by CallCo.

(b)
To exercise the Redemption Call Right, CallCo must notify the Transfer Agent of CallCo's intention to exercise such right at least 60 days before the Redemption Date, except in the case of a redemption occurring as a result of an Acquiror Control Transaction, an Exchangeable Share Voting Event or an Exempt Exchangeable Share Voting Event (each as defined in the Exchangeable Share Provisions), in which case CallCo shall so notify the Transfer Agent and ExchangeCo on or before the Redemption Date.  The Transfer Agent will notify the holders of the Exchangeable Shares as to whether CallCo has exercised the Redemption Call Right forthwith after the expiry of the period during which the same may be exercised by CallCo.  If CallCo exercises the Redemption Call Right, then, on the Redemption Date, CallCo will purchase and the holders of Exchangeable Shares will sell all of the Exchangeable Shares then outstanding for a price per share equal to the Redemption Call Purchase Price.

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(c)
For the purposes of completing the purchase of the Exchangeable Shares pursuant to the exercise of the Redemption Call Right, CallCo shall deposit or cause to be deposited with the Transfer Agent, on or before the Redemption Date, the Exchangeable Share Consideration representing the total Redemption Call Purchase Price.  Provided that such Exchangeable Share Consideration has been so deposited with the Transfer Agent, on and after the Redemption Date the holders of the Exchangeable Shares shall cease to be holders of the Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof (including any rights under the Voting and Exchange Trust Agreement), other than the right to receive their proportionate part of the total Redemption Call Purchase Price payable by CallCo, without interest, upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Redemption Date be considered and deemed for all purposes to be the holder of Acquiror Shares to which such holder is entitled.  Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the ABCA and the by-laws of ExchangeCo and such additional documents and instruments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of CallCo shall deliver to such holder, the Exchangeable Share Consideration to which such holder is entitled.  If CallCo does not exercise the Redemption Call Right in the manner described above, on the Redemption Date the holders of the Exchangeable Shares will be entitled to receive in exchange therefor the Redemption Price otherwise payable by ExchangeCo in connection with the redemption of the Exchangeable Shares pursuant to Article 7 of the Exchangeable Share Provisions.

8.4	Restriction on Issuance of Acquiror Shares

Notwithstanding any provision of the Exchangeable Share Provisions, or any term or provision of the Support Agreement, the Voting and Exchange Trust Agreement or the Plan of Arrangement, no Acquiror Shares shall be issued (and Acquiror shall not be required to issue any Acquiror Shares) in connection with any liquidation, dissolution or winding-up of ExchangeCo, or any retraction, redemption or any other exchange, direct or indirect, of Exchangeable Shares, if such issuance of Acquiror Shares would not be permitted by applicable laws.

ARTICLE 9
FURTHER ASSURANCES

9.1	Further Assurances

Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out herein.  NuLoch and Acquiror may agree not to implement this Plan of Arrangement, notwithstanding the passing of the resolution approving this Arrangement by the NuLoch Shareholders and the receipt of the Final Order.

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SCHEDULE "A"

EXCHANGEABLE SHARE PROVISIONS

SCHEDULE "A"
ARTICLES OF AMENDMENT
OF
MHR EXCHANGECO CORPORATION

(the "Corporation")

(share structure)

The Corporation is authorized to issue an unlimited number of Common Shares, an unlimited number of Preferred Shares and an unlimited number of Exchangeable Shares.  The rights, privileges, restrictions and conditions attached to the Common Shares, Preferred Shares and Exchangeable Shares are as follows:

Common Shares

1.	The rights of the holders of the Common Shares are equal in all respects and include the following rights:

(a)	to vote at all meetings of shareholders of the Corporation, except meetings at which only holders of a specified class of shares are entitled to vote;

(b)
subject to the rights, privileges, restrictions and conditions attaching to any other class or series of shares of the Corporation, to receive any dividend declared by the Corporation on the Common Shares; and

(c)
subject to the rights, privileges, restrictions and conditions attaching to any other class or series of shares of the Corporation, to receive the remaining property of the Corporation upon dissolution.

Preferred Shares

2.	(a)
The Preferred Shares may be issued from time to time in one or more series with such rights, restrictions, privileges, conditions and designations attached thereto as shall be fixed from time to time before issuance by any resolution or resolutions providing for the issue of the shares of any series which may be passed by the board of directors of the Corporation and confirmed and declared by articles of amendment.  Reference to one class or series of shares ranking on a parity with another class or series of shares shall mean ranking on a parity with respect to payment of dividends and distribution of assets in the event of liquidation, dissolution or winding-up of the Corporation whether voluntary or involuntary to the extent of their respective rights in that connection.

(b)
The Preferred Shares of each series shall rank on a parity with the Preferred Shares of every other series, provided, however, that when in the case of any of such shares any cumulative dividends or amounts payable on a return of capital are not paid in full in accordance with their respective terms, the Preferred Shares of all series shall participate rateably in respect of such dividends (including all unpaid accumulated dividends which for such purpose shall be calculated as if the same were accruing up to the date of payment) in accordance with the sums which would be payable on said shares if all such dividends were declared and paid in full in accordance with their respective terms, and on any return of capital in accordance with the sums which would be payable on such return of capital if all sums so payable were paid in full in accordance with their respective terms, and provided further that in the event of there being insufficient assets to satisfy in full all such claims as aforesaid, the claims of the holders of the said shares with respect to return of capital shall first be paid and satisfied and any assets remaining thereafter shall be applied towards the payment and satisfaction of claims in respect of dividends as aforesaid.

(c)
The Preferred Shares shall be entitled to preference over the Common Shares of the Corporation and any other shares of the Corporation ranking junior to the said Preferred Shares with respect to payment of dividends and distribution of assets in the event of liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, to the extent fixed in the case of each respective series, and may also be given such other preferences over the Common Shares of the Corporation and any other shares of the Corporation ranking junior to the said Preferred Shares as may be fixed in the case of each such series.

Exchangeable Shares

The Corporation is authorized to issue an unlimited number of Exchangeable Shares.  The Exchangeable Shares shall have the following rights, privileges, restrictions and conditions:

ARTICLE 1
INTERPRETATION

1.1           For the purposes of these share provisions:

"ABCA" means the Business Corporations Act, R.S.A. 2000, c. B-9, as amended, including the regulations promulgated thereunder;

"Acquiror" means Magnum Hunter Resources Corporation, a corporation existing under the laws of the State of Delaware;

"Acquiror Control Transaction" means any merger, amalgamation, tender, offer, material sale of shares or rights or interests therein or thereto or similar transactions involving or that affect the control of Acquiror, or any proposal to carry out the same;

"Acquiror Dividend Declaration Date'' means the date on which the board of directors of Acquiror declares any dividend on the Acquiror Shares;

"Acquiror Shares" means the shares in the common stock of Acquiror and any other securities into which such shares may be changed, exchanged or converted;

"Affiliate" has the meaning ascribed thereto in the Securities Act, unless otherwise expressly stated herein;

"Arrangement" means the arrangement under section 193 of the ABCA on the terms and subject to the conditions, set out in the Plan of Arrangement to which plan these share provisions are attached as Schedule "A" and which Plan of Arrangement is attached to the Arrangement Agreement as Exhibit B, subject to any amendments or variations thereto made in accordance with Article 6 of the Plan of Arrangement or made at the direction of the Court in the Final Order;

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"Arrangement Agreement" means the arrangement agreement by and among Acquiror, the Corporation and NuLoch dated January 19, 2011, as amended and restated from time to time, providing for, among other things, the Arrangement;

"Automatic Exchange Right" has the meaning ascribed thereto in the Voting and Exchange Trust Agreement;

"Board of Directors" means the board of directors of the Corporation;

"Business Day" means any day, other than a Saturday, Sunday or statutory holiday, when banks are generally open in Calgary, Alberta and Dallas, Texas for the transaction of banking business;

"CallCo" means MHR Callco Corporation, a corporation existing under the laws of the Province of Alberta and a direct wholly-owned subsidiary of Acquiror;

"CallCo Call Notice" has the meaning ascribed thereto in Section 6.3;

"Canadian Dollar Equivalent" means in respect of an amount expressed in a currency other than Canadian dollars (the "Foreign Currency Amount") at any date the product obtained by multiplying:

(a)           the Foreign Currency Amount, by

(b)
the noon spot exchange rate on such date for such foreign currency expressed in Canadian dollars as reported by the Bank of Canada or, in the event such spot exchange rate is not available, such spot exchange rate on such date for such foreign currency expressed in Canadian dollars as may be deemed by the Board of Directors to be appropriate for such purpose;

"Change of Law" has the meaning ascribed thereto in the Plan of Arrangement;

"Change of Law Call Right" has the meaning ascribed thereto in the Plan of Arrangement;

"Common Shares" means the common shares in the capital of the Corporation;

"Corporation" means MHR Exchangeco Corporation, a corporation existing under the laws of the Province of Alberta;

"Court" has the meaning ascribed thereto in the Plan of Arrangement;

"Current Market Price" means, in respect of an Acquiror Share on any date, the Canadian Dollar Equivalent of the average of the closing prices of Acquiror Shares during a period of 20 consecutive trading days ending not more than three trading days before such date on the NYSE; or, if the Acquiror Shares are not then listed on the NYSE, on such other stock exchange or automated quotation system on which the Acquiror Shares are listed or quoted, as the case may be, as may be selected by the Board of Directors, acting reasonably, for such purpose; provided, however, that if in the opinion of the Board of Directors the public distribution or trading activity of Acquiror Shares during such period does not create a market which reflects the fair market value of an Acquiror Share, then the Current Market Price of an Acquiror Share shall be determined by the Board of Directors, in good faith and in its sole discretion, and provided further that any such selection, opinion or determination by the Board of Directors shall be conclusive and binding;

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"Effective Date" means the effective date of the Arrangement in accordance with the ABCA;

"Exchange Right" has the meaning ascribed thereto in the Voting and Exchange Trust Agreement;

"Exchangeable Shares" mean the non-voting exchangeable shares in the capital of the Corporation, having the rights, privileges, restrictions and conditions set forth herein;

"Exchangeable Share Consideration" means, with respect to each Exchangeable Share, for any acquisition of, redemption of or distribution of assets of the Corporation in respect of such Exchangeable Share, or purchase of such Exchangeable Share pursuant to these share provisions, the Plan of Arrangement, the Support Agreement or the Voting and Exchange Trust Agreement:

(a)	the Current Market Price of one Acquiror Share deliverable in connection with such action; plus

(b)
a cheque or cheques payable at par at any branch of the bankers of the payor in the amount of (i) all declared, payable and unpaid cash dividends, and (ii) the full amount of all cash dividends declared and payable or paid on Acquiror Shares which have not been declared or paid on Exchangeable Shares in accordance herewith, in each case deliverable in connection with such action; plus

(c)
such stock or other property constituting (i) any declared, payable and unpaid non-cash dividends, and (ii) the full amount of all non-cash dividends declared and payable or paid on Acquiror Shares which have not been declared or paid on Exchangeable Shares in accordance herewith, in each case deliverable in connection with such action, provided that: (i) the part of the consideration which represents (a) above shall be fully paid and satisfied by the delivery of one Acquiror Share, such share to be duly issued, fully paid and non-assessable; (ii) the part of the consideration which represents (c) above shall be fully paid and satisfied by delivery of such non-cash items; (iii) any such consideration shall be delivered free and clear of any lien, claim, encumbrance, security interest or adverse claim or interest; and (iv) any such consideration shall be paid less any tax required to be deducted and withheld therefrom and without interest;

"Exchangeable Share Price" means, for each Exchangeable Share, an amount equal to the aggregate of:

(a)           the Current Market Price of one Acquiror Share; plus

(b)	an additional amount equal to the full amount of all cash dividends declared, payable and unpaid, on such Exchangeable Share; plus

(c)	an additional amount equal to the full amount of all dividends declared and payable or paid on Acquiror Shares which have not been declared or paid on Exchangeable Shares in accordance herewith; plus

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(d)	an additional amount representing the full amount of all non-cash dividends declared, payable and unpaid, on such Exchangeable Share;

"Exchangeable Share Voting Event" means any matter in respect of which holders of Exchangeable Shares are entitled to vote as shareholders of the Corporation, other than an Exempt Exchangeable Share Voting Event, and, for greater certainty, excluding any matter in respect of which holders of Exchangeable Shares are entitled to vote (or instruct the Trustee to vote) in their capacity as Beneficiaries under (and as that term is defined in) the Voting and Exchange Trust Agreement;

"Exempt Exchangeable Share Voting Event" means any matter in respect of which holders of Exchangeable Shares are entitled to vote as shareholders of the Corporation in order to approve or disapprove, as applicable, any change to, or in the rights of the holders of, the Exchangeable Shares, where the approval or disapproval, as applicable, of such change would be required to maintain the equivalence of the Exchangeable Shares and the Acquiror Shares;

"Final Order" has the meaning ascribed thereto in the Plan of Arrangement;

"Governmental Entity" means any:

(a)
multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign;

(b)           subdivision, agent, commission, board, or authority of any of the foregoing; or

(c)	quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

"Holder" means, when used with reference to the Exchangeable Shares, the holders of Exchangeable Shares shown from time to time in the register maintained by or on behalf of the Corporation in respect of the Exchangeable Shares;

"Liquidation Amount" has the meaning ascribed thereto in Section 5.1;

"Liquidation Call Right" has the meaning ascribed thereto in the Plan of Arrangement;

"Liquidation Date" has the meaning ascribed thereto in Section 5.1;

"NuLoch" means NuLoch Resources Inc., a corporation existing under the laws of the Province of Alberta;

"NuLoch Shares" means the Class A shares in the capital of NuLoch;

"NYSE" means the New York Stock Exchange, Inc.;

"Person" includes any individual, firm, partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status;

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"Plan of Arrangement" means the plan of arrangement involving, among others, NuLoch, Acquiror and the Corporation which is attached as Exhibit B to the Arrangement Agreement, subject to any amendments or variations thereto made in accordance with Article 6 thereof or made at the direction of the Court in the Final Order, and to which these share provisions are attached as Schedule "A";

"Preferred Shares" means the preferred shares in the capital of the Corporation, or any series thereof;

"Purchase Price" has the meaning ascribed thereto in Section 6.3;

"Redemption Call Purchase Price" has the meaning ascribed thereto in the Plan of Arrangement;

"Redemption Call Right" has the meaning ascribed thereto in the Plan of Arrangement;

"Redemption Date" means the date, if any, established by the Board of Directors for the redemption by the Corporation of all but not less than all of the outstanding Exchangeable Shares pursuant to Article 7, which date shall be no earlier than the first anniversary of the Effective Date, unless:

(a)
there are less than 10% of the Exchangeable Shares issued and outstanding (other than Exchangeable Shares held by Acquiror and its Affiliates) that were issued and outstanding immediately following the Effective Time;

(b)
an Acquiror Control Transaction occurs, in which case, provided that the Board of Directors determines, in good faith and in its sole discretion, that it is not reasonably practicable to substantially replicate the terms and conditions of the Exchangeable Shares in connection with such an Acquiror Control Transaction and that the redemption of all but not less than all of the outstanding Exchangeable Shares is necessary to enable the completion of such Acquiror Control Transaction in accordance with its terms, the Board of Directors may accelerate such redemption date to such date prior to the first anniversary of the Effective Date as it may determine, upon such number of days prior written notice to the registered holders of the Exchangeable Shares and the Trustee as the Board of Directors may determine to be reasonably practicable in such circumstances;

(c)
an Exchangeable Share Voting Event is proposed, in which case, provided that the Board of Directors has determined, in good faith and in its sole discretion, that it is not reasonably practicable to accomplish the business purpose intended by the Exchangeable Share Voting Event, which business purpose must be bona fide and not for the primary purpose of causing the occurrence of a Redemption Date, the redemption date shall be the Business Day prior to the record date for any meeting or vote of the holders of the Exchangeable Shares to consider the Exchangeable Share Voting Event and the Board of Directors shall give such number of days prior written notice of such redemption to the registered holders of the Exchangeable Shares and the Trustee as the Board of Directors may determine to be reasonably practicable in such circumstances; or

(d)
an Exempt Exchangeable Share Voting Event is proposed and the holders of the Exchangeable Shares fail to take the necessary action at a meeting or other vote of holders of Exchangeable Shares, to approve or disapprove, as applicable, the Exempt Exchangeable Share Voting Event, in which case the redemption date shall be the Business Day following the day on which the holders of the Exchangeable Shares failed to take such action,

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provided, however, that the accidental failure or omission to give any notice of redemption under clauses (a), (b) or (c) above to any of such holders of Exchangeable Shares shall not affect the validity of any such redemption;

"Redemption Price" has the meaning ascribed thereto in Section 7.1;

"Retracted Shares" has the meaning ascribed thereto in Subsection 6.1(a);

"Retraction Call Right" has the meaning ascribed thereto in Subsection 6.1(c);

"Retraction Date" has the meaning ascribed thereto in Subsection 6.1(b);

"Retraction Price" has the meaning ascribed thereto in Section 6.1;

"Retraction Request" has the meaning ascribed thereto in Section 6.1;

"Securities Act" means the Securities Act (Alberta) and the rules, regulations and policies made thereunder, as now in effect and as they may be amended from time to time prior to the Effective Date;

"Support Agreement" means the agreement made among Acquiror, CallCo and the Corporation substantially in the form and content of Exhibit C annexed to the Arrangement Agreement, with such changes thereto as the parties to the Arrangement Agreement, acting reasonably, may agree;

"Transfer" has the meaning ascribed thereto in Section 4.2;

"Transfer Agent" means such Person as may from time to time be appointed by the Corporation as the registrar and transfer agent for the Exchangeable Shares;

"Trustee" means such trustee as is chosen by Acquiror and NuLoch, acting reasonably, to act as trustee under the Voting and Exchange Trust Agreement, and authorized to act as a trust company under applicable laws, and any successor trustee appointed under the Voting and Exchange Trust Agreement; and

"Voting and Exchange Trust Agreement" means the agreement made among Acquiror, the Corporation and the Trustee in connection with the Plan of Arrangement substantially in the form and content of Exhibit D annexed to the Arrangement Agreement with such changes thereto as the parties to the Arrangement Agreement, acting reasonably, may agree.

1.2           Unless otherwise specifically indicated or the context otherwise requires, all references to "dollars" or "$" mean United States dollars, and all cash payments required to be made hereunder shall be made in United States dollars.

1.3           All payments to be made hereunder shall be made without interest and less any tax required by Canadian or U.S. law to be deducted or withheld.

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ARTICLE 2
RANKING OF EXCHANGEABLE SHARES

2.1           The Exchangeable Shares shall be entitled to a preference over the Common Shares and the Preferred Shares and any other shares ranking junior to the Exchangeable Shares with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation, among its shareholders for the purpose of winding-up its affairs (provided that, for greater certainty, (a) in the case of the payment of dividends, such preference shall only apply to an entitlement to dividends required to be paid, and which have not been paid, on the Exchangeable Shares pursuant to Article 3, and (b) in the case of any other distribution of assets of the Corporation in the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation, among its shareholders for the purpose of winding-up its affairs, such preference shall only apply to the entitlement to the Liquidation Amount as set forth in Article 5).

ARTICLE 3
DIVIDENDS

3.1           A holder of an Exchangeable Share shall be entitled to receive and the Board of Directors shall, subject to applicable law, on each Acquiror Dividend Declaration Date, declare a dividend on each Exchangeable Share:

(a)
in the case of a cash dividend declared on the Acquiror Shares, in an amount in cash for each Exchangeable Share in U.S. dollars, or the Canadian Dollar Equivalent thereof on the Acquiror Dividend Declaration Date, in each case, corresponding to the cash dividend declared on each Acquiror Share;

(b)
in the case of a stock dividend declared on the Acquiror Shares, to be paid in Acquiror Shares, subject to Section 3.2, by the issue or transfer by the Corporation of such number of Exchangeable Shares for each Exchangeable Share as is equal to the number of Acquiror Shares to be paid on each Acquiror Share; or

(c)
in the case of a dividend declared on the Acquiror Shares in property other than cash or Acquiror Shares, in such type and amount of property for each Exchangeable Share as is the same as or economically equivalent to (to be determined by the Board of Directors as contemplated by Section 3.6) the type and amount of property declared as a dividend on each Acquiror Share.

Such dividends shall be paid out of money, assets or property of the Corporation properly applicable to the payment of dividends, or out of authorized but unissued shares of the Corporation, as applicable.

3.2           In the case of a stock dividend declared on the Acquiror Shares to be paid in Acquiror Shares, in lieu of declaring the stock dividend contemplated by Subsection 3.1(b) on the Exchangeable Shares, the Board of Directors may, in good faith and in its discretion and subject to applicable law and to obtaining all required regulatory approvals, subdivide, redivide or change (the "Subdivision") each issued and unissued Exchangeable Share on the basis that each Exchangeable Share before the subdivision becomes a number of Exchangeable Shares equal to the sum of: (i) one Acquiror Share; and (ii) the number of Acquiror Shares to be paid as a share dividend on each Acquiror Share. In making such Subdivision, the Board of Directors shall consider the effect thereof upon the then outstanding Exchangeable Shares and the general taxation consequences of the Subdivision to the holders of the Exchangeable Shares. In such instance, and notwithstanding any other provision hereof, such Subdivision shall become effective on the effective date specified in Section 3.4 without any further act or formality on the part of the Board of Directors or of the holders of Exchangeable Shares. For greater certainty, subject to applicable law, no approval of the Holders to an amendment to the articles of the Corporation shall be required to give effect to such Subdivision.

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3.3           Cheques of the Corporation payable at par at any branch of the bankers of the Corporation shall be issued in respect of any cash dividends contemplated by Subsection 3.1(a) and the sending of such a cheque to each holder of an Exchangeable Share shall satisfy the cash dividend represented thereby unless the cheque is not paid on presentation. Subject to applicable law, certificates registered in the name of the registered holder of Exchangeable Shares shall be issued or transferred in respect of any stock dividends contemplated by Subsection 3.1(b) or any Subdivision contemplated by Section 3.2 and the sending of such a certificate to each holder of an Exchangeable Share shall satisfy the stock dividend represented thereby. Such other type and amount of property in respect of any dividends contemplated by Subsection 3.1(c) shall be issued, distributed or transferred by the Corporation in such manner as it shall determine and the issuance, distribution or transfer thereof by the Corporation to each holder of an Exchangeable Share shall satisfy the dividend represented thereby. No holder of an Exchangeable Share shall be entitled to recover by action or other legal process against the Corporation any dividend that is represented by a cheque that has not been duly presented to the Corporation's bankers for payment or that otherwise remains unclaimed for a period of six years from the date on which such dividend was first payable.

3.4           The record date for the determination of the holders of Exchangeable Shares entitled to receive payment of, and the payment date for, any dividend declared on the Exchangeable Shares under Section 3.1 shall be the same dates as the record date and payment date, respectively, for the corresponding dividend declared on the Acquiror Shares. The record date for the determination of the holders of Exchangeable Shares entitled to receive Exchangeable Shares in connection with any Subdivision of the Exchangeable Shares under Section 3.2 and the effective date of such Subdivision shall be the same dates as the record date and payment date, respectively, for the corresponding dividend declared on the Acquiror Shares.

3.5           If on any payment date for any dividends declared on the Exchangeable Shares under Section 3.1 the dividends are not paid in full on all of the Exchangeable Shares then outstanding, any such dividends that remain unpaid shall be paid on the earliest subsequent date or dates determined by the Board of Directors on which the Corporation shall have sufficient moneys, assets or property properly applicable to the payment of such dividends.

3.6           The Board of Directors shall determine, in good faith and in its sole discretion, economic equivalence for the purposes of Sections 3.1(c) and Article 11, and each such determination shall be conclusive and binding on the Corporation and its shareholders. In making each such determination, the following factors shall, without excluding other factors determined by the Board of Directors to be relevant, be considered by the Board of Directors:

(a)	in the case of any stock dividend or other distribution payable in Acquiror Shares, the number of such shares issued in proportion to the number of Acquiror Shares previously outstanding;

(b)
in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase Acquiror Shares (or securities exchangeable for or convertible into or carrying rights to acquire Acquiror Shares), the relationship between the exercise price of each such right, option or warrant and the Current Market Price, the volatility of the Acquiror Shares and the term of any such instrument;

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(c)
in the case of the issuance or distribution of any other form of property (including any shares or securities of Acquiror of any class other than Acquiror Shares, any rights, options or warrants other than those referred to in Subsection 3.6(b), any evidences of indebtedness of Acquiror or any assets of Acquiror), the relationship between the fair market value (as determined by the Board of Directors in the manner above contemplated) of such property to be issued or distributed with respect to each outstanding Acquiror Share and the Current Market Price; and

(d)
in all such cases, the general taxation consequences of the relevant event to holders of Exchangeable Shares to the extent that such consequences may differ from the taxation consequences to holders of Acquiror Shares as a result of differences between taxation laws of Canada and the United States (except for any differing consequences arising as a result of differing marginal taxation rates and with regard to the individual circumstances of holders of Exchangeable Shares).

3.7           Except as provided in this Article 3, the holders of Exchangeable Shares shall not be entitled to receive dividends in respect thereof.  Notwithstanding any provision of this Article 3 to the contrary, if the Exchangeable Share Price is paid to a holder of an Exchangeable Share by CallCo pursuant to the Retraction Call Right, the Redemption Call Right or the Liquidation Call Right or by the Acquiror pursuant to the Exchange Right or the Automatic Exchange Right, the holder of the Exchangeable Share shall cease to have any right to be paid any amount by the Corporation in respect of any unpaid dividends on such Exchangeable Share.

ARTICLE 4
CERTAIN RESTRICTIONS

4.1           So long as any of the Exchangeable Shares are outstanding, the Corporation shall not at any time without, but may at any time with, the approval of the holders of the Exchangeable Shares given as specified in Section 10.2 of these share provisions:

(a)
pay any dividends on the Common Shares, the Preferred Shares or any other shares ranking junior to the Exchangeable Shares with respect to the payment of dividends, other than stock dividends payable in Common Shares, Preferred Shares or any such other shares ranking junior to the Exchangeable Shares, as the case may be;

(b)
redeem or purchase or make any capital distribution in respect of Common Shares, Preferred Shares or any other shares ranking junior to the Exchangeable Shares with respect to the payment of dividends or on any liquidation, dissolution or winding-up of the Corporation or any other distribution of the assets of the Corporation;

(c)
redeem or purchase or make any capital distribution in respect of any other shares of the Corporation ranking equally with the Exchangeable Shares with respect to the payment of dividends or on any liquidation, dissolution or winding-up of the Corporation or any other distribution of the assets of the Corporation; or

(d)
issue any Exchangeable Shares or any other shares of the Corporation ranking equally with, or superior to, the Exchangeable Shares other than by way of stock dividends to the holders of such Exchangeable Shares,

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provided that the restrictions in Subsections 4.1(a), 4.1(b), 4.1(c) and 4.1(d) shall not apply if all dividends on the outstanding Exchangeable Shares corresponding to dividends declared and paid to date on the Acquiror Shares shall have been declared and paid on the Exchangeable Shares as provided for herein.

4.2           In addition to any other restriction on the transfer of the Corporation’s shares set forth in the Corporation’s articles, no holder of Exchangeable Shares may sell, assign, encumber, grant a security interest in, cause the Corporation, Acquiror or CallCo to redeem or otherwise dispose of or transfer (or permit any of the foregoing to occur) whether voluntarily or involuntarily or otherwise (any such transaction being hereinafter called a "Transfer") its Exchangeable Shares, except in accordance with operation of law, or with respect to a re-registration of a share certificate evidencing Exchangeable Shares that does not involve a change in beneficial ownership.  Notwithstanding the foregoing, nothing contained in this Agreement shall prohibit or prevent a holder of Exchangeable Shares from effecting a Transfer of Exchangeable Shares to the Corporation, Acquiror or CallCo pursuant to the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares, including under the Voting and Exchange Trust Agreement.

4.3           No Transfer of Exchangeable Shares shall be effective or shall be registered on the register of transfers of the Corporation maintained by the Transfer Agent except upon delivery to the Transfer Agent of:

(a)
the share certificate(s) representing such Exchangeable Shares (if not already held by the Transfer Agent) and a stock power of attorney in form acceptable to the Transfer Agent, duly endorsed for Transfer by the transferor to the transferee;

(b)	such assurance or evidence of signatures, identifications or authority to Transfer the Exchangeable Shares as the Transfer Agent may from time to time prescribe;

(c)	confirmation that the provisions of all applicable securities laws are being complied with, in a form acceptable to the Corporation; and

(d)	a cheque to the Corporation for such amount as the Corporation reasonably determines is necessary to pay any expenses incurred by the Corporation in respect of the Transfer.

4.4           Notwithstanding any other provision of the rights, privileges, restrictions and conditions of the Exchangeable Shares, or any term or provision of the Support Agreement, the Voting and Exchange Trust Agreement or the Plan of Arrangement, no Acquiror Shares shall be issued (and Acquiror shall not be required to issue any Acquiror Shares) in connection with any liquidation, dissolution or winding-up of the Corporation, or any retraction, redemption or any other exchange, direct or indirect, of Exchangeable Shares, if such issuance of Acquiror Shares would not be permitted by applicable laws.

ARTICLE 5
DISTRIBUTION ON LIQUIDATION

5.1           In the event of the liquidation, dissolution or winding-up of the Corporation or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs, a holder of Exchangeable Shares shall be entitled, subject to applicable law and to the exercise by CallCo of the Liquidation Call Right, to receive from the assets of the Corporation in respect of each Exchangeable Share held by such holder on the effective date (the "Liquidation Date") of such liquidation, dissolution, winding-up or distribution of assets, before any distribution of any part of the assets of the Corporation among the holders of the Common Shares, Preferred Shares or any other shares ranking junior to the Exchangeable Shares, an amount per share equal to the Exchangeable Share Price applicable on the last Business Day prior to the Liquidation Date (the "Liquidation Amount").

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5.2           On or promptly after the Liquidation Date, and subject to the exercise by CallCo of the Liquidation Call Right, the Corporation shall cause to be delivered to the holders of the Exchangeable Shares the Liquidation Amount for each such Exchangeable Share upon presentation and surrender of the certificates representing such Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the ABCA and the articles and by-laws of the Corporation and such additional documents and instruments as the Transfer Agent and the Corporation may reasonably require at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation by notice to the holders of the Exchangeable Shares. Payment of the total Liquidation Amount for such Exchangeable Shares shall be made by delivery to each holder, at the address of the holder recorded in the register of the Corporation for the Exchangeable Shares or by holding for pick-up by the holder at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation by notice to the holders of Exchangeable Shares, on behalf of the Corporation of the Exchangeable Share Consideration representing the total Liquidation Amount. On and after the Liquidation Date, the holders of the Exchangeable Shares shall cease to be holders of such Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof (including any rights under the Voting and Exchange Trust Agreement) other than the right to receive their proportionate part of the total Liquidation Amount, unless payment of the total Liquidation Amount for such Exchangeable Shares shall not be made upon presentation and surrender of share certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected until the total Liquidation Amount to which such holders are entitled shall have been paid to such holders in the manner hereinbefore provided. The Corporation shall have the right at any time on or before the Liquidation Date to deposit or cause to be deposited the Exchangeable Share Consideration in respect of the Exchangeable Shares represented by certificates that have not at the Liquidation Date been surrendered by the holders thereof in a custodial account with any chartered bank or trust company in Canada. Upon such deposit being made, the rights of the holders of Exchangeable Shares, after such deposit, shall be limited to receiving their proportionate part of the total Liquidation Amount for such Exchangeable Shares so deposited, against presentation and surrender of the said certificates held by them, respectively, in accordance with the foregoing provisions. Upon such payment or deposit of such Exchangeable Share Consideration, the holders of the Exchangeable Shares shall thereafter be considered and deemed for all purposes to be holders of the Acquiror Shares delivered to them or the custodian on their behalf.

5.3           After the Corporation has satisfied its obligations to pay the holders of the Exchangeable Shares the Liquidation Amount per Exchangeable Share pursuant to Section 5.1, such holders shall not be entitled to share in any further distribution of the assets of the Corporation.

ARTICLE 6
RETRACTION OF EXCHANGEABLE SHARES BY HOLDER

6.1           A holder of Exchangeable Shares shall be entitled at any time, subject to the exercise by CallCo of the Retraction Call Right and otherwise upon compliance with the provisions of this Article 6, to require the Corporation to redeem any or all of the Exchangeable Shares registered in the name of such holder, for an amount per share equal to the Exchangeable Share Price applicable on the last Business Day prior to the Retraction Date (the "Retraction Price"), which shall be satisfied in full by the Corporation causing to be delivered to such holder the Exchangeable Share Consideration representing the Retraction Price.  To effect such redemption, the holder shall present and surrender at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation by notice to the holders of Exchangeable Shares, the certificate or certificates representing the Exchangeable Shares which the holder desires to have the Corporation redeem, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the ABCA and the articles and bylaws of the Corporation and such additional documents and instruments as the Transfer Agent and the Corporation may reasonably require, and together with a duly executed statement (the "Retraction Request") in the form of Schedule A hereto or in such other form as may be acceptable to the Corporation:

(a)
specifying that the holder desires to have all or any number specified therein of the Exchangeable Shares represented by such certificate or certificates (the "Retracted Shares") redeemed by the Corporation;

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(b)
stating the Business Day on which the holder desires to have the Corporation redeem the Retracted Shares (the "Retraction Date"), provided that the Retraction Date shall be not less than 10 Business Days nor more than 15 Business Days after the date on which the Retraction Request is received by the Corporation and further provided that in the event that no such Business Day is specified by the holder in the Retraction Request, the Retraction Date shall be deemed to be the 15th Business Day after the date on which the Retraction Request is received by the Corporation; and

(c)
acknowledging the overriding right (the "Retraction Call Right") of CallCo to purchase all but not less than all the Retracted Shares directly from the holder and that the Retraction Request shall be deemed to be a revocable offer by the holder to sell the Retracted Shares to CallCo in accordance with the Retraction Call Right on the terms and conditions set out in Section 6.3.

6.2           Subject to the exercise by CallCo of the Retraction Call Right, upon receipt by the Corporation or the Transfer Agent in the manner specified in Section 6.1 of a certificate or certificates representing the number of Retracted Shares, together with a Retraction Request and such additional documents and instruments as the Transfer Agent and the Corporation may reasonably require, and provided that the Retraction Request is not revoked by the holder in the manner specified in Section 6.7, the Corporation shall redeem the Retracted Shares effective at the close of business on the Retraction Date and shall cause to be delivered to such holder the total Retraction Price with respect to such shares in accordance with Section 6.4. If only a part of the Exchangeable Shares represented by any certificate is redeemed (or purchased by CallCo pursuant to the Retraction Call Right), a new certificate for the balance of such Exchangeable Shares shall be issued to the holder at the expense of the Corporation.

6.3           Upon receipt by the Corporation of a Retraction Request, the Corporation shall immediately notify CallCo thereof and shall provide to CallCo a copy of the Retraction Request. In order to exercise the Retraction Call Right, CallCo must notify the Corporation of its determination to do so (the "CallCo Call Notice") within five Business Days of notification to CallCo by the Corporation of the receipt by the Corporation of the Retraction Request. If CallCo does not so notify the Corporation within such five Business Day period, the Corporation will notify the holder as soon as possible thereafter that CallCo will not exercise the Retraction Call Right. If CallCo delivers the CallCo Call Notice within such five Business Day period, and provided that the Retraction Request is not revoked by the holder in the manner specified in Section 6.7, the Retraction Request shall thereupon be considered only to be an offer by the holder to sell all but not less than all the Retracted Shares to CallCo in accordance with the Retraction Call Right. In such event, the Corporation shall not redeem the Retracted Shares and CallCo shall purchase from such holder and such holder shall sell to CallCo on the Retraction Date all but not less than all the Retracted Shares for a purchase price (the "Purchase Price") per share equal to the Retraction Price, which, as set forth in Section 6.4, shall be fully paid and satisfied by the delivery by or on behalf of CallCo, of the Exchangeable Share Consideration representing the total Purchase Price. For the purposes of completing a purchase pursuant to the Retraction Call Right, CallCo shall deposit with the Transfer Agent, on or before the Retraction Date, the Exchangeable Share Consideration representing the total Purchase Price. Provided that CallCo has complied with Section 6.4, the closing of the purchase and sale of the Retracted Shares pursuant to the Retraction Call Right shall be deemed to have occurred as at the close of business on the Retraction Date and, for greater certainty, no redemption by the Corporation of such Retracted Shares shall take place on the Retraction Date. In the event that CallCo does not deliver a CallCo Call Notice within such five Business Day period, and provided that the Retraction Request is not revoked by the holder in the manner specified in Section 6.7, the Corporation shall redeem the Retracted Shares on the Retraction Date and in the manner otherwise contemplated in this Article 6.

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6.4           The Corporation or CallCo, as the case may be, shall deliver or cause the Transfer Agent to deliver to the relevant holder, at the address of the holder recorded in the register of the Corporation for the Exchangeable Shares or at the address specified in the holder's Retraction Request or, if specified in such Retraction Request, by holding for pick-up by the holder at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation by notice to such holder of Exchangeable Shares, the Exchangeable Share Consideration representing the total Retraction Price or the total Purchase Price, as the case may be, and such delivery of such Exchangeable Share Consideration to the Transfer Agent shall be deemed to be payment of and shall satisfy and discharge all liability for the total Retraction Price or total Purchase Price, as the case may be, to the extent that the same is represented by such Exchangeable Share Consideration.

6.5           On and after the close of business on the Retraction Date, the holder of the Retracted Shares shall cease to be a holder of such Retracted Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive the total Retraction Price or total Purchase Price, as the case may be, unless upon presentation and surrender of certificates in accordance with the foregoing provisions, payment of the total Retraction Price or the total Purchase Price, as the case may be, shall not be made as provided in Section 6.4, in which case the rights of such holder shall remain unaffected until the total Retraction Price or the total Purchase Price, as the case may be, has been paid in the manner hereinbefore provided. On and after the close of business on the Retraction Date, provided that presentation and surrender of certificates and payment of the total Retraction Price or the total Purchase Price, as the case may be, has been made in accordance with the foregoing provisions, the holder of the Retracted Shares so redeemed by the Corporation or purchased by CallCo shall thereafter be considered and deemed for all purposes to be the holder of the Acquiror Shares delivered to it.

6.6           Notwithstanding any other provision of this Article 6, the Corporation shall not be obligated to redeem Retracted Shares specified by a holder in a Retraction Request to the extent that such redemption of Retracted Shares would be contrary to solvency requirements or other provisions of applicable law. If the Corporation believes, acting reasonably, that on any Retraction Date it would not be permitted by any of such provisions to redeem the Retracted Shares tendered for redemption on such date, and provided that CallCo shall not have exercised the Retraction Call Right with respect to the Retracted Shares, the Corporation shall only be obligated to redeem Retracted Shares specified by a holder in a Retraction Request to the extent of the maximum number that may be so redeemed (rounded down to a whole number of shares) as would not be contrary to such provisions and shall notify the holder at least two Business Days prior to the Retraction Date as to the number of Retracted Shares which will not be redeemed by the Corporation. In any case in which the redemption by the Corporation of Retracted Shares would be contrary to solvency requirements or other provisions of applicable law, the Corporation shall redeem the maximum number of Exchangeable Shares which the Board of Directors determines the Corporation is permitted to redeem as of the Retraction Date on a pro rata basis and shall issue to each holder of Retracted Shares a new certificate, at the expense of the Corporation, representing the Retracted Shares not redeemed by the Corporation pursuant to Section 6.2. Provided that the Retraction Request is not revoked by the holder in the manner specified in Section 6.7 and CallCo does not exercise the Retraction Call Right, the holder of any such Retracted Shares not redeemed by the Corporation pursuant to Section 6.2 as a result of solvency requirements or other provisions of applicable law shall be deemed by giving the Retraction Request to have instructed the Trustee to require Acquiror to purchase such Retracted Shares from such holder on the Retraction Date or as soon as practicable thereafter on payment by Acquiror to such holder of the Retraction Price for each such Retracted Share, all as more specifically provided in the Voting and Exchange Trust Agreement.

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6.7           A holder of Retracted Shares may, by notice in writing given by the holder to the Corporation before the close of business on the Business Day immediately preceding the Retraction Date, withdraw its Retraction Request, in which event such Retraction Request shall be null and void and, for greater certainty, the revocable offer constituted by the Retraction Request to sell the Retracted Shares to CallCo shall be deemed to have been revoked.

ARTICLE 7
REDEMPTION OF EXCHANGEABLE SHARES BY THE CORPORATION

7.1           Subject to applicable law, and provided CallCo has not exercised the Redemption Call Right, the Corporation shall on the Redemption Date redeem all but not less than all of the then outstanding Exchangeable Shares for an amount per share equal to the Exchangeable Share Price applicable on the last Business Day prior to the Redemption Date (the "Redemption Price").

7.2           In any case of a redemption of Exchangeable Shares under this Article 7, the Corporation shall, at least 45 days before the Redemption Date (other than a Redemption Date established in connection with an Acquiror Control Transaction, an Exchangeable Share Voting Event or an Exempt Exchangeable Share Voting Event), send or cause to be sent to each holder of Exchangeable Shares a notice in writing of the redemption by the Corporation or the purchase by CallCo under the Redemption Call Right, as the case may be, of the Exchangeable Shares held by such holder. In the case of a Redemption Date established in connection with an Acquiror Control Transaction, an Exchangeable Share Voting Event or an Exempt Exchangeable Share Voting Event, the written notice of redemption by the Corporation or the purchase by CallCo under the Redemption Call Right will be sent on or before the Redemption Date, on as many days prior written notice as may be determined by the Board of Directors to be reasonably practicable in the circumstances. In any such case, such notice shall set out the formula for determining the Redemption Price or the Redemption Call Purchase Price, as the case may be, the Redemption Date and, if applicable, particulars of the Redemption Call Right. In the case of any notice given in connection with a possible Redemption Date, such notice will be given contingently and will be withdrawn if the contingency does not occur.

7.3           On or after the Redemption Date and subject to the exercise by CallCo of the Redemption Call Right, the Corporation shall cause to be delivered to the holders of the Exchangeable Shares to be redeemed the Redemption Price for each such Exchangeable Share upon presentation and surrender at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation in the notice described in Section 7.2 of the certificates representing such Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the ABCA and the articles and by-laws of the Corporation and such additional documents and instruments as the Transfer Agent and the Corporation may reasonably require. Payment of the total Redemption Price for such Exchangeable Shares shall be made by delivery to each holder, at the address of the holder recorded in the securities register of the Corporation or by holding for pick-up by the holder at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation in such notice, on behalf of the Corporation of the Exchangeable Share Consideration representing the total Redemption Price. On and after the Redemption Date, the holders of the Exchangeable Shares called for redemption shall cease to be holders of such Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof, other than the right to receive their proportionate part of the total Redemption Price, unless payment of the total Redemption Price for such Exchangeable Shares shall not be made upon presentation and surrender of certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected until the total Redemption Price has been paid in the manner hereinbefore provided. The Corporation shall have the right at any time after the sending of notice of its intention to redeem the Exchangeable Shares as aforesaid to deposit or cause to be deposited the Exchangeable Share Consideration with respect to the Exchangeable Shares so called for redemption, or of such of the said Exchangeable Shares represented by certificates that have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption, in a custodial account with any chartered bank or trust company in Canada named in such notice. Upon the later of such deposit being made and the Redemption Date, the Exchangeable Shares in respect whereof such deposit shall have been made shall be redeemed and the rights of the holders thereof after such deposit or Redemption Date, as the case may be, shall be limited to receiving their proportionate part of the total Redemption Price for such Exchangeable Shares so deposited, against presentation and surrender of the said certificates held by them, respectively, in accordance with the foregoing provisions. Upon such payment or deposit of such Exchangeable Share Consideration, the holders of the Exchangeable Shares shall thereafter be considered and deemed for all purposes to be holders of Acquiror Shares delivered to them or the custodian on their behalf.

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ARTICLE 8
PURCHASE FOR CANCELLATION

8.1           Subject to applicable law and the articles of the Corporation and notwithstanding Sections 4.2, 4.3 and 8.2, the Corporation may at any time and from time to time purchase for cancellation all or any part of the Exchangeable Shares by private agreement with any holder of Exchangeable Shares.

8.2           Subject to applicable law and the articles of the Corporation, the Corporation may at any time and from time to time purchase for cancellation all or any part of the outstanding Exchangeable Shares by tender to all the holders of record of Exchangeable Shares then outstanding or through the facilities of any stock exchange on which the Exchangeable Shares are listed or quoted at any price per share together with an amount equal to all declared and unpaid dividends thereon for which the record date has occurred prior to the date of purchase. If in response to an invitation for tenders under the provisions of this Section 8.2, more Exchangeable Shares are tendered at a price or prices acceptable to the Corporation than the Corporation is prepared to purchase, the Exchangeable Shares to be purchased by the Corporation shall be purchased as nearly as may be pro rata according to the number of shares tendered by each holder who submits a tender to the Corporation, provided that when shares are tendered at different prices, the pro rating shall be effected (disregarding fractions) only with respect to the shares tendered at the price at which more shares were tendered than the Corporation is prepared to purchase after the Corporation has purchased all the shares tendered at lower prices. If only part of the Exchangeable Shares represented by any certificate shall be purchased, a new certificate for the balance of such shares shall be issued at the expense of the Corporation.

ARTICLE 9
VOTING RIGHTS

9.1           Except as required by applicable law and by Article 10, Section 11.1 and Section 12.2, the holders of the Exchangeable Shares shall not be entitled as such to receive notice of or to attend any meeting of the shareholders of the Corporation or to vote at any such meeting.

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ARTICLE 10
AMENDMENT AND APPROVAL

10.1           The rights, privileges, restrictions and conditions attaching to the Exchangeable Shares may be added to, changed or removed but only with the approval of the holders of the Exchangeable Shares given as hereinafter specified.

10.2           Any approval given by the holders of the Exchangeable Shares to add to, change or remove any right, privilege, restriction or condition attaching to the Exchangeable Shares or any other matter requiring the approval or consent of the holders of the Exchangeable Shares shall be deemed to have been sufficiently given if it shall have been given in accordance with applicable law subject to a minimum requirement that such approval be evidenced by resolution passed by not less than 66 2/3% of the votes cast on such resolution by holders (other than Acquiror and its Affiliates) represented in person or by proxy at a meeting of holders of Exchangeable Shares duly called and held on at least 21 days written notice, provided that if at any such meeting the holders of at least 10% of the outstanding Exchangeable Shares at that time are not present or represented by proxy within one-half hour after the time appointed for such meeting, then the meeting shall be adjourned to such date not less than five days thereafter and to such time and place as may be designated by the Chair of such meeting. At such adjourned meeting, the holders of Exchangeable Shares (other than Acquiror and its Affiliates), present or represented by proxy thereat may transact the business for which the meeting was originally called and a resolution passed thereat by the affirmative vote of not less than 66 2/3% of the votes cast on such resolution by holders (other than Acquiror and its Affiliates) represented in person or by proxy at such meeting shall constitute the approval or consent of the holders of the Exchangeable Shares. For purposes of this Section 10.2, any spoiled votes, illegible votes, defective votes and abstentions shall be deemed to be votes not cast.

ARTICLE 11
RECIPROCAL CHANGES IN RESPECT OF ACQUIROR SHARES

11.1           Each holder of an Exchangeable Share acknowledges that the Support Agreement provides, in part, that Acquiror will not, without the prior approval of the Corporation and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 10.2:

(a)
issue or distribute Acquiror Shares (or securities exchangeable for or convertible into or carrying rights to acquire Acquiror Shares) to the holders of all or substantially all of the then outstanding Acquiror Shares by way of stock dividend or other distribution, other than an issue of Acquiror Shares (or securities exchangeable for or convertible into or carrying rights to acquire Acquiror Shares) to holders of Acquiror Shares:

(i)
who exercise an option to receive dividends in Acquiror Shares (or securities exchangeable for or convertible into or carrying rights to acquire Acquiror Shares) in lieu of receiving cash dividends, or

(ii)	pursuant to any dividend reinvestment plan or scrip dividend;

(b)
issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding Acquiror Shares entitling them to subscribe for or to purchase Acquiror Shares (or securities exchangeable for or convertible into or carrying rights to acquire Acquiror Shares); or

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(c)	issue or distribute to the holders of all or substantially all of the then outstanding Acquiror Shares:

(i)	shares or securities of Acquiror of any class other than Acquiror Shares (other than shares convertible into or exchangeable for or carrying rights to acquire Acquiror Shares);

(ii)	rights, options or warrants other than those referred to in Subsection 11.1(b);

(iii)	evidences of indebtedness of Acquiror; or

(iv)	assets of Acquiror,

unless the economic equivalent on a per share basis of such rights, options, warrants, securities, shares, evidences of indebtedness or other assets is issued or distributed simultaneously to holders of the Exchangeable Shares.

11.2           Each holder of an Exchangeable Share acknowledges that the Support Agreement further provides, in part, that Acquiror will not, without the prior approval of the Corporation and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 10.2:

(a)	subdivide, redivide or change the then outstanding Acquiror Shares into a greater number of Acquiror Shares;

(b)	reduce, combine, consolidate or change the then outstanding Acquiror Shares into a lesser number of Acquiror Shares; or

(c)	reclassify or otherwise change the Acquiror Shares or effect an amalgamation, merger, reorganization or other transaction affecting the Acquiror Shares,

unless the same or an economically equivalent change shall simultaneously be made to, or in the rights of the holders of, the Exchangeable Shares, and such change is permitted under applicable law. The Support Agreement further provides, in part, that the provisions of the Support Agreement described in Section 11.1 and this Section 11.2 shall not be changed without the approval of the holders of the Exchangeable Shares given in accordance with Section 10.2.

11.3           Notwithstanding the foregoing provisions of this Article 11, in the event of an Acquiror Control Transaction:

(a)
in which Acquiror merges or amalgamates with, or in which all or substantially all of the then outstanding Acquiror Shares are acquired by one or more other corporations to which Acquiror is, immediately before such merger, amalgamation or acquisition, related within the meaning of the Income Tax Act (Canada) (otherwise than by virtue of a right referred to in paragraph 251(5) (b) thereof);

(b)	which does not result in an acceleration of the Redemption Date in accordance with paragraph (b) of that definition; and

(c)
in which all or substantially all of the then outstanding Acquiror Shares are converted into or exchanged for shares or rights to receive such shares (the "Other Shares") of another corporation (the "Other Corporation") that, immediately after such Acquiror Control Transaction, owns or controls, directly or indirectly, Acquiror,

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then all references herein to "Acquiror" shall thereafter be and be deemed to be references to "Other Corporation" and all references herein to "Acquiror Shares" shall thereafter be and be deemed to be references to "Other Shares" (with appropriate adjustments, if any, as are required to result in a holder of Exchangeable Shares on the exchange, redemption or retraction of shares pursuant to these share provisions or Article 8 of the Plan of Arrangement or exchange of shares pursuant to the Voting and Exchange Trust Agreement immediately subsequent to the Acquiror Control Transaction being entitled to receive that number of Other Shares equal to the number of Other Shares such holder of Exchangeable Shares would have received if the exchange, option or retraction of such shares pursuant to these share provisions or Article 8 of the Plan of Arrangement, or exchange of such shares pursuant to the Voting and Exchange Trust Agreement had occurred immediately prior to the Acquiror Control Transaction and the Acquiror Control Transaction was completed) without any need to amend the terms and conditions of the Exchangeable Shares and without any further action required.

ARTICLE 12
ACTIONS BY THE CORPORATION UNDER OTHER AGREEMENTS

12.1           The Corporation will take all such actions and do all such things as shall be necessary or advisable to perform and comply with and to ensure performance and compliance by Acquiror, CallCo and the Corporation with all provisions of the Support Agreement and the Voting and Exchange Trust Agreement applicable to Acquiror, CallCo and the Corporation, respectively, in accordance with the terms thereof including taking all such actions and doing all such things as shall be necessary or advisable to enforce to the fullest extent possible for the direct benefit of the Corporation all rights and benefits in favour of the Corporation under or pursuant thereto.

12.2           The Corporation shall not propose, agree to or otherwise give effect to any amendment to, or waiver or forgiveness of, its rights or obligations under, the Support Agreement or the Voting and Exchange Trust Agreement without the approval of the holders of the Exchangeable Shares given in accordance with Section 10.2 other than such amendments, waivers and/or forgiveness as may be necessary or advisable for the purposes of:

(a)	adding to the covenants of the other parties to such agreement for the protection of the Corporation or the holders of the Exchangeable Shares thereunder,

(b)
making such provisions or modifications not inconsistent with such agreement as may be necessary or desirable with respect to matters or questions arising thereunder which, in the good faith opinion of the Board of Directors, it may be expedient to make, provided that the Board of Directors shall be of the good faith opinion, after consultation with counsel, that such provisions and modifications will not be prejudicial to the interests of the holders of the Exchangeable Shares; or

(c)
making such changes in or corrections to such agreement which, on the advice of counsel to the Corporation, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error contained therein, provided that the Board of Directors shall be of the good faith opinion, after consultation with counsel, that such changes or corrections will not be prejudicial to the interests of the holders of the Exchangeable Shares.

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ARTICLE 13
LEGEND; CALL RIGHTS; WITHHOLDING RIGHTS

13.1           The certificates evidencing the Exchangeable Shares shall contain or have affixed thereto a legend in form and on terms approved by the Board of Directors, with respect to the Support Agreement, the provisions of the Plan of Arrangement relating to the Liquidation Call Right, the Redemption Call Right and the Change of Law Call Right, and the Voting and Exchange Trust Agreement (including the provisions with respect to the voting, exchange and automatic exchange rights thereunder) and the Retraction Call Right, as well as such legends as may be appropriate to address applicable securities law matters.

13.2           Each holder of an Exchangeable Share, whether of record or beneficial, by virtue of becoming and being such a holder shall be deemed to acknowledge each of the Liquidation Call Right, the Retraction Call Right and the Redemption Call Right, in each case, in favour of CallCo, and the Change of Law Call Right in favour of Acquiror and CallCo, and the overriding nature thereof in connection with the liquidation, dissolution or winding-up of the Corporation or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs, or the retraction or redemption of Exchangeable Shares, or a Change of Law (as defined for purposes of the Change of Law Call Right), as the case may be, and to be bound thereby in favour of CallCo or Acquiror, as the case may be, as therein provided.

13.3           The Corporation, CallCo, Acquiror and the Transfer Agent shall be entitled to deduct and withhold from any dividend or consideration otherwise payable to any holder of Exchangeable Shares such amounts as the Corporation, CallCo, Acquiror or the Transfer Agent is required to deduct and withhold with respect to such payment under the Income Tax Act (Canada), the United States Internal Revenue Code of 1986 or any provision of provincial, state, territorial, local or foreign tax law, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the Exchangeable Shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amount so required or permitted to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, the Corporation, CallCo, Acquiror and the Transfer Agent are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to the Corporation, CallCo, Acquiror or the Transfer Agent, as the case may be, to enable it to comply with such deduction or withholding requirement and the Corporation, CallCo, Acquiror or the Transfer Agent shall notify the holder thereof and remit any unapplied balance of the net proceeds of such sale.

ARTICLE 14
GENERAL

14.1           Any notice, request or other communication to be given to the Corporation by a holder of Exchangeable Shares shall be in writing and shall be valid and effective if given by mail (postage prepaid) or by telecopy or by delivery to the registered office of the Corporation and addressed to the attention of the Secretary of the Corporation. Any such notice, request or other communication, if given by mail, telecopy or delivery, shall only be deemed to have been given and received upon actual receipt thereof by the Corporation.

14.2           Any presentation and surrender by a holder of Exchangeable Shares to the Corporation or the Transfer Agent of certificates representing Exchangeable Shares in connection with the liquidation, dissolution or winding-up of the Corporation or the retraction or redemption of Exchangeable Shares shall be made by registered mail (postage prepaid) or by delivery to the registered office of the Corporation or to such office of the Transfer Agent as may be specified by the Corporation, in each case, addressed to the attention of the Secretary of the Corporation. Any such presentation and surrender of certificates shall only be deemed to have been made and to be effective upon actual receipt thereof by the Corporation or the Transfer Agent, as the case may be. Any such presentation and surrender of certificates made by registered mail shall be at the sole risk of the holder mailing the same.

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14.3           Any notice, request or other communication to be given to a holder of Exchangeable Shares by or on behalf of the Corporation shall be in writing and shall be valid and effective if given by mail (postage prepaid) or by delivery to the address of the holder recorded in the register of the Corporation or, in the event of the address of any such holder not being so recorded, then at the last address of such holder known to the Corporation. Any such notice, request or other communication, if given by mail, shall be deemed to have been given and received on the third Business Day following the date of mailing and, if given by delivery, shall be deemed to have been given and received on the date of delivery.  Accidental failure or omission to give any notice, request or other communication to one or more holders of Exchangeable Shares shall not invalidate or otherwise alter or affect any action or proceeding intended to be taken by the Corporation pursuant thereto.

14.4           If the Corporation determines that mail service is or is threatened to be interrupted at the time when the Corporation is required or elects to give any notice to the holders of Exchangeable Shares hereunder, the Corporation shall, notwithstanding the provisions hereof, give such notice by means of publication in The Globe and Mail, national edition, or any other English language daily newspaper or newspapers of general circulation in Canada in each of two successive weeks, and notice so published shall be deemed to have been given on the latest date on which the first publication has taken place. If, by reason of any actual or threatened interruption of mail service due to strike, lock-out or otherwise, any notice to be given to the Corporation would be unlikely to reach its destination in a timely manner, such notice shall be valid and effective only if delivered personally to the Corporation in accordance with Sections 14.1 or 14.2, as the case may be.

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SCHEDULE A to Exchangeable Share Provisions

RETRACTION REQUEST

[TO BE PRINTED ON EXCHANGEABLE SHARE CERTIFICATES]

To:           MHR Exchangeco Corporation ("Exchangeco") and MHR CallCo Corporation ("CallCo")

This notice is given pursuant to Article 6 of the rights, privileges, restrictions and conditions (the "Share Provisions") attaching to the Exchangeable Shares of Exchangeco represented by this certificate and all capitalized words and expressions, used in this notice that are defined in the Share Provisions have the meanings ascribed to such words and expressions in such Share Provisions.

The undersigned hereby notifies Exchangeco that, subject to the Retraction Call Right referred to below, the undersigned desires to have Exchangeco redeem in accordance with Article 6 of the Share Provisions:

☐           all share(s) represented by this certificate; or

☐           share(s) only represented by this certificate.

The undersigned hereby notifies Exchangeco that the Retraction Date shall be.

NOTE:

The Retraction Date must be a Business Day and must not be less than 10 Business Days nor more than 15 Business Days after the date upon which this notice is received by Exchangeco.  If no such Business Day is specified above, the Retraction Date shall be deemed to be the 15th Business Day after the date on which this notice is received by Exchangeco.

The undersigned acknowledges the overriding Retraction Call Right of CallCo to purchase all but not less than all the Retracted Shares from the undersigned and that this notice is and shall be deemed to be a revocable offer by the undersigned to sell the Retracted Shares to CallCo in accordance with the Retraction Call Right on the Retraction Date for the Purchase Price and on the other terms and conditions set out in Section 6.3 of the Share Provisions.  This Retraction Request, and this offer to sell the Retracted Shares to CallCo, may be revoked and withdrawn by the undersigned only by notice in writing given to Exchangeco at any time before the close of business on the Business Day immediately preceding the Retraction Date.

The undersigned acknowledges that if, as a result of solvency provisions of applicable law, Exchangeco is unable to redeem all Retracted Shares, the undersigned will be deemed to have exercised the Exchange Right (as defined in the Voting and Exchange Trust Agreement) so as to require Acquiror to purchase the unredeemed Retracted Shares.

The undersigned hereby represents and warrants to CallCo and Exchangeco that the undersigned (select one):

☐           is

☐           is not

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a resident in Canada for purposes of the Income Tax Act (Canada).  THE UNDERSIGNED ACKNOWLEDGES THAT IN THE ABSENCE OF AN INDICATION THAT THE UNDERSIGNED IS A RESIDENT IN CANADA, WITHHOLDING ON ACCOUNT OF CANADIAN TAX MAY BE MADE FROM AMOUNTS PAYABLE TO THE UNDERSIGNED ON THE REDEMPTION OR PURCHASE OF THE RETRACTED SHARES.

The undersigned hereby represents and warrants to CallCo and Exchangeco that the undersigned has good title to, and owns, the share(s) represented by this certificate to be acquired by CallCo or Exchangeco, as the case may be, free and clear of all liens, claims and encumbrances.

(Date)	(Signature of Shareholder)	(Guarantee of Signature)

☐
Please check box if the securities and any cheque(s) resulting from the retraction or purchase of the Retracted Shares are to be held for pick-up by the shareholder from the Transfer Agent, failing which the securities and any cheque(s) will be mailed to the last address of the shareholder as it appears on the register.

NOTE:

This panel must be completed and this certificate, together with such additional documents as the Transfer Agent may require, must be deposited with the Transfer Agent.  The securities and any cheque(s) resulting from the retraction or purchase of the Retracted Shares will be issued and registered in, and made payable to, respectively, the name of the shareholder as it appears on the register of Exchangeco and the securities and any cheque(s) resulting from such retraction or purchase will be delivered to such shareholder as indicated above, unless .the form appearing immediately below is duly completed.

Date:_______________________________________________________

Name of Person in Whose Name Securities or Cheque(s) Are to be Registered, Issued or Delivered

(please print):___________________________________________________________________________________________________

Street Address or P.O. Box:_________________________________________________________________________________________

Signature of Shareholder:__________________________________________________________________________________________

City, Province and Postal Code:_____________________________________________________________________________________

Signature Guaranteed by:__________________________________________________________________________________________

NOTE:

If this Retraction Request is for less than all of the shares represented by this certificate, a certificate representing the remaining share(s) of Exchangeco represented by this certificate will be issued and registered in the name of the shareholder as it appears on the register of Exchangeco, unless the share transfer power on the share certificate is duly completed in respect of such share(s).

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EXHIBIT C

Form of Exchangeable Share Support Agreement

See attached.

SUPPORT AGREEMENT

SUPPORT AGREEMENT (the "Agreement") made as of the ● day of ●, 2011.

AMONG:

MAGNUM HUNTER RESOURCES CORPORATION, a corporation existing under the laws of the State of Delaware (hereinafter referred to as "Acquiror"),

- and -

MHR CALLCO CORPORATION, a corporation existing under the laws of the Province of Alberta (hereinafter referred to as "CallCo"),

- and -

MHR EXCHANGECO CORPORATION, an indirect wholly-owned subsidiary of Acquiror, existing under the laws of the Province of Alberta (hereinafter referred to as "ExchangeCo"),

WHEREAS, in connection with an arrangement agreement (the "Arrangement Agreement") made as of January 19, 2011 among Acquiror, ExchangeCo and NuLoch Resources Inc., a corporation existing under the laws of Alberta ("NuLoch"), ExchangeCo is to issue exchangeable shares (the "Exchangeable Shares") to certain holders of Class A shares in the capital of NuLoch ("NuLoch Common Shares") pursuant to the plan of arrangement (the "Arrangement") contemplated by the Arrangement Agreement;

AND WHEREAS, pursuant to the Arrangement Agreement, Acquiror and ExchangeCo have agreed to execute a support agreement substantially in the form of this Agreement on the Effective Date (as defined in the Arrangement Agreement);

NOW THEREFORE, in consideration of the respective covenants and agreements provided in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows:

ARTICLE 1
INTERPRETATION

1.1	Defined Terms

Each term denoted herein by initial capital letters and not otherwise defined herein shall have the meaning ascribed thereto in the rights, privileges, restrictions and conditions (collectively, the "Exchangeable Share Provisions") attaching to the Exchangeable Shares which are attached as Schedule "A" to the Plan of Arrangement which is attached as Exhibit B to the Arrangement Agreement and as set out in the Articles of Arrangement of NuLoch, unless the context requires otherwise.

1.2	Interpretation Not Affected by Headings

The division of this agreement into articles, sections, subsections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof.  Unless otherwise indicated, all references to an "Article", "Section" or "Subsection" followed by a number refer to the specified Article, Section or Subsection of this Agreement.  The terms "this Agreement," "hereof," "herein" and "hereunder" and similar expressions refer to this Agreement and not to any particular Article, Section, Subsection or other portion hereof.

1.3	Rules of Construction

Unless otherwise specifically indicated or the context otherwise requires: (a) all references to "dollars" or "$" mean United States dollars, and all cash payments required to be made hereunder shall be made in United States dollars; (b) words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders; and (c) "include," "includes" and "including" shall be deemed to be followed by the words "without limitation."

1.4	Date for any Action

If the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day.

ARTICLE 2
COVENANTS OF ACQUIROR AND EXCHANGECO

2.1	Covenants Regarding Exchangeable Shares

So long as any Exchangeable Shares not owned by Acquiror or its Affiliates are outstanding, Acquiror will:

(a)
not declare or pay any dividend on shares in the common stock, par value U.S.$0.01 per share, of Acquiror ("Acquiror Shares") unless: (i) ExchangeCo shall: (A) simultaneously declare or pay, as the case may be, an equivalent dividend or other distribution economically equivalent thereto (as provided for in the Exchangeable Share Provisions) on the Exchangeable Shares (an "Equivalent Dividend"); and (B) ExchangeCo shall have sufficient money or other assets or authorized but unissued securities available to enable the due declaration and the due and punctual payment, in accordance with applicable law, of any such Equivalent Dividend; or (ii) if the dividend or other distribution is a stock dividend or distribution of stock, in lieu of such dividend ExchangeCo shall: (A) effect a corresponding, contemporaneous and economically equivalent subdivision of the Exchangeable Shares (as provided for in the Exchangeable Share Provisions) (an "Equivalent Stock Subdivision"); and (B) have sufficient authorized but unissued securities available to enable the Equivalent Stock Subdivision;

(b)
advise ExchangeCo sufficiently in advance of the declaration by Acquiror of any dividend on Acquiror Shares and take all such other actions as are reasonably necessary, in cooperation with ExchangeCo, to ensure that: (i) the respective declaration date, record date and payment date for an Equivalent Dividend on the Exchangeable Shares shall be the same as the declaration date, record date and payment date for the corresponding dividend on the Acquiror Shares; or (ii) the record date and effective date for an Equivalent Stock Subdivision shall be the same as the record date and payment date for the stock dividend on the Acquiror Shares and that such dividend on the Exchangeable Shares will correspond with any requirement of the principal stock exchange on which the Exchangeable Shares are listed;

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(c)
take all such actions and do all such things as are reasonably necessary or desirable to enable and permit ExchangeCo, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Liquidation Amount, the Retraction Price or the Redemption Price in respect of each issued and outstanding Exchangeable Share (other than Exchangeable Shares owned by Acquiror or its Affiliates) upon the liquidation, dissolution or winding-up of ExchangeCo or any other distribution of the assets of ExchangeCo among its shareholders for the purpose of winding-up its affairs, the delivery of a Retraction Request by a holder of Exchangeable Shares or a redemption of Exchangeable Shares by ExchangeCo, as the case may be, including all such actions and all such things as are necessary or desirable to enable and permit ExchangeCo to cause to be delivered Acquiror Shares to the holders of Exchangeable Shares in accordance with the provisions of Articles 5, 6 and 7 of the Exchangeable Share Provisions, as the case may be, of the Exchangeable Share Provisions and cash in respect of declared and unpaid dividends;

(d)
take all such actions and do all such things as are reasonably necessary or desirable to enable and permit CallCo, in accordance with applicable law, to perform its obligations arising upon the exercise by it of the Liquidation Call Right, the Retraction Call Right or the Redemption Call Right, including all such actions and all such things as are necessary or desirable to enable and permit CallCo to cause to be delivered Acquiror Shares to the holders of Exchangeable Shares in accordance with the provisions of the Liquidation Call Right, the Retraction Call Right or the Redemption Call Right, as the case may be, and cash in respect of declared and unpaid dividends; and

(e)
not (and will ensure that CallCo or any of its Affiliates do not) exercise its vote as a shareholder to initiate the voluntary liquidation, dissolution or winding-up of ExchangeCo or any other distribution of the assets of ExchangeCo among its shareholders for the purpose of winding up its affairs nor take any action or omit to take any action (and Acquiror will not permit CallCo or any of its Affiliates to take any action or omit to take any action) that is designed to result in the liquidation, dissolution or winding up of ExchangeCo or any other distribution of the assets of ExchangeCo among its shareholders for the purpose of winding up its affairs.

2.2	Segregation of Funds

Acquiror will cause ExchangeCo to deposit a sufficient amount of funds in a separate account of ExchangeCo and segregate a sufficient amount of such other assets and property as is necessary to enable ExchangeCo to pay dividends when due and to pay or otherwise satisfy its obligations under Articles 5, 6 and 7 of the Exchangeable Share Provisions or, if required, to pay the purchase price for Acquiror Shares as contemplated by Section 2.5 hereof, as applicable.

2.3	Reservation of Acquiror Shares

Acquiror hereby represents, warrants and covenants in favour of ExchangeCo and CallCo that Acquiror has reserved for issuance and will, at all times while any Exchangeable Shares (other than Exchangeable Shares held by Acquiror or its Affiliates) are outstanding but subject to Section 2.6, keep available, free from pre-emptive and other rights, out of its authorized and unissued capital stock such number of Acquiror Shares (or other shares or securities into which Acquiror Shares may be reclassified or changed as contemplated by Section 2.7): (a) as is equal to the sum of: (i) the number of Exchangeable Shares issued and outstanding from time to time; and (ii) the number of Exchangeable Shares issuable upon the exercise of all rights to acquire Exchangeable Shares outstanding from time to time; and (b) as are now and may hereafter be required to enable and permit Acquiror to meet its obligations under the Voting and Exchange Trust Agreement and under any other security or commitment pursuant to the Arrangement with respect to which Acquiror may now or hereafter be required to issue Acquiror Shares, to enable and permit CallCo to meet its obligations arising upon exercise by it of each of the Liquidation Call Right, the Retraction Call Right, the Redemption Call Right and the Change of Law Call Right (if Acquiror causes CallCo to exercise such right) and to enable and permit ExchangeCo to meet its obligations hereunder and under the Exchangeable Share Provisions.

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2.4	Notification of Certain Events

In order to assist Acquiror in compliance with its obligations hereunder and to permit CallCo to exercise the Liquidation Call Right, the Retraction Call Right, the Redemption Call Right and the Change of Law Call Right (if Acquiror causes CallCo to exercise such right), ExchangeCo will notify Acquiror and CallCo of each of the following events at the times set forth below:

(a)
in the event of any determination by the Board of Directors of ExchangeCo to institute voluntary liquidation, dissolution or winding-up proceedings with respect to ExchangeCo or to effect any other distribution of the assets of ExchangeCo among its shareholders for the purpose of winding-up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution;

(b)
promptly, upon the earlier of receipt by ExchangeCo of notice of and ExchangeCo otherwise becoming aware of any threatened or instituted claim, suit, petition or other proceeding with respect to the involuntary liquidation, dissolution or winding-up of ExchangeCo or to effect any other distribution of the assets of ExchangeCo among its shareholders for the purpose of winding-up its affairs;

(c)	promptly, upon receipt by ExchangeCo of a Retraction Request;

(d)	promptly, following the date on which notice of redemption is given to holders of Exchangeable Shares, upon the determination of a Redemption Date in accordance with the Exchangeable Share Provisions;

(e)
promptly, upon the issuance by ExchangeCo of any Exchangeable Shares or rights to acquire Exchangeable Shares (other than the issuance of Exchangeable Shares and rights to acquire Exchangeable Shares in exchange for outstanding NuLoch Common Shares pursuant to the Arrangement); and

(f)	promptly, upon receiving notice of a Change of Law.

2.5	Delivery of Acquiror Shares to ExchangeCo and CallCo

In furtherance of its obligations hereunder, upon notice from ExchangeCo or CallCo of any event that requires ExchangeCo or CallCo to cause to be delivered Acquiror Shares to any holder of Exchangeable Shares, Acquiror shall, subject to Section 2.6, forthwith issue and deliver the requisite number of Acquiror Shares to be received by, and issued to or to the order of, the former holder of the surrendered Exchangeable Shares, as ExchangeCo or CallCo shall direct.  All such Acquiror Shares shall be duly authorized, validly issued and fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance.

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2.6	Qualification of Acquiror Shares

Acquiror covenants that if any Acquiror Shares (or other shares or securities into which Acquiror Shares may be reclassified or changed as contemplated by Section 2.7) (other than Acquiror Shares held by the Trustee) to be issued and delivered hereunder (including for greater certainty, pursuant to the Exchangeable Share Provisions, or pursuant to the Change of Law Call Right, Exchange Right or the Automatic Exchange Rights (all as defined in the Voting and Exchange Trust Agreement)) require registration or qualification with, or approval of, or the filing of any document, including any prospectus or similar document, the taking of any proceeding with, or the obtaining of any order, ruling or consent from, any governmental or regulatory authority under any Canadian or United States federal, provincial, territorial or state securities or other law or regulation or pursuant to the rules and regulations of any securities or other regulatory authority, or the fulfillment of any other United States or Canadian legal requirement (collectively, the "Applicable Laws") before such shares (or other shares or securities into which Acquiror Shares may be reclassified or changed as contemplated by Section 2.7) may be issued and delivered by Acquiror at the direction of ExchangeCo or CallCo, if applicable, to the holder of surrendered Exchangeable Shares or in order that such shares (or other shares or securities into which Acquiror Shares may be reclassified or changed as contemplated by Section 2.7) may be freely traded thereafter (other than any restrictions of general application on transfer by reason of a holder being a "control person" of Acquiror for purposes of Canadian provincial securities law or an "affiliate" of Acquiror for purposes of United States federal or state securities law), Acquiror will use its reasonable best efforts and in good faith expeditiously take all such actions and do all such things as are necessary or desirable and within its power to cause such Acquiror Shares (or other shares or securities into which Acquiror Shares may be reclassified or changed as contemplated by Section 2.7) to be and remain duly registered, qualified or approved under United States and/or Canadian law, as the case may be, to the extent expressly provided in the Arrangement Agreement.  Acquiror will use its reasonable best efforts and in good faith expeditiously take all such actions and do all such things as are reasonably necessary or desirable to cause all Acquiror Shares (or other shares or securities into which Acquiror Shares may be reclassified or changed as contemplated by Section 2.7) (other than Acquiror Shares held by the Trustee) to be delivered hereunder to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which outstanding Acquiror Shares (or other shares or securities into which Acquiror Shares may be reclassified or changed as contemplated by Section 2.7) are listed and are quoted or posted for trading at such time.

Notwithstanding any other provision of the Exchangeable Share Provisions, or any term or provision of this Agreement, the Voting and Exchange Trust Agreement or the Plan of Arrangement, no Acquiror Shares shall be issued (and Acquiror shall not be required to issue any Acquiror Shares) in connection with any liquidation, dissolution or winding-up of the Corporation, or any retraction, redemption or any other exchange, direct or indirect, of Exchangeable Shares, if such issuance of Acquiror Shares would not be permitted by applicable laws.

2.7	Economic Equivalence

So long as any Exchangeable Shares not owned by Acquiror or its Affiliates are outstanding:

(a)	Acquiror will not, without prior approval of ExchangeCo and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 10.2 of the Exchangeable Share Provisions:

(i)
issue or distribute Acquiror Shares (or securities exchangeable for or convertible into or carrying rights to acquire Acquiror Shares) to the holders of all or substantially all of the then outstanding Acquiror Shares by way of stock dividend or other distribution, other than an issue of Acquiror Shares (or securities exchangeable for or convertible into or carrying rights to acquire Acquiror Shares) to holders of Acquiror Shares: (A) who exercise an option to receive dividends in Acquiror Shares (or securities exchangeable for or convertible into or carrying rights to acquire Acquiror Shares) in lieu of receiving cash dividends; or (B) pursuant to any dividend reinvestment plan or scrip dividend; or

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(ii)
issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding Acquiror Shares entitling them to subscribe for or to purchase Acquiror Shares (or securities exchangeable for or convertible into or carrying rights to acquire Acquiror Shares); or

(iii)
issue or distribute to the holders of all or substantially all of the then outstanding Acquiror Shares: (A) shares or securities of Acquiror of any class other than Acquiror Shares (other than shares convertible into or exchangeable for or carrying rights to acquire Acquiror Shares); (B) rights, options or warrants other than those referred to in Subsection 2.7(a)(ii); (C) evidences of indebtedness of Acquiror; or (D) assets of Acquiror, unless the economic equivalent on a per share basis of such rights, options, warrants, securities, shares, evidences of indebtedness or other assets is issued or distributed simultaneously to holders of the Exchangeable Shares; provided that, for greater certainty, the above restrictions shall not apply to any securities issued or distributed by Acquiror in order to give effect to and to consummate the transactions contemplated by, and in accordance with, the Arrangement Agreement.

(b)	Acquiror will not, without the prior approval of ExchangeCo and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 10.2 of the Exchangeable Share Provisions:

(i)	subdivide, redivide or change the then outstanding Acquiror Shares into a greater number of Acquiror Shares; or

(ii)	reduce, combine, consolidate or change the then outstanding Acquiror Shares into a lesser number of Acquiror Shares; or

(iii)	reclassify or otherwise change Acquiror Shares or effect an amalgamation, merger, reorganization or other transaction affecting the Acquiror Shares,

unless the same or an economically equivalent change shall simultaneously be made to, or in the rights of the holders of, the Exchangeable Shares, and such change is permitted under applicable law; provided that, for greater certainty, the above restrictions shall not apply to any securities issued or distributed by Acquiror in order to give effect to and to consummate the transactions contemplated by, and in accordance with, the Arrangement Agreement.

(c)
Acquiror will ensure that the record date for any event referred to in Subsections 2.7(a) or 2.7(b) as such events apply to the Exchangeable Shares, or (if no record date is applicable for such event) the effective date for any such event, is the same as the record date or effective date, as applicable, with respect to the Acquiror Shares (and Acquiror shall contemporaneously notify ExchangeCo at the time Acquiror declares or announces such record date or effective date);

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(d)
The Board of Directors of ExchangeCo shall determine, in good faith and in its sole discretion, economic equivalence for the purposes of any event referred to in Subsections 2.7(a) or 2.7(b) and each such determination shall be conclusive and binding on Acquiror and the holders of the Exchangeable Shares.  In making each such determination, the following factors shall, without excluding other factors determined by the Board of Directors of ExchangeCo to be relevant, be considered by the Board of Directors of ExchangeCo:

(i)	in the case of any stock dividend or other distribution payable in Acquiror Shares, the number of such shares issued in proportion to the number of Acquiror Shares previously outstanding;

(ii)
in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase Acquiror Shares (or securities exchangeable for or convertible into or carrying rights to acquire Acquiror Shares), the relationship between the exercise price of each such right, option or warrant and the Current Market Price, the volatility of the Acquiror Shares and the term of such instrument;

(iii)
in the case of the issuance or distribution of any other form of property (including any shares or securities of Acquiror of any class other than Acquiror Shares, any rights, options or warrants other than those referred to in Subsection 2.7(d)(ii), any evidences of indebtedness of Acquiror or any assets of Acquiror), the relationship between the fair market value (as determined by the Board of Directors of ExchangeCo in the manner above contemplated) of such property to be issued or distributed with respect to each outstanding Acquiror Common Share and the Current Market Price;

(iv)
in the case of any subdivision, redivision or change of the then outstanding Acquiror Shares into a greater number of Acquiror Shares or the reduction, combination, consolidation or change of the then outstanding Acquiror Shares into a lesser number of Acquiror Shares or any amalgamation, merger, reorganization or other transaction affecting Acquiror Shares, the effect thereof upon the then outstanding Acquiror Shares; and

(v)
in all such cases, the general taxation consequences of the relevant event to holders of Exchangeable Shares to the extent that such consequences may differ from the taxation consequences to holders of Acquiror Shares as a result of differences between taxation laws of Canada and the United States (except for any differing consequences arising as a result of differing marginal taxation rates and without regard to the individual circumstances of holders of Exchangeable Shares).

(e)
ExchangeCo agrees that, to the extent required, upon due notice from Acquiror, ExchangeCo will use its reasonable best efforts to take or cause to be taken such steps as may be necessary for the purposes of ensuring that appropriate dividends are paid or other distributions are made by ExchangeCo, or subdivisions, redivisions or changes are made to the Exchangeable Shares, in order to implement the required economic equivalent with respect to the Acquiror Shares and Exchangeable Shares as provided for in this Section 2.7.

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2.8	Tender Offers

For so long as Exchangeable Shares remain outstanding (not including Exchangeable Shares held by Acquiror and its Affiliates), in the event that a tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to Acquiror Shares (an "Offer") is proposed by Acquiror or is proposed to Acquiror or its shareholders and is recommended by the Board of Directors of Acquiror, or is otherwise effected or to be effected with the consent or approval of the Board of Directors of Acquiror, and the Exchangeable Shares are not redeemed by ExchangeCo or purchased by CallCo pursuant to the Redemption Call Right, Acquiror will use its reasonable best efforts expeditiously and in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit holders of Exchangeable Shares (other than Acquiror and its Affiliates) to participate in such Offer to the same extent and on an economically equivalent basis as the holders of Acquiror Shares, without discrimination. Without limiting the generality of the foregoing, Acquiror will use its reasonable best efforts expeditiously and in good faith to ensure that holders of Exchangeable Shares may participate in each such Offer without being required to retract Exchangeable Shares as against ExchangeCo (or, if so required, to ensure that any such retraction, shall be effective only upon, and shall be conditional upon, the closing of such Offer and only to the extent necessary to tender or deposit to the Offer). Nothing herein shall affect the rights of ExchangeCo to redeem (or CallCo to purchase pursuant to the Redemption Call Right) Exchangeable Shares, as applicable, in the event of an Acquiror Control Transaction.

2.9	Ownership of Outstanding Shares

Without the prior approval of ExchangeCo and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 10.2 of the Exchangeable Share Provisions, Acquiror covenants and agrees in favour of ExchangeCo that, as long as any outstanding Exchangeable Shares are owned by any Person other than Acquiror or any of its Affiliates, Acquiror will be and remain the direct or indirect beneficial owner of all issued and outstanding voting shares in the capital of ExchangeCo and CallCo.  Notwithstanding the foregoing, Acquiror shall not be in violation of this Section 2.9 if any person or group of persons acting jointly or in concert acquires all or substantially all of the assets of Acquiror or the Acquiror Shares pursuant to any merger of Acquiror pursuant to which Acquiror was not the surviving corporation.

2.10	Acquiror and Affiliates Not to Vote Exchangeable Shares

Acquiror and CallCo each covenant and agree that it will not, and will cause its Affiliates not to, exercise any voting rights which may be exercisable by holders of Exchangeable Shares from time to time pursuant to the Exchangeable Share Provisions or pursuant to the provisions of the ABCA (or any successor or other corporate statute by which ExchangeCo may in the future be governed) with respect to any Exchangeable Shares held by it or by its Affiliates in respect of any matter considered at any meeting of holders of Exchangeable Shares.

2.11	Rule 10b-18 Purchases

For greater certainty, nothing contained in this Agreement, including the obligations of Acquiror contained in Section 2.8, shall limit the ability of Acquiror or ExchangeCo to make a "Rule 10b-18 purchase" of Acquiror Shares pursuant to Rule 10b-18 of the United States Securities Exchange Act of 1934, as amended, or any successor rule.

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ARTICLE 3
ACQUIROR SUCCESSORS

3.1	Certain Requirements in Respect of Combination, etc.

Neither Acquiror nor CallCo shall consummate any transaction (whether by way of reconstruction, reorganization, consolidation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other Person or, in the case of a merger, of the continuing entity resulting therefrom, unless:

(a)
such other Person or continuing entity (the "Acquiror Successor") by operation of law, becomes, without more, bound by the terms and provisions of this Agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, an agreement supplemental hereto and such other instruments (if any) as are reasonably necessary or advisable to evidence the assumption by the Acquiror Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such Acquiror Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of Acquiror or CallCo, as the case may be, under this Agreement;

(b)
in the event that the Acquiror Shares are reclassified or otherwise changed as part of such transaction, the same or an economically equivalent change is simultaneously made to, or in the rights of the holders of, the Exchangeable Shares; and

(c)
such transaction shall be upon such terms and conditions as substantially to preserve and not to impair in any material respect any of the rights, duties, powers and authorities of the other parties hereunder or the holders of Exchangeable Shares.

3.2	Vesting of Powers in Successor

Whenever the conditions of Section 3.1 have been duly observed and performed, the parties hereto and the Acquiror Successor, if required by Section 3.1, shall execute and deliver the supplemental agreement provided for in Subsection 3.1(a) and thereupon the Acquiror Successor shall possess and from time to time may exercise each and every right and power of Acquiror or CallCo, as the case may be, under this Agreement in the name of Acquiror or otherwise and any act or proceeding by any provision of this Agreement required to be done or performed by the Board of Directors of Acquiror or any officers of Acquiror may be done and performed with like force and effect by the directors or officers of such Acquiror Successor.

3.3	Wholly-Owned Subsidiaries

Nothing herein shall be construed as preventing the amalgamation or merger of any wholly-owned direct or indirect subsidiary of Acquiror (other than ExchangeCo or CallCo) with or into Acquiror or the winding-up, liquidation or dissolution of any wholly-owned subsidiary of Acquiror provided that all of the assets of such subsidiary are transferred to Acquiror or another wholly-owned direct or indirect subsidiary of Acquiror and any such transactions are expressly permitted by this Article 3.

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3.4	Successorship Transaction

Notwithstanding the foregoing provisions of Article 3, in the event of an Acquiror Control Transaction:

(a)
in which Acquiror merges or amalgamates with, or in which all or substantially all of the then outstanding Acquiror Shares are acquired by, one or more other corporations to which Acquiror is, immediately before such merger, amalgamation or acquisition, "related'' within the meaning of the Tax Act (otherwise than by virtue of a right referred to in paragraph 251(5)(b) thereof);

(b)	which does not result in an acceleration of the Redemption Date in accordance with paragraph (b) of that definition; and

(c)
in which all or substantially all of the then outstanding Acquiror Shares are converted into or exchanged for shares or rights to receive such shares (the "Other Shares") or another corporation (the "Other Corporation") that, immediately after such Acquiror Control Transaction, owns or controls, directly or indirectly, Acquiror, then all references herein to "Acquiror'' shall thereafter be and be deemed to be references to "Other Corporation'' and all references herein to "Acquiror Shares" shall thereafter be and be deemed to be references to "Other Shares'' (with appropriate adjustments, if any, as are required to result in a holder of Exchangeable Shares on the exchange, redemption or retraction of such shares pursuant to the Exchangeable Share Provisions or Article 8 of the Plan of Arrangement or exchange of such shares pursuant to the Voting and Exchange Trust Agreement immediately subsequent to the Acquiror Control Transaction being entitled to receive that number of Other Shares equal to the number of Other Shares such holder of Exchangeable Shares would have received if the exchange, redemption or retraction of such shares pursuant to the Exchangeable Share Provisions or Article 8 of the Plan of Arrangement, or exchange of such shares pursuant to the Voting and Exchange Trust Agreement had occurred immediately prior to the Acquiror Control Transaction and the Acquiror Control Transaction was completed) without any need to amend the terms and conditions of the Exchangeable Shares and without any further action required.

ARTICLE 4
GENERAL

4.1	Term

This Agreement shall come into force and be effective as of the date hereof and shall terminate and be of no further force and effect at such time as no Exchangeable Shares (or securities or rights convertible into or exchangeable for or carrying rights to acquire Exchangeable Shares) are held by any Person other than Acquiror and any of its Affiliates.

4.2	Changes in Capital of Acquiror and ExchangeCo

At all times after the occurrence of any event contemplated pursuant to Sections 2.7 and 2.8 hereof or otherwise, as a result of which either Acquiror Shares or the Exchangeable Shares or both are in any way changed, this Agreement shall forthwith be deemed amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which Acquiror Shares or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver an agreement in writing giving effect to and evidencing such necessary amendments and modifications.

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4.3	Notices to Parties

All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, telecopied (which is confirmed) or dispatched (postage prepaid) to a nationally recognized overnight courier service with overnight delivery instructions, in each case addressed to the particular party at:

(a)	c/o Magnum Hunter Resources Corporation 777 Post Oak Blvd, Suite 650 Houston, Texas 77056 Attention: Paul M. Johnston Senior Vice President and General Counsel Facsimile Number: (832) 369-6992

or at such other address of which any party may, from time to time, advise the other parties by notice in writing given in accordance with the foregoing.

4.4	Assignment

No party hereto may assign this Agreement or any of its rights, interests or obligations under this Agreement (whether by operation of law or otherwise) except that ExchangeCo may assign in its sole discretion, any or all of its rights, interests and obligations hereunder to any wholly-owned subsidiary of Acquiror.

4.5	Binding Effect

Subject to Section 4.4, this Agreement shall be binding upon, enure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

4.6	Amendments, Modifications

Subject to Sections 4.2, 4.7 and 4.11, this Agreement may not be amended or modified except by an agreement in writing executed by ExchangeCo, CallCo and Acquiror and approved by the holders of the Exchangeable Shares in accordance with Section 10.2 of the Exchangeable Share Provisions.

4.7	Ministerial Amendments

Notwithstanding the provisions of Section 4.6, the parties to this Agreement may in writing at any time and from time to time, without the approval of the holders of the Exchangeable Shares, amend or modify this Agreement for the purposes of:

(a)
adding to the covenants of any or all parties provided that the board of directors of each of ExchangeCo, CallCo and Acquiror shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares;

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(b)
making such amendments or modifications not inconsistent with this Agreement as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the board of directors of each of ExchangeCo, CallCo and Acquiror, it may be expedient to make, provided that each such board of directors shall be of the good faith opinion that such amendments or modifications will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares; or

(c)
making such changes or corrections which are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the board of directors of each of ExchangeCo, CallCo and Acquiror shall be of the good faith opinion that such changes or corrections will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares.

4.8	Meeting to Consider Amendments

ExchangeCo, at the request of Acquiror, shall call a meeting or meetings of the holders of the Exchangeable Shares for the purpose of considering any proposed amendment or modification requiring approval pursuant to Section 4.6.  Any such meeting or meetings shall be called and held in accordance with the bylaws of ExchangeCo, the Exchangeable Share Provisions and all applicable laws.

4.9	Amendments Only in Writing

No amendment to or modification or waiver of any of the provisions of this Agreement otherwise permitted hereunder shall be effective unless made in writing and signed by all of the parties hereto.

4.10	Governing Laws; Consent to Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein and shall be treated in all respects as an Alberta contract.  Each party hereby irrevocably attorns to the jurisdiction of the courts of the Province of Alberta in respect of all matters arising under or in relation to this Agreement.

4.11	Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

[Remainder of page intentionally left blank]

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4.12	Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

MAGNUM HUNTER RESOURCES CORPORATION By: __________________________________________ Name: Title:
MHR EXCHANGECO CORPORATION By: __________________________________________ Name: Title:
MHR CALLCO CORPORATION By: __________________________________________ Name: Title:

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EXHIBIT D

Form of Exchangeable Share Voting and Exchange Trust Agreement

See attached.

VOTING AND EXCHANGE TRUST AGREEMENT

VOTING AND EXCHANGE AGREEMENT (the "Agreement") made as of the ● day of ●, 2011.

AMONG:

MAGNUM HUNTER RESOURCES CORPORATION, a corporation existing under the laws of the State of Delaware (hereinafter referred to as "Acquiror"),

- and -

MHR EXCHANGECO CORPORATION, a corporation existing under the laws of the Province of Alberta (hereinafter referred to as "ExchangeCo"),

- and -

[●] TRUST COMPANY, a Canadian trust company incorporated under the laws of [●] (hereinafter referred to as the "Trustee"),

WHEREAS, in connection with the Arrangement Agreement (as defined herein), ExchangeCo may be required to issue Exchangeable Shares to certain holders of Class A shares in the capital of NuLoch Resources Inc. (“NuLoch”), a corporation existing under the laws of Alberta, pursuant to the Plan of Arrangement contemplated in the Arrangement Agreement;

AND WHEREAS, pursuant to the Arrangement Agreement, Acquiror and ExchangeCo have agreed to execute a voting and exchange trust agreement substantially in the form of this Agreement;

NOW, THEREFORE, in consideration of the respective covenants and agreements provided in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows:

ARTICLE 1
INTERPRETATION

1.1	Definitions

In this Agreement, unless the context otherwise requires, the following terms shall have the following meanings respectively:

"ABCA" means the Business Corporations Act (Alberta), as the same has been and may hereafter from time to time be amended;

"Acquiror Shares" means the shares of common stock, par value U.S.$0.01 per share, of Acquiror;

"Acquiror Control Transaction" has the meaning ascribed thereto in the Exchangeable Share Provisions;

"Acquiror Consent" has the meaning ascribed thereto in Section 4.2;

"Acquiror Meeting" has the meaning ascribed thereto in Section 4.2;

"Acquiror Special Voting Stock" means one share of preferred stock of Acquiror to which that number of voting rights attach (each such voting right to be equal to the voting rights attached to one Acquiror Common Share) equal to the number of outstanding Exchangeable Shares held by Beneficiaries;

"Acquiror Successor" has the meaning ascribed thereto in Subsection 10.1(a);

"Affiliate" has the meaning ascribed thereto in the Securities Act, unless otherwise expressly stated herein;

"Arrangement" means the arrangement under section 193 of the ABCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Article 6 of the Plan of Arrangement and Section 8.4 of the Arrangement Agreement or made at the direction of the Court;

"Arrangement Agreement" means the arrangement agreement made as of January 19, 2011 among Acquiror, ExchangeCo and NuLoch, as amended, supplemented and/or restated in accordance therewith prior to the date hereof, providing for, among other things, the Arrangement;

"Automatic Exchange Rights" means the benefit of the obligation of Acquiror to effect the automatic exchange of Exchangeable Shares for Acquiror Shares pursuant to Section 5.12;

"Beneficiaries" means the registered holders from time to time of Exchangeable Shares, other than Acquiror and its Affiliates;

"Beneficiary Votes" has the meaning ascribed thereto in Section 4.2;

"Business Day" means a day, other than a Saturday, Sunday or statutory holiday, when banks are generally open in Calgary, Alberta and Dallas, Texas for the transaction of banking business;

"CallCo" means MHR Callco Corporation, a corporation existing under the laws of the Province of Alberta;

"Change of Law Call Right" has the meaning ascribed thereto in the Plan of Arrangement;

"Court" has the meaning ascribed thereto in the Plan of Arrangement;

"Effective Date" means the date the Arrangement is effective under the ABCA;

"Equivalent Vote Amount" means, with respect to any matter, proposition or question on which holders of Acquiror Shares are entitled to vote, consent or otherwise act, the number of votes to which a holder of one Acquiror Common Share is entitled with respect to such matter, proposition or question;

"Exchange Right" has the meaning ascribed thereto in Section 5.1;

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"Exchangeable Shares" means the non-voting exchangeable shares in the capital of ExchangeCo, having substantially the rights, privileges, restrictions and conditions set out in Schedule "A" to the Plan of Arrangement;

"Exchangeable Share Consideration" has the meaning ascribed thereto in the Exchangeable Share Provisions;

"Exchangeable Share Price" has the meaning ascribed thereto in the Exchangeable Share Provisions;

"Exchangeable Share Provisions" means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares;

"Final Order" means the final order of the Court approving the Arrangement as such order may be amended by the Court at any time prior to the date hereof or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed;

"Indemnified Parties" has the meaning ascribed thereto in Section 8.1;

"Insolvency Event" means: (i) the institution by ExchangeCo of any proceeding to be adjudicated a bankrupt or insolvent or to be wound up, or the consent of ExchangeCo to the institution of bankruptcy, insolvency or winding-up proceedings against it; or (ii) the filing of a petition, answer or consent seeking dissolution or winding-up under any bankruptcy, insolvency or analogous laws, including the Companies Creditors' Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada), and the failure by ExchangeCo to contest in good faith any such proceedings commenced in respect of ExchangeCo within 30 days of becoming aware thereof, or the consent by ExchangeCo to the filing of any such petition or to the appointment of a receiver; or (iii) the making by ExchangeCo of a general assignment for the benefit of creditors, or the admission in writing by ExchangeCo of its inability to pay its debts generally as they become due; or (iv) ExchangeCo not being permitted, pursuant to solvency requirements of applicable law, to redeem any Retracted Shares pursuant to Section 6.6 of the Exchangeable Share Provisions;

"Liquidation Call Right" has the meaning ascribed thereto in the Plan of Arrangement;

"Liquidation Event" has the meaning ascribed thereto in Subsection 5.12(b);

"Liquidation Event Effective Time" has the meaning ascribed thereto in Subsection 5.12(c);

"List" has the meaning ascribed thereto in Section 4.6;

"NuLoch" means NuLoch Resources Inc., a corporation existing under the laws of the Province of Alberta;

"Officer's Certificate" means, with respect to Acquiror or ExchangeCo, as the case may be, a certificate signed by any one of the authorized signatories of Acquiror or ExchangeCo, as the case may be;

"person" includes any individual, firm, partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, government body, syndicate or other entity, whether or not having legal status;

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"Plan of Arrangement" means the plan of arrangement substantially in the form and content of Exhibit B annexed to the Arrangement Agreement and any amendments or variations thereto made in accordance with Section 8.4 of the Arrangement Agreement or Article 6 of the Plan of Arrangement or made at the direction of the Court in the Final Order;

"Redemption Call Right" has the meaning ascribed thereto in the Plan of Arrangement;

"Redemption Date" has the meaning ascribed thereto in the Exchangeable Share Provisions;

"Retracted Shares" has the meaning ascribed thereto in Section 5.7;

"Retraction Call Right" has the meaning ascribed thereto in the Exchangeable Share Provisions;

"Securities Act" means the Securities Act (Alberta) and the rules, regulations and policies made thereunder, as now in effect and as they may be amended from time to time prior to the Effective Date;

"Support Agreement" means that certain support agreement made as of even date herewith among ExchangeCo, CallCo and Acquiror substantially in the form and content of Exhibit C to the Arrangement Agreement, with such changes thereto as the parties to the Arrangement Agreement, acting reasonably, may agree;

"Trust" means the trust created by this Agreement;

"Trust Estate" means the Acquiror Special Voting Stock, any other securities, the Exchange Right, the Automatic Exchange Rights and any money or other property which may be held by the Trustee from time to time pursuant to this Agreement; and

"Voting Rights" means the voting rights of the Acquiror Special Voting Stock held by the Trustee in respect of which the Beneficiaries are, in accordance with this Agreement, entitled to instruct the Trustee to vote.

1.2	Interpretation Not Affected by Headings, etc.

The division of this Agreement into articles, sections, subsections and other portions and the insertion of headings are for convenience of reference only and should not affect the construction or interpretation hereof.  Unless otherwise indicated, all references to an "Article", "Section" or "Subsection" followed by a number refer to the specified Article, Section or Subsection of this Agreement.  The terms "this Agreement," "hereof," "herein" and "hereunder" and similar expressions refer to this Agreement and not to any particular Article, Section, Subsection or other portion hereof.

1.3	Rules of Construction

Unless otherwise specifically indicated or the context otherwise requires: (a) all references to "dollars" or "$" mean United States dollars, and all cash payments required to be made hereunder shall be in United States dollars; (b) words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders; and (c) "include," "includes" and "including" shall be deemed to be followed by the words "without limitation."

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1.4	Date for any Action

In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day.

1.5	Payments

All payments to be made hereunder will be made without interest and less any tax required by Canadian or United States law to be deducted or withheld.

ARTICLE 2
PURPOSE OF AGREEMENT

2.1	Establishment of Trust

The purpose of this Agreement is to create the Trust for the benefit of the Beneficiaries and Acquiror, as herein provided. The Trustee will hold the Acquiror Special Voting Stock in order to enable the Trustee to exercise the Voting Rights and will hold the Exchange Right and the Automatic Exchange Rights in order to enable the Trustee to exercise such rights, in each case as trustee for and on behalf of the Beneficiaries as provided in this Agreement. The Trustee will hold the Acquiror Special Voting Stock for and on behalf of Acquiror for all other rights associated with such Acquiror Special Voting Stock other than the Voting Rights.

ARTICLE 3
ACQUIROR SPECIAL VOTING STOCK

3.1	Issue and Ownership of the Acquiror Special Voting Stock

Acquiror hereby agrees to issue to, and deposit with, the Trustee the Acquiror Special Voting Stock to be hereafter held of record by the Trustee as trustee for and on behalf of, and for the use and benefit of, the Beneficiaries and in accordance with the provisions of this Agreement. Acquiror hereby acknowledges receipt from the Trustee as trustee for and on behalf of the Beneficiaries of good and valuable consideration (and the adequacy thereof) for the issuance of the Acquiror Special Voting Stock by Acquiror to the Trustee. During the term of the Trust and subject to the terms and conditions of this Agreement, the Trustee shall possess and be vested with full legal ownership of such Acquiror Special Voting Stock and shall be entitled to exercise all of the rights and powers of an owner with respect to such Acquiror Special Voting Stock provided that the Trustee shall:

(a)	hold such Acquiror Special Voting Stock and the legal title thereto as trustee solely for the use and benefit of the Beneficiaries in accordance with the provisions of this Agreement; and

(b)
except as specifically authorized by this Agreement, have no power or authority to sell, transfer, vote or otherwise deal in or with such Acquiror Special Voting Stock and such Acquiror Special Voting Stock shall not be used or disposed of by the Trustee for any purpose other than the purposes for which this Trust is created pursuant to this Agreement.

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3.2	Legended Share Certificates

ExchangeCo will cause each certificate representing Exchangeable Shares to bear an appropriate legend notifying the Beneficiaries of their right to instruct the Trustee with respect to the exercise of the portion of the Voting Rights in respect of the Exchangeable Shares held by the Beneficiaries.

3.3	Safe Keeping of Certificate

The physical certificates representing the Acquiror Special Voting Stock are held by the Trust, and such certificates shall at all times be held in safe keeping by the Trustee or its duly authorized agent.

ARTICLE 4
EXERCISE OF VOTING RIGHTS

4.1	Voting Rights

The Trustee, as the holder of record of the Acquiror Special Voting Stock forming part of the Trust Estate, shall be entitled to all of the Voting Rights, including the right to vote in person or by proxy the Acquiror Special Voting Stock held by the Trustee on any matter, question, proposal or proposition whatsoever that may properly come before the shareholders of Acquiror at an Acquiror Meeting or in connection with a Acquiror Consent.  The Voting Rights shall be and remain vested in and exercised by the Trustee.  Subject to Section 6.15:

(a)
the Trustee shall exercise the Voting Rights only on the basis of instructions received pursuant to this Article 4 from Beneficiaries entitled to instruct the Trustee as to the voting thereof at the time at which the Acquiror Meeting is held or a Acquiror Consent is sought; and

(b)
to the extent that no instructions are received from a Beneficiary with respect to the Voting Rights to which such Beneficiary is entitled, the Trustee shall not exercise or permit the exercise of such Voting Rights.

4.2	Number of Votes

With respect to all meetings of shareholders of Acquiror at which holders of Acquiror Shares are entitled to vote (each, a "Acquiror Meeting") and with respect to all written consents sought from Acquiror's shareholders, including the holders of Acquiror Shares (each, a "Acquiror Consent"), each Beneficiary shall be entitled to instruct the Trustee to cast and exercise, in the manner instructed, a number of votes equal to the Equivalent Vote Amount for each Exchangeable Share owned of record by such Beneficiary on the record date established by Acquiror or by applicable law for such Acquiror Meeting or Acquiror Consent, as the case may be (collectively, the "Beneficiary Votes"), in respect of each matter, question, proposal or proposition to be voted on at such Acquiror Meeting or consented to in connection with such Acquiror Consent.

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4.3	Mailings to Shareholders

With respect to each Acquiror Meeting and Acquiror Consent, the Trustee will use its reasonable commercial efforts promptly to mail or cause to be mailed (or otherwise communicate in the same manner as Acquiror utilizes in communications to holders of Acquiror Shares subject to applicable regulatory requirements and provided such manner of communications is reasonably available to the Trustee) to each of the Beneficiaries named in the List, such mailing or communication to commence on the same day as the mailing or notice (or other communication) with respect thereto is commenced by Acquiror to its shareholders:

(a)	a copy of such notice, together with any related materials, including any proxy or information statement, to be provided to shareholders of Acquiror;

(b)
a statement that such Beneficiary is entitled to instruct the Trustee as to the exercise of the Beneficiary Votes with respect to such Acquiror Meeting or Acquiror Consent or, pursuant to Section 4.7, to attend such Acquiror Meeting and to exercise personally thereat the Beneficiary Votes of such Beneficiary;

(c)	a statement as to the manner in which such instructions may be given to the Trustee, including an express indication that instructions may be given to the Trustee to give:

(i)	a proxy to such Beneficiary or its designee to exercise personally the Beneficiary Votes; or

(ii)	a proxy to a designated agent or other representative of the management of Acquiror to exercise such Beneficiary Votes;

(d)	a statement that if no such instructions are received from the Beneficiary, the Beneficiary Votes to which such Beneficiary is entitled will not be exercised;

(e)	a form of direction whereby the Beneficiary may so direct and instruct the Trustee as contemplated herein; and

(f)
a statement of the time and date by which such instructions must be received by the Trustee in order to be binding upon it, which in the case of a Acquiror Meeting shall not be earlier than the close of business on the Business Day immediately prior to the date by which the Corporation has required proxies be deposited for such meeting, and of the method for revoking or amending such instructions.

For the purpose of determining Beneficiary Votes to which a Beneficiary is entitled in respect of any Acquiror Meeting or Acquiror Consent, the number of Exchangeable Shares owned of record by the Beneficiary shall be determined at the close of business on the record date established by Acquiror or by applicable law for purposes of determining shareholders entitled to vote at such Acquiror Meeting or to give written consent in connection with such Acquiror Consent.  Acquiror will notify the Trustee of any decision of the Board of Directors of Acquiror with respect to the calling of any Acquiror Meeting or the seeking of any Acquiror Consent and shall provide all necessary information and materials to the Trustee in each case promptly and in any event in sufficient time to enable the Trustee to perform its obligations contemplated by this Section 4.3.

The materials referred to in this Section 4.3 are to be provided to the Trustee by Acquiror and the materials referred to in Subsections 4.3(c), 4.3(e) and 4.3(f) shall be subject to reasonable comment by the Trustee in a timely manner.  Acquiror shall ensure that the materials to be provided to the Trustee are provided in sufficient time to permit the Trustee to comment as aforesaid and to send all materials to each Beneficiary at the same time as such materials are first sent to holders of Acquiror Shares.  Acquiror agrees not to communicate with holders of Acquiror Shares with respect to the materials referred to in this Section 4.3 otherwise than by mail unless such method of communication is also reasonably available to the Trustee for communication with the Beneficiaries.  Notwithstanding the foregoing, Acquiror may at its option exercise the duties of the Trustee to deliver copies of all materials to each Beneficiary as required by this Section 4.3 so long as in each case Acquiror delivers a certificate to the Trustee stating that Acquiror has undertaken to perform the obligations of the Trustee set forth in this Section 4.3.

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4.4	Copies of Shareholder Information

Acquiror will deliver to the Trustee copies of all proxy materials (including notices of Acquiror Meetings but excluding proxies to vote Acquiror Shares, and in lieu of such proxies, Acquiror shall deliver to the Trustee a voting information form in form satisfactory to the Trustee, acting reasonably), information statements, reports (including all interim and annual financial statements) and other written communications that, in each case, are to be distributed from time to time to holders of Acquiror Shares in sufficient quantities and in sufficient time so as to enable the Trustee to send those materials to each Beneficiary, to the extent possible, at the same time as such materials are first sent to holders of Acquiror Shares.  The Trustee will mail or otherwise send to each Beneficiary, at the expense of Acquiror, copies of all such materials (and all materials specifically directed to the Beneficiaries or to the Trustee for the benefit of the Beneficiaries by Acquiror) received by the Trustee from Acquiror, to the extent possible, at the same time as such materials are sent to holders of Acquiror Shares.  The Trustee will make copies of all such materials available for inspection by any Beneficiary at the Trustee's principal office in Calgary, Alberta.  Notwithstanding the foregoing, Acquiror at its option may exercise the duties of the Trustee to deliver copies of all materials to each Beneficiary as required by this Section 4.4 so long as in each case Acquiror delivers a certificate to the Trustee stating that Acquiror has undertaken to perform the obligations set forth in this Section 4.4.

4.5	Other Materials

As soon as reasonably practicable after receipt by Acquiror or holders of Acquiror Shares (if such receipt is known by Acquiror) of any material sent or given by or on behalf of a third party to holders of Acquiror Shares generally, including dissident proxy and information circulars (and related information and material) and tender and exchange offer circulars (and related information and material), Acquiror shall use its reasonable best efforts to obtain and deliver to the Trustee copies thereof in sufficient quantities so as to enable the Trustee to forward such material (unless the same has been provided directly to Beneficiaries by such third party) to each Beneficiary as soon as possible thereafter.  As soon as reasonably practicable after receipt thereof, the Trustee will mail or otherwise send to each Beneficiary, at the expense of Acquiror, copies of all such materials received by the Trustee from Acquiror.  The Trustee will also make available for inspection by any Beneficiary at the Trustee's principal office in Calgary, Alberta copies of all such materials.  Notwithstanding the foregoing, Acquiror at its option may exercise the duties of the Trustee to deliver copies of all such materials to each Beneficiary as required by this Section 4.5 so long as in each case Acquiror delivers a certificate to the Trustee stating that Acquiror has undertaken to perform the obligations set forth in this Section 4.5.

4.6	List of Persons Entitled to Vote

ExchangeCo shall: (a) prior to each annual and special Acquiror Meeting or the seeking of any Acquiror Consent; and (b) forthwith upon each request made at any time by the Trustee in writing, prepare or cause to be prepared a list (a "List") of the names and addresses of the Beneficiaries arranged in alphabetical order and showing the number of Exchangeable Shares held of record by each such Beneficiary, in each case at the close of business on the date specified by the Trustee in such request or, in the case of a List prepared in connection with a Acquiror Meeting or a Acquiror Consent, at the close of business on the record date established by Acquiror or pursuant to applicable law for determining the holders of Acquiror Shares entitled to receive notice of and/or to vote at such Acquiror Meeting or to give consent in connection with such Acquiror Consent.  Each such List shall be delivered to the Trustee promptly after receipt by ExchangeCo of such request or the record date for such meeting or seeking of consent, as the case may be, and in any event within sufficient time as to permit the Trustee to perform its obligations under this Agreement.  Acquiror agrees to give ExchangeCo notice (with a copy to the Trustee) of the calling of any Acquiror Meeting or the seeking of any Acquiror Consent by Acquiror or its management, together with the record dates therefor, sufficiently prior to the date of the calling of such meeting or seeking of such consent so as to enable ExchangeCo to perform its obligations under this Section 4.6.

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4.7	Entitlement to Direct Votes

Any Beneficiary named in a List prepared in connection with any Acquiror Meeting or Acquiror Consent will be entitled: (a) to instruct the Trustee in the manner described in Section 4.3 with respect to the exercise of the Beneficiary Votes to which such Beneficiary is entitled; or (b) to attend such meeting and personally exercise thereat (or to personally exercise with respect to any Acquiror Consent), as the proxy of the Trustee, the Beneficiary Votes to which such Beneficiary is entitled.

4.8	Voting by Trustee and Attendance of Trustee Representative at Meeting

(a)
In connection with each Acquiror Meeting and Acquiror Consent, the Trustee shall exercise, either in person or by proxy, in accordance with the instructions received from a Beneficiary pursuant to Section 4.3, the Beneficiary Votes as to which such Beneficiary is entitled to direct the vote (or any lesser number thereof as may be set forth in the instructions); provided, however, that such written instructions are received by the Trustee from the Beneficiary prior to the time and date fixed by the Trustee for receipt of such instruction in the notice given by the Trustee to the Beneficiary pursuant to Section 4.3.

(b)
The Trustee shall cause a representative who is empowered by it to sign and deliver, on behalf of the Trustee, proxies for Voting Rights to attend each Acquiror Meeting.  Upon submission by a Beneficiary (or its designee) of identification satisfactory to the Trustee's representative, and at the Beneficiary's request, such representative shall sign and deliver to such Beneficiary (or its designee) a proxy to exercise personally the Beneficiary Votes as to which such Beneficiary is otherwise entitled hereunder to direct the vote, if such Beneficiary either: (i) has not previously given the Trustee instructions pursuant to Section 4.3 in respect of such meeting; or (ii) submits to such representative written revocation of any such previous instructions.  At such meeting, upon receipt of a proxy from the Trustee's representative, the Beneficiary exercising such Beneficiary Votes shall have the same rights as the Trustee to speak at the meeting in respect of any matter, question, proposal or proposition, to vote by way of ballot at the meeting in respect of any matter, question, proposal or proposition, and to vote at such meeting by way of a show of hands in respect of any matter, question or proposition.

4.9	Distribution of Written Materials

Any written materials distributed by or on behalf of the Trustee pursuant to this Agreement shall be sent by mail (or otherwise communicated in the same manner as Acquiror utilizes in communications to holders of Acquiror Shares, subject to applicable regulatory requirements and provided such manner of communications is reasonably available to the Trustee) to each Beneficiary at its address as shown on the books of ExchangeCo.  Acquiror agrees not to communicate with holders of Acquiror Shares with respect to such written material otherwise than by mail unless such method of communication is also reasonably available to the Trustee for communication with the Beneficiaries.  ExchangeCo shall provide or cause to be provided to the Trustee for purposes of communication, on a timely basis and without charge or other expense:

(a)	a current List; and

(b)	upon the request of the Trustee, mailing labels to enable the Trustee to carry out its duties under this Agreement.

ExchangeCo's obligations under this Section 4.9 shall be deemed satisfied to the extent Acquiror exercises its option to perform the duties of the Trustee to deliver copies of materials to each Beneficiary and ExchangeCo provides the required information and materials to Acquiror.

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4.10	Termination of Voting Rights

Except as otherwise provided herein or in the Exchangeable Share Provisions, all of the rights of a Beneficiary with respect to the Beneficiary Votes exercisable in respect of the Exchangeable Shares held by such Beneficiary, including the right to instruct the Trustee as to the voting of or to vote personally such Beneficiary Votes, shall be deemed to be surrendered by the Beneficiary to Acquiror or CallCo, as the case may be, and such Beneficiary Votes and the Voting Rights represented thereby shall cease and be terminated immediately, upon the delivery by such Beneficiary to the Trustee of the certificates representing such Exchangeable Shares in connection with the exercise by the Beneficiary of the Exchange Right or upon the occurrence of the automatic exchange of Exchangeable Shares for Acquiror Shares, as specified in Article 5 (unless, in either case, Acquiror shall not have delivered the Exchangeable Share Consideration deliverable in exchange therefor to the Trustee for delivery to the Beneficiaries), or upon the redemption of Exchangeable Shares pursuant to Article 6 or Article 7 of the Exchangeable Share Provisions, or upon the effective date of the liquidation, dissolution or winding-up of ExchangeCo pursuant to Article 5 of the Exchangeable Share Provisions, or the purchase of Exchangeable Shares from the holder thereof by CallCo pursuant to the exercise by CallCo of the Retraction Call Right, the Redemption Call Right or the Liquidation Call Right, or upon the purchase of Exchangeable Shares from the holders thereof by Acquiror or CallCo pursuant to the exercise by Acquiror or CallCo of the Change of Law Call Right.

ARTICLE 5
EXCHANGE RIGHT AND AUTOMATIC EXCHANGE

5.1	Grant and Ownership of the Exchange Right

Acquiror hereby grants to the Trustee as trustee for and on behalf of, and for the use and benefit of, the Beneficiaries the right (the "Exchange Right"), upon the occurrence and during the continuance of an Insolvency Event, to require Acquiror to purchase from each or any Beneficiary all or any part of the Exchangeable Shares held by such Beneficiary and the Automatic Exchange Rights, all in accordance with the provisions of this Agreement.  Acquiror hereby acknowledges receipt from the Trustee as trustee for and on behalf of the Beneficiaries of good and valuable consideration (and the adequacy thereof) for the grant of the Exchange Right and the Automatic Exchange Rights by Acquiror to the Trustee.  During the term of the Trust and subject to the terms and conditions of this Agreement, the Trustee shall possess and be vested with full legal ownership of the Exchange Right and the Automatic Exchange Rights and shall be entitled to exercise all of the rights and powers of an owner with respect to the Exchange Right and the Automatic Exchange Rights, provided that the Trustee shall:

(a)
hold the Exchange Right and the Automatic Exchange Rights and the legal title thereto as trustee solely for the use and benefit of the Beneficiaries in accordance with the provisions of this Agreement; and

(b)
except as specifically authorized by this Agreement, have no power or authority to exercise or otherwise deal in or with the Exchange Right or the Automatic Exchange Rights, and the Trustee shall not exercise any such rights for any purpose other than the purposes for which the Trust is created pursuant to this Agreement.

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5.2	Legended Share Certificates

ExchangeCo will cause each certificate representing Exchangeable Shares to bear an appropriate legend notifying the Beneficiaries of:

(a)	their right to instruct the Trustee with respect to the exercise of the Exchange Right in respect of the Exchangeable Shares held by a Beneficiary; and

(b)	the Automatic Exchange Rights.

5.3	General Exercise of Exchange Right

The Exchange Right shall be and remain vested in and exercisable by the Trustee.  Subject to Section 6.15, the Trustee shall exercise the Exchange Right only on the basis of instructions received pursuant to this Article 5 from Beneficiaries entitled to instruct the Trustee as to the exercise thereof.  To the extent that no instructions are received from a Beneficiary with respect to the Exchange Right, the Trustee shall not exercise or permit the exercise of the Exchange Right.

5.4	Purchase Price

The purchase price payable by Acquiror for each Exchangeable Share to be purchased by Acquiror under the Exchange Right shall be an amount per share equal to the Exchangeable Share Price on the last Business Day prior to the day of closing of the purchase and sale of such Exchangeable Share under the Exchange Right.  In connection with each exercise of the Exchange Right, Acquiror shall provide to the Trustee an Officer's Certificate setting forth the calculation of the Exchangeable Share Price for each Exchangeable Share.  The Exchangeable Share Price for each such Exchangeable Share so purchased may be satisfied only by Acquiror delivering or causing to be delivered to the Trustee, on behalf of the relevant Beneficiary, the Exchangeable Share Consideration representing the total Exchangeable Share Price.  Upon payment by Acquiror of such purchase price to the Trustee for the benefit of the Beneficiary, the relevant Beneficiary shall cease to have any right to be paid any amount in respect of declared and unpaid dividends on each such Exchangeable Share by ExchangeCo.

5.5	Exercise Instructions

Subject to the terms and conditions herein set forth, a Beneficiary shall be entitled, upon the occurrence and during the continuance of an Insolvency Event, to instruct the Trustee to exercise the Exchange Right with respect to all or any part of the Exchangeable Shares registered in the name of such Beneficiary on the books of ExchangeCo.  To cause the exercise of the Exchange Right by the Trustee, the Beneficiary shall deliver to the Trustee, in person or by certified or registered mail, at its principal office in Calgary, Alberta or at such other places as the Trustee may from time to time designate by written notice to the Beneficiaries, the certificates representing the Exchangeable Shares which such Beneficiary desires Acquiror to purchase, duly endorsed in blank for transfer, and accompanied by such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the ABCA and the by-laws of ExchangeCo and such additional documents and instruments as the Trustee, ExchangeCo and Acquiror may reasonably require together with: (a) a duly completed form of notice of exercise of the Exchange Right, contained on the reverse of or attached to the Exchangeable Share certificates, stating: (i) that the Beneficiary thereby instructs the Trustee to exercise the Exchange Right so as to require Acquiror to purchase from the Beneficiary the number of Exchangeable Shares specified therein; (ii) that such Beneficiary has good title to and owns all such Exchangeable Shares to be acquired by Acquiror free and clear of all liens, claims, security interests and encumbrances; (iii) the names in which the certificates representing Acquiror Shares issuable in connection with the exercise of the Exchange Right are to be issued; and (iv) the names and addresses of the persons to whom such new certificates should be delivered; and (b) payment (or evidence satisfactory to the Trustee, ExchangeCo and Acquiror of payment) of the taxes (if any) payable as contemplated by Section 5.8 of this Agreement.  If only a part of the Exchangeable Shares represented by any certificate or certificates delivered to the Trustee are to be purchased by Acquiror under the Exchange Right, a new certificate for the balance of such Exchangeable Shares shall be issued to the holder at the expense of ExchangeCo.

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5.6	Delivery of Acquiror Shares; Effect of Exercise

Promptly after the receipt by the Trustee of the certificates representing the Exchangeable Shares which the Beneficiary desires Acquiror to purchase under the Exchange Right, together with such documents and instruments of transfer and a duly completed form of notice of exercise of the Exchange Right (and payment of taxes, if any payable as contemplated by Section 5.8 or evidence thereof), duly endorsed for transfer to Acquiror, the Trustee shall notify Acquiror and ExchangeCo of its receipt of the same, which notice to Acquiror and ExchangeCo shall constitute exercise of the Exchange Right by the Trustee on behalf of the Beneficiary in respect of such Exchangeable Shares, and Acquiror shall promptly thereafter deliver or cause to be delivered to the Trustee, for delivery to the Beneficiary in respect of such Exchangeable Shares (or to such other persons, if any, properly designated by such Beneficiary) the Exchangeable Share Consideration deliverable in connection with the exercise of the Exchange Right; provided, however, that no such delivery shall be made unless and until the Beneficiary requesting the same shall have paid (or provided evidence satisfactory to the Trustee, ExchangeCo and Acquiror of the payment of) the taxes (if any) payable as contemplated by Section 5.8 of this Agreement.  Immediately upon the giving of notice by the Trustee to Acquiror and ExchangeCo of the exercise of the Exchange Right, as provided in this Section 5.6, the closing of the transaction of purchase and sale contemplated by the Exchange Right shall be deemed to have occurred, and the Beneficiary of such Exchangeable Shares shall be deemed to have transferred to Acquiror all of such Beneficiary's right, title and interest in and to such Exchangeable Shares and in the related interest in the Trust Estate and shall cease to be a holder of such Exchangeable Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive his proportionate part of the total purchase price therefor, unless such Exchangeable Share Consideration is not delivered by Acquiror to the Trustee for delivery to such Beneficiary (or to such other person, if any, properly designated by such Beneficiary) within five Business Days of the date of the giving of such notice by the Trustee, in which case the rights of the Beneficiary shall remain unaffected until such Exchangeable Share Consideration is delivered by Acquiror and any cheque included therein is paid.  Upon delivery of such Exchangeable Share Consideration by Acquiror to the Trustee, the Trustee shall deliver such Exchangeable Share Consideration to such Beneficiary (or to such other person, if any, properly designated by such Beneficiary).  Concurrently with such Beneficiary ceasing to be a holder of Exchangeable Shares, the Beneficiary shall be considered and deemed for all purposes to be the holder of the Acquiror Shares delivered to it pursuant to the Exchange Right.

5.7	Exercise of Exchange Right Subsequent to Retraction

In the event that a Beneficiary has exercised its right under Article 6 of the Exchangeable Share Provisions to require ExchangeCo to redeem any or all of the Exchangeable Shares held by the Beneficiary (the "Retracted Shares") and is notified by ExchangeCo pursuant to Section 6.6 of the Exchangeable Share Provisions that ExchangeCo will not be permitted as a result of solvency requirements of applicable law to redeem all such Retracted Shares, and provided that CallCo shall not have exercised the Retraction Call Right with respect to the Retracted Shares and that the Beneficiary has not revoked the retraction request delivered by the Beneficiary to ExchangeCo pursuant to Section 6.7 of the Exchangeable Share Provisions, and provided further that the Trustee has received written notice of same from ExchangeCo or Acquiror, the retraction request will constitute and will be deemed to constitute notice from the Beneficiary to the Trustee instructing the Trustee to exercise the Exchange Right with respect to those Retracted Shares that ExchangeCo is unable to redeem.  In any such event, ExchangeCo hereby agrees with the Trustee and in favour of the Beneficiary promptly to forward or cause to be forwarded to the Trustee all relevant materials delivered by the Beneficiary to ExchangeCo or to the transfer agent of the Exchangeable Shares (including a copy of the retraction request delivered pursuant to Section 6.1 of the Exchangeable Share Provisions) in connection with such proposed redemption of the Retracted Shares and the Trustee will thereupon exercise the Exchange Right with respect to the Retracted Shares that ExchangeCo is not permitted to redeem and will require Acquiror to purchase such shares in accordance with the provisions of this Article 5.

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5.8	Stamp or Other Transfer Taxes

Upon any sale of Exchangeable Shares to Acquiror pursuant to the Exchange Right or the Automatic Exchange Rights, the share certificate or certificates representing Acquiror Shares to be delivered in connection with the payment of the purchase price therefor shall be issued in the name of the Beneficiary in respect of the Exchangeable Shares so sold or in such names as such Beneficiary may otherwise direct in writing without charge to the holder of the Exchangeable Shares so sold; provided, however, that such Beneficiary shall pay (and none of Acquiror, ExchangeCo or the Trustee shall be required to pay) any documentary, stamp, transfer or other taxes that may be payable in respect of any transfer involved in the issuance or delivery of such shares to a person other than such Beneficiary.

5.9	Notice of Insolvency Event

As soon as practicable following the occurrence of an Insolvency Event or any event that with the giving of notice or the passage of time or both would be an Insolvency Event, ExchangeCo and Acquiror shall give written notice thereof to the Trustee.  As soon as practicable following the receipt of notice from ExchangeCo and Acquiror of the occurrence of an Insolvency Event, or upon the Trustee becoming aware of an Insolvency Event, the Trustee will mail to each Beneficiary, at the expense of Acquiror (such funds to be received in advance), a notice of such Insolvency Event in the form provided by Acquiror, which notice shall contain a brief statement of the rights of the Beneficiaries with respect to the Exchange Right.

5.10	Qualification of Acquiror Shares and Restriction on Issuance of Acquiror Shares

Acquiror covenants that if any Acquiror Shares issuable pursuant to the Exchange Right or the Automatic Exchange Rights require registration or qualification with or approval of or the filing of any document, including any prospectus or similar document, or the taking of any proceeding with or the obtaining of any order, ruling or consent from any governmental or regulatory authority under any Canadian or United States federal, provincial, territorial or state law or regulation or pursuant to the rules and regulations of any regulatory authority or the fulfillment of any other Canadian or United States federal, provincial, territorial or state legal requirement before such shares may be issued and delivered by Acquiror to the initial holder thereof or in order that such shares may be freely traded thereafter (other than any restrictions of general application on transfer by reason of a holder being a "control person" of Acquiror for purposes of Canadian provincial securities law or an "affiliate" of Acquiror for purposes of United States federal or state securities law), Acquiror will use its reasonable best efforts and in good faith take all such actions and do all such things as are necessary or desirable to cause such Acquiror Shares to be and remain duly registered, qualified or approved under United States and/or Canadian law, as the case may be, to the extent expressly provided in the Arrangement Agreement.  Acquiror will use its reasonable best efforts and in good faith expeditiously take all such actions and do all such things as are reasonably necessary or desirable to cause all Acquiror Shares to be delivered pursuant to the Exchange Right or the Automatic Exchange Rights to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which outstanding Acquiror Shares are listed, quoted or posted for trading at such time.

Notwithstanding any other provision of the Exchangeable Share Provisions, or any term or provision of this Agreement, the Support Agreement or the Plan of Arrangement, no Acquiror Shares shall be issued (and Acquiror shall not be required to issue any Acquiror Shares) in connection with any liquidation, dissolution or winding-up of the Corporation, or any retraction, redemption or any other exchange, direct or indirect, of Exchangeable Shares, if such issuance of Acquiror Shares would not be permitted by applicable laws.

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5.11	Acquiror Shares

Acquiror hereby represents, warrants and covenants that the Acquiror Shares issuable to Beneficiaries as described herein will be duly authorized and validly issued, fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance.

5.12	Automatic Exchange on Liquidation of Acquiror

(a)	Acquiror will give the Trustee written notice of each of the following events at the time set forth below:

(i)
in the event of any determination by the Board of Directors of Acquiror to institute voluntary liquidation, dissolution or winding-up proceedings with respect to Acquiror or to effect any other distribution of assets of Acquiror among its shareholders for the purpose of winding-up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution; and

(ii)
promptly following the earlier of: (A) receipt by Acquiror of notice of; and (B) Acquiror otherwise becoming aware of, any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of Acquiror or to effect any other distribution of assets of Acquiror among its shareholders for the purpose of winding-up its affairs, in each case where Acquiror has failed to contest in good faith any such proceeding commenced in respect of Acquiror within 30 days of becoming aware thereof.

(b)
Promptly following receipt by the Trustee from Acquiror of notice of any event (a "Liquidation Event") contemplated by Subsection 5.12(a), the Trustee will give notice or cause such notice to be given thereof to the Beneficiaries.  Such notice shall be provided to the Trustee by Acquiror and shall include a brief description of rights of the Beneficiaries with respect to the Automatic Exchange Rights provided for in Subsection 5.12(c).

(c)
In order that the Beneficiaries will be able to participate on a pro rata basis with the holders of Acquiror Shares in the distribution of assets of Acquiror in connection with a Liquidation Event, immediately prior to the effective time (the "Liquidation Event Effective Time") of a Liquidation Event all of the then outstanding Exchangeable Shares shall be automatically exchanged for Acquiror Shares.  To effect such automatic exchange, Acquiror shall purchase each Exchangeable Share outstanding immediately prior to the Liquidation Event Effective Time and held by Beneficiaries, and each Beneficiary shall sell the Exchangeable Shares held by such Beneficiary at such time, for a purchase price per share equal to the Exchangeable Share Price applicable at that time.  Acquiror shall provide the Trustee with an Officer's Certificate in connection with any automatic exchange setting forth the calculation of the Exchangeable Share Price for each Exchangeable Share.

(d)
The closing of the transaction of purchase and sale contemplated by the automatic exchange of Exchangeable Shares for Acquiror Shares shall be deemed to have occurred immediately prior to the Liquidation Event Effective Time, and each Beneficiary shall be deemed to have transferred to Acquiror all of the Beneficiary's right, title and interest in and to such Beneficiary's Exchangeable Shares and the related interest in the Trust Estate.  Any right of each such Beneficiary to receive declared and unpaid dividends from ExchangeCo shall be deemed to be satisfied and discharged and each such Beneficiary shall cease to be a holder of such Exchangeable Shares and Acquiror shall deliver to the Beneficiary the Exchangeable Share Consideration deliverable upon the automatic exchange of Exchangeable Shares.  Concurrently with such Beneficiary ceasing to be a holder of Exchangeable Shares, the Beneficiary shall be considered and deemed for all purposes to be the holder of the Acquiror Shares issued pursuant to the automatic exchange of Exchangeable Shares for Acquiror Shares and the certificates held by the Beneficiary previously representing the Exchangeable Shares exchanged by the Beneficiary with Acquiror pursuant to such automatic exchange shall thereafter be deemed to represent Acquiror Shares issued to the Beneficiary by Acquiror pursuant to such automatic exchange.  Upon the request of a Beneficiary and the surrender by the Beneficiary of Exchangeable Share certificates deemed to represent Acquiror Shares, duly endorsed in blank and accompanied by such instruments of transfer as Acquiror may reasonably require, Acquiror shall deliver or cause to be delivered to the Beneficiary certificates representing Acquiror Shares of which the Beneficiary is the holder.

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5.13	Withholding Rights

Acquiror, ExchangeCo and the Trustee shall be entitled to deduct and withhold from any consideration otherwise payable under this Agreement to any holder of Exchangeable Shares or Acquiror Shares such amounts as Acquiror, ExchangeCo or the Trustee is required to deduct and withhold with respect to such payment under the Income Tax Act (Canada), the United States Internal Revenue Code of 1986 or any provision of federal, provincial, state, local or foreign tax law, in each case as amended or succeeded.  The Trustee may act on the advice of counsel with respect to such matters.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the holder of the shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority.  To the extent that the amount so required to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, Acquiror, ExchangeCo and the Trustee are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to Acquiror, ExchangeCo or the Trustee, as the case may be, to enable it to comply with such deduction or withholding requirement and Acquiror, ExchangeCo or the Trustee shall notify the holder thereof and remit to such holder any unapplied balance of the net proceeds of such sale.

ARTICLE 6
CONCERNING THE TRUSTEE

6.1	Powers and Duties of the Trustee

The rights, powers, duties and authorities of the Trustee under this Agreement, in its capacity as trustee of the Trust, shall include:

(a)	receipt and deposit of Acquiror Special Voting Stock from Acquiror as trustee for and on behalf of the Beneficiaries and Acquiror in accordance with the provisions of this Agreement;

(b)	granting proxies and distributing materials to Beneficiaries as provided in this Agreement;

(c)	casting and exercising the Beneficiary Votes in accordance with the provisions of this Agreement;

(d)	receiving the grant of the Exchange Right and the Automatic Exchange Rights from Acquiror as trustee for and on behalf of the Beneficiaries in accordance with the provisions of this Agreement;

(e)
exercising the Exchange Right and enforcing the benefit of the Automatic Exchange Rights, in each case in accordance with the provisions of this Agreement, and in connection therewith receiving from Beneficiaries Exchangeable Shares and other requisite documents and distributing to such Beneficiaries Acquiror Shares and cheques, if any, to which such Beneficiaries are entitled upon the exercise of the Exchange Right or pursuant to the Automatic Exchange Rights, as the case may be;

(f)	holding title to the Trust Estate;

(g)	investing any moneys forming, from time to time, a part of the Trust Estate as provided in this Agreement;

(h)	taking action on its own initiative or at the direction of a Beneficiary or Beneficiaries to enforce the obligations of Acquiror and ExchangeCo under this Agreement; and

(i)	taking such other actions and doing such other things as are specifically provided in this Agreement.

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In the exercise of such rights, powers, duties and authorities, the Trustee shall have (and is granted) such incidental and additional rights, powers, duties and authority not in conflict with any of the provisions of this Agreement as the Trustee, acting in good faith and in the reasonable exercise of its discretion, may deem necessary, appropriate or desirable to effect the purpose of the Trust.  Any exercise of such discretionary rights, powers, duties and authorities by the Trustee shall be final, conclusive and binding upon all persons.

The Trustee in exercising its rights, powers, duties and authorities hereunder shall act honestly and in good faith and with a view to the best interests of the Beneficiaries and shall exercise the care, diligence and skill that a reasonably prudent trustee would exercise in comparable circumstances.

The Trustee shall not be bound to give notice or do or take any act, action or proceeding by virtue of the powers conferred on it hereby unless and until it shall be specifically required to do so under the terms hereof, nor shall the Trustee be required to take any notice of, or to do, or to take any act, action or proceeding as a result of any default or breach of any provision hereunder, unless and until notified in writing of such default or breach, which notices shall distinctly specify the default or breach desired to be brought to the attention of the Trustee, and in the absence of such notice the Trustee may for all purposes of this Agreement conclusively assume that no default or breach has been made in the observance or performance of any of the representations, warranties, covenants, agreements or conditions contained herein.

6.2	No Conflict of Interest

The Trustee represents to Acquiror and ExchangeCo that at the date of execution and delivery of this Agreement there exists no material conflict of interest in the role of the Trustee as a fiduciary hereunder and the role of the Trustee in any other capacity.  The Trustee shall, within 90 days after it becomes aware that such material conflict of interest exists, either eliminate such material conflict of interest or resign in the manner and with the effect specified in Article 9.  If, notwithstanding the foregoing provisions of this Section 6.2, the Trustee has such a material conflict of interest, the validity and enforceability of this Agreement shall not be affected in any manner whatsoever by reason only of the existence of such material conflict of interest.  If the Trustee contravenes the foregoing provisions of this Section 6.2, any interested party may apply to the Court for an order that the Trustee be replaced as trustee hereunder.

6.3	Dealings with Transfer Agents, Registrars, etc.

Acquiror and ExchangeCo irrevocably authorize the Trustee, from time to time, to:

(a)
consult, communicate and otherwise deal with the respective registrars and transfer agents, and with any such subsequent registrar or transfer agent, of the Exchangeable Shares and Acquiror Shares; and

(b)
requisition, from time to time: (i) from any such registrar or transfer agent any information readily available from the records maintained by it which the Trustee may reasonably require for the discharge of its duties and responsibilities under this Agreement; and (ii) from the transfer agent of Acquiror Shares, and any subsequent transfer agent of such shares, the share certificates issuable upon the exercise from time to time of the Exchange Right and pursuant to the Automatic Exchange Rights.

Acquiror and ExchangeCo shall irrevocably authorize their respective registrars and transfer agents to comply with all such requests and confirm to the Trustee that such irrevocable authorization has been given.  Acquiror covenants that it will supply, in a timely manner, its transfer agents with duly executed share certificates for the purpose of completing the exercise from time to time of the Exchange Right and the Automatic Exchange Rights.

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6.4	Books and Records

The Trustee shall keep available for inspection by Acquiror and ExchangeCo at the Trustee's principal office in Calgary, Alberta correct and complete books and records of account relating to the Trust created by this Agreement, including all relevant data relating to mailings and instructions to and from Beneficiaries and all transactions pursuant to the Exchange Right and the Automatic Exchange Rights.  On or before January 31 in every year, so long as any Acquiror Shares are on deposit with the Trustee, the Trustee shall transmit to Acquiror and ExchangeCo a brief report, dated as of the preceding December 31, with respect to:

(a)	the property and funds comprising the Trust Estate as of that date;

(b)
the number of exercises of the Exchange Right, if any, and the aggregate number of Exchangeable Shares received by the Trustee on behalf of Beneficiaries in consideration of the issuance by Acquiror of Acquiror Shares and any other Exchangeable Share Consideration in connection with the Exchange Right, during the calendar year ended on such December 31; and

(c)	any action taken by the Trustee in the performance of its duties under this Agreement which it had not previously reported and which, in the Trustee's opinion, materially affects the Trust Estate.

6.5	Income Tax Returns and Reports

The Trustee shall, to the extent necessary, prepare and file on behalf of the Trust appropriate United States and Canadian income tax returns and any other returns or reports as may be required by applicable law or pursuant to the rules and regulations of any securities exchange or other trading system through which the Exchangeable Shares are traded; provided that, the Trustee will not be responsible for preparing United States tax returns unless specifically directed by Acquiror and Acquiror will indemnify the Trustee for any costs or damages to the Trustee as a result of Acquiror failing to so direct the preparation of a United States tax return.  In connection therewith, the Trustee may obtain the advice and assistance of such experts or advisors as the Trustee reasonably considers necessary or advisable (who may be experts or advisors to Acquiror or ExchangeCo).  If requested by the Trustee, Acquiror or ExchangeCo shall retain, at their expense, qualified experts or advisors for the purpose of providing such tax advice or assistance.

6.6	Indemnification Prior to Certain Actions by Trustee

The Trustee shall exercise any or all of the rights, duties, powers or authorities vested in it by this Agreement at the request, order or direction of any Beneficiary upon such Beneficiary furnishing to the Trustee reasonable funding, security or indemnity against the costs, expenses and liabilities which may be incurred by the Trustee therein or thereby, provided that no Beneficiary shall be obligated to furnish to the Trustee any such security or indemnity in connection with the exercise by the Trustee of any of its rights, duties, powers and authorities with respect to the Acquiror Shares held by the Trustee pursuant to Article 4, subject to Section 6.15, with respect to the Exchange Right pursuant to Article 5, subject to Section 6.15, and with respect to the Automatic Exchange Rights pursuant to Article 5, subject to Section 6.15.

None of the provisions contained in this Agreement shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the exercise of any of its rights, powers, duties, or authorities unless funded, given security or indemnified as aforesaid.

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6.7	Action of Beneficiaries

No Beneficiary shall have the right to institute any action, suit or proceeding or to exercise any other remedy authorized by this Agreement for the purpose of enforcing any of its rights or for the execution of any trust or power hereunder unless the Beneficiary has requested the Trustee to take or institute such action, suit or proceeding and furnished the Trustee with the funding, security or indemnity referred to in Section 6.6 and the Trustee shall have failed to act within a reasonable time thereafter.  In such case, but not otherwise, the Beneficiary shall be entitled to take proceedings in any court of competent jurisdiction such as the Trustee might have taken; it being understood and intended that no one or more Beneficiaries shall have any right in any manner whatsoever to affect, disturb or prejudice the rights hereby created by any such action, or to enforce any right hereunder or the Voting Rights, the Exchange Rights or the Automatic Exchange Rights except subject to the conditions and in the manner herein provided, and that all powers and trusts hereunder shall be exercised and all proceedings at law shall be instituted, had and maintained by the Trustee, except only as herein provided, and in any event for the equal benefit of all Beneficiaries.

6.8	Reliance Upon Declarations

The Trustee shall not be considered to be in contravention of any of its rights, powers, duties and authorities hereunder if, when required, it acts and relies in good faith upon statutory declarations, certificates, opinions, Lists, reports or other papers or documents furnished pursuant to the provisions hereof or required by the Trustee to be furnished to it in the exercise of its rights, powers, duties and authorities hereunder if such statutory declarations, certificates, opinions, Lists, reports or other papers or documents comply with the provisions of Section 6.9, if applicable, and with any other applicable provisions of this Agreement.

6.9	Evidence and Authority to Trustee

Acquiror and/or ExchangeCo shall furnish to the Trustee evidence of compliance with the conditions provided for in this Agreement relating to any action or step required or permitted to be taken by Acquiror and/or ExchangeCo or the Trustee under this Agreement or as a result of any obligation imposed under this Agreement, including in respect of the Voting Rights or the Exchange Right or the Automatic Exchange Rights and the taking of any other action to be taken by the Trustee at the request of or on the application of Acquiror and/or ExchangeCo promptly if and when:

(a)	such evidence is required by any other section of this Agreement to be furnished to the Trustee in accordance with the terms of this Section 6.9; or

(b)
the Trustee, in the exercise of its rights, powers, duties and authorities under this Agreement, gives Acquiror and/or ExchangeCo written notice requiring it to furnish such evidence in relation to any particular action or obligation specified in such notice.

Such evidence shall consist of an Officer's Certificate of Acquiror and/or ExchangeCo or a statutory declaration or a certificate made by persons entitled to sign an Officer's Certificate stating that any such condition has been complied with in accordance with the terms of this Agreement.

Whenever such evidence relates to a matter other than the Voting Rights or the Exchange Right or the Automatic Exchange Rights or the taking of any other action to be taken by the Trustee at the request or on the application of Acquiror and/or ExchangeCo, and except as otherwise specifically provided herein, such evidence may consist of a report or opinion of any solicitor, attorney, auditor, accountant, appraiser, valuer, engineer or other expert or any other person whose qualifications give authority to a statement made by him, provided that if such report or opinion is furnished by a director, officer or employee of Acquiror and/or ExchangeCo it shall be in the form of an Officer's Certificate or a statutory declaration.

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Each statutory declaration, Officer's Certificate, opinion or report furnished to the Trustee as evidence of compliance with a condition provided for in this Agreement shall include a statement by the person giving the evidence:

(c)	declaring that such person has read and understands the provisions of this Agreement relating to the condition in question;

(d)	describing the nature and scope of the examination or investigation upon which such person based the statutory declaration, certificate, statement or opinion; and

(e)
declaring that such person has made such examination or investigation as such person believes is necessary to enable such person to make the statements or give the opinions contained or expressed therein.

6.10	Experts, Advisers and Agents

The Trustee may:

(a)
in relation to these presents act and rely on the opinion or advice of or information obtained from any solicitor, attorney, auditor, accountant, appraiser, valuer, engineer or other expert, whether retained by the Trustee or by Acquiror and/or ExchangeCo or otherwise, and may retain or employ such assistants as may be necessary to the proper discharge of its powers and duties and determination of its rights hereunder and may pay proper and reasonable compensation for all such legal and other advice or assistance as aforesaid; and

(b)
employ such agents and other assistants as it may reasonably require for the proper determination and discharge of its powers and duties hereunder, and may pay reasonable remuneration for all services performed for it (and shall be entitled to receive reasonable remuneration for all services performed by it) in the discharge of the trusts hereof and compensation for all disbursements, costs and expenses made or incurred by it in the discharge of its duties hereunder and in the management of the Trust.

6.11	Investment of Moneys Held by Trustee

Unless otherwise provided in this Agreement, any moneys held by or on behalf of the Trustee which under the terms of this Agreement may or ought to be invested or which may be on deposit with the Trustee or which may be in the hands of the Trustee may be invested and reinvested in the name or under the control of the Trustee, in trust for Acquiror, in securities in which, under the laws of the Province of Alberta, trustees are authorized to invest trust moneys, provided that such securities are stated to mature within two years after their purchase by the Trustee, and the Trustee shall so invest such moneys on the written direction of ExchangeCo.  Pending the investment of any moneys as hereinbefore provided, such moneys may be deposited in the name of the Trustee in any chartered bank in Canada or, with the consent of ExchangeCo, in the deposit department of the Trustee or any other loan or trust company authorized to accept deposits under the laws of Canada or any province thereof at the rate of interest then current on similar deposits.

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6.12	Trustee Not Required to Give Security

The Trustee shall not be required to give any bond or security in respect of the execution of the trusts, rights, duties, powers and authorities of this Agreement or otherwise in respect of the premises.

6.13	Trustee Not Bound to Act on Request

Except as in this Agreement otherwise specifically provided, the Trustee shall not be bound to act in accordance with any direction or request of Acquiror and/or ExchangeCo or of the directors thereof until a duly authenticated copy of the instrument or resolution containing such direction or request shall have been delivered to the Trustee, and the Trustee shall be empowered to act and rely upon any such copy purporting to be authenticated and believed by the Trustee to be genuine. The Trustee shall retain the right not to act and shall not be liable for refusing to act if, due to a lack of information or for any other reason whatsoever, the Trustee, in its sole judgment, determines that such act might cause it to be in non-compliance with any applicable anti-money laundering or anti-terrorist legislation, regulation or guideline. Further, should the Trustee, in its sole judgment, determine at any time that its acting under this Agreement has resulted in its being in non-compliance with any applicable anti-money laundering or anti-terrorist legislation, regulation or guideline, then it shall have the right to resign on ten days written notice to the other parties to this Agreement, provided that: (a) the Trustee’s written notice shall describe the circumstances of such non-compliance; and (b) if such circumstances are rectified to the Trustee’s satisfaction within such 10 day period, then such resignation shall not be effective.

6.14	Authority to Carry on Business

The Trustee represents to Acquiror and ExchangeCo that at the date of execution and delivery by it of this Agreement it is authorized to carry on the business of a trust company in each of the Provinces of Canada but if, notwithstanding the provisions of this Section 6.14, it ceases to be so authorized to carry on business, the validity and enforceability of this Agreement and the Voting Rights, the Exchange Right and the Automatic Exchange Rights shall not be affected in any manner whatsoever by reason only of such event but the Trustee shall, within 90 days after ceasing to be authorized to carry on the business of a trust company in any province of Canada, either become so authorized or resign in the manner and with the effect specified in Article 9.

6.15	Conflicting Claims

If conflicting claims or demands are made or asserted with respect to any interest of any Beneficiary in any Exchangeable Shares, including any disagreement between the heirs, representatives, successors or assigns succeeding to all or any part of the interest of any Beneficiary in any Exchangeable Shares, resulting in conflicting claims or demands being made in connection with such interest, then the Trustee shall be entitled, at its sole discretion, to refuse to recognize or to comply with any such claims or demands.  In so refusing, the Trustee may elect not to exercise any Voting Rights, Exchange Right or Automatic Exchange Rights subject to such conflicting claims or demands and, in so doing, the Trustee shall not be or become liable to any person on account of such election or its failure or refusal to comply with any such conflicting claims or demands.  The Trustee shall be entitled to continue to refrain from acting and to refuse to act until:

(a)
the rights of all adverse claimants with respect to the Voting Rights, Exchange Right or Automatic Exchange Rights subject to such conflicting claims or demands have been adjudicated by a final judgment of a court of competent jurisdiction and all rights of appeal have expired; or

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(b)
all differences with respect to the Voting Rights, Exchange Right or Automatic Exchange Rights subject to such conflicting claims or demands have been conclusively settled by a valid written agreement binding on all such adverse claimants, and the Trustee shall have been furnished with an executed copy of such agreement certified to be in full force and effect.

If the Trustee elects to recognize any claim or comply with any demand made by any such adverse claimant, it may in its discretion require such claimant to furnish such surety bond or other security satisfactory to the Trustee as it shall deem appropriate to fully indemnify it as between all conflicting claims or demands.

6.16	Acceptance of Trust

The Trustee hereby accepts the Trust created and provided for by and in this Agreement and agrees to perform the same upon the terms and conditions herein set forth and to hold all rights, privileges and benefits conferred hereby and by law in trust for the various persons who shall from time to time be Beneficiaries, subject to all the terms and conditions herein set forth.

6.17	Maintenance of Office or Agency

Acquiror will maintain in Calgary, Alberta an office or agency where certificates representing Exchangeable Shares may be presented or surrendered for exchange by Beneficiaries and where notices and demands to or upon Acquiror or ExchangeCo in respect of the Exchangeable Shares may be served.  Acquiror will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency.  If at any time Acquiror shall fail to maintain any such office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be served at the Corporate Trust Office of the Trustee, and Acquiror and ExchangeCo hereby appoint the Trustee as their agent to receive all such presentations, surrenders, notices and demands.  Furthermore, copies of all Acquiror proxy materials will be made available for inspection by any Beneficiary at such office or agency.

6.18	Third Party Interests

Each party to this Agreement hereby represents to the Trustee that any account to be opened by, or interest to be held by the Trustee in connection with this Agreement, for or to the credit of such party, either (i) is not intended to be used by or on behalf of any third party; or (ii) is intended to be used by or on behalf of a third party, in which case such party hereto agrees to complete and execute forthwith a declaration in the Trustee’s prescribed form as to the particulars of such third party.

6.19	Privacy

The parties acknowledge that Canadian federal and/or provincial legislation that addresses the protection of individuals’ personal information (collectively, "Privacy Laws") applies to obligations and activities under this Agreement.  Despite any other provision of this Agreement, no party shall take or direct any action that would contravene, or cause the others to contravene, applicable Privacy Laws. The parties shall, prior to transferring or causing to be transferred personal information to the Trustee, obtain and retain required consents of the relevant individuals to the collection, use and disclosure of their personal information, or shall have determined that such consents either have previously been given upon which the parties can rely or are not required under the Privacy Laws. The Trustee shall use commercially reasonable efforts to ensure that its services hereunder comply with Privacy Laws. Specifically, the Trustee agrees: (a) to have a designated chief privacy officer; (b) to maintain policies and procedures to protect personal information and to receive and respond to any privacy complaint or inquiry; (c) to use personal information solely for the purposes of providing its services under or ancillary to this Agreement and not to use it for any other purpose except with the consent of or direction from the other parties or the individual involved; (d) not to sell or otherwise improperly disclose personal information to any third party; and (e) to employ administrative, physical and technological safeguards to reasonably secure and protect personal information against loss, theft, or unauthorized access, use or modification.

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ARTICLE 7
COMPENSATION

7.1	Fees and Expenses of the Trustee

Acquiror and ExchangeCo jointly and severally agree to pay the Trustee reasonable compensation for all of the services rendered by it under this Agreement and will reimburse the Trustee for all reasonable expenses (including taxes other than taxes based on the net income of the Trustee, fees paid to legal counsel and other experts and advisors and travel expenses) and disbursements, including the cost and expense of any suit or litigation of any character and any proceedings before any governmental agency reasonably incurred by the Trustee in connection with its duties under this Agreement; provided that Acquiror and ExchangeCo shall have no obligation to reimburse the Trustee for any expenses or disbursements paid, incurred or suffered by the Trustee in any suit or litigation in which the Trustee is determined to have acted in bad faith or with gross negligence, recklessness or wilful misconduct.

ARTICLE 8
INDEMNIFICATION AND LIMITATION OF LIABILITY

8.1	Indemnification of the Trustee

Acquiror and ExchangeCo jointly and severally agree to indemnify and hold harmless the Trustee and each of its directors, officers, employees and agents appointed and acting in accordance with this Agreement (collectively, the "Indemnified Parties") against all claims, losses, damages, reasonable costs, penalties, fines and reasonable expenses (including reasonable expenses of the Trustee's legal counsel) which, without fraud, gross negligence, recklessness, wilful misconduct or bad faith on the part of such Indemnified Party, may be paid, incurred or suffered by the Indemnified Party by reason or as a result of the Trustee's acceptance or administration of the Trust, its compliance with its duties set forth in this Agreement, or any written or oral instruction delivered to the Trustee by Acquiror or ExchangeCo pursuant hereto.

In no case shall Acquiror or ExchangeCo be liable under this indemnity for any claim against any of the Indemnified Parties unless Acquiror and ExchangeCo shall be notified by the Trustee of the written assertion of a claim or of any action commenced against the Indemnified Parties, promptly after any of the Indemnified Parties shall have received any such written assertion of a claim or shall have been served with a summons or other first legal process giving information as to the nature and basis of the claim.  Subject to (ii) below, Acquiror and ExchangeCo shall be entitled to participate at their own expense in the defense and, if Acquiror and ExchangeCo so elect at any time after receipt of such notice, either of them may assume the defense of any suit brought to enforce any such claim.  The Trustee shall have the right to employ separate counsel in any such suit and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Trustee unless: (i) the employment of such counsel has been authorized by Acquiror or ExchangeCo; or (ii) the named parties to any such suit include both the Trustee and Acquiror or ExchangeCo and the Trustee shall have been advised by counsel acceptable to Acquiror or ExchangeCo that there may be one or more legal defenses available to the Trustee that are different from or in addition to those available to Acquiror or ExchangeCo and that, in the judgment of such counsel, would present a conflict of interest were a joint representation to be undertaken (in which case Acquiror and ExchangeCo shall not have the right to assume the defense of such suit on behalf of the Trustee but shall be liable to pay the reasonable fees and expenses of counsel for the Trustee).  This indemnity shall survive the termination of this Agreement and the resignation or removal of the Trustee.

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8.2	Limitation of Liability

The Trustee shall not be held liable for any loss which may occur by reason of depreciation of the value of any part of the Trust Estate or any loss incurred on any investment of funds pursuant to this Agreement, except to the extent that such loss is attributable to the fraud, gross negligence, recklessness, wilful misconduct or bad faith on the part of the Trustee.

ARTICLE 9
CHANGE OF TRUSTEE

9.1	Resignation

The Trustee, or any trustee hereafter appointed, may at any time resign by giving written notice of such resignation to Acquiror and ExchangeCo specifying the date on which it desires to resign, provided that such notice shall not be given less than 30 days before such desired resignation date unless Acquiror and ExchangeCo otherwise agree and provided further that such resignation shall not take effect until the date of the appointment of a successor trustee and the acceptance of such appointment by the successor trustee.  Upon receiving such notice of resignation, Acquiror and ExchangeCo shall promptly appoint a successor trustee, which shall be a corporation organized and existing under the laws of Canada or any Province thereof, by written instrument in duplicate, one copy of which shall be delivered to the resigning trustee and one copy to the successor trustee.  Failing the appointment and acceptance of a successor trustee, a successor trustee may be appointed by order of a court of competent jurisdiction upon application of one or more of the parties to this Agreement.  If the retiring trustee is the party initiating an application for the appointment of a successor trustee by order of a court of competent jurisdiction, Acquiror and ExchangeCo shall be jointly and severally liable to reimburse the retiring trustee for its legal costs and expenses in connection with same.

9.2	Removal

The Trustee, or any trustee hereafter appointed, may (provided a successor trustee is appointed) be removed at any time on not less than 30 days' prior notice by written instrument executed by Acquiror and ExchangeCo, in duplicate, one copy of which shall be delivered to the trustee so removed and one copy to the successor trustee.

9.3	Successor Trustee

Any successor trustee appointed as provided under this Agreement shall execute, acknowledge and deliver to Acquiror and ExchangeCo and to its predecessor trustee an instrument accepting such appointment.  Thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor under this Agreement, with the like effect as if originally named as trustee in this Agreement.  However, on the written request of Acquiror and ExchangeCo or of the successor trustee, the trustee ceasing to act shall, upon payment of any amounts then due it pursuant to the provisions of this Agreement, execute and deliver an instrument transferring to such successor trustee all the rights and powers of the trustee so ceasing to act.  Upon the request of any such successor trustee, Acquiror, ExchangeCo and such predecessor trustee shall execute any and all instruments in writing for more fully and certainly vesting in and confirming to such successor trustee all such rights and powers.

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9.4	Notice of Successor Trustee

Upon acceptance of appointment by a successor trustee as provided herein, Acquiror and ExchangeCo shall cause to be mailed notice of the succession of such trustee hereunder to each Beneficiary specified in a List.  If Acquiror or ExchangeCo shall fail to cause such notice to be mailed within ten days after acceptance of appointment by the successor trustee, the successor trustee shall cause such notice to be mailed at the expense of Acquiror and ExchangeCo.

ARTICLE 10
ACQUIROR SUCCESSORS

10.1	Certain Requirements in Respect of Combination, etc.

Acquiror shall not consummate any transaction (whether by way of reconstruction, reorganization, consolidation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other person or, in the case of a merger, of the continuing corporation resulting therefrom unless, but may do so if:

(a)
such other person or continuing corporation (herein called the "Acquiror Successor"), by operation of law, becomes, without more, bound by the terms and provisions of this Agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, a trust agreement supplemental hereto and such other instruments (if any) as are satisfactory to the Trustee, acting reasonably, and in the opinion of legal counsel to the Trustee are reasonably necessary or advisable to evidence the assumption by the Acquiror Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such Acquiror Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of Acquiror under this Agreement; and

(b)
such transaction shall be upon such terms and conditions as substantially to preserve and not to impair in any material respect any of the rights, duties, powers and authorities of the Trustee or of the Beneficiaries hereunder.

10.2	Vesting of Powers in Successor

Whenever the conditions of Section 10.1 have been duly observed and performed, the Trustee, Acquiror Successor and ExchangeCo shall, if required by Section 10.1, execute and deliver the supplemental trust agreement provided for in Article 11 and thereupon Acquiror Successor shall possess and from time to time may exercise each and every right and power of Acquiror under this Agreement in the name of Acquiror or otherwise and any act or proceeding by any provision of this Agreement required to be done or performed by the Board of Directors of Acquiror or any officers of Acquiror may be done and performed with like force and effect by the directors or officers of such Acquiror Successor.

10.3	Wholly-Owned Subsidiaries

Nothing herein shall be construed as preventing the amalgamation or merger of any wholly-owned direct or indirect subsidiary of Acquiror with or into Acquiror or the winding-up, liquidation or dissolution of any wholly-owned subsidiary of Acquiror provided that all of the assets of such subsidiary are transferred to Acquiror or another wholly-owned direct or indirect subsidiary of Acquiror and any such transactions are expressly permitted by this Article 10.

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10.4	Successor Transaction

Notwithstanding the foregoing provisions of this Article 10, in the event of an Acquiror Control Transaction:

(a)
in which Acquiror merges or amalgamates with, or in which all or substantially all of the then outstanding Acquiror Shares are acquired by, one or more other corporations to which Acquiror is, immediately before such merger, amalgamation or acquisition, "related'' within the meaning of the Income Tax Act (Canada) (otherwise than by virtue of a right referred to in paragraph 251(5)(b) thereof);

(b)	which does not result in an acceleration of the Redemption Date in accordance with paragraph (b) of that definition; and

(c)
in which all or substantially all of the then outstanding Acquiror Shares are converted into or exchanged for shares or rights to receive such shares (the "Other Shares") of another corporation (the "Other Corporation") that, immediately after such Acquiror Control Transaction, owns or controls, directly or indirectly, Acquiror, then: (i) all references herein to "Acquiror" shall thereafter be and be deemed to be references to "Other Corporation'' and all references herein to "Acquiror Shares'' shall thereafter be and be deemed to be references to "Other Shares'' (with appropriate adjustments, if any, as are required to result in a holder of Exchangeable Shares on the exchange, redemption or retraction of such shares pursuant to the Exchangeable Share Provisions or Article 8 of the Plan of Arrangement or exchange of such shares pursuant to this Agreement immediately subsequent to the Acquiror Control Transaction being entitled to receive that number of Other Shares equal to the number of Other Shares such holder of Exchangeable Shares would have received if the exchange, redemption or retraction of such shares pursuant to the Exchangeable Share Provisions or Article 8 of the Plan of Arrangement, or exchange of such shares pursuant to this Agreement had occurred immediately prior to the Acquiror Control Transaction and the Acquiror Control Transaction was completed) without any need to amend the terms and conditions of this Agreement and without any further action required; and (ii) Acquiror shall cause the Other Corporation to deposit one or more voting securities of such Other Corporation to allow Beneficiaries to exercise voting rights in respect of the Other Corporation substantially similar to those provided for in this Agreement.

ARTICLE 11
AMENDMENTS AND SUPPLEMENTAL TRUST AGREEMENTS

11.1	Amendments, Modifications, etc.

This Agreement may not be amended or modified except by an agreement in writing executed by Acquiror, ExchangeCo and the Trustee and approved by the Beneficiaries in accordance with Section 10.2 of the Exchangeable Share Provisions.

11.2	Ministerial Amendments

Notwithstanding the provisions of Section 11.1, the parties to this Agreement may in writing, at any time and from time to time, without the approval of the Beneficiaries, amend or modify this Agreement for the purposes of

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(a)
adding to the covenants of any or all parties hereto for the protection of the Beneficiaries hereunder provided that the Board of Directors of each of ExchangeCo and Acquiror shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the Beneficiaries;

(b)
making such amendments or modifications not inconsistent with this Agreement as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the Board of Directors of each of Acquiror and ExchangeCo and in the opinion of the Trustee, having in mind the best interests of the Beneficiaries it may be expedient to make, provided that such Boards of Directors and the Trustee, acting on the advice of counsel, shall be of the opinion that such amendments and modifications will not be prejudicial to the interests of the Beneficiaries; or

(c)
making such changes or corrections which are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the Trustee, acting on the advice of counsel, and the Board of Directors of each of Acquiror and ExchangeCo shall be of the opinion that such changes or corrections will not be prejudicial to the rights and interests of the Beneficiaries.

11.3	Meeting to Consider Amendments

ExchangeCo, at the request of Acquiror, shall call a meeting or meetings of the Beneficiaries for the purpose of considering any proposed amendment or modification requiring approval pursuant hereto.  Any such meeting or meetings shall be called and held in accordance with the by-laws of ExchangeCo, the Exchangeable Share Provisions and all applicable laws; provided that any such meeting shall only be called for a bona fide business purpose and not for the principle purpose of causing a Redemption Date (as defined in the Exchangeable Share Provisions) to occur or transpire.

11.4	Changes in Capital of Acquiror and ExchangeCo

At all times after the occurrence of any event contemplated pursuant to Sections 2.7 or 2.8 of the Support Agreement or otherwise, as a result of which either Acquiror Shares or the Exchangeable Shares or both are in any way changed, this Agreement shall forthwith be deemed amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which Acquiror Shares or the Exchangeable Shares or both are so changed.

11.5	Execution of Supplemental Trust Agreements

No amendment to or modification or waiver of any of the provisions of this Agreement otherwise permitted hereunder shall be effective unless made in writing and signed by all of the parties hereto.  From time to time ExchangeCo, Acquiror and the Trustee may, subject to the provisions of these presents, and they shall, when so directed by these presents, execute and deliver by their proper officers, trust agreements or other instruments supplemental hereto, which thereafter shall form part hereof, for any one or more of the following purposes:

(a)
evidencing the succession of Acquiror Successors and the covenants of and obligations assumed by each such Acquiror Successor in accordance with the provisions of Article 10 and the successors of any successor trustee in accordance with the provisions of Article 9;

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(b)
making any additions to, deletions from or alterations of the provisions of this Agreement or the Voting Rights, the Exchange Right or the Automatic Exchange Rights which, in the opinion of the Trustee, will not be prejudicial to the interests of the Beneficiaries or are, in the opinion of counsel to the Trustee, necessary or advisable in order to incorporate, reflect or comply with any legislation the provisions of which apply to Acquiror, ExchangeCo, the Trustee or this Agreement; and

(c)
for any other purposes not inconsistent with the provisions of this Agreement, including to make or evidence any amendment or modification to this Agreement as contemplated hereby, provided that, in the opinion of the Trustee, the rights of the Trustee and Beneficiaries will not be prejudiced thereby.

ARTICLE 12
TERMINATION

12.1	Term

The Trust created by this Agreement shall continue until the earliest to occur of the following events:

(a)	no outstanding Exchangeable Shares are held by a Beneficiary;

(b)	each of Acquiror and ExchangeCo elects in writing to terminate the Trust and such termination is approved by the Beneficiaries in accordance with Section 10.2 of the Exchangeable Share Provisions; and

(c)
21 years after the death of the last survivor of the descendants of His Majesty King George VI of Canada and the United Kingdom of Great Britain and Northern Ireland living on the date of the creation of the Trust.

12.2	Survival of Agreement

This Agreement shall survive any termination of the Trust and shall continue until there are no Exchangeable Shares outstanding held by a Beneficiary; provided, however, that the provisions of Article 7 and Article 8 shall survive any such termination of this Agreement.

ARTICLE 13
GENERAL

13.1	Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

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13.2	Assignment

No party hereto may assign this Agreement or any of its rights, interests or obligations under this Agreement (whether by operation of law or otherwise) except that ExchangeCo may assign in its sole discretion, any or all of its rights, interests and obligations hereunder to any wholly-owned subsidiary of Acquiror.

13.3	Binding Effect

Subject to Section 13.2, this Agreement and the Arrangement shall be binding upon, enure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns and to the benefit of the Beneficiaries.

13.4	Notices to Parties

All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, telecopied (which is confirmed) or dispatched (postage prepaid) to a nationally recognized overnight courier service with overnight delivery instructions, in each case addressed to the particular party at:

(a)
if to Acquiror or ExchangeCo, at:

c/o Magnum Hunter Resources Corporation
777 Post Oak Blvd, Suite 650
Houston, Texas 77056
Attention:                   Paul M. Johnston
                                     Senior Vice President and General Counsel
Facsimile Number:     (832) 369-6992

(b)	if to the Trustee, at:

[●] Trust Company
[●]
[●]
Attention:                    [●]

Facsimile Number:      [●]

or at such other address of which any party may, from time to time, advise the other parties by notice in writing given in accordance with the foregoing.

13.5	Notice to Beneficiaries

Any and all notices to be given and any documents to be sent to any Beneficiaries may be given or sent to the address of such Beneficiary shown on the register of holders of Exchangeable Shares in any manner permitted by the by-laws of ExchangeCo from time to time in force in respect of notices to shareholders and shall be deemed to be received (if given or sent in such manner) at the time specified in such by-laws, the provisions of which by-laws shall apply mutatis mutandis to notices or documents as aforesaid sent to such Beneficiaries.

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13.6	Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

13.7	Governing Laws; Consent to Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of Alberta.  Each party hereby irrevocably attorns to the jurisdiction of the courts of Alberta in respect of all matters arising under or in relation to this Agreement.

13.8	United States Tax Characterization

The parties hereto recognize and intend that, for United States federal income tax purposes, the status of the Trust will be as determined by Acquiror, and no party shall take any position on any tax return or otherwise that is inconsistent with such treatment.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed as of the date first above written.

MAGNUM HUNTER RESOURCES CORPORATION By: __________________________________________ Name: Title:
MHR EXCHANGECO CORPORATION By: __________________________________________ Name: Title:
[●] TRUST COMPANY By: __________________________________________ Name: Title: By: __________________________________________ Name: Title:

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EXHIBIT E

Form of Company U.S. Oil and Gas Interest Schedule

[Intentionally Omitted]